Exhibit 10.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE

IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS

PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT

ARE INDICATED BY [***].

LIMITED LIABILITY COMPANY AGREEMENT

of

OSW PROJECT LLC

Dated as of October 22, 2024

THE SECURITIES (MEMBERSHIP INTERESTS) REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY SECURITIES OR BLUE SKY LAWS OF ANY STATE OR JURISDICTION. THEREFORE, THE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNTIL A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR THE APPLICABLE STATE SECURITIES OR BLUE SKY LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD TO THE PROPOSED TRANSFER OR, IN THE OPINION OF LEGAL COUNSEL ACCEPTABLE TO THE COMPANY, REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT OR BLUE SKY LAWS IS NOT REQUIRED IN CONNECTION WITH THE PROPOSED TRANSFER.

i

Article V DISTRIBUTIONS		51
5.1	Application of Distributable Cash	51
5.2	Limitation	51
5.3	Withholding	53
5.4	PTC Transfer Distributions	53
5.5	[***]	53
5.6	Contribution Agreement Setoff	53
5.7	Ratemaking Authority Adjustments	53

Article VI MANAGEMENT		54

6.1	Board of Directors	54
6.2	Reserved Matters	57
6.3	Fundamental Reserved Matters	57
6.4	Good Faith Reliance	58
6.5	Liabilities and Duties of Directors	58
6.6	Delegation of Authority; Employees	58
6.7	Construction Budget and Construction Plan	59
6.8	Annual Operating Budgets	59
6.9	Affiliate Contracts	61
6.10	Notice of Breaches of Applicable Law	62
6.11	Credit Support	62
6.12	Insurance	63
6.13	Separateness	64
6.14	Consultation Matters	64
6.15	Partner Member Non-Recoverable Costs	64
6.16	Affiliate Aggregation for Governance Matters	64
6.17	Portsmouth Marine Terminal Transaction	64

Article VII RIGHTS AND RESPONSIBILITIES OF MEMBERS		65

7.1	General	65
7.2	Member Voting Rights	65
7.3	Liabilities and Duties of Members	66
7.4	Withdrawal	67

7.5	Member Compensation	67
7.6	Other Ventures	68
7.7	Covenants of the Members	68
7.8	Confidential Information	69
7.9	Suspended Member	72

Article VIII ADMINISTRATIVE AND TAX MATTERS		72

8.1	Intent for Income Tax Purposes	72
8.2	Books and Records; Company Procedure	73
8.3	Information Rights	73
8.4	Reports	74
8.5	Financing Support	76
8.6	Tax Elections	77
8.7	Partnership Representative and Company Tax Filings	77
8.8	Legend	81
8.9	Cooperation	81
8.10	PTC Transfers	82
8.11	Regulatory Filings	83
8.12	VSCC Order Cooperation	84
8.13	Public Utility Holding Company Act	85

Article IX TRANSFERS OF INTERESTS		85

9.1	Transfers and Encumbrances of Membership Interests	85
9.2	Transfers to Permitted Transferees	87
9.3	Right of First Offer	87
9.4	Approved Sale	89
9.5	Tag Along Rights	91
9.6	Admission of New Members	93

Article X DISSOLUTION, LIQUIDATION AND TERMINATION		93

10.1	Dissolution	93
10.2	Liquidation and Termination	94
10.3	Deficit Capital Accounts	95
10.4	Termination	96

Article XI INDEMNIFICATION		96

11.1	Indemnification by the Company	96
11.2	Indemnification by the Members	96
11.3	Indemnification Procedures	96
11.4	Certain Other Matters	98
11.5	Advancement of Expenses	99
11.6	No Duplication	100

Article XII DISPUTE RESOLUTION		100

12.1	Disputes	100
12.2	Negotiation to Resolve Disputes	100
12.3	Governing Law; Venue	100
12.4	Disputes with Respect to Fair Market Value	100
12.5	Member Engagement and Consultation Process	102
12.6	Mandatory Arbitration Process	103

Article XIII GENERAL PROVISIONS		104

13.1	Notices	104
13.2	Counterparts	105
13.3	Severability	105
13.4	Entire Agreement	106
13.5	Effect of Waiver or Consent	106
13.6	Amendment or Modification	106
13.7	Binding Effect	106
13.8	Further Assurances	106
13.9	Limitation on Liability	107
13.10	Third Party Beneficiaries	107
13.11	Waiver of Partition	107
13.12	Non-Party Affiliate Liability	107
13.13	Disclaimer of Agency	108
13.14	Expenses	108
13.15	Legal Representation	108
13.16	Authorization of Actions	109

EXHIBITS AND SCHEDULES

Exhibit A	Members; Percentage Interests; Directors
Exhibit B	Prohibited Competitors
Exhibit C	DRO Cap
Exhibit D	Project Management Agreement
Exhibit E	Billing Services Agreement
Exhibit F	North Carolina Revenue Contract
Exhibit G	REC Purchase and Sale Agreement

Schedule 3.2	Capital Call Funding Percentages and Per Unit Prices
Schedule 6.2	Reserved Matters
Schedule 6.3	Fundamental Reserved Matters
Schedule 6.11	Existing Credit Support
Schedule 6.12	Insurance
Schedule 6.14	Consultation Matters
Schedule 8.11	Regulatory Filings

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LIMITED LIABILITY COMPANY AGREEMENT

OF

OSW PROJECT LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of OSW Project LLC (the “Company”), dated as of October 22, 2024 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by and between the Members (as defined below) set forth on Exhibit A hereto or that become Members in accordance with this Agreement after the Effective Date.

RECITALS

WHEREAS, the Company was formed under the laws of the Commonwealth of Virginia by the filing of the Articles of Organization with the Commission on March 8, 2024 (the “Articles”);

WHEREAS, upon receipt of all required consents and approvals of Commission and the NCUC, prior to or on the Effective Date, the Dominion Member became the sole member and owner of one hundred percent (100%) of the Membership Interests in the Company (the “Issued Interest”);

WHEREAS, on or about the Effective Date, pursuant to that certain Equity Capital Contribution Agreement, dated as of February 21, 2024, by and between the Dominion Member and the Partner Member (as amended, supplemented or otherwise modified from time to time, the “Contribution Agreement”), the Dominion Member and the Partner Member will contribute the Contributed Assets (as defined in the Contribution Agreement) and the Closing Cash Contribution (as defined in the Contribution Agreement), respectively, to the Company in connection with the pursuit of the Company Business;

WHEREAS, the Issued Interest shall become the Class A Membership Interest and the Dominion Member shall own one hundred percent (100%) of the Class A Units in the Company;

WHEREAS, in exchange for the Closing Cash Contribution, the Company shall issue one hundred percent (100%) of the Class B Units in the Company to the Partner Member; and

WHEREAS, each of the Members agrees to adopt this Agreement with respect to various matters relating to the Company.

NOW, THEREFORE, in consideration of the premises and the mutual undertakings contained herein and other good and valid consideration the receipt of which is hereby acknowledged by each party hereto, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. The following capitalized terms, as and when used in this Agreement, shall have the following meanings:

“704(b) Book Value” means, with respect to any Asset of the Company, such Asset’s adjusted basis for U.S. federal income Tax purposes, except as follows:

(i) The initial 704(b) Book Value of any Asset contributed, or deemed contributed, by a Member to the Company shall be the gross Fair Market Value of such Asset as of the date of such contribution, or, if applicable, as determined pursuant to Section 2.5.5 (and in accordance with the Allocation (as defined in the Contribution Agreement)) of the Contribution Agreement;

(ii) The 704(b) Book Value of all Assets of the Company shall be adjusted to equal their respective gross Fair Market Values, or if applicable, as determined pursuant to Section 2.5.5 (and in accordance with the Allocation (as defined in the Contribution Agreement)) of the Contribution Agreement, in connection with (A) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1); (D) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a non-compensatory option in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); or (E) any other event to the extent reasonably determined by the Board to be permitted and necessary to properly reflect 704(b) Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (ii)(A), (ii)(B) and (ii)(D) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company (if any non-compensatory options are outstanding upon the occurrence of an event described in clauses (ii)(A) through (ii)(E) above, the Company shall adjust the 704(b) Book Value of its properties in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2));

(iii) The 704(b) Book Value of any Asset distributed to any Member shall be the gross Fair Market Value of such Asset on the date of distribution (taking Section 7701(g) of the Code into account);

(iv) The 704(b) Book Value of all Assets of the Company shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Sections 734(b) or 743(b) of the Code (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) (consistent with clause (vi) of the definition of “Profits” and “Losses” and Section 4.3(g)); provided, however, that the 704(b) Book Value of Assets of the Company shall not be adjusted pursuant to this clause (iv) to the extent that the Board reasonably determines an adjustment pursuant to clause (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv); and

(v) If the 704(b) Book Value of an Asset has been determined or adjusted pursuant to clauses (i), (ii) or (iv) of this definition, such 704(b) Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Asset for purposes of computing Profits and Losses.

“AAA” has the meaning set forth in Section 12.6(a).

“Acceptable Terms and Conditions” means such Transfer or exercise of the Call Right shall (i) include representations and warranties (which shall be customary in form) from the Member making the Transfer only with respect to (A) such Member’s existence and power and authority to enter into and consummate the sale of its Membership Interests, (B) such Member’s valid title and ownership of its Membership Interests free and clear of all Encumbrances (excluding those arising under applicable securities Laws or this Agreement), (C) the receipt or completion of any required Governmental Approval, and (D) the absence of any broker’s, finder’s, or financial advisor’s fee or commission payable by such Member in connection with such Transfer that would be payable by the other Members, the Company, or any of their respective Affiliates, (ii) not contain any financing contingency or financing condition or any material conditions (except with respect to obtaining any Governmental Approval), (iii) not contain any non-compete, non-solicit, or similar restrictive covenants, and (iv) not contain any other material terms, provided, however, that notwithstanding the foregoing clause (iv), with respect to a ROFO Offer Notice, Acceptable Terms and Conditions may contain other material terms that would not reasonably be expected to make the aggregate consideration payable to the Transferring Member less than one hundred percent (100%) of the Offer Price.

“Acceptance Notice” has the meaning set forth in Section 9.3(c)(ii).

“Act” means the Virginia Limited Liability Company Act, § 13.1-1000, et seq., as amended from time to time, and any successor to such Act.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Capital Account established and maintained for such Member, as the same is specially computed as of the end of each Taxable Year after giving effect to the following adjustments:

(i) Credit to such Member’s Capital Account any amounts which such Member is obligated to restore (pursuant to Section 10.3, another provision of this Agreement or otherwise) or deemed obligated to restore pursuant to the penultimate sentences in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Member’s Capital Account any items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently with such Treasury Regulations.

“Affiliate” means, for purposes of this Agreement, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person; provided that for purposes of this Agreement, (x) none of the Company or any of its Subsidiaries shall be deemed to be an Affiliate of any Member and (y) no Member shall be deemed to be an Affiliate of any other Member solely by virtue of their respective ownership interests in, or Control, of the Company or any of its Subsidiaries. Notwithstanding the foregoing, any Stonepeak Portfolio Company and any investment fund affiliated with, managed or Controlled by Partner Sponsor shall not be considered an Affiliate of the Partner Member (provided, that (x) any such Persons which are Controlled by Partner Sponsor will be Affiliates of the Partner Member for purposes of: the definition of “Affiliate Contract”, the definition of “Conflicted Member”, the definition of “Partner Member”, the definition of “Permitted Transferees”, the “Prohibited Competitor”, the definition of “Prohibited Transferee”, the definition of “Third Party”, the definition of “Threshold Interest”, Section 3.4 (Call Right), Section 6.1 (Board of Directors), Section 6.3 (Fundamental Reserved Matters), Section 6.9 (Affiliate Contracts), Section 6.13 (Separateness), Section 6.16 (Affiliate Aggregation for Governance Matters), Section 7.3(b) (Liabilities and Duties of Members), Section 7.6 (Other Ventures), Section 7.8 (Confidentiality), Section 8.7(b) (Tax Returns), Section 8.10 (PTC Transfers), Section 9.4 (Approved Sale), Article XI (Indemnification), Section 13.9 (Limitation on Liability), Section 13.12 (Non-Party Affiliate Liability) and Section 13.14 (Expenses), and (y) each Partner Member Affiliate shall be considered an Affiliate of the Partner Member).

“Affiliate Contracts” means the Key Affiliate Contracts and any other Contract between the Company or any of its Subsidiaries, on the one hand, and any Member or any of its Affiliates (the “Affiliate Counterparty”), on the other hand.

“Affiliate Counterparty” has the meaning set forth in the definition of “Affiliate Contracts”.

“Agreement” means this Limited Liability Company Agreement, as amended, supplemented or restated from time to time pursuant to the provisions hereof.

“Aggregate Tiered Capital Contributions” means, as of the date of determination, an amount equal to (i) the aggregate amount funded to the Company by the Members (including any amounts loaned or advanced to the Company by the Members, but excluding any Dominion Member Supplemental Funding) less (ii) the aggregate amount funded to the Company by the Members (including any amounts loaned or advanced to the Company by the Members, but excluding any Dominion Member Supplemental Funding) for Excluded Expenditures.

“Ancillary Agreements” means (i) the Project Management Agreement, (ii) the Billing Services Agreement, (iii) the North Carolina Revenue Contract and (iv) the REC Purchase and Sale Agreement, in the case of each of the foregoing clauses (i) through (iv), in substantially the form attached hereto as Exhibit D, E, F and G respectively.

“Ancillary Competitor” [***].

“Annual Construction Budget Update” has the meaning set forth in Section 12.5(a)(i).

“Annual Operating Budget” means the then-current annual operating budget of the Company for any given Fiscal Year, which sets forth anticipated operating revenues (broken down by sources of revenue, including component PJM market revenues and customer bill collections), anticipated expenditures by cost category including operating and maintenance expenses, reasonable allowance for contingencies and other extraordinary expenditures, reasonable reserves, anticipated or actual financing costs and expenses, any other anticipated costs and expenses in connection with the ownership, operation and maintenance of the Project in accordance with the Annual Operating Plan and including a projected operating budget covering the immediately following Fiscal Year and then one (1) Fiscal Year thereafter (the “Future Fiscal Year”), in each case, as approved pursuant to Section 6.8. For the avoidance of doubt, the Future Fiscal Year is included for information purposes only.

“Annual Operating Plan” means the then-current annual operating plan of the Company for any given Fiscal Year, which sets forth activities related to the ownership, operation and maintenance of the Project, and including a projected operating plan, covering the Fiscal Year to which the Annual Operating Plan relates, in each case as approved pursuant to Section 6.8.

“Applicable Law” means, with respect to any Person, any federal, state, local or municipal law (including statutory or common law), including any treaty, constitution, statute, ordinance, rule, order, judgment, writ, decree, regulation, standard, code, requirement or other directive which is legally binding and has been enacted, issued or promulgated by any Governmental Authority, in each case, applicable to and binding upon such Person or any of its property, or to which such Person or any of its property is subject.

“Applicable Law Exception” means actions that are reasonable to comply with Applicable Law (including an order or any other legally binding requirement or directive of a Governmental Authority) and in accordance with the Prudent Operator Standard and in the best interests of the Project, in each case, as initially determined by the Board or VEPCO (with respect to Section 8.11) but subject to the Mandatory Arbitration Process.

“Appointed Director” has the meaning set forth in Section 6.1(b).

“Approved Budget” means the Construction Budget, the Annual Operating Budget and any Rollover Budget (until such time as an Annual Operating Budget has been approved in accordance with Section 6.8(d) to replace such Rollover Budget) and any amendments thereto, in each case approved in accordance with this Agreement, with respect to the period of time covered thereby. For the avoidance of doubt, subject to the other terms of this Agreement, an Approved Budget shall not restrict the Board’s discretion to cause the Company to (i) incur any expenditure funded by a Dominion Member Supplemental Funding or (ii) make any decision, take any action or incur any expenditure except as expressly restricted in this Agreement.

“Approved Sale” has the meaning set forth in Section 9.4(a).

“Articles” has the meaning set forth in the recitals.

“Assets” means, with respect to any Person, all right, title and interest of such Person in all assets, rights and properties of any kind, nature, character and description (whether real, personal or mixed, tangible or intangible, and wherever situated), including the goodwill related thereto, all land, properties, buildings, improvements, fixtures, foundations, contracts, equipment, systems, books and records, proprietary rights, intellectual property, rights under or pursuant to all warranties, representations and guarantees, cash, accounts receivable, deposits, prepaid expenses and all interests in the real property held by such Person.

“Authorized Persons” has the meaning set forth in Section 6.6.

“Bankruptcy” or “Bankrupt” as to any Person means the filing of a petition for relief as to any such Person as debtor or bankrupt under the Bankruptcy Code or like provision of law (except if such petition is contested by such Person and has been dismissed within sixty (60) days); insolvency of such Person as finally determined by a court proceeding; filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of its Assets; commencement of any proceedings relating to such Person under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, either by such Person or by another, provided, that, if such proceeding is commenced by another, such Person indicates its approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within sixty (60) days.

“Bankruptcy Code” means any and all sections and chapters of Title 11 of the United States Code.

“Billing Services Agreement” means that certain Billing Services Agreement by and between the Company and the Dominion Member, dated as of the Effective Date.

“Blocker Corporation” means a special purpose Person that is classified as a corporation for U.S. federal income Tax purposes that directly or indirectly owns Units.

“Board” has the meaning set forth in Section 6.1.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banks are authorized or required by Applicable Law to be closed in Richmond, Virginia or New York, New York.

“Call Consummation Period” has the meaning set forth in Section 3.4.

“Call Notice” has the meaning set forth in Section 3.4.

“Call Right” has the meaning set forth in Section 3.4.

“Capital Account” means the capital account established and maintained for a Member pursuant to Section 4.1.

“Capital Call” means either a Mandatory Capital Call or a Non-Mandatory Capital Call.

“Capital Contribution” means, with respect to any Member, the total amount of any cash, and the initial 704(b) Book Value of any other property (net of liabilities secured by such property that the Company is considered to assume or take subject to under Section 752 of the Code) that such Member directly or indirectly has contributed, or is deemed to have contributed, to the Company pursuant to the Contribution Agreement or Article III with respect to its Membership Interest, but subject to Sections 2.4, 2.6 and 8.8 of the Contribution Agreement (which sections provide for certain adjustments to the Closing Cash Contribution and deem made certain Capital Contributions of the Dominion Member). Any reference in this Agreement to the Capital Contribution of a Member shall include the Capital Contributions of its predecessor in interest.

“Capital Request Funding Date” has the meaning set forth in Section 3.2(a)(vi).

“Capital Request Notice” has the meaning set forth in Section 3.2(a).

“Change of Control” means an event whereby (i) the Dominion Member ceases to be VEPCO or, directly or indirectly, Controlled by VEPCO, (ii) the Partner Member ceases to be, directly or indirectly, Controlled by Partner Sponsor and (iii) in the case of any other Member, such Member ceases to be Controlled by the Person that, at the time of such Member’s admission to the Company, Controlled such Member (and such Person had no other Person that Controlled such Person); provided, however, the following shall not constitute a Change of Control: (x) any of the transactions contemplated by Section 9.1(e) and (y) any bona fide tax equity financing transaction with respect to, directly or indirectly, the Project.

“Claim” means any claim, suit, demand, lawsuit, arbitration, notice of violation, proceeding, litigation, action or cause of action of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Class A Member” means a Member that holds Class A Units, in such Person’s capacity as such. Initially, the only “Class A Member” is the Dominion Member.

“Class A Membership Interest” means, with respect to any Class A Member, (i) that Class A Member’s status as a Class A Member, (ii) that Class A Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company with respect to Class A Units, (iii) all other rights, benefits and privileges enjoyed by that Class A Member (under the Act, this Agreement, or otherwise) in its capacity as a Class A Member, including that Class A Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company, to the extent provided in this Agreement, and (iv) all obligations, duties and liabilities imposed on that Class A Member (under the Act, this Agreement or otherwise) in its capacity as a Class A Member, including any obligations to make a Capital Call.

“Class A Units” means Units representing Class A Membership Interests in the Company having the rights, preferences and designations provided for Class A Units herein.

“Class B Member” means a Member that holds Class B Units, in such Person’s capacity as such. Initially, the only “Class B Member” is the Partner Member.

“Class B Membership Interest” means, with respect to any Class B Member, (i) that Class B Member’s status as a Class B Member, (ii) that Class B Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company with respect to Class B Units, (iii) all other rights, benefits and privileges enjoyed by that Class B Member (under the Act, this Agreement, or otherwise) in its capacity as a Class B Member, including that Class B Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company, to the extent provided in this Agreement, and (iv) all obligations, duties and liabilities imposed on that Class B Member (under the Act, this Agreement or otherwise) in its capacity as a Class B Member, including any obligations to make a Capital Call.

“Class B Units” means Units representing Class B Membership Interests in the Company having the rights, preferences and designations provided for Class B Units herein.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Assignment” means, with respect to any Member, the pledge or grant of any Encumbrance in all or any portion of such Member’s Membership Interests or Units, in each case whether directly or indirectly, to a Third Party financial institution or lender in connection with a bona fide financing (or to a Third Party financial institution or lender in connection with one or more bona fide refinancings, renewals or replacements thereof).

“Commercial Operation” means the achievement of all of the following: (i) Unit Final Completion (as such term is defined in the Turbine Supply Agreement) for all of the WTGs forming part of the Project, (ii) the Project has been mechanically completed and electrically completed, in each case, in all material respects, (iii) the Project has been tested and commissioned, (iv) the Project been interconnected to, and synchronized with, the electrical grid and is capable of delivering electrical power on a continuous basis and (v) “final acceptance” has occurred under each of the Material Construction and Procurement Agreements.

“Commission” means the Virginia State Corporation Commission.

“Company” has the meaning set forth in the preamble.

“Company Business” means the business of developing, constructing, owning, operating, maintaining and decommissioning the Project.

“Company Credit Support” has the meaning set forth in Section 6.11(a).

“Company Minimum Gain” has the meaning given the term “partnership minimum gain” set forth in Treasury Regulations Section 1.704-2(b)(2) and will be determined as provided in Treasury Regulations Section 1.704-2(d).

“Company Indemnified Party” has the meaning set forth in Section 11.1.

“Competitor” means any Person whose principal line of business is the development, construction, ownership and operation of power or natural gas infrastructure in the Commonwealth of Virginia that is state regulated for ratemaking purposes.

“Confidential Information” has the meaning set forth in Section 7.8(a).

“Conflicted Member” means, with respect to an Affiliate Contract, a Member that is (or has an Affiliate that is) the counterparty of the Company or any of its Subsidiaries under such Affiliate Contract.

“Construction Budget” means the then-current construction budget of the Company, including the Original Construction Budget, which sets forth the anticipated expenditures by cost category, reasonable allowance for contingencies and other extraordinary expenditures, reasonable reserves, anticipated or actual financing costs and expenses, any other anticipated costs and expenses in connection with the development, engineering, permitting, construction and commissioning of the Project in accordance with the Construction Plan, as the same may be updated from time-to-time in accordance with Section 6.7.

“Construction Cost Excess Recoverable Expenditures” means any costs and expenses with respect to the development, engineering, permitting, construction or commissioning of the Project (for the avoidance of doubt, other than Pre-COD O&M Expenditures) in excess of eleven billion three hundred million dollars ($11,300,000,000) that are Recoverable Expenditures.

“Construction Plan” means the then-current construction plan of the Company, including the Original Construction Plan, which sets forth activities in connection with the development, engineering, permitting, construction and commissioning of the Project, as the same may be updated from time-to-time in accordance with Section 6.7.

“Contract” means any legally binding contract, undertaking, understanding or agreement, including any purchase order, license, sublicense, commitment, warranty, guaranty, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage or other instrument or consensual obligation.

“Contributing Members” has the meaning set forth in Section 3.3(a).

“Contribution Agreement” has the meaning set forth in the recitals.

“Control”, “Controlled”, and “Controlling” means the possession, directly or indirectly, of the power or authority, through ownership of voting securities, by contract or otherwise, to direct or cause the direction of the management and policies of a Person.

“Corporate Opportunity” has the meaning set forth in Section 7.6(b).

“Corporate Ownership Structure” has the meaning set forth in Section 7.7.

“Credit Support Reimbursement” has the meaning set forth in Section 6.11(b).

“Damages” means any and all judgments, losses, expenses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, costs, charges, Taxes, obligations, demands, fees and interest (including court costs and reasonable and documented out-of-pocket fees of attorneys, accountants and other experts incurred in the investigation, defense or settlement thereof), but excluding any Non-Reimbursable Damages (other than to the extent awarded to any third party by a Governmental Authority against, and paid by, an Indemnified Party).

“Defaulting Member” means any Member who has failed to make a Mandatory Capital Call in accordance with Article III, subject to the terms and conditions therein (including any applicable cure period).

“De Minimis Affiliate Contract” means any Affiliate Contract (or series of related Affiliate Contracts) that (i) would reasonably be expected to result in expenditures by or revenues to the Company and its Subsidiaries of less than twenty-five million dollars ($25,000,000) in the aggregate and (ii) is on terms which taken as a whole and in light of the facts known at the time, are not less favorable in any material respect to the Company than Market Terms (taking into account the regulated utility nature of the Project); provided, however, that “De Minimis Affiliate Contract” shall not include any Key Affiliate Contract.

“De Minimis Affiliate Contract Amendment” means any ministerial amendment, modification or supplement to an Affiliate Contract (or series of related Affiliate Contracts); provided, however, “De Minimis Affiliate Contract Amendment” shall not include any amendment to the Billing Services Agreement or the North Carolina Revenue Contract (provided, further that, for the avoidance of doubt, any modification or amendment contemplated under Section 2.1, 2.2 or 2.5 of the North Carolina Revenue Contract shall be deemed an De Minimis Affiliate Contract Amendment).

“Depreciation” means, for each Taxable Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an Asset for such period, except that (i) if the 704(b) Book Value of any Asset differs from its adjusted basis for U.S. federal income Tax purposes at the beginning of such period and such difference is being eliminated by the use of the “remedial” method pursuant to

Treasury Regulations Section 1.704-3(d), Depreciation for such Taxable Year or other period shall be the amount of book basis recovered for such Taxable Year or other period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2) and (ii) otherwise, if the 704(b) Book Value of any Asset differs from its adjusted basis for U.S. federal income Tax purposes at the beginning of such period, Depreciation shall be an amount which bears the same ratio to such beginning 704(b) Book Value as the U.S. federal income Tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted Tax basis; provided, however, that if the adjusted basis for federal income Tax purposes of an Asset at the beginning of such year is zero (0), Depreciation shall be determined with reference to such beginning 704(b) Book Value using any method reasonably selected by the Board.

“Dilution Unit Price” means [***] per Unit.

“Directing Member” has the meaning set forth in Section 8.10(a).

“Director” has the meaning set forth in Section 6.1.

“Dispute” has the meaning set forth in Section 12.1.

“Disputing Member” has the meaning set forth in Section 12.1.

“Disqualified Person” means (i) the United States, any state or political subdivision thereof, any territory or possession of the United States, or any agency or instrumentality of any of the foregoing, or any Indian tribal government described in Section 7701(a)(40) of the Code; (ii) any organization that is exempt from tax imposed by the Code (including any former tax-exempt organization within the meaning of Section 168(h)(2)(E) of the Code); (iii) any Person that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (other than an entity that, for U.S. federal income Tax purposes, is disregarded as separate from a United States person); (iv) an organization that is exempt from tax imposed by chapter 1 of the Code; (v) an entity that, for U.S. federal income Tax purposes, is either disregarded as separate from its owner or a partnership, in which a Person described in clause (i), (ii), (iii) or (iv) above owns a beneficial interest unless such entity holds its interest in the Company, or the Person described in clause (i), (ii), (iii) or (iv) above holds its beneficial interest in such entity, through an entity taxable as a C corporation for U.S. federal income Tax purposes other than a C corporation that is a “tax-exempt controlled entity” under Section 168(h)(6)(F) of the Code; and (vi) any “tax-exempt controlled entity” under Section 168(h)(6)(F) of the Code; provided, however, that any such Person shall not be considered a Disqualified Person to the extent that (A) the exception under Section 168(h)(1)(D) of the Code applies with respect to the income from the Company for that Person, (B) the Person is described within clause (iii) of this definition, and the exception under Section 168(h)(2)(B)(i) of the Code applies with respect to the income from the Company for that Person or (C) such Person avoids being a “tax-exempt controlled entity” under Code Section 168(h)(6)(F) by making an election under Section 168(h)(6)(F)(ii) of the Code. A Person shall cease to be a Disqualified Person if (x) such Person ceases to be a “tax-exempt entity” within the meaning of Section 168(h)(2) of the Code or any successor provision thereto, by virtue of a change in such section or provision of the Code; or (y) such Person ceases to be a “tax-exempt controlled entity” within the meaning of Section 168(h)(6)(F) of the Code or any successor provision thereto, by virtue of a change in such section or provision of the Code.

“Distributable Cash” means, as of the end of each Quarterly Period, the excess of (a) all cash and cash equivalents on hand at the Company and its Subsidiaries (excluding for the avoidance of doubt, any cash from any Capital Contribution, Unfunded Amount Loan, Necessary Expenditure Loan or Dominion Member Supplemental Funding but including any Re-Funded Emergency Expenditures) less (b) (x) prior to Project COD, the amount the Board reasonably determines to be required to be retained as a reserve for the reasonably foreseeable operating and maintenance expenditure needs of the Company and its Subsidiaries (including, for the avoidance of doubt, maintenance capital expenditures) based on the then-applicable Approved Budget for the period ending thirty (30) days following the end of such Quarterly Period or (y) following Project COD, the amount the Board reasonably determines to be required to be retained as a reserve for the reasonably foreseeable operating and maintenance expenditure needs of the Company and its Subsidiaries (including, for the avoidance of doubt, maintenance capital expenditures) based on the then-applicable Approved Budget for the period ending sixty (60) days following the end of such Quarterly Period less (c) the amount the Board reasonably determines to be required to be retained as a reserve for reasonably foreseeable Necessary Expenditures, which shall not exceed [***] (which amount shall be adjusted annually by the Index) less (d) prior to Project COD, the amount of any test power revenue accumulated to date.

“Dominion Directors” means those Directors appointed by the Dominion Member pursuant to Section 6.1(a).

“Dominion Discount Amount Intangible” means a deemed intangible asset of the Company with a tax basis (before amortization or depreciation (as applicable) pursuant to Section 4.6(e) of this Agreement) equal to the difference between the (x) tax basis of Eligible Project Costs (as defined in the Contribution Agreement), over (y) (i) all amounts contributed to the capital of the Company by the Partner Member under the Contribution Agreement (for the avoidance of doubt, taking into account Sections 2.4, 2.6 and 8.8 therein), divided by (ii) 0.5. This definition of Dominion Discount Amount Intangible is intended to reflect any initial Section 704(c)(1)(C) basis adjustment pursuant to Proposed Treasury Regulations Section 1.704-3(f)(2)(iii), and shall be applied consistent with such intent.

“Dominion Member” means (i) VEPCO in its capacity as a Member or (ii) any Affiliate of VEPCO that becomes a Member in accordance with the terms of this Agreement.

“Dominion Member Credit Support” has the meaning set forth in Section 6.11(a).

“Dominion Member Group” means the Dominion Member, any Affiliate of the Dominion Member and each of their respective former, current or future Affiliates, officers, directors, employees, partners, members, managers, agents, advisors, successors or permitted assigns.

“Dominion Member Supplemental Funding” shall have the meaning set forth in Section 3.2(b).

“Drag Members” shall have the meaning set forth in Section 9.4(a).

“DRO Cap” means, with respect to a Member, the amount set forth in Exhibit C as such Member’s DRO Cap.

“DRO Notice” has the meaning set forth in Section 10.3.

“ECCA Indemnified Party” has the meaning set forth in Section 5.6.

“ECCA Indemnifying Party” has the meaning set forth in Section 5.6.

“Effective Date” has the meaning set forth in the preamble.

“Emergency Expenditure” means any costs and expenses reasonably determined by the Board to be required to be incurred in order to respond to an Emergency Situation or to avoid an Emergency Situation in a manner that is consistent with the Prudent Operator Standard.

“Emergency Situation” means any situation that requires immediate action to prevent or mitigate an immediate and material threat to property or the environment or the safety of persons, including any condition, occurrence or situation requiring prompt implementation of emergency procedures.

“Encumbering Member” has the meaning set forth in Section 9.1(e).

“Encumbrance” means any lien, mortgage, deed of trust, charge, pledge, security interest or voting trust or transfer restriction under a stockholder or similar agreement.

“Energy Community Adder” means the increase in the PTC rate described in Section 45(b)(11) of the Code with respect to an “energy community” or such successor PTC principle.

“Enhanced Interest Tax Matters” means any Income Tax Return (or election, item or position reflected therein), income Tax proceeding, or income Tax controversy with a taxing authority (as the context requires) with respect to (i) any Taxable Year (or portion thereof) ending on or prior to the date upon which allocations are first made to the Members pursuant to Section 4.2(b)(ii) and (ii) thereafter only as could reasonably be expected to materially, disproportionately and adversely affect any income Tax item or position with respect to any Member as compared to any other Member.

“Equity Commitment Letter” has the meaning set forth in the Contribution Agreement.

“Excluded Expenditures” has the meaning set forth in the definition of “Tiered Capital Call”.

“Existing Credit Support” has the meaning set forth in Section 6.11(a).

“Export Control Laws” means all Applicable Laws relating to export, reexport and transfer of items, technical data and technology, including, without limitation, the Export Administration Regulations (15 C.F.R. Parts 730-774), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the Arms Export Control Act (22 U.S.C. ch. 39), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130).

“Fair Market Value” means, with respect to any Asset, the price at which such Asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell, and both having reasonable knowledge of the relevant facts, as reasonably determined by the Board; provided that if there is a dispute with respect to Fair Market Value, such dispute shall be referred to an Independent Expert for resolution in accordance with Section 12.4.

“Fair Market Value Notice” has the meaning set forth in Section 3.8.

“Final Per Unit Price” has the meaning set forth in Section 3.8.

“First WTG Date” means the date on which the first WTG incorporated into the Project is reported as placed in service for U.S. federal income tax purposes as reflected in the applicable Tax Return of the Company.

“Fiscal Year” means the calendar year, except that (i) the initial Fiscal Year of the Company shall commence on the Effective Date and end on December 31 of the calendar year in which the Effective Date occurs, (ii) the final Fiscal Year of the Company shall end on the date on which the Company is terminated, and (iii) any portion of such periods, but solely to the extent such shorter period is necessary, and permissible, to allocate Profits, Losses, and other items of Company income, gain, loss, deduction, or credit pursuant to Article V as determined by the Partnership Representative.

“Funding Percentage” means with respect to any Capital Call, the applicable funding percentage applicable to a Member as set forth on Schedule 3.2.

“Fundamental Reserved Matter” has the meaning set forth in Section 6.3.

“Fundamental Reserved Matter Member Approval” has the meaning set forth in Section 6.3.

“Future Fiscal Year” has the meaning set forth in the definition of “Annual Operating Budget”.

“GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“Governmental Approval” means all permits, authorizations, rights, filings, submissions, tariffs, rates, plans, licenses, approvals, consents, waivers, exemptions, variances, franchises, registrations, orders, judgments, decrees, certifications and other authorizations of any Governmental Authority.

“Governmental Authority” means any (i) national, state, county, municipal or other local government (whether domestic or foreign) and any political subdivision thereof, (ii) any court or administrative tribunal, (iii) any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction (including any zoning authority), or (iv) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, including PJM.

“Head Bareboat Charter” means that certain Bareboat Charter Agreement Hull No. B-212 t/b/n Charbydis by and between BA Leasing BSC, LLC, as Shipowner, and Blue Ocean Marine, LLC, as Charterer, dated as of December 11, 2020, as amended by that certain first amendment dated as of December 22, 2022 and that certain second amendment dated as of June 21, 2023, as joined in by Dominion Energy, Inc. as Guarantor.

“Income Tax Return” has the meaning set forth in Section 8.7(b)(i).

“Incremental PTCs” has the meaning set forth in Section 5.5.

“Indebtedness” of any Person means: (i) all obligations of such Person for borrowed money or with respect to deposits, overdrafts or advances with respect thereto, whether or not contingent, and any accrued and unpaid interest on, fees owed, any prepayment or similar charges with respect thereto; (ii) all obligations of such Person evidenced by bonds, debentures, notes, mortgages, deeds of trust or similar instruments and any accrued and unpaid interest on, fees owed, any prepayment or similar charges with respect thereto; (iii) any obligation with respect to any commodity, hedging or derivative, swap, forward sale, collar, cap or similar contracts (including any tracking account), including with respect to interest rates, currencies, commodities, energy, capacity, ancillary services or renewable energy credits; (iv) any obligations, contingent or otherwise, under or with respect to acceptance credit, letters of credit or similar facilities; (v) any finance lease obligations required to be capitalized under GAAP; and (vi) all obligations of such Person guaranteeing any obligation set forth in the foregoing clauses (i)-(v); provided, however, the term “Indebtedness” shall not include any obligations with respect to (a) the North Carolina Revenue Contract, (b) any Unfunded Amount Loans, (c) any Necessary Expenditure Loans, (d) any Company Credit Support, (e) any Dominion Member Credit Support, (f) the Project Management Agreement, (g) the REC Purchase and Sale Agreement,(h) any Indebtedness set forth on Schedule 5.15.2 of the Contribution Agreement or (i) any agreement for the sale of capacity or ancillary services by and between Company and the Dominion Member, entered into in accordance with Section 6.9(a).

“Independent Expert” means a nationally-recognized valuation or consulting firm as is reasonably acceptable to the Members; provided that if the initial Independent Expert is unable or unwilling to accept the appointment provided hereunder and the Members are unable to agree on a replacement within ten (10) Business Days after written notice from the initial Independent Expert that it is unable or unwilling to accept such appointment, any Member may request the American Arbitration Association sitting in the state of Delaware to appoint a nationally-recognized valuation or consulting firm to act as the Independent Expert, and such appointment will be conclusive and binding on the Members.

“Indemnified Party” has the meaning set forth in Section 11.3(a).

“Indemnifying Party” has the meaning set forth in Section 11.3(a).

“Index” means a factor representing the change since the immediately preceding Index adjustment (or in the case of the first Index adjustment, since the Effective Date) in the Producer Price Index, Group: Industrial Commodities, Item: Industrial Commodities, Not Seasonally Adjusted, Series ID: WPUO3thru15, Base Date: 198200, Bureau of Labor Statistics or any successor index thereof, or if such index is discontinued or unavailable and is not replaced, then another index published by the United States Department of Labor, Bureau of Labor Statistics as determined by the Board acting reasonably.

“Initial Annual Operating Budget” has the meaning set forth in Section 6.8(a).

“Initial Annual Operating Plan” has the meaning set forth in Section 6.8(a).

“Initial Period” means the period commencing on the Effective Date and continuing until the tenth (10th) anniversary of the date on which the last WTG is placed in service for U.S. federal income Tax purposes.

“IRR” means, with respect to the Class B Units, (i) for purposes of Section 3.4(b), an unlevered, after-Tax internal rate of return and, (ii) for purposes of Section 9.4(a), an unlevered, pre-Tax internal rate of return, in each case, on the Capital Contributions made in respect of such Class B Units, computed using the Microsoft Excel XIRR function; provided, that if the XIRR function in Microsoft Excel is no longer available, IRR shall be calculated using another software program determined by mutual agreement of the Members.

“IRS” means the United States Internal Revenue Service.

“Issued Interest” has the meaning set forth in the recitals.

“ITC” means the investment tax credit described in Section 48 of the Code.

“Key Affiliate Contracts” means (i) the Project Management Agreement, (ii) the Billing Services Agreement and (iii) North Carolina Revenue Contract.

“Liquidating Event” has the meaning set forth in Section 10.1(a).

“Loaning Member” has the meaning set forth in Section 3.5.

“Loan Paydown Contribution” has the meaning set forth in Section 3.3(b).

“Lockout Period” has the meaning set forth in Section 9.1(a).

“Majority Non-Conflicted Members” means the Non-Conflicted Members collectively holding a majority of the Membership Interests held by all Non-Conflicted Members.

“Mandatory Arbitration Matter” has the meaning set forth in Section 12.5(c).

“Mandatory Arbitration Process” has the meaning set forth in Section 12.5(c).

“Mandatory Call Right Expiration Date” has the meaning set forth in Section 3.4(a).

“Mandatory Capital Call” has the meaning set forth in Section 3.2(a).

“Mandatory Capital Call Condition” means that the Board reasonably determines that the Company requires additional funds to fund (a) expenditures in accordance with the aggregate Construction Budget, or (b) amounts contemplated to be a Mandatory Capital Call under Section 6.11(b), which in each case, if funded by the Partner Member, would not (together with any outstanding Mandatory Capital Calls which will be funded by the Partner Member) result in the Partner Member having provided aggregate funds to the Company in excess of $5,635,000,000.

“Mandatory Contribution Loan” means a loan to the Company from the Contributing Member for all or a portion of the Unfunded Amount with respect to a Mandatory Capital Call (other than any Mandatory Excess Capital Call) that shall (i) bear interest at an interest rate equal to (A) the Prime Rate plus (B) one hundred (100) basis points per annum pro-rated for any period less than one (1) year, and (ii) be represented by a Note.

“Mandatory Excess Capital Call” means any Mandatory Capital Call that, together with all previously Capital Calls funded by the Partner Member, would result in requests for the Partner Member to fund amounts in excess of $5,390,000,000.

“Mandatory Funding Default Call Trigger” has the meaning set forth in the definition of “Partner Member Call Trigger”.

“Market Terms” means those terms and conditions generally used in contracts for the development, construction, ownership, management, operation and maintenance of offshore wind projects in the United States.

“Material Construction and Procurement Agreements” means the Contracts set forth on Schedule 1.1(c) of the Contribution Agreement.

“Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party (a) other than an Affiliate Contract, pursuant to which the Company or any of its Subsidiaries would reasonably be expected to spend or receive more than (i) prior to Project COD, $50,000,000, or (ii) after Project COD, $25,000,000, in each case, over the life of the Contract, (b) constituting a material revenue contract, vessel contract, interconnection or transmission agreement, offshore land lease, or any Material Construction and Procurement Agreement, (c) that requires any Member (other than the Dominion Member) to provide additional credit support in respect of the Company or any of its Subsidiaries or (d) that contains (i) non-compete or exclusivity covenants of the Company or any of its Subsidiaries (or any of its Members) that limits, restricts or purports to limit or restrict the manner in which, the timing of, or the locations in which the Company or any of its Subsidiaries (or any of its Members) may conduct its business or (ii) any “most favored nation” or similar provision. Notwithstanding anything to the contrary under this definition, “Material Contract” shall include any Contract entered into by the Project Manager under the Project Management Agreement as a “Project Contract” thereunder that would constitute a “Material Contract” if entered into by the Company.

“Material Contract Action” has the meaning set forth on Schedule 6.2.

“McGuireWoods” has the meaning set forth in Section 13.15.

“MEC Dispute Matter” has the meaning set forth in Section 12.5(a).

“MEC Dispute Notice Period” has the meaning set forth in Section 12.5(b).

“MEC Matter Notice” has the meaning set forth in Section 12.5(b).

“MEC Process” has the meaning set forth in Section 12.5(b).

“Member” and “Members” means any Person set forth on Exhibit A or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member of the Company.

“Member Financing” has the meaning set forth in Section 8.5.

“Member Financing Project Related Protections” has the meaning set forth in Section 8.5.

“Member Indemnified Party” has the meaning set forth in Section 11.2.

“Member Indemnitees” has the meaning set forth in Section 11.4(d).

“Member Indemnitors” has the meaning set forth in Section 11.4(d).

“Member Nonrecourse Debt” has the meaning given the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning given the term “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i)(2), and will be computed as provided in Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning given the term “partner nonrecourse deductions” in Treasury Regulations Section 1.704-2(i)(2).

“Membership Interest” as to any Member means the entire limited liability company interest and rights of that Member in the Company, including, without limitation, its right to a share of the profits, losses, deductions and credits of the Company and its right to a distributive share of the Assets of the Company in accordance with the provisions hereof.

“NCUC” means the North Carolina Utilities Commission.

“Necessary Expenditure Capital Contribution” has the meaning set forth in Section 3.5.

“Necessary Expenditure Loan” has the meaning set forth in Section 3.5.

“Necessary Expenditures” means any Emergency Expenditures or Required by Law Expenditures.

“Non-Conflicted Member” means, with respect to an Affiliate Contract, any Member (together with its Affiliates) that (a) holds a Percentage Interest of at least ten percent (10%) and (b) is not the Affiliate Counterparty.

“Non-Contributing Member” has the meaning set forth in Section 3.3(a).

“Non-Disputing Member” has the meaning set forth in Section 3.8.

“Non-Income Tax Return” has the meaning set forth in Section 8.7(b)(ii).

“Non-Loaning Member” has the meaning set forth in Section 3.5.

“Non-Mandatory Capital Call” has the meaning set forth in Section 3.2(a).

“Non-Mandatory Capital Call Condition” means that the Board reasonably determines that the Company requires additional funds to fund (a) expenditures in accordance with the aggregate Construction Budget (which in the aggregate do not exceed 140% of the aggregate Original Construction Budget); (b) expenditures in accordance with any aggregate Annual Operating Budget (plus any Permitted Overruns); (c) any Necessary Expenditures; (d) any Recoverable Expenditures; or (e) amounts contemplated to be a Non-Mandatory Capital Call under Section 6.11(b).

“Non-Mandatory Contribution Loan” means a loan to the Company from the Contributing Member for all or a portion of the Unfunded Amount with respect to a Non-Mandatory Capital Call or a Mandatory Excess Capital Call, that shall [***] and (ii) be represented by a Note.

“Non-Mandatory Funding Default Call Trigger” has the meaning set forth in the definition of “Partner Member Call Trigger”.

“Non-Party Affiliates” has the meaning set forth in Section 13.12.

“Non-Recoverable Basket Amount” means an amount equal to [***] (provided that, commencing in 2025, such [***] threshold shall be adjusted annually by the Index).

“Non-Recurring Non-Recoverable Costs” means non-recurring (i.e., one time) operating expenditures and maintenance capital expenditures that are not Recoverable Expenditures.

“Non-Reimbursable Damages” has the meaning set forth in Section 13.9.

“Non-Transferring Member” means a Member other than the Transferring Member.

“Nonrecourse Deductions” has the meaning given such term in Treasury Regulations Sections 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning given such term in Treasury Regulations Section 1.704-2(b)(3).

“North Carolina Revenue Contract” has the meaning given such term in the Contribution Agreement.

“Note” means a promissory note evidencing either an Unfunded Amount Loan or a Necessary Expenditure Loan, which shall not include any material terms other than those expressly contemplated by this Agreement.

“Offer Price” has the meaning set forth in Section 9.3(c)(i).

“Original Annual Operating Budget” means, (i) with respect to any Fiscal Year prior to Project COD, the operating and maintenance budget delivered by the Dominion Member to the Partner Member on March 25, 2024 applicable to such Fiscal Year, and (ii) with respect to any Fiscal Year after Project COD, the Annual Operating Budget for such Fiscal Year first approved in accordance with Section 6.8(b) (for the avoidance of doubt, without taking into account any amendments to such Annual Operating Budget approved in accordance with Section 6.8(c)).

“Original Construction Budget” has the meaning set forth in Section 6.7(a).

“Original Construction Plan” has the meaning set forth in Section 6.7(a).

“Original Per Unit Price” has the meaning set forth in Section 3.8.

“Participation Notice” has the meaning set forth in Section 9.5(c).

“Participation Offer” has the meaning set forth in Section 9.5(a).

“Partner” means Dunedin Member LLC, a Delaware limited liability company.

“Partner Entities” means any limited partnerships, general partnerships, investment trusts, investment companies or other investment funds or managed accounts (including, in each case, any alternative investment vehicles, co-investment vehicles, parallel funds or feeder funds thereof or related thereto), in each case, that are, directly or indirectly, advised, managed or Controlled by Partner Sponsor.

“Partner Member” means (i) Partner in its capacity as a Member or (ii) any of Partner’s Affiliates that becomes a Member in accordance with the terms of this Agreement.

“Partner Member Affiliate” means (i) Stonepeak GRF Fund for so long as it owns a direct or indirect equity interest in the Partner Member (or any assignee or successor of Stonepeak GRF Fund that (x) is an Affiliate of and is Controlled by Partner Sponsor and (y) owns a direct or indirect equity interest in the Partner Member), (ii) any Permitted ECL Transferee for so long as it owns a direct or indirect equity interest in the Partner Member (or any assignee or successor of any Permitted ECL Transferee that (x) is an Affiliate of and is Controlled by Partner Sponsor and (y) owns a direct or indirect equity interest in the Partner Member) and (iii) each of the Subsidiaries and Persons Controlled by the Persons described in clause (i) or (ii) (excluding, in each case, any Stonepeak Portfolio Companies thereof, unless any such Stonepeak Portfolio Company owns a direct or indirect equity interest in Partner Member or the Company).

“Partner Member Call Trigger” means (i) the Partner Member having failed to fund Mandatory Capital Calls [***] that the Partner Member was obligated to fund in accordance with Section 3.2 (without taking into account any Mandatory Capital Calls the Partner Member failed to fund in respect of any previous Partner Member Call Trigger for which the Mandatory Call Right Expiration Date has occurred), and such failure to fund remaining unfunded by the Partner Member for sixty (60) days after the latest applicable Capital Request Funding Date (a “Mandatory Funding Default Call Trigger”) or (ii) the [***] and, as of such time, the Partner Member has failed to fund any Tiered Capital Call as of the thirty (30) day anniversary of the applicable Capital Request Funding Date (a “Non-Mandatory Funding Default Call Trigger”) (it being acknowledged and agreed that the Non-Mandatory Funding Default Call Trigger may only occur on one occasion).

“Partner Member Directors” means those Directors appointed by the Partner Member pursuant to Section 6.1(a).

“Partner Member Non-Recoverable Costs” means costs and expenses incurred by the Project Manager pursuant to the Project Management Agreement that purely benefit the Partner Member or its Affiliates that are not Recoverable Expenditures.

“Partner Sponsor” means Stonepeak GP Investors Holdings Manager LLC, a Delaware limited partnership, or any successor Controlling Person of the investment funds and vehicles Controlled thereby.

“Partnership Representative” has the meaning set forth in Section 8.7(a)(i).

“Per Unit Price” means the applicable price per Unit with respect to each Unit to be issued to a Member in exchange for the making of Capital Contributions by such Member pursuant to a Capital Call, as determined in accordance with Schedule 3.2.

“Per Unit Price Dispute Resolution Date” has the meaning set forth in Section 3.8.

“Per Unit Price Disputing Member” has the meaning set forth in Section 3.8.

“Permitted ECL Transferee” has the meaning set forth in the Contribution Agreement.

“Percentage Interest” means, in respect of any Member, such Member’s relative ownership in the Membership Interests, expressed as a percentage, which shall be deemed to be equal to the number of Units that such Member owns divided by the total number of Units (including Class A Units and Class B Units) then outstanding.

“Permitted Encumbrances” means (i) Encumbrances created pursuant to this Agreement or any Governmental Approval to which the Company is subject, (ii) real property easements, rights of way, zoning ordinances and any similar encumbrances, which do not materially impair the current use, occupancy or value of the real property subject thereto, (iii) deposits or pledges to secure statutory obligations relating to worker’s compensation and/or unemployment insurance or other social security legislation, (iv) Encumbrances for Taxes (A) not yet due and payable or (B) if due and payable, which are being contested in good faith by appropriate proceedings, in each case, for which adequate cash reserves have been established in accordance with GAAP, (v) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s or other similar liens, to the extent payable or the subject of a good faith contest through appropriate proceedings and for which adequate cash reserves have been established in accordance with GAAP, (vi) deposits held in connection with bids, tenders, trade contracts, leases or other similar agreements incurred in good faith and in the ordinary course of business or (g) deposits or pledges to secure regulatory or statutory obligations, appeal bonds.

“Permitted Overruns” means, with respect to the then-current Annual Operating Budget, an amount equal to the sum of (i) (A) [***] of the aggregate amount of Recurring Non-Recoverable Costs included in the prior Fiscal Year’s Annual Operating Budget (or, with respect to (x) the Initial Annual Operating Budget with respect to Fiscal Year 2024, [***] of the aggregate amount of Recurring Non-Recoverable Costs included in the Initial Annual Operating Budget attributable to Fiscal Year 2024, (y) the Initial Annual Operating Budget with respect to Fiscal Year 2025, [***] of the aggregate amount of Recurring Non-Recoverable Costs included in the Initial Annual Operating Budget attributable to Fiscal Year 2025, or (z) the Annual Operating Budget for Fiscal Year 2026, [***] of the aggregate amount of such expenditures included in the Initial Annual Operating Budget for the full

Fiscal Year 2025 (including any portion of such year which precedes the Effective Date) (without, in each case, taking into account any Recurring Non-Recoverable Costs included in such prior Fiscal Year’s Annual Operating Budget, the approval of which Recurring Non-Recoverable Costs would have required Reserved Matter Member Approval if the Unused Non-Recoverable Basket Amount had been $0, unless all of the Members holding at least a Threshold Interest as of the date of such budget approval approved such Recurring Non-Recoverable Costs), less (B) the aggregate amount of Recurring Non-Recoverable Costs included in the then-current Annual Operating Budget plus (ii) the Non-Recoverable Basket Amount less (C) the aggregate amount of Non-Recurring Non-Recoverable Costs included in the then-current Annual Operating Budget. For the avoidance of doubt, in no event shall the amount in clause (i) or clause (ii) be less than zero dollars ($0).

“Permitted Transferees” means a Member or an Affiliate of a Member.

“Person” means any individual, partnership, joint venture, company, corporation, limited liability company, limited duration company, limited life company, association, trust or other entity or organization, including any Governmental Authority.

“PJM” means PJM Interconnection, L.L.C., or any successor regional transmission organization thereto.

“Portsmouth Marine Terminal Transaction” means the sale, transfer, assignment, lease or other disposition of the Portsmouth Lease or any rights or interests thereunder.

“Portsmouth Lease” means that certain Deed of Lease, dated August 17, 2021, by and between Virginia Port Authority and the Dominion Member, as amended.

“Pre-COD O&M Expenditures” means costs and expenses of the Company (including reimbursement obligations, including under the Project Management Agreement) contemplated by any aggregate Annual Operating Budget (plus any Permitted Overruns) applicable to any period prior to Project COD.

“Prime Rate” means for any day, the rate of interest per annum published from time to time by The Wall Street Journal as the “prime rate”.

“Profits” and “Losses” means, for each Taxable Year or other period, an amount equal to the Company’s taxable income or loss for such Taxable Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) Any income of the Company that is exempt from U.S. federal income Tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be added to such taxable income or loss (including, for the avoidance of doubt, any tax-exempt income resulting from a PTC Transfer that is not otherwise specially allocated in accordance with Section 4.7(e));

(ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

(iii) In the event the 704(b) Book Value of any Company Asset is adjusted pursuant to clauses (ii) or (iii) in the definition of “704(b) Book Value”, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the 704(b) Book Value of the Asset) or loss (if the adjustment decreases the 704(b) Book Value of the Asset) from the disposition of such Asset for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for U.S. federal income Tax purposes shall be computed by reference to the 704(b) Book Value of the property disposed of, notwithstanding that the adjusted Tax basis of such property differs from its 704(b) Book Value;

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Taxable Year or other period as determined in accordance with the definition of Depreciation; and

(vi) To the extent an adjustment to the adjusted Tax basis of any Company Asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases such basis) from the disposition of such Asset and shall be taken into account for purposes of computing Profits or Losses.

Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Sections 4.3, 4.4, 4.5, 4.7 and 4.8 hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 4.3, 4.4, 4.5, 4.7 and 4.8 hereof shall be determined by applying rules analogous to those set forth in paragraphs (i) through (vi) above.

“Prohibited Competitor” means:

[***].

“Prohibited Transfer” means any Transfer of Membership Interests (or, solely with respect to clause (v) below, indirect transfer (including by operation of law) of Membership Interests or of the equity interests in the Member) that would:

(i) violate Applicable Law;

(ii) require the Company to register as an “investment company” under the Investment Company Act of 1940, as amended;

(iii) cause the Company to be classified as a corporation for U.S. federal income Tax purposes, including by being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code;

(iv) otherwise constitute a Transfer of Membership Interests to a Prohibited Transferee; or

(v) otherwise constitute an indirect transfer (including by operation of law) of Membership Interests or of the equity interests in the Member to a Person that is a Prohibited Competitor.

“Prohibited Transferee” means [***].

“Project” means that certain approximately 2,600-megawatt offshore wind power generation facility located approximately twenty-seven (27) miles from Virginia Beach, Virginia, including related offshore and onshore infrastructure up to but not beyond the point of interconnection at the Harpers Road Switching Station, and excluding, for the avoidance of doubt, the twelve (12)-megawatt offshore wind project consisting of two (2) six (6)-megawatt wind turbines developed by the Dominion Member as part of the Coastal Virginia Offshore Wind Pilot Program.

“Project COD” means the date on which the Project achieves Commercial Operation.

“Project Management Agreement” means that certain Project Management Agreement between VEPCO and the Company dated as of the Effective Date, or any successor agreement entered into in accordance with this Agreement.

“Project Manager” means VEPCO, in its capacity as “Project Manager” under the Project Management Agreement, or any successor “Project Manager” under the Project Management Agreement.

“Proposed Offer Price” has the meaning set forth in Section 9.3(c)(i).

“Proposed ROFO Offer Notice” has the meaning set forth in Section 9.3(c)(i).

“Protected Dominion Member Communications” has the meaning set forth in Section 13.15.

“Prudent Operator Standard” means, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should have reasonably been known at the time a decision was made, those practices, standards, designs, methods, means, techniques, equipment and acts that would be required for a Person to perform its duties in good faith and as a reasonably prudent developer, construction manager, general contractor or operator (as applicable) of offshore wind projects in the United States, taking into account the regulated utility nature of the Project. The Prudent Operator Standard is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices and methods as generally practiced by developers, construction managers, general contractors or operators of offshore wind projects in the United States, taking into account the regulated utility nature of the Project.

“PTC” means the production tax credit described in Section 45 of the Code.

“PTC Period” means the period commencing on the Effective Date and continuing until the date that is ten and one-half (10.5) years after the date on which the last WTG is placed in service for U.S. federal income Tax purposes.

“PTC Ratemaking Shortfall” has the meaning set forth in Section 5.5.

“PTC Ratemaking Shortfall Amount” has the meaning set forth in Section 5.5.

“PTC Tag-Along Member” has the meaning set forth in Section 8.10(a).

“PTC Tag-Along Option” has the meaning set forth in Section 8.10(a).

“PTC Transfer” has the meaning set forth in Section 8.10(a).

“PTC Transfer Costs” has the meaning set forth in Section 8.10(b).

“PTC Transfer Election” has the meaning set forth in Section 8.10(a).

“PTC Transfer Legal Requirements” has the meaning set forth in Section 8.10(a).

“PTC Transferee” has the meaning set forth in Section 8.10(a).

“PTC Transferring Member” has the meaning set forth in Section 8.10(a).

“Public Utility Holding Company Act” means the Public Utility Holding Company Act of 2005, and the rules and regulations adopted thereunder.

“Punch List Costs” has the meaning set forth in the definition of “Tiered Capital Call”; provided, however, that such term shall also include all costs and expenses associated with the transfer, assignment or conveyance of any Project Assets or Project Contracts from the Project Manager to the Company following Project COD pursuant to the Project Management Agreement to the extent such Project Assets or Project Contracts were acquired or entered into prior to Project COD.

“Push-Out Election” has the meaning set forth in Section 8.7(a)(iv).

“Quarterly Period” means any three (3) month period ending each of March 31, June 30, September 30, and December 31.

“Ratemaking Authority” means the Commission, the NCUC, or any other applicable Governmental Authority with cost recovery authority with respect to the Project.

“Re-Funded Emergency Expenditures” has the meaning set forth in Schedule 6.2.

“REC Purchase and Sale Agreement” means that certain Renewable Energy Certificates Purchase and Sale Agreement between VEPCO and the Company dated as of the Effective Date, or any successor agreement entered into in accordance with this Agreement.

“Recoverable Expenditure” means any costs and expenses of the Company or VEPCO (on behalf of the Company or in its capacity as Project Manager) to construct, own, and operate the Project, including related interconnection and transmission facilities, that have been approved, or are reasonably expected by the Board, in accordance with the Prudent Operator Standard, to be approved, for cost recovery by the Commission, the NCUC or any other applicable Governmental Authority with cost recovery authority with respect to the Project.

“Recurring Non-Recoverable Costs” means recurring (i.e., non-one time) operating and maintenance capital expenditures that are not Recoverable Expenditures but shall expressly exclude any Unused Non-Recoverable Basket Amount.

“Regulatory Allocations” has the meaning set forth in Section 4.4.

“Related Party Standard” has the meaning set forth in Section 6.9(b).

“Related Party Matter” means any of the following actions with respect to an Affiliate Contract (other than a De Minimis Affiliate Contract): (i) exercising remedies or enforcing rights by the Company or any of its Subsidiaries after declaring material breach by the Affiliate Counterparty under such Affiliate Contract, (ii) defending claims brought against the Company or any of its Subsidiaries by the Affiliate Counterparty under such Affiliate Contract, (iii) bringing a claim in respect of material breach under such Affiliate Contract by the Company or any of its Subsidiaries against the Affiliate Counterparty, (iv) resolving any material disputes or submitting a dispute for arbitration under such Affiliate Contract between the Company or any of its Subsidiaries and the Affiliate Counterparty, and (v) exercising any audit, inspection, information or termination rights by the Company or its Subsidiaries under such Affiliate Contract.

“Related Party Matter Dispute” has the meaning set forth in Section 6.9(b).

“Related Person” means any Person who is considered for U.S. federal income Tax purposes to be purchasing electricity generated by the Project and (i) who is related for purposes of application of the loss disallowance rules of Section 267(a) or Section 707(b)(1) of the Code, or (ii) who is related (within the meaning of Section 45(e)(4) of the Code) to the Company but excluding any Person that so purchases electricity generated by the Project to the extent such Person resells the electricity to another Person who is not related to the Company within the meaning of Section 45(e)(4) of the Code; provided, however, that, for the avoidance of doubt, (A) a Related Person under this clause (ii) shall not include any Person (or Person related to such Person) whose sole purchases of electricity generated by the Project are retail purchases from a Person other than the Company, and (B) if a Person who otherwise would be considered a Related Person under this clause (ii) sells electricity generated by the Project to a different Related Person, the seller Person shall not be considered a Related Person under this clause (ii) to the extent that purchaser Related Person resells such electricity. Clause (ii) of this definition is intended to comply with Section 4 of IRS Notice 2008-60, I.R.B. 2008-30 (June 25, 2008) and shall be interpreted consistent with that provision.

“Representatives” has the meaning set forth in Section 7.8(a).

“Requested Tag Seller Percentage” has the meaning set forth in Section 9.5(b).

“Required by Law Expenditures” means any costs and expenses that are not Recoverable Expenditures and that are reasonable to comply with any change in Applicable Law or with any order or any other legally binding requirement or directive of a Governmental Authority issued following February 21, 2024 and any legally binding regulatory requirement or change thereto, in each case in accordance with the Prudent Operator Standard and in the best interests of the Project, as initially determined by the Board but subject to the Mandatory Arbitration Process.

“Reserved Matter” has the meaning set forth in Section 6.2.

“Reserved Matter Member Approval” has the meaning set forth in Section 6.2.

“Review Year” has the meaning set forth in Section 8.7(a)(iv).

“Rider OSW” means the rate adjustment clause designated as “Rider Offshore Wind” as approved by the Commission for the recovery of costs incurred to construct, own, and operate the offshore wind facilities and related interconnection and transmission facilities that compose the Project.

“Rider OSW Revenue Requirement” the revenue requirement for Rider OSW approved by the Commission.

“ROFO Buyer” has the meaning set forth in Section 9.3(c)(ii).

“ROFO Floor Price” has the meaning set forth in Section 9.3(d).

“ROFO Notice Period” has the meaning set forth in Section 9.3(c)(i).

“ROFO Offer Notice” has the meaning set forth in Section 9.3(c)(i).

“Rollover Budget” has the meaning set forth in Section 6.8(d).

“Sale Period” has the meaning set forth in Section 9.3(d).

“Sanctions and Trade Control Laws” means all Applicable Laws of any jurisdiction applicable to the Dominion Member or its Subsidiaries from time to time concerning or relating to (a) U.S. and applicable international economic and trade sanctions and embargoes, including any sanctions or sanctions-related legal measures administered and enforced by the U.S. Department of State and the U.S. Department of the Treasury (including the Office of Foreign Assets Control), (b) controls on exportation, including regulations administered by the U.S. Department of Commerce, the U.S. Department of State or the Bureau of Customs and Border Protection of the U.S. Department of Homeland Security, (c) antiboycott requirements, including regulations administered by the U.S. Department of Commerce and U.S. Department of the Treasury, (d) customs and import controls, including regulations administered by U.S. Customs and Border Protection and (e) similar sanctions, export and import controls, and antiboycott Applicable Laws administered or enforced by the United Nations Security Council, the European Union, His Majesty’s Treasury and any other relevant Governmental Authority.

“Securities Act” means the Securities Act of 1933 or any successor statute, as amended from time to time.

“Short-Term Investments” means (i) any direct obligations of, or obligations which are guaranteed by, the United States, or any agency, authority or instrumentality thereof, (ii) certificates of deposit, time deposits, demand deposits and bankers’ acceptances of banks or trust companies, (iii) mutual funds that invest primarily in one or more of the foregoing, and (iv) money market funds.

“State Regulatory Approval” has the meaning set forth in the Contribution Agreement.

“Stonepeak GRF Fund” means Stonepeak Global Renewables Fund (Delaware III) LP, a Delaware limited partnership.

“Stonepeak Portfolio Company” has the meaning set forth in the Contribution Agreement.

“Subject Membership Interests” has the meaning set forth in Section 9.3(a).

“Subsidiary” means, with respect to any Person, any corporation fifty percent (50%) or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such Person, directly or indirectly through one or more Subsidiaries, and any other Person, including a joint venture, a general or limited partnership or a limited liability company, in which such Person, directly or indirectly through one or more Subsidiaries, at the time owns at least fifty percent (50%) or more of the ownership interests entitled to vote in the election of managing partners, managers or trustees thereof (or other Persons performing such functions) or acts as the general partner, managing member, trustee (or Persons performing similar functions) of such other Person.

“Syndication Discount” means the extent to which the gross proceeds payable pursuant to a PTC Transfer (i.e., before application of PTC Transfer Costs) with respect to such PTCs by a PTC Transferee (when expressed as a ratio for each $1.00 of PTC transferred in the PTC Transfer) is less than $1.00 per PTC transferred in the PTC Transfer.

“Tag-Along Right” has the meaning set forth in Section 9.5(a).

“Tag-Along Transferee” has the meaning set forth in Section 9.5(a).

“Tag Eligible Units” has the meaning set forth in Section 9.5(b).

“Tag Sale” has the meaning set forth in Section 9.5(a).

“Tag Seller” has the meaning set forth in Section 9.5(a).

“Target Capital Account Balance” means, with respect to a Member, for any Fiscal Year or other period, an amount equal to (i) the hypothetical distribution such Member would receive if all Company Assets, including money at the end of such period: (a) were sold for cash equal to their 704(b) Book Value (taking into account any adjustments to 704(b) Book Value for such period); (b) all liabilities allocable to such Assets were then due and were satisfied according to their terms; (c) all obligations of Members to contribute additional capital to the Company required by this Agreement were satisfied; and (d) all remaining proceeds from such sale were distributed to the Members in proportion to their respective Percentage Interests (subject to any adjustments to take into account amounts that are distributable under Article V other than in accordance with the Members’ respective Percentage Interests) minus (ii) such Member’s share of Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to such hypothetical sale.

“Tax” or “Taxes” means (i) all taxes, including all charges, fees, duties, imposts, levies or other assessments in the nature of a tax, now or hereafter imposed by a Governmental Authority, including U.S. federal, state or local or non-US net or gross income, gross receipts, sales, goods and services, use, ad valorem, business, transfer, franchise, license, withholding, payroll, employment, national insurance contributions, excise, severance, stamp, occupation, premium, production, personal property, real property, capital stock, profits, social security (or similar), unemployment, disability, registration, value added, estimated, alternative or add-on minimum taxes, together with any related interest, penalties, additions to tax or additional amounts imposed by any Governmental Authority; (ii) any liability for the payment of any amounts of the type described in clause (i) as the result of being a member of an affiliated, consolidated, combined or unitary group, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under applicable U.S. state or local or non-U.S. tax law for any period, or as a transferee or successor or otherwise by operation of law; and (iii) any liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clauses (i) or (ii).

“Tax Information” has the meaning set forth in Section 7.8(b).

“Tax Return” means any report, statement, form, return, claim for refund, schedule or other document or information filed or supplied or required to be filed or supplied to a Governmental Authority in connection with Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes, including any amendment or supplement thereto.

“Taxable Year” means the required taxable year of the Company for U.S. federal income Tax purposes, which is the Fiscal Year as of the Effective Date.

“Technical Data” has the meaning set forth in Section 7.8(a).

“Third Party” means a Person other than a Member or an Affiliate of a Member.

“Third Party Claim” means a Claim brought by a Third Party against an Indemnified Party.

“Threshold Interest” means a Percentage Interest of at least thirty percent (30%); provided, that, for purposes of determining whether a Member holds a Threshold Interest, the Percentage Interest held by a Member shall be aggregated with the Percentage Interest held by each of such Member’s Affiliates that are Members.

“Tiered Capital Call” means any Non-Mandatory Capital Call issued prior to Project COD (or after Project COD in respect of any uncompleted work with respect to development, engineering, permitting, construction or commissioning of the Project following Project COD (i.e., ‘punch list’ costs and expenses) (“Punch List Costs”)), except to the extent such Non-Mandatory Capital Call is for the purpose of funding (i) Pre-COD O&M Expenditures, (ii) Emergency Expenditures, (iii) [***] (iv) Construction Cost Excess Recoverable Expenditures, or (v) amounts paid in respect of any Credit Support Reimbursement contemplated under Section 6.11(b) to the extent such amounts would otherwise constitute expenditures of the type set forth in the foregoing clauses (i) through (iv) (the amounts collectively in clauses (i) through (v), “Excluded Expenditures”).

“Tiered Unit Price” means the applicable price per Unit with respect to each Unit to be issued to a Member in exchange for the making of Capital Contributions by such Member pursuant to a Tiered Capital Call, as determined in accordance with Schedule 3.2.

“Transaction” has the meaning set forth in Section 7.8(b).

“Transaction Documents” has the meaning set forth in the Contribution Agreement.

“Transfer” means, (i) a Change of Control or (ii) as to any Membership Interests or Units, a direct sale, assignment, transfer, conveyance, gift, exchange or lease. For the avoidance of doubt, a Collateral Assignment (including any enforcement of rights or remedies with respect thereto or transfer in lieu of foreclosure but excluding any subsequent transfer), any direct or indirect tax equity financing, or the transactions contemplated by Section 3.4, in each case, shall not be deemed to be a Transfer.

“Transferee” means a Person to which a Transfer is made.

“Transferring Member” means a Member who Transfers its Membership Interests, or any portion thereof, pursuant to the terms of this Agreement.

“Transferring Member Notice” has the meaning set forth in Section 9.3(b).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury (including proposed or temporary Regulations to the extent they may be relied upon by taxpayers), as such regulations may be amended from time to time.

“Turbine Supply Agreement” means that certain Offshore Wind Turbine Generator and Tower Supply, Installation and Commissioning Agreement, Purchase Order No. 70391856, by and between Virginia Electric and Power Company and Siemens Gamesa Renewable Energy, Inc., dated December 17, 2021, as may be amended from time to time.

“Unfunded Amount” has the meaning set forth in Section 3.3(a).

“Unfunded Amount Loan” means either a Non-Mandatory Contribution Loan or a Mandatory Contribution Loan.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the Commonwealth of Virginia.

“Units” means the units representing Membership Interests that have been and may be issued from time to time pursuant to the terms of this Agreement having the rights, preferences and designations provided for in this Agreement.

“Unused Non-Recoverable Basket Amount” means, if the aggregate amount of Non-Recurring Non-Recoverable Costs proposed in a draft Annual Operating Budget does not exceed the Non-Recoverable Basket Amount, the difference between the aggregate amount of such proposed Non-Recurring Non-Recoverable Costs and the Non-Recoverable Basket Amount. Notwithstanding the foregoing, with respect to any calendar year in which the Project Manager elects to apply the unused portion of the “Unused Non-Recoverable Basket Amount” for purposes of limiting an indemnity claim by the Company pursuant to the Project Management Agreement, then the “Unused Non-Recoverable Basket Amount” shall be deemed to be zero from and after such election for purposes of the calendar year in which such election occurs.

“VEPCO” means Virginia Electric and Power Company, a Virginia public service corporation.

“WTG” means each of the wind turbines (as further described in the Turbine Supply Agreement) forming part of the Project.

1.2 Other Definitional Provisions.

(a) Construction. Unless the context requires otherwise: (i) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (ii) words used or defined in the singular include the plural and vice versa; (iii) terms defined in this Agreement are used throughout this Agreement and in any Exhibits or Schedules hereto as so defined; (iv) headings and the rendering of text in bold and/or italics are for convenience and reference purposes only and do not affect the meaning or interpretation of this Agreement; and (v) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(b) References.

(i) References to Articles and Sections are intended to refer to Articles and Sections of this Agreement, and all references to Exhibits and Schedules are intended to refer to Exhibits and Schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes.

(ii) Any date specified for action that is not a Business Day shall mean the first Business Day after such date.

(iii) Except where a definition specifically refers to any Applicable Law as in effect as of the Effective Date or references to changes in Applicable Law, references to Applicable Laws refer to such Applicable Laws as they may be amended from time to time, and references to particular provisions of an Applicable Law include any corresponding provisions of any succeeding Applicable Law.

(iv) References to any agreement, contract or document shall mean such agreement, contract or document as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

(v) The words “herein”, “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement.

(vi) The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

(vii) References to money refer to legal currency of the United States of America.

(viii) Unless otherwise specified, all references contained in this Agreement or in any Exhibit or Schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States dollars.

(ix) Unless the context shall otherwise require, references to any Governmental Authority include references to any Person(s) succeeding to its functions and capacities.

(x) As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document shall control.

(xi) The terms “costs and expenses”, “costs or expenses” and “expenditures”, shall, in each instance, mean costs, expenses and expenditures.

(xii) References to any Person shall mean such Person as its name may change from time to time and shall include such Person’s successors and permitted assigns.

(c) This Agreement may be referred to elsewhere as the “Amended and Restated Liability Company Agreement of OSW Project LLC”, notwithstanding the fact that this Agreement is the initial limited liability company agreement of the Company.

ARTICLE II

THE COMPANY

2.1 Formation. The Company was formed as a Virginia limited liability company under the Act by the filing of the Articles on March 8, 2024 with the Commission pursuant to and in accordance with the Act. The rights and obligations of the Members shall be as provided in the Act, except as otherwise expressly provided herein. The Board shall from time to time execute or cause to be executed all such certificates, instruments and other documents, or cause to be done all such filings, as the Board may reasonably deem necessary or appropriate to operate, continue or terminate the Company as a limited liability company under the laws of the Commonwealth of Virginia and to qualify the Company to do business in such states where such qualification is necessary or desirable.

2.2 Name. The name of the Company is, and the business of the Company shall continue to be conducted under the name of, OSW Project LLC or such other name or names as the Board may designate from time to time. The Board shall take any action that it determines is required to comply with the Act, assumed name act, fictitious name act, or similar statute in effect in each jurisdiction or political subdivision in which the Company proposes to do business, and the Members agree to execute any documents requested by the Board in connection with any such action.

2.3 Principal Office. The Company shall maintain a principal office, which shall initially be located at the Dominion Member’s principal place of business, located at 120 Tredegar St., Richmond, VA 23219. The Board may change the principal office of the Company from time to time upon written notice to the Members.

2.4 Registered Office; Registered Agent. The name of the registered agent of the Company in the Commonwealth of Virginia is CT Corporation System. The address of the Company’s registered office in the Commonwealth of Virginia is 4701 Cox Rd. Ste. 285, Glen Allen, VA 23060-6808.

2.5 Purposes. The purpose of the Company is to conduct the Company Business and to perform any other activities and engage in any activities necessary or incidental to the Company Business that are permitted by the Act.

2.6 Term. The Company shall be perpetual unless earlier dissolved and terminated in accordance with this Agreement.

2.7 Title to Property. Title to the Assets of the Company, whether tangible or intangible, shall be held in the name of the Company as applicable, and no Member, individually, shall have title to or any interest in such property by reason of being a Member. Membership Interests of each Member shall be personal property for all purposes.

2.8 Units; Certificates of Membership Interest; Applicability of Article 8 of UCC.

(a) Units. The Membership Interest of each Member shall be divided into Units, which may be issued in one or more types, classes or series. Each type, class or series of Units shall have the privileges, preferences, duties, liabilities, obligations and rights, including voting rights, if any, set forth in this Agreement with respect to such type, class or series. As of the Effective Date, there shall be two (2) classes of Units, with such Units referred to herein as “Class A Units” and “Class B Units”. Exhibit A sets forth certain particulars concerning the Members and Units as of the Effective Date. The Board shall amend Exhibit A from time to time to reflect changes in the information set forth thereon.

(b) Class A Units. As of the Effective Date, the Issued Interest held by the Dominion Member shall become the Class A Membership Interest, represented by one hundred percent (100%) of the Class A Units.

(c) Class B Units. As of the Effective Date, the Company shall issue one hundred percent (100%) of the Class B Units to the Partner Member in exchange for the Partner Member’s contribution of the Closing Cash Contribution.

(d) Issuance of New Units. To the extent any Member makes a Capital Contribution after the Effective Date in accordance with this Agreement, the Board shall cause the Company to issue (i) in the case of the Dominion Member, the number of Class A Units in respect of such Capital Contributions and (ii) in the case of any Member other than the Dominion Member, the number of Class B Units in respect of such Capital Contributions, in each case at the Per Unit Price; provided, however, in no event will any Units be issued prior to the applicable Capital Request Funding Date.

ARTICLE III

CAPITAL CONTRIBUTIONS

3.1 Initial Capital Contributions of the Members.

(a) Pursuant to the Contribution Agreement, on the Effective Date, each Member made (or has been deemed to have made) an initial Capital Contribution to the Company. Each Member’s Capital Contributions and Capital Account balance as of the Effective Date is as set forth on Exhibit A, which has been prepared in accordance with Sections 2.4, 2.5, 2.6 and 8.8 of the Contribution Agreement. Any adjustments to the Closing Cash Contribution made after the Effective Date pursuant to Section 2.4, Section 2.6 or Section 8.8 of the Contribution Agreement shall result in a corresponding adjustment to (i) the amount of the initial Capital Contributions made (or deemed made) by the Members, (ii) the initial Capital Account balance of the Members, and (iii) the initial 704(b) Book Value of the Contributed Assets. For the avoidance of doubt, it is the intent of the Members that the initial Capital Contributions of the Partner Member and the Dominion Member made (or deemed made) and the initial Capital Account balances of the Partner Member and the Dominion Member be equal following the transactions contemplated by the Contribution Agreement, taking into account any adjustments to the Closing Cash Contribution made after the Effective Date pursuant to Section 2.4, Section 2.6 or Section 8.8 of the Contribution Agreement.

(b) In addition, following any adjustment to the Closing Cash Contribution made after the Effective Date pursuant to Section 2.4, Section 2.6 or Section 8.8 of the Contribution Agreement, the aggregate number of Class A Units held by the Dominion Member and the aggregate number of Class B Units held by the Partner Member shall be equitably adjusted to give effect to such adjustment such that the Dominion Member will hold an aggregate number of Class A Units, and the Partner Member will hold an aggregate number of Class B Units, equal to (x) (A) the resulting Closing Cash Contribution amount following such adjustment divided by (B) $100 plus, (y) with respect to the Dominion Member, the aggregate number of Class A Units issued to the Dominion Member after the Effective Date (other than in respect of the Closing Cash Contribution or any adjustment thereto following the Effective Date) and, with respect to the Partner Member, the aggregate number of Class B Units issued to the Partner Member after the Effective Date (other than in respect of the Closing Cash Contribution or any adjustment thereto following the Effective Date). The Board shall cause Exhibit A to be updated to reflect such adjustments and any corresponding changes to the Members’ Capital Account and Percentage Interests as a result thereof. Except as expressly provided in Section 3.2 or elsewhere in this Agreement, or with the prior written consent of all of the Members, no Member shall be required to make Capital Contributions to the Company.

3.2 Additional Capital Contributions.

(a) Capital Calls. The Board may request or require (in the case of a Mandatory Capital Call) each Member to make Capital Contributions if (i) additional funds are required for a Mandatory Capital Call Condition (each such capital call, a “Mandatory Capital Call”), or (ii) additional funds are required for a Non-Mandatory Capital Call Condition (each such capital call, a “Non-Mandatory Capital Call”); provided, that, notwithstanding the foregoing, the Board shall not issue a Mandatory Capital Call that, if funded by the Partner Member, would (together with any outstanding Mandatory Capital Calls) result in the Partner Member having provided aggregate funds to the Company in excess of $5,635,000,000, and following the time at which the Partner Member has provided aggregate funds to the Company equal to or in excess of such amount, the Board thereafter shall not issue any Mandatory Capital Call. Notwithstanding anything to the contrary contained herein, the Board shall not issue more than one Capital Call per calendar month. If the Board reasonably determines to make a Capital Call, it shall submit to the Members a written capital funding request notice (each such request, a “Capital Request Notice”), which Capital Request Notice shall set forth:

(i) whether such Capital Call is a Mandatory Capital Call or a Non-Mandatory Capital Call and in the case of a Non-Mandatory Capital Call, whether such Capital Call is a Tiered Capital Call, and a reasonable description of the basis of such determination;

(ii) the aggregate amount of Capital Contributions requested by, and the reason for, such Capital Call;

(iii) (A) in the case of a Mandatory Capital Call, the amount of Capital Contributions required to be funded by each Member in connection with such Capital Call or (B) in the case of a Non-Mandatory Capital Call (including any Non-Mandatory Capital Call that is a Tiered Capital Call), the amount each Member has the right, but not the obligation, to fund in accordance with this Agreement in connection with such Capital Call, in each case, which amount shall be equal to the applicable Funding Percentage with respect to such Member as set forth on Schedule 3.2 multiplied by the aggregate amount of such Capital Call;

(iv) wire transfer instructions specifying the Company account into which such Capital Call is to be funded;

(v) the Board’s determination of the applicable Per Unit Price with respect to each Member as set forth on Schedule 3.2 (including, if applicable in connection with the calculation of the Per Unit Price, the Fair Market Value of one (1) Unit as finally determined in accordance with Section 3.8(a)); and

(vi) the date on which such Capital Call shall be paid by the Members, which date shall not be earlier than twelve (12) Business Days after the applicable Capital Request Notice is delivered by the Board to each Member (the “Capital Request Funding Date”).

Notwithstanding anything to the contrary herein, with respect to any Non-Mandatory Capital Call, each Member shall have the right to fund any amount up to its applicable share as set forth in Schedule 3.2.

(b) Dominion Member Supplemental Funding. Notwithstanding anything to the contrary in this Agreement, the Board shall not be restricted from requesting the Dominion Member to fund, and the Dominion Member shall have, at all times, the right, but not the obligation, to fund, costs and expenses with respect to the Project (including by making a contribution) (a “Dominion Member Supplemental Funding”); provided, however, that in no event shall the Dominion Member receive any Units in exchange for such funding, nor shall such funding constitute a loan by the Dominion Member to the Company. Notwithstanding anything to the contrary in this Agreement, the Board shall not be restricted from making any decision, or causing the Company to take any action or incurring any expenditures, if the funding related thereto is a Dominion Member Supplemental Funding, except to the extent such decision, action or expenditure would constitute (A) a Fundamental Reserved Matter or (B) a Reserved Matter (other than Reserved Matters described in item 2, 4 (so long as such decision, action or expenditure would not require Reserved Matter Member Approval pursuant to clause (x) of such item 4 or result in a restriction on Transfer), 5 (so long as such decision, action or expenditure would not require Reserved Matter Member Approval pursuant to clause (x) of such item 4 or result in a restriction on Transfer) or 6 (so long such decision, action or expenditure would not require Reserved Matter Member Approval pursuant to clause (b) of such item 6) of Schedule 6.2); provided, in each case, that the Dominion Member shall retain any and all liabilities associated with any decision, action or incurrence of expenditures associated with any Dominion Member Supplemental Funding and shall indemnify and hold harmless the Company and the Member Indemnified Parties (other than the Dominion Member and its applicable Member Indemnified Parties) for any Damages arising from any such decision, action or incurrence of expenditures.

(c) Dominion Member Commitments. Under Section 8.6.9 of the Contribution Agreement or Section 11.1 of the Project Management Agreement, if the Dominion Member relies upon any limitation to its indemnification obligations by virtue of a commitment to fund certain Capital Contributions, the Dominion Member hereby commits to fund such Capital Contributions with respect to such liability when due by the Company and the Board shall make a Capital Call with respect thereto pursuant to this Agreement.

3.3 Failure to Fund a Capital Call.

(a) Unfunded Amount. Subject to Section 3.8, if a Member (the “Non-Contributing Member”) does not make, on or before the applicable Capital Request Funding Date, its entire share of a Capital Call, the Members who are not the Non-Contributing Member (such Members, the “Contributing Members”, and the unfunded amount, the “Unfunded Amount”) shall have the right, but not the obligation, to elect (which election shall be made by written notice to the Company and the other Members no later than ten (10) days following the Non-Contributing Member’s failure to fund the Capital Call by the applicable Capital Request Funding Date) to: (i) solely with the prior written consent of the Non-Contributing Member, contribute all or any portion of the Unfunded Amount as a Capital Contribution to the Company (which is addressed in Section 3.3(c) below); (ii) solely in the case of an Unfunded Amount in respect of a Mandatory Capital Call, contribute all or any portion of the Unfunded Amount as a Mandatory Contribution Loan to the Company; or (iii) solely in the case of an Unfunded Amount in respect of a Non-Mandatory Capital Call, contribute all or any portion of the Unfunded Amount as a Non-Mandatory Contribution Loan to the Company.

(b) Unfunded Amount Loan.

(i) If a Contributing Member exercises its rights under Section 3.3(a)(ii) or Section 3.3(a)(iii), the Company shall execute a Note and execute such other documents and instruments and take such further actions as are reasonably required by the Contributing Members to give effect to this Section 3.3(b). Prior to the maturity of any Unfunded Amount Loan, an Unfunded Amount Loan made by any Member shall not be considered a Capital Contribution and shall not affect the maintenance of such Member’s Capital Account, other than to the extent otherwise provided in this Agreement. Upon execution of a Note in respect of a Mandatory Contribution Loan for the full amount of any Unfunded Amount in respect of a Mandatory Capital Call, notwithstanding anything to the contrary herein, the Non-Contributing Member shall cease to be a Defaulting Member hereunder.

(ii) Any Non-Mandatory Contribution Loan shall mature on the earlier of (A) the date that is ninety (90) days after such Non-Mandatory Contribution Loan is made and (B) the date on which the Non-Contributing Member elects, by written notice to the Company and the Contributing Member, to convert the outstanding principal amount (but excluding any accrued and unpaid interest thereon) of such Non-Mandatory Contribution Loan into Units in accordance with this Section 3.3(b). Any Mandatory Contribution Loan shall mature on the earlier of (A) the date that is five (5) years after such Mandatory Contribution Loan is made and (B) the date on which the Contributing Member elects, by written notice to the Company and the Non-Contributing Member, to convert the outstanding principal amount (but excluding any accrued and unpaid interest thereon) of such Mandatory Contribution Loan into Units in accordance with this Section 3.3(b), which in no event shall be earlier than ninety (90) days following the applicable Capital Request Funding Date (or, in the case of a Mandatory Contribution Loan relating to Mandatory Capital Call that, if unfunded by the Partner Member, would result in the occurrence of a Mandatory Funding Default Call Trigger, one hundred twenty (120) days following the applicable Capital Request Funding Date).

(iii) While any Unfunded Amount Loan is outstanding, the Non-Contributing Member shall have the right, but not the obligation, to make one or more Capital Contributions up to an aggregate amount equal to any then-outstanding principal amount (including any accrued and unpaid interest thereon) under such Unfunded Amount Loan (an “Loan Paydown Contribution”), which Capital Contributions will be immediately paid by the Company to the Contributing Member in repayment, in whole or in part, of such Unfunded Amount Loan (which shall be first applied to the payment of accrued and unpaid interest on such Unfunded Amount Loan). Upon the making of any Loan Paydown Contribution, the Company shall issue to the Non-Contributing Member a number of applicable Units equal to (x) the amount equal to the portion of such Loan Paydown Contribution attributable to the repayment of any outstanding principal amount (but excluding any portion attributable to the payment of interest) of such Unfunded Amount Loan divided by (y) the Per Unit Price that would have been applicable if such Non-Contributing Member had made such Capital Contribution on the Capital Request Funding Date.

(iv) Upon the maturity of any Unfunded Amount Loan in accordance with Section 3.3(b)(ii), (A) the Contributing Member shall be deemed to have made a Capital Contribution in an aggregate amount equal to any outstanding principal amount (but excluding any accrued and unpaid interest thereon) (taking into account any repayment of the principal amount (but excluding any portion attributable to the payment of interest) thereon through any Loan Paydown Contribution or, solely in the case of a Mandatory Contribution Loan, through any applicable distributions contemplated by Section 5.2(a)(i)) under such Unfunded Amount Loan and the principal amount (but excluding any accrued and unpaid interest) of such Unfunded Amount Loan will be deemed repaid in full and (B) in respect of such deemed Capital Contribution, the Company shall issue to the Contributing Member a number of applicable Units equal to (x) the amount of such deemed Capital Contribution, if any, divided by (y) (I) with respect to a Non-Mandatory Contribution Loan, the Per Unit Price that would have been applicable if the Contributing Member had made such Capital Contribution on the Capital Request Funding Date or (II) with respect to a Mandatory Contribution Loan, the Dilution Unit Price.

(v) While any Unfunded Amount Loan is outstanding and following the maturity thereof, any accrued and unpaid interest on such Unfunded Amount Loan shall (unless otherwise repaid by a Loan Paydown Contribution) be repaid in accordance with Section 5.2(a)(i) (in the case of a Mandatory Contribution Loan) or Section 5.2(a)(iii) (in the case of a Non-Mandatory Contribution Loan), as applicable.

(c) Unfunded Amount Capital Contribution.

(i) Mandatory Capital Call. If a Contributing Member exercises its rights in accordance with Section 3.3(a)(i) in respect of a Mandatory Capital Call (other than any Mandatory Excess Capital Call), the Company shall issue to the Contributing Member a number of applicable Units equal to (x) the portion of the Unfunded Amount funded by such Contributing Member divided by (y) Dilution Unit Price. Upon issuance of such Units, notwithstanding anything to the contrary herein, the Non-Contributing Member shall cease to be a Defaulting Member hereunder if the Contributing Member funds all of such Unfunded Amount.

(ii) Non-Mandatory Capital Call. If a Contributing Member exercises its rights in accordance with Section 3.3(a)(i) in respect of any Non-Mandatory Capital Call or a Mandatory Excess Capital Call, the Company shall issue to the Contributing Member a number of applicable Units equal to (x) the portion of the Unfunded Amount funded by such Contributing Member divided by (y) the Per Unit Price that would have been applicable if the Contributing Member had made such Capital Contribution on the Capital Request Funding Date.

(d) Failure to Fund a Mandatory Capital Call as a Default. Any failure by a Member to fund a Capital Contribution requested pursuant to a Mandatory Capital Call within sixty (60) days after the applicable Capital Request Funding Date shall result in the Non-Contributing Member becoming a “Defaulting Member”, subject to the penalties set forth in Section 7.9 and the ability of such Member to cure such failure to fund in accordance with this Section 3.3. Notwithstanding anything to the contrary herein, if the Partner Member has provided funds to the Company in excess of $5,390,000,000, the Partner Member shall not be deemed to be in breach of this Agreement for failure to provide any funds to the Company in excess of such amount or be a Defaulting Member for failure to provide any funds to the Company in excess of such amount.

(e) Cure Right. Notwithstanding anything to the contrary in this Section 3.3, if the Contributing Member has not exercised its rights under Section 3.3(a) to make Capital Contributions or an Unfunded Amount Loan in respect of one hundred percent (100%) of such Unfunded Amount, the Non-Contributing Member may make one or more Capital Contributions to the Company of an aggregate amount up to the portion of such Unfunded Amount that was not funded by the Contributing Member as a Capital Contribution or an Unfunded Amount Loan in accordance with this Section 3.3, following which (i) the Non-Contributing Member shall be deemed to have cured its failure to pay the applicable Capital Call prior to the applicable Capital Request Funding Date solely with respect to the amount of any such Capital Contribution made by the Non-Contributing Member pursuant to this Section 3.3(e) and (ii) the Company shall issue to the Non-Contributing Member a number of applicable Units equal to (x) the Capital Contribution made by such Non-Contributing Member pursuant to this Section 3.3(e) divided by (y) the Per Unit Price that would have been applicable if the Non-Contributing Member had made such Capital Contribution on the Capital Request Funding Date.

(f) Enforcement of Equity Commitment Letter. Subject to the terms and conditions set forth in the Equity Commitment Letter, in the event the Partner Member fails to make any Capital Contribution in respect of a Mandatory Capital Call on or before the Capital Request Funding Date, the Company shall be entitled to enforce the Equity Commitment Letter for all or any portion of the Partner Member’s Unfunded Amount, in addition to the other remedies provided herein (with the Directors appointed by the Partner Member abstaining from determining any such enforcement). Partner Member shall not assign the Equity Commitment Letter without the consent of the Dominion Member unless such assignment is made in connection with a Transfer to a Permitted Transferee made in accordance with this Agreement.

3.4 Call Right.

(a) At any time prior to Project COD, the Dominion Member may (but is not required to), at its option at any time prior to (x) the one (1) year anniversary of occurrence of any Mandatory Funding Default Call Trigger (the “Mandatory Call Right Expiration Date”) or (y) the ninety (90) day anniversary of the occurrence of the Non-Mandatory Funding Default Call Trigger, as applicable, elect to acquire (including through an Affiliate of the Dominion Member) all (but not less than all) of the Membership Interests held by the Partner Member and its Affiliates (the “Call Right”) by giving written notice (the “Call Notice”) to the Partner Member of its election to exercise the Call Right; provided, that, the Partner Member shall have sixty (60) days following the Call Notice to cure the event giving rise to the Call Notice, if capable of cure.

(b) The purchase price payable by the Dominion Member or an Affiliate thereof on the Dominion Member’s behalf in connection with the exercise of the Call Right shall be (I) in the case of any Mandatory Funding Default Call Trigger, an amount in cash equal to (x) the greater of (A) [***] per Unit and (B) [***] multiplied by the Fair Market Value of one (1) Unit (measured as of the date of the delivery of the Call Notice to the Partner Member) multiplied by (y) the number of Class B Units then-held by the Partner Member and (II) in the case of any Non-Mandatory Funding Default Call Trigger, an amount in cash equal to the greater of (a) (i) the Fair Market Value of one (1) Unit (measured as of the date of the delivery of the Call Notice to the Partner Member) multiplied by (ii) the number of Class B Units then-held by the Partner Member and (b) an amount equal to (i) the amount which results in a [***] IRR with respect to such Class B Units plus (ii) any amount incurred by the Partner Member or its Affiliates in connection with terminating or settling interest-rate hedging arrangement to which the Partner Member or any of its Affiliates is party, solely with respect to the Partner Member’s financing of Capital Contributions, as a result of the exercise of the Call Right (in each case as of the consummation of the Call Right) less (iii) any amount received by the Partner Member or its Affiliates in connection with terminating or settling any interest-rate hedging arrangement to which the Partner Member or any of its Affiliates is a party, with respect to the Partner Member’s financing of Capital Contributions, as a result of the exercise of the Call Right (in each case as of the consummation of the Call Right) plus (iv) any third-party out-of-pocket costs or expenses incurred by the Partner Member or its Affiliates in connection with terminating any Member Financing that is a tax equity financing as a result of the exercise of the Call Right (in each case as of the consummation of the Call Right).

(c) If the Call Right is exercised by the Dominion Member or an Affiliate thereof, the Dominion Member or its Affiliate and the Partner Member shall execute all documents as may be reasonably necessary to consummate the transactions contemplated by this Section 3.4 as promptly as practicable (so long as such documents only contain Acceptable Terms and Conditions), but in any event not later than ninety (90) days after such Call Right is exercised, or, if the Partner Member indicates its intent to cure such event prior to such ninety (90)-day period, then not later than one hundred fifty (150) days after the delivery of the Call Notice (such period, the “Call Consummation Period”); provided, however, if the exercise of the Call Right is not consummated prior to the end of the Call Consummation Period because such transaction remains subject only to conditions relating to any Governmental Approval (whether or not also subject to other ministerial conditions), such deadline shall be extended for so long as the Dominion Member is diligently pursuing the receipt of, and using commercially reasonable efforts to obtain, such Governmental Approval, but in no event shall such extension be more than six (6) months. If the Partner Member fails to take the actions required of it pursuant to this Section 3.4 with respect to consummation of the Call Right, the Partner Member hereby grants the Dominion Member an irrevocable power of attorney to take any actions required by the Partner Member on behalf of the Partner Member as reasonably necessary to consummate the transactions contemplated by this Section 3.4. If the Dominion Member does not deliver a Call Notice to the Partner Member prior to the expiration of the Call Consummation Period (including any extension thereof), the Dominion Member shall forfeit its Call Rights under this Section 3.4 (in the case of a Mandatory Funding Default Call Trigger, solely with respect to such Mandatory Funding Default Call Trigger occurrence and not any future Mandatory Funding Default Call Trigger occurrence), and this Section 3.4 shall no longer be in effect (in the case of a Mandatory Funding Default Call Trigger, solely with respect to such Mandatory Funding Default Call Trigger occurrence and not any future Mandatory Funding Default Call Trigger occurrence). The Members and the Company acknowledge and agree that they shall cooperate reasonably to obtain any necessary authorization, approval or consent of any Governmental Authority to consummate the transactions contemplated by this Section 3.4; provided, the Dominion Member shall bear all fees, costs and expenses incurred in connection with obtaining any such authorization, approval or consent. At the request of the Partner Member (or any of its transferees and their future transferees), the transactions in connection with the exercise of the Call Right shall be structured in a manner that results in a disposition of the securities of each Blocker Corporation, rather than a disposition of the interests in the Company owned, directly or indirectly, by such Blocker Corporation.

(d) Notwithstanding anything to the contrary herein, the rights of the Dominion Member in this Section 3.4 shall expire at Project COD, unless a Partner Member Call Trigger has occurred on or prior to Project COD and the Call Notice has been timely delivered by the Dominion Member on or prior to Project COD.

3.5 Necessary Expenditure Loans.

(a) If the Board reasonably determines (in accordance with the Prudent Operator Standard) the Company requires funding prior to a Capital Request Funding Date for any Necessary Expenditure or for any other expenditures with respect to the Project that were not reasonably foreseeable as of the immediately prior Capital Request Notice, each Member shall have the right to fund the amount required therefor in the form of a loan to the Company (a “Necessary Expenditure Loan”), which shall accrue interest at a rate equal to (x) the Prime Rate plus (y) one hundred (100) basis points per annum and shall be repayable in whole or in part at any time and without penalty. If the Board reasonably determines (in accordance with the Prudent Operator Standard) the Company requires funding prior to a Capital Request Funding Date for any expenses permitted to be funded pursuant to a Necessary Expenditure Loan, it shall provide the Company and the Members written notice thereof, which notice shall set forth the applicable information, mutatis mutandis, required to be included in a Capital Request Notice in accordance with Section 3.2(a) with respect to such funding. The Members may elect, within three (3) Business Days of receipt of such notice, to participate in such Necessary Expenditure Loan. If more than one Member timely elects to provide a Necessary Expenditure Loan, then the aggregate Necessary Expenditure Loan will be allocated between the electing Members based on their relative Percentage Interests or in such other manner as otherwise mutually agreed to among such electing Members. Each Member electing to make Necessary Expenditure Loan is referred to herein as a “Loaning Member,” and each Member who does not initially elect to make a Necessary Expenditure Loan is referred to herein as a “Non-Loaning Member”.

(b) With respect to any Necessary Expenditure Loan, such Necessary Expenditure Loan shall mature on the earlier of (i) the date that is ninety (90) days after such Necessary Expenditure Loan is made, (ii) the date on which the Non-Loaning Member elects to fund its entire Percentage Interest of such Necessary Expenditure Loan with a Necessary Expenditure Capital Contribution in accordance with this Section 3.5 and (iii) the date on which the Non-Loaning Member elects, by written notice to the Company and the Loaning Member, to convert the outstanding principal amount (but excluding any accrued and unpaid interest thereon) of such Necessary Expenditure Loan into Units in accordance with this Section 3.5.

(c) While any Necessary Expenditure Loan is outstanding, the Non-Loaning Member shall have the right, but not the obligation, to make a Capital Contribution in respect of such Necessary Expenditure Loan up to an amount equal to (i) any then-outstanding principal amount (but excluding any accrued and unpaid interest thereon) multiplied by (ii) the Non-Loaning Member’s Percentage Interest (a “Necessary Expenditure Capital Contribution”), which Capital Contribution will be immediately paid by the Company to the Loaning Member in repayment, in whole or in part, of such Necessary Expenditure Loan (which shall be first applied to the payment of accrued and unpaid interest on such Necessary Expenditure Loan).

(d) Upon the maturity of any Necessary Expenditure Loan, (i) the Loaning Member shall be deemed to have made a Capital Contribution in an aggregate amount equal to any outstanding principal amount (but excluding any accrued and unpaid interest thereon) under such Necessary Expenditure Loan (taking into account any repayment of the principal amount (but excluding any portion attributable to the payment of interest) through any Necessary Expenditure Capital Contribution) and the principal amount (but excluding any accrued and unpaid interest) of such Necessary Expenditure Loan will be deemed repaid in full, (ii) in respect of such deemed Capital Contribution, the Company shall issue to the Loaning Member a number of applicable Units equal to (x) the amount of such deemed Capital Contribution divided by (y) the Per Unit Price that would have been applicable under this Agreement (including, for the avoidance of doubt, the Tiered Unit Price, if applicable) to such Member had such deemed Capital Contribution been made pursuant to a Capital Call and (iii) if the Non-Loaning Member made a Necessary Expenditure Capital Contribution, the Company shall issue to the Non-Loaning Member a number of applicable Units equal to (x) the amount equal to the portion of such Necessary Expenditure Capital Contribution attributable to the repayment of any outstanding principal amount (but excluding any portion attributable to the payment of interest) under such Necessary Expenditure Loan divided by (y) the Per Unit Price that would have been applicable under this Agreement (including, for the avoidance of doubt, the Tiered Unit Price, if applicable) to such Non-Loaning Member had such Necessary Expenditure Capital Contribution been made pursuant to a Capital Call.

(e) Prior to the maturity of any Necessary Expenditure Loan, such Necessary Expenditure Loan made by any Member shall not be considered a Capital Contribution and shall not affect the maintenance of such Member’s Capital Account, other than to the extent otherwise provided in this Agreement.

(f) While any Necessary Expenditure Loan is outstanding and following the maturity thereof, any accrued and unpaid interest on such Necessary Expenditure Loan shall be repaid in accordance with Section 5.2(a)(ii).

3.6 No Right to Return of Capital Contributions. Except as specifically provided in this Agreement or the Contribution Agreement, no Member shall have the right to withdraw all or any part of its Capital Contributions from the Company, nor shall any Member have any right to demand and receive property other than cash as a return of its Capital Contributions. Except as specifically provided in this Agreement (including without limitation Sections 3.3(b) and 3.5), no Member shall have the right to receive interest on its Capital Contributions or its Capital Account.

3.7 Use of Funded Capital Contributions. Any Capital Contributions funded pursuant to any Mandatory Capital Call shall be used by the Company or its Subsidiaries only for the type of Capital Call described in the Capital Request Notice.

3.8 Capital Calls Issued Following Project COD; Disputes Regarding Per Unit Price.

(a) Notwithstanding anything in this Article III to the contrary, at any time within forty-five (45) Business Days prior to the issuance of any Capital Request Notice following Project COD, the Board shall send a written notice to the Members setting forth its determination of the then Fair Market Value of one (1) Unit (which amount shall be the same for both the Class A Units and the Class B Units) (the “Fair Market Value Notice”). If, within five (5) Business Days following its receipt of a Fair Market Value Notice, any Member maintaining a Percentage Interest of at least ten percent (10%) initiates a Dispute with respect to such determination of the Fair Market Value of one (1) Unit pursuant to Section 12.4, then (i) the Per Unit Price set forth in such Capital Request Notice, when ultimately issued, shall be deemed automatically amended to reflect the Fair Market Value of one (1) Unit as finally determined in accordance with Section 12.4, (ii) the Capital Request Funding Date set forth in such Capital Request Notice, when ultimately issued, shall be automatically extended until the date that is twelve (12) Business Days following the date on which such Dispute is finally resolved in accordance with Section 12.4 and (iii) no Member shall fund Capital Contributions in respect of such Capital Call prior to the Capital Request Funding Date (as extended pursuant to the preceding clause (ii)). Notwithstanding the foregoing or any other provision in this Article III to the contrary, if such Dispute is not finally resolved in accordance with Section 12.4 within thirty (30) Business Days after the engagement of the Independent Expert, the Members shall have the right, but not the obligation, to fund their applicable portion (and, if declined by the other Member, such declining Member’s applicable portion) of the Capital Contributions requested pursuant to a Capital Request Notice that is the subject of a dispute pursuant to this Section 3.8(a) as a Necessary Expenditure Loan, which shall be subject to the terms of this Agreement applicable to Necessary Expenditure Loans, including Sections 3.3 and 5.2, and the terms of which shall be based on the final determination of the Fair Market Value applicable to each Member; provided, further, that, in no event shall such Necessary Expenditure Loan mature prior to the date that is ninety (90) days following the date on which such dispute is finally determined in accordance with this Agreement.

(b) Notwithstanding anything in this Article III to the contrary, if, following the delivery of a Capital Request Notice in respect of a Tiered Capital Call, but prior to the Capital Request Funding Date set forth therein, a Member initiates a Dispute with respect to (i) any determination of a Required by Law Expenditure pursuant to Section 12.5 which would affect the determination of the Per Unit Price set forth in such Capital Request Notice or (ii) any determination of the Per Unit Price set forth in such Capital Request Notice (other than with respect to the determination of a Required by Law Expenditure) pursuant to Section 12.2 (a “Per Unit Price Dispute”, and such original Per Unit Price set forth in the Capital Request Notice, the “Original Per Unit Price”), (i) such Member (the “Per Unit Price Disputing Member”) may give written notice to the Board of such Per Unit Price Dispute, (ii) upon the delivery of such notice, the Capital Request Funding Date set forth in such Capital Request Notice shall be automatically extended until the date that is twelve (12) Business Days following the date on which such Dispute is finally resolved in accordance with the applicable provision of Article XII (the date of such resolution, the “Per Unit Price Dispute Resolution Date”) and (iii) no Member shall fund Capital Contributions in respect of such Capital Call prior to the Capital Request Funding Date (as extended pursuant to the preceding clause (ii)) (subject to the remainder of this Section 3.8). On the Per Unit Price Dispute Resolution Date, the Capital Request Notice subject to such Dispute shall be deemed amended to reflect the Per Unit Price determined to be applicable to each Member as a result of the resolution of such Per Unit Price Dispute (the “Final Per Unit Price”), and the applicable provisions of this Article III shall apply as if such Capital Request Notice was initially issued on the Per Unit Price Dispute Resolution Date. Notwithstanding the foregoing or any other provision in this Article III to the contrary, the non-disputing Member (each, a “Non-Disputing Member”) shall have the right, but not the obligation, to fund to an amount equal to all or any portion of the Capital Contributions requested pursuant to a Capital Request Notice that is the subject of a Per Unit Price Dispute as a Non-Mandatory Contribution Loan, which shall be subject to the terms of this Agreement applicable to Unfunded Amount Loans, including Sections 3.3 and 5.2, and the terms of which shall be based on the Final Per Unit Price applicable to each Member; provided, further, that, in no event shall such Unfunded Amount Loan mature prior to the date that is ninety (90) days following the Per Unit Price Dispute Resolution Date without the prior written consent of the Per Unit Price Disputing Member.

ARTICLE IV

CAPITAL ACCOUNTS; ALLOCATIONS

4.1 Capital Accounts. The Company shall maintain for each Member a separate Capital Account in accordance with the rules of Treasury Regulations Section 1.704-l(b)(2)(iv). The Capital Account balance as of the Effective Date for each Member is as set forth on Exhibit A. Each Member’s Capital Account shall be maintained in accordance with those Treasury Regulations, including the following provisions:

(a) To each Member’s Capital Account there shall be credited the Member’s Capital Contributions, such Member’s distributive share of Profits and items of income and gain allocated to such Member under Sections 4.2, 4.9 and 10.2(a)(iv) and any items in the nature of income or gain which are specially allocated to the Member pursuant to Sections 4.3, 4.4, 4.7 or 4.8, the amount of any Company liabilities assumed by the Member or which are secured by any Asset of the Company distributed to such Member (to the extent not otherwise reflected in the calculation of such Member’s Capital Contributions) and any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv).

(b) To each Member’s Capital Account there shall be debited the amount of cash and the 704(b) Book Value of any Asset of the Company distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and items of loss and deduction allocated to such Member under Sections 4.2, 4.9 and 10.2(a)(iv) and any items of loss and deduction which are specially allocated to the Member pursuant to Sections 4.3, 4.4, 4.5, 4.7, or 4.8, the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company (to the extent not otherwise reflected in the calculation of such Member’s Capital Contributions) and any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). A Member’s Capital Account will also be debited by the amount of any downward basis adjustment to such Member described in Treasury Regulations Section 1.704-1(b)(2)(iv)(j).

(c) In determining the amount of any liability for purposes of the foregoing subsections (a) or (b), there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

(d) In the event any Membership Interest or any portion thereof in the Company is transferred in accordance with the terms of Article IX, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest or portion thereof.

This Section 4.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and will be interpreted and applied in a manner consistent with such Treasury Regulations.

4.2 Profits and Losses. Except as provided in Sections 4.9 and 10.2(a)(iv), after giving effect to the special allocations set forth in Sections 4.3, 4.4, 4.7, and 4.8, and subject to the limitations set forth in Section 4.5, Profits and Losses, and each item of income, gain, loss or deduction and credits, for any Taxable Year shall be allocated among the Members in the following order and priority.

(a) from the Closing Date (as defined in the Contribution Agreement) until the end of the Initial Period, to the Members in proportion to their respective Percentage Interests; and

(b) from and after the end of the Initial Period, (i) first to the Members in such a manner, and to the greatest extent possible, that the Capital Account of each Member is equal to such Member’s Target Capital Account Balance until the Capital Accounts of all Members are so equalized; and (ii) thereafter to the Members in proportion to their respective Percentage Interests.

4.3 Special Allocations. The following special allocations shall be made in the order and at the times specified in Treasury Regulations Section 1.704-2(j), if applicable, or otherwise in the following order:

(a) Nonrecourse Deductions. To the extent permitted under Treasury Regulations Section 1.704-2, Nonrecourse Deductions shall be allocated in the manner in which loss and deduction is allocated under Section 4.2 as applicable in the Taxable Year in which the Nonrecourse Deductions are being allocated or otherwise in accordance with the Members’ interests in the Company (defined in the same manner as the “partners’ interest in the partnership” as used in Treasury Regulations Sections 1.704-2(b)(1) and (e)). This provision is intended to comply with Treasury Regulations Sections 1.704-2(b) and (e) and shall be applied consistently therewith.

(b) Member Nonrecourse Deductions. Notwithstanding the other provisions of this Article IV, any Member Nonrecourse Deductions for any Taxable Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This provision is intended to comply with Treasury Regulations Section 1.704-2(i) and shall be applied consistently therewith.

(c) Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Article IV, except as provided in Treasury Regulations Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any Taxable Year, each Member shall be specially allocated items of Company income and gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations

Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.3(c) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d) Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding the other provisions of this Article IV, except as provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Taxable Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.3(d) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible; provided, that, an allocation pursuant to this Section 4.3(e) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other special allocations provided for in this Section 4.3 have been tentatively made as if this Section 4.3(e) were not in this Agreement. This Section 4.3(e) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(f) Gross Income Allocation. To the extent that, after the application of all other special allocations provided for in this Section 4.3 have been made (but excluding Section 4.3(e) and this Section 4.3(f), but subject to Section 4.3(b)), any Member has an Adjusted Capital Account Deficit at the end of any Taxable Year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible to eliminate such Adjusted Capital Account Deficit.

(g) Section 754 Adjustments. If the Company distributes property to a Member in liquidation of the Membership Interest of the Member and there is an adjustment in the adjusted Tax basis of Company property under Section 734(b) of the Code, such that the first sentence of Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies, there will be a corresponding adjustment to the Capital Account of the Member receiving the distribution. If the Company distributes cash to a Member in excess of its outside basis in its Membership Interest leading to an adjustment in the inside basis of the Company property under Section 734(b) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2), then solely for purposes of adjusting Capital Accounts of the Members, the adjustment in the inside basis will be treated as gain or loss and be allocated among the Members in accordance with Section 4.2, as in effect at the time of the adjustment. This provision is intended to comply with Treasury Regulations Sections 1.704-1(b)(2)(iv)(m)(2) and (4).

4.4 Curative Allocations. The allocations required under Sections 4.3(c) through 4.3(f) and Section 4.5 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.4. Therefore, notwithstanding any other provisions of this Article IV (other than the Regulatory Allocations), the Partnership Representative shall make such offsetting special allocations of items of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 4.2. In exercising its authority under this Section 4.4, the Partnership Representative shall take into account future Regulatory Allocations under Sections 4.3(c) and 4.3(d) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.3(a) and 4.3(b).

4.5 Loss Limitation. Losses allocated to any Member pursuant to Section 4.2 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing or increasing an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event that some but not all of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 4.2 hereof, then the limitation set forth in this Section 4.5 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in proportion to their respective positive Capital Account balances.

4.6 Income Tax Allocations.

(a) Except as otherwise provided in this Section 4.6, for U.S. federal, state and local income Tax purposes each item of income, gain, loss and deduction of the Company shall be allocated to the Members in the same manner as such items are allocated for book purposes pursuant to Sections 4.2, 4.3, 4.4, 4.5, 4.7, 4.8 and 4.9.

(b) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder and subject to Section 4.6(e), income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for U.S. federal income Tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income Tax purposes and its initial 704(b) Book Value (computed in accordance with the definition of 704(b) Book Value) using the “remedial” method permitted by Treasury Regulations Section 1.704-3(d).

(c) In the event the 704(b) Book Value of any Asset of the Company is adjusted pursuant to clause (ii) of the definition of 704(b) Book Value subject to Section 4.6(e), subsequent allocations of income, gain, loss, and deduction with respect to such Asset shall take account of any variation between the adjusted basis of such Asset for U.S. federal income Tax purposes and its 704(b) Book Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder.

(d) Any (i) recapture of depreciation or any other item of deduction shall be allocated in accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1254-5, and (ii) recapture of credits shall be allocated to the Members in accordance with Applicable Law.

(e) Pursuant to Section 704(c)(1)(C) of the Code, the Dominion Discount Amount Intangible shall be treated as an asset of the Company for applicable income Tax purposes with a $0 704(b) Book Value, the tax basis of which shall be depreciated or amortized as reasonably determined by the Partnership Representative in consultation with the Partner Member, with such depreciation or amortization allocated entirely to the Dominion Member.

(f) Allocations pursuant to this Section 4.6 are solely for purposes of U.S. federal, state and local income Taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, PTCs, other items or distributions pursuant to any provision of this Agreement.

4.7 Other Allocation Rules.

(a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Partnership Representative using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder.

(b) The Members are aware of the income Tax consequences of the allocations made by this Article IV and hereby agree to be bound by the provisions of this Article IV in reporting their shares of Company income and loss for income Tax purposes, unless otherwise required by law or the IRS.

(c) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits are in accordance with their proportionate allocations of Profits under Section 4.2 as in effect at the time of the adjustment.

(d) To the extent permitted by Treasury Regulations Section 1.704-2(h)(3), the Partnership Representative shall endeavor to treat distributions of Distributable Cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

(e) Any amounts received by or on behalf of the Company with respect to a PTC Transfer will be treated as tax-exempt income to the Company and, unless otherwise agreed to in writing by all the Members, will be specially allocated to the Directing Member with respect to such PTC Transfer together with any deduction, loss or expenses associated with PTC Transfer Costs that relate to such PTC Transfer as permitted by Section 6418(c) of the Code and Proposed Treasury Regulation 1.6418-3(b)(2) of the Code or successor Applicable Law.

4.8 PTC Allocations. For the avoidance of doubt, PTCs shall be allocated to the Members for each Taxable Year in accordance with the manner in which Profits and Losses were allocated to the Members for such Taxable Year pursuant to Section 4.2, it being understood that the intent of the parties hereto is that PTCs be allocated among the Members in proportion to their respective Percentage Interests.

4.9 In the Year of Liquidation. Profits and Losses (and each item of income, gain, loss, deduction and credit) for the Taxable Year in which there is a disposition of all or substantially all of the assets of (or there is a liquidation of) the Company (and any subsequent Taxable Years), shall be specially allocated among the Members pursuant to the principles of Section 10.2(a)(iv).

ARTICLE V

DISTRIBUTIONS

5.1 Application of Distributable Cash. Except as otherwise provided in this Article V, and subject to Section 10.2, all Distributable Cash on the last day of the Quarterly Period shall be distributed to the Members in proportion to their Percentage Interest promptly, but in any event within thirty (30) days following the last day of the applicable Quarterly Period.

5.2 Limitation.

(a) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of Membership Interest if such distribution (including a return of Capital Contributions) would violate the Act, and in addition to the foregoing:

(i) any portion of Distributable Cash that is or would be distributable to a Non-Contributing Member pursuant to Section 5.1 shall be paid to the applicable Contributing Members as repayment, in whole or in part, of any Mandatory Contribution Loan (including accrued and unpaid interest) in accordance with Section 3.3 (which shall be first applied to the payment of accrued and unpaid interest on such Mandatory Contribution Loan) before any distributions are made by the Company to such Non-Contributing Member, and (i) such payment shall be treated as a distribution of cash to the Non-Contributing Member in the amount of such payment to the Contributing Members and (ii) such Non-Contributing Member shall be deemed to have made a Loan Paydown Contribution pursuant to Section 3.3(b)(iii) in the amount of such payment in respect of principal (but excluding any portion attributable to the payment of interest) to the Contributing Members;

(ii) any portion of Distributable Cash that is or would be distributable to the Members pursuant to Section 5.1 shall be paid to the Loaning Member (or Loaning Members) as repayment, in whole or in part, of any accrued and unpaid interest (but not the principal amount thereof) in respect of a Necessary Expenditure Loan made by such Loaning Member (or Loaning Members) before any distributions are made by the Company to any Member pursuant to Section 5.1;

(iii) any portion of Distributable Cash that is or would be distributable to a Non-Contributing Member pursuant to Section 5.1 shall be paid to the applicable Contributing Member as repayment, in whole or in part, of any accrued and unpaid interest (but not the principal amount thereof) in respect of any Non-Mandatory Contribution Loan made by such Contributing Member before any distributions are made by the Company to such Non-Contributing Member; and

(iv) any portion of Distributable Cash that is or would be distributable to the Dominion Member pursuant to this Agreement but for the Partner Member’s election to have such Distributable Cash paid to the Partner Member in lieu of making any payment owed by the Dominion Member to the Partner Member pursuant to Section 5.5 shall instead be paid to the Partner Member in satisfaction of the applicable obligations of the Dominion Member pursuant to Section 5.5 and such payment shall be treated as a distribution of cash to the Dominion Member in the amount of such payment to the Partner Member.

(b) Notwithstanding any provision to the contrary contained in this Agreement, if at any time there remains any accrued and unpaid interest outstanding with respect to any Unfunded Amount Loan or Necessary Expenditure Loan after the maturity of such Unfunded Amount Loan or Necessary Expenditure Loan, for the purposes of this Section 5.2 only, such Unfunded Amount Loan or Necessary Expenditure Loan shall be deemed to be outstanding in respect of such accrued and unpaid interest so that (i) such accrued and unpaid interest shall continue to accrue interest at the rate set forth in the applicable Note (but solely with respect to the accrued and unpaid interest as the base for compounding) until fully repaid and (ii) clauses (i) – (iii) of Section 5.2(a) shall apply with respect to any accrued and unpaid interest outstanding mutatis mutandis.

(c) In the event that the portion of Distributable Cash that is or would be distributable to a Member is less than the amount required to fully repay such Member’s obligation with respect to any Unfunded Amount Loan, Necessary Expenditure Loan or payment obligation pursuant to Section 5.5, Section 5.6 or Section 5.7, then the Distributable Cash shall be applied (i) first in respect of any Necessary Expenditure Loan, (ii) second in respect of any payment obligation pursuant to Section 5.7, (iii) third in respect of any payment obligation pursuant to Section 5.5, (iv) fourth in respect of any payment obligation pursuant to Section 5.6, (v) fifth in respect of any Mandatory Contribution Loan and (vi) sixth in respect of any Non-Mandatory Contribution Loan.

(d) Notwithstanding anything in this this Agreement to the contrary, following the receipt by the Company of any Partner Member Adjustment Amount or Dominion Member Adjustment Amount (each as defined in the Contribution Agreement), such amount shall be promptly distributed to the Partner Member (in the case of a Partner Member Adjustment Amount) or the Dominion Member (in the case of a Dominion Member Adjustment Amount) in accordance with Section 2.4.6 of the Contribution Agreement.

5.3 Withholding. Notwithstanding any other provision of this Agreement, the Company shall comply with any withholding requirements under any Applicable Law and shall remit amounts withheld to, and file required forms with, applicable taxing authorities. To the extent that the Company is required to withhold and pay over any amounts to any taxing authority with respect to distributions or allocations to any Member, the amount withheld shall be treated as a distribution of cash to such Member in the amount of such withholding. In the event of any claimed over-withholding, the Company shall use commercially reasonable efforts to assist the Member whose distributions were reduced as a result of such over-withholding to obtain a refund of the over-withheld amounts from the relevant Tax authority. In the event such refund is paid to the Company, the Company shall distribute such refunded amounts to the applicable Member. If an amount required to be withheld was not withheld from an actual distribution, the Company may reduce subsequent distributions by the amount of such required withholding and any penalties or interest thereon. Each Member agrees to furnish to the Company such forms or other documentation as is reasonably necessary to assist the Company in determining the extent of, and in fulfilling, its withholding obligations.

5.4 PTC Transfer Distributions. Notwithstanding any other provision of this Article V and unless the Members otherwise agree in writing, any amounts received by or on behalf of the Company with respect to a PTC Transfer shall not be treated as Distributable Cash and shall, after deducting the applicable PTC Transfer Costs, promptly be distributed one hundred percent (100%) to the applicable Directing Member (and to the extent such amounts are received directly by the Directing Member from a PTC Transferee, such amounts shall be deemed distributed by the Company to the Directing Member).

5.5 [***].

5.6 Contribution Agreement Setoff. Notwithstanding anything to the contrary in this Article V, if a Member is an “Indemnifying Party” under the Contribution Agreement (the “ECCA Indemnifying Party”) and does not promptly satisfy its obligations to pay and satisfy in full any indemnifiable Damages (as defined in the Contribution Agreement) required to be paid pursuant to the terms of the Contribution Agreement, then, if the Member who is the “Indemnified Party” under the Contribution Agreement (the “ECCA Indemnified Party”) so elects in accordance with Section 8.7 of the Contribution Agreement, the Company shall withhold from such ECCA Indemnifying Party distributions that would otherwise be payable to such ECCA Indemnifying Party in an amount equal to such unpaid indemnifiable Damages and shall instead make such payment to the Member who is the ECCA Indemnified Party on behalf of the ECCA Indemnifying Party. Notwithstanding the foregoing, the amount of distributions paid to the ECCA Indemnified Party on behalf of the ECCA Indemnifying Party shall be treated as a distribution of cash to the ECCA Indemnifying Party and subsequent payment to the ECCA Indemnified Party and adjustment to the “Closing Cash Contribution” as defined in, and pursuant to the terms of, the Contribution Agreement.

5.7 Ratemaking Authority Adjustments. Notwithstanding any other provision of this Article V, any incremental amounts received by or on behalf of the Company in respect of (a) any discount in connection with the monetization of PTCs or ITCs allocated (or that otherwise would be allocated) to a Member or (b) any Member’s (or any of its Affiliates’ or ultimate taxpayer owners’) inability to utilize depreciation, losses, deductions, or other expenses allocated by the Company to such Member for Tax purposes (including an increase in revenues as a result of the applicable rate base not being reduced on account of accumulated deferred income Taxes due to the inability of such Member to utilize such items), in each case of clauses (a) and (b), that is taken into account by a Ratemaking Authority in determining amounts that may be charged to customer ratepayers (including pursuant to the Rider OSW, the North Carolina Revenue Contract, or any amended, replacement, successor, or similar regulatory construct) shall not be treated as Distributable Cash and shall instead be distributed one hundred percent (100%) to such Member (or Members in proportion to the amount by which each such Member’s monetization of PTCs or ITCs or inability to utilize Tax items resulted in such incremental amounts received by or on behalf of the Company) as, when, and to the extent such amounts would otherwise be distributed as though such amounts were Distributable Cash. For the avoidance of doubt, this Section 5.7 is not intended to compensate any Member for Tax items of the Company or the Members that are not taken into account by a Ratemaking Authority. The Members shall work together in good faith to administer the principles of this Section 5.7, including as to information sharing, the consideration of Tax items (including net operating losses and U.S. federal income Tax credits) by a Ratemaking Authority, and the adoption of reasonable timing conventions.

ARTICLE VI

MANAGEMENT

6.1 Board of Directors. Except as otherwise expressly provided in this Agreement, the day-to-day management of the Company shall be fully vested in the Board of Directors (the “Board”, and each individual member thereof, a “Director”); provided, that, the Board shall not take or permit any action that would be a Reserved Matter or a Fundamental Reserved Matter hereunder, or any other right, power or action reserved to the Members or requiring the vote, consent or approval of the Members (as specified herein or under the Act), without the prior approval of the Members as provided herein.

(a) Composition. The Board shall initially be composed of seven (7) Directors, with each Member other than the Dominion Member entitled to appoint one (1) Director for each sixteen and one half percent (16.5%) of Percentage Interest held by such Member and its Affiliates that are Members; provided, that, notwithstanding the foregoing, the Dominion Member shall be entitled to appoint a majority of the total number of Directors serving on the Board for so long as it maintains (x) a Percentage Interest of at least twenty-five percent (25%) and (y) the role of Project Manager and, to the extent necessary, the size of the Board shall be automatically adjusted to give effect to the foregoing; provided, further, that if the Dominion Member ceases to maintain a Percentage Interest of at least twenty-five percent (25%) or the role of Project Manager under the Project Management Agreement (or substantially similar role under any successor agreement), thereafter, the Dominion Member shall be entitled to appoint only one (1) Director for each sixteen and one half percent (16.5%) of Percentage Interest held by the Dominion Member and, if necessary, the size of the Board shall be correspondingly reduced. If any Member (together with its Affiliates that are Members) ceases to collectively hold the requisite Percentage Interest to entitle such Member (together with its Affiliates that are Members) to appoint a Director pursuant to this Section 6.1(a), such Member and its Affiliates shall forfeit the right to appoint such Director and such Director appointed by such Member shall be automatically removed from the Board and, if necessary, the size of the Board shall be correspondingly reduced (provided that, if such Member (together with its Affiliates that are Members) continues to have the right to appoint one or more Directors to the Board pursuant to this Section 6.1(a), such Member shall be entitled to elect, by written notice to the Board, which Director(s) shall be so removed). As of the Effective Date, the Dominion Directors and the Partner Member Directors are set forth on Exhibit A. For so long as the Dominion Member has the right to appoint a Director under this Section 6.1(a), the Dominion Member shall further be entitled to designate a Dominion Director as chairperson of the Board.

(b) Quorum. Except as otherwise expressly set forth herein, the presence (whether physical, telephonic, over the internet or by means of other customary electronic communications equipment) of a majority of the number of Directors then serving on the Board, including at least one (1) Director of each Member (together with its Affiliates) who is entitled to appoint a Director under this Section 6.1) (each, an “Appointed Director”), at a meeting of the Board shall constitute a quorum of the Board for the transaction of all business thereat; provided, that if a quorum fails at an attempted meeting of the Board that is called with proper notice due to the failure of an Appointed Director to attend, then, at the immediately following meeting of the Board that is called with proper notice, only a majority of the number of Directors then serving on the Board (without regard to the total number of Directors or the attendance of the Appointed Director who previously failed to attend the meeting) must be present in person, by telephone or other electronic means, or by proxy, in order to constitute a quorum, so long as such meeting is held at least twenty-four (24) hours after the adjournment of such immediately previous meeting; provided, further, that, for the avoidance of doubt, the foregoing shall not in any way limit the requirement that the Reserved Matters or Fundamental Reserved Matters be approved in the manner required by Section 6.2 and Section 6.3, respectively. If a quorum is not present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting, without notice other than announcement at the meeting. Notice of each meeting shall be given to each Director personally or by emailing or telephoning the same at least forty-eight (48) hours before the meeting, unless such prior notice has been waived.

(c) Place and Method of Meetings.

(i) Meetings of the Board may be held at any place, whether within or outside the Commonwealth of Virginia, and meetings may be held, in whole or in part, by telephonic means, over the internet or by means of any other customary electronic communications equipment. The place at which (or, if applicable, the electronic communication methods by which) a meeting will be held may be specified in the applicable notice of the meeting.

(ii) The Directors may participate in meetings of the Board by telephonic means, over the internet or by means of any other customary electronic communications equipment, and, to the fullest extent permitted by Applicable Law, shall be deemed to be present at such meeting for all purposes, including for purposes of determining quorum and of voting.

(d) Acts of the Board. Except as otherwise expressly set forth in this Agreement (including Section 6.1(e)), a vote of a majority of the Directors present at a duly called and noticed meeting of the Board at which a quorum is present shall be required to authorize or approve any action of the Board. With respect to any matter brought before the Board, each Director shall have one (1) vote. Every act of or decision taken or made by the Directors pursuant to the vote required by this Section 6.1 shall be conclusively regarded as an act of the Board.

Notwithstanding the foregoing, at each meeting of the Board, if fewer than all of the Directors appointed by a designating Member pursuant to Section 6.1(a) are in attendance or represented by proxy at such meeting (including by reason of a vacancy in the Directors that such designating Member has the right to designate pursuant to Section 6.1(a)), the Director(s) appointed by such designating Member present or represented by proxy at such meeting shall each have the voting power on all matters to be voted on by the Board equal to (i) the total number of Directors such designating Member is entitled to appoint pursuant to Section 6.1(a) divided by (ii) the total number of Directors appointed by such designating Member present or represented by proxy at such meeting.

(e) Action by the Board Without a Meeting. Any action required or permitted to be taken by the Board may be taken without a meeting if a number of Directors the vote of whom would be minimally necessary to approve such action at a meeting of the Board shall individually or collectively consent in writing to such action; provided, however, that, except with respect to any written consent approving an action solely with respect to an Emergency Situation or Emergency Expenditure (in which case such written consent shall be provided to all Directors as soon as reasonably practicable prior to its stated effectiveness under the circumstances of such Emergency Situation or Emergency Expenditure), in order for such written consent to be effective it shall have been provided to all Directors at least forty-eight (48) hours prior to its stated effectiveness unless such prior notice is waived; provided, further, that, except with respect to any written consent approving an action solely with respect to an Emergency Situation or Emergency Expenditure (unless it would be reasonable practicable to do so under the circumstances of such Emergency Situation or Emergency Expenditure), any Directors that did not execute such written consent shall be entitled to call a special meeting of the Board, to occur within such forty-eight (48)-hour period, for the purpose of considering the subject matter of such written consent which meeting shall, unless otherwise consented to by the other Directors, (not withstanding anything in Section 6.1 to the contrary), be held no earlier than twenty-four (24) hours after such non-consenting Directors provide notice of such special meeting to the other Directors and such written consent shall not become effective until such special meeting is held with a quorum present unless the absence of any Director who called such meeting is a cause of the failure to achieve a quorum. Any written actions of the Board may be in counterparts and transmitted by e-mail. Copies of any such written actions shall be filed with the minutes of the proceedings of the Board and sent to all Directors within twenty-four (24) hours of such approval. Such written actions shall have the same force and effect as a vote of the Board.

(f) Removal and Replacement. A Director may be removed and replaced for any reason or no reason at all only by the Member that appointed such Director. If a Director is convicted by a court or equivalent tribunal of any felony (or equivalent crime in the applicable jurisdiction), or of any misdemeanor (or equivalent crime in the applicable jurisdiction) that involves financial dishonesty or moral turpitude, then the Member that appointed such Director shall, unless consented to by the other Members in writing, promptly remove such Director. Delivery of a written notice to the Company by a Member designating for removal of a Director appointed by such Member shall conclusively and with immediate effect constitute the removal of such Director, without the necessity of further action by the Company, the Board, or by the applicable removed Director. Subject to the restrictions in Section 6.1(a), each Director duly appointed by a Member pursuant to and in accordance with the provisions of this Section 6.1 shall hold office until his or her resignation, death, permanent disability, removal pursuant to and in accordance with this Section 6.1, or until a successor Director is duly appointed by the Member that appointed (and continues to be entitled to appoint) such Director.

(g) Vacancies. A vacancy shall be deemed to exist in the case of the resignation, death, permanent disability or removal of any Director. The Member entitled to appoint a Director to the vacant directorship may appoint or elect a Director thereto to take office (i) immediately, (ii) effective upon the departure of the vacating Director, in the case of a resignation, or (iii) at such other later time as may be determined by such Member.

(h) Committees. The Board may create one or more committees of the Board, delegate responsibilities, duties and powers to such one or more committees, and appoint Directors to serve thereon; provided, that each Member (together with its Affiliates) who is entitled to appoint a Director pursuant to Section 6.1(a) shall be entitled to appoint at least one Director to serve on any such committee. Each Director appointed to serve on any such committee shall in accordance with the terms of the resolution designating the applicable committee (so long as in compliance with this Article VI). Sections 6.1(b), (c), (d), (e), (f) and (g) shall each apply to any committee of the Board with the same terms applicable to the Board, mutatis mutandis.

6.2 Reserved Matters. Notwithstanding the provisions of Section 6.1, the Board shall not have the right nor the authority to do, take, make, authorize or approve any decision or action set forth on Schedule 6.2 (in each case, a “Reserved Matter”) without the prior approval of all of the Members holding at least a Threshold Interest as of the date of such approval (“Reserved Matter Member Approval”). It is hereby acknowledged and agreed by the Members that the rights of the Members set forth in this Section 6.2 are protection mechanisms for such Members acting in their capacity as investors in the Company and are not for purposes of, and should not be construed or otherwise interpreted as, providing such Members or any of their Representatives with the ability to take any action that would constitute exercising substantial influence or control over the Company or any of its Subsidiaries or would otherwise provide such Members or any of their Representatives with any right to direct the operation of the business of the Company or any of its Subsidiaries.

6.3 Fundamental Reserved Matters. Notwithstanding the provisions of Section 6.1 or Section 6.2, the Board shall not have the right nor the authority to do, take, make, authorize or approve any decision or action set forth on Schedule 6.3 (in each case, a “Fundamental Reserved Matter”) without the prior approval of each Member that (together with its Affiliates that are Members) holds a Percentage Interest of at least ten percent (10%) of all of the outstanding Units of the Company as of the date of such approval (in each case, a “Fundamental Reserved Matter Member Approval”). It is hereby acknowledged and agreed by the Members that the rights of the Members set forth in this Section 6.3 are protection mechanisms for such Members acting in their capacity as investors in the Company and are not for purposes of, and should not be construed or otherwise interpreted as, providing such Members or any of their Representatives with the ability to take any action that would constitute exercising substantial influence or control over the Company or any of its Subsidiaries or would otherwise provide such Members or any of their Representatives with any right to direct the operation of the business of the Company or any of its Subsidiaries.

6.4 Good Faith Reliance. A Director shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of Assets from which distributions might properly be paid) of the following Persons or groups: (a) any Member; (b) any other Director; (c) any advisor or other expert or professional employed or engaged by or on behalf of the Company; or (d) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence.

6.5 Liabilities and Duties of Directors.

(a) Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Director. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Director to each Member and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Director otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Director.

(b) Duties. Whenever in this Agreement a Director is permitted or required to make a decision (including a decision that is in such Director’s “discretion” or under a grant of similar authority or latitude), such Director shall be entitled to consider only such interests and factors as the Member that appointed such Director desires, including such Member’s own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Director is permitted or required to make a decision in such Director’s “good faith”, such Director shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

6.6 Delegation of Authority; Employees. The Board may not delegate its power or authority to any Person (or modify any existing delegations of authority) other than (a) authority delegated to VEPCO under an Affiliate Contract that is in effect on the Effective Date or approved following the Effective Date in accordance with Section 6.9, (b) after Project COD, any appointment or delegation reasonably determined (in accordance with the Prudent Operator Standard) to be immediately required as a result of a change in Applicable Law or an order or any other legally binding requirement or directive of a Governmental Authority (including for the avoidance of doubt any legally binding regulatory requirement or change thereto) or (c) authorized persons (“Authorized Persons”) to take administrative actions (including executing Contracts and making filings with Governmental Authorities); provided, that, any such delegation shall not relieve the Board of any limitation (including with respect to Reserved Matters and Fundamental Reserved Matters), obligation or liability hereunder. The Company shall not have any employees or officers (but may have Authorized Persons).

6.7 Construction Budget and Construction Plan.

(a) Original Construction Budget and Original Construction Plan. The initial Construction Budget (the “Original Construction Budget”) and initial Construction Plan (the “Original Construction Plan”) were delivered by the Dominion Member to the Partner Member on February 21, 2024 and each have been agreed to by the Dominion Member and the Partner Member prior to and as of the Effective Date.

(b) Preparation and Approval of an Updated Construction Budget and Construction Plan. No later than one hundred eighty (180) days prior to the end of each Fiscal Year (commencing with Fiscal Year 2025) and at such other time as the Board reasonably determines necessary, the Dominion Member shall prepare, or cause to be prepared, and submit to the Board for approval an updated draft Construction Budget and updated draft Construction Plan (which shall include, for the avoidance of doubt, a summary of any actual costs and expenses incurred up to such point in time and actual revenues received). The Dominion Member shall provide each Member holding a Threshold Interest with, (i) with respect to any annual update to the Construction Budget and Construction Plan, no less than thirty (30) days, and (ii) with respect to any other update to the Construction Budget and Construction Plan, no less than five (5) Business Days, to review and comment upon the final drafts of any such updated Construction Budget or updated Construction Plan prior to submitting such updated draft Construction Budget and updated draft Construction Plan to the Board for approval, and the Dominion Member shall, in good faith, consider any prompt, reasonable feedback from each Member holding a Threshold Interest. In the event of a dispute regarding any proposed updated Construction Budget, any Member holding a Threshold Interest may invoke the MEC Process in accordance with Section 12.5, which process shall be completed prior to the submission of such updated Construction Budget or updated Construction Plan to the Board for approval and which process shall be deemed to satisfy all notice and quorum requirements including those set forth Section 6.1, notwithstanding anything to the contrary in this Agreement. The Construction Budget and Construction Plan may be only amended as set forth in this Section 6.7(b). For the avoidance of doubt, expenditures prior to Project COD with respect to any force majeure event or act of God may be included in the Construction Budget.

6.8 Annual Operating Budgets and Operating Plans.

(a) Initial Annual Operating Budget and Initial Annual Operating Plan. The Annual Operating Budget for the period from the Effective Date until the end of Fiscal Year 2025 (the “Initial Annual Operating Budget”) was delivered by the Dominion Member to the Partner Member on March, 25, 2024 and the Annual Operating Plan for Fiscal Year for the period from the Effective Date until the end of Fiscal Year 2025 (the “Initial Annual Operating Plan”), was delivered by the Dominion Member to the Partner Member on February 22, 2024 and each have been agreed to by the Dominion Member and the Partner Member prior to and as of the Effective Date.

(b) Preparation and Approval of Annual Operating Budgets and Annual Operating Plans. No later than one hundred eighty (180) days prior to the end of each Fiscal Year (commencing in Fiscal Year 2025), the Dominion Member shall prepare, or cause to be prepared, and submit to the Board for approval a draft Annual Operating Budget and a draft Annual Operating Plan. The Dominion Member shall consult with each Member holding a Threshold Interest to develop such draft Annual Operating Budget and draft Annual Operating Plan and will, in good faith, consider any prompt, reasonable feedback from any such Member. Upon Board approval, such draft Annual Operating Budget shall be the Annual Operating Budget and such draft Annual Operating Plan shall be the Annual Operating Plan, provided that to the extent that an Annual Operating Budget includes (i) Recurring Non-Recoverable Costs which in the aggregate exceed an amount equal to the sum of (x) [***] of the aggregate amount of such expenditures included in the prior Fiscal Year’s Annual Operating Budget (or, with respect to the Annual Operating Budget for Fiscal Year 2026, [***] of the aggregate amount of such expenditures included in the Initial Annual Operating Budget for the full Fiscal Year 2025 (including any portion of such year which precedes the Effective Date)) plus (y) any Unused Non-Recoverable Basket Amount, or (ii) Non-Recurring Non-Recoverable Costs which in the aggregate exceed the Non-Recoverable Basket Amount, Reserved Matter Member Approval shall be required solely to the extent of any excess described in the foregoing clauses (i) or (ii). For the avoidance of doubt, expenditures after Project COD with respect to any force majeure event or act of God may be included in the Annual Operating Budget.

(c) Amendments to Annual Operating Budgets and Annual Operating Plans. From time-to-time during the course of a Fiscal Year, the Dominion Member may submit to the Board proposed amendments to the then-current Annual Operating Budget and Annual Operating Plan, and upon Board approval, such amendments shall amend the Annual Operating Budget and the Annual Operating Plan, provided that (a) to the extent an amendment to the Initial Annual Operating Budget with respect to a Fiscal Year would result in (i) Recurring Non-Recoverable Costs which in the aggregate exceed an amount equal to the sum of (x) one hundred three percent (103%) of the aggregate amount of such expenditures included in the Initial Annual Operating Budget with respect to such Fiscal Year plus (y) any Unused Non-Recoverable Basket Amount for such Fiscal Year, or (ii) Non-Recurring Non-Recoverable Costs which in the aggregate exceed the Non-Recoverable Basket Amount for such Fiscal Year, Reserved Matter Member Approval shall be required solely to the extent of any excess described in the foregoing clauses (i) or (ii) and (b) to the extent an amendment to any other Annual Operating Budget would result in an increase in Recurring Non-Recoverable Costs or Non-Recurring Non-Recoverable Costs which would have been subject to Reserved Matter Member Approval pursuant to Section 6.8(b) if such amendment had been initially included in the Annual Operating Budget for such Fiscal Year, Reserved Matter Member Approval shall be required solely to the extent such Reserved Matter Member Approval would have been applicable. For the avoidance of doubt, no Annual Operating Budget or Annual Operating Plan may be amended other than in accordance with this Section 6.8(c).

(d) Rollover Budget. Except for the Initial Annual Operating Budget, if Reserved Matter Member Approval is required pursuant to Section 6.8(b) with respect to any portion of an Annual Operating Budget and such approval is not received prior to January 1 of the applicable Fiscal Year, then a Rollover Budget will be put in place until such Annual Operating Budget items are approved in accordance with Section 6.8(b). The “Rollover Budget” shall be composed of (i) all amounts in the Annual Operating Budget approved by the Board, which do not require Reserved Matter Member Approval, plus (ii) any amount requiring Reserved Matter Member Approval that is approved by each Member maintaining a Threshold Interest. For the avoidance of doubt amounts which do not require Reserved Matter Member Approval include (i) all Recurring Non-Recoverable Costs which in the aggregate do not exceed an amount equal to the sum of (x) [***] of the aggregate amount of such expenditures included in the prior Fiscal Year’s Annual Operating Budget (or, with respect to the Annual Operating Budget for Fiscal Year

2026, [***] of the aggregate amount of such expenditures included in the Initial Annual Operating Budget for the full Fiscal Year 2025 (including any portion of such year which precedes the Effective Date) plus (y) any Unused Non-Recoverable Basket Amount; (ii) all Non-Recurring Non-Recoverable Costs which in the aggregate do not exceed the Non-Recoverable Basket Amount; and (iii) all Recoverable Expenditures.

6.9 Affiliate Contracts.

(a) Restricted Affiliate Transactions. To the extent there are any Non-Conflicted Members, the Company shall not, and the Board shall not permit the Company or any of its Subsidiaries to, (i) enter into, (ii) amend, modify or supplement, (iii) waive any rights or liabilities (other than any immaterial rights or liabilities) under or (iv) provide any consent or approval (other than any immaterial consent or approval) under, in each case, any Affiliate Contract (other than any entry into a De Minimis Affiliate Contract, entry into the Ancillary Agreements, any De Minimis Affiliate Contract Amendment or any amendment, modification or supplement to the Project Management Agreement for the purpose of (A) expanding the scope of the services to be provided by the Dominion Member thereunder or Exhibit B to the Project Management Agreement to add additional Project Contracts (as defined in the Project Management Agreement) to such exhibit or (B) changes to the costs of services associated with any such change to the scope of services, to the extent such costs are in accordance with the Approved Budget or are funded or committed in writing to be funded as a Dominion Member Supplemental Funding) without the prior written consent of the Majority Non-Conflicted Members; provided, further, that the Company may enter into an administrative services agreement with the Dominion Member without the approval of the Majority Non-Conflicted Members so long as it is consistent in all material respects with similar agreements entered into between the Dominion Member and its Affiliates. Notwithstanding the foregoing, the Members agree that the Company may enter into an agreement for the sale of capacity or ancillary services to the Dominion Member or an Affiliate of the Dominion Member on terms reasonably acceptable to the Majority Non-Conflicted Members (to the extent there any Non-Conflicted Members) so long as (i) such agreement would not result in the Project selling any energy or electricity to the Dominion Member or its Affiliates (including for U.S. federal income Tax purposes) and (ii) the Company receives all Governmental Approvals required by Applicable Law, including, if reasonably required, prior authorization from FERC pursuant to 18 C.F.R. § 35.39(b), to enter into such agreement.

(b) Enforcement of Affiliate Contracts. The Company shall diligently undertake and pursue all Related Party Matters to the extent such undertaking or pursuit (x) complies with the Prudent Operator Standard, (y) furthers the interests of the Project and (z) would be no less favorable to the Company in all material respects than would be reasonably expected in an arms’ length transaction with an unaffiliated person (the “Related Party Standard”) and shall adhere to the Related Party Standard in determining whether to undertake a Related Party Matter. The Company shall provide reasonable prior notice to each Non-Conflicted Member before undertaking any Related Party Matter. If (i) any Non-Conflicted Member reasonably believes in good faith that the Company is not diligently undertaking or pursuing any Related Party Matter in accordance with the Related Party Standard or (ii) the Company undertaking any Related Party Matter would be consistent with the Related Party Standard and the Board has failed to act with respect to such Related Party Matter, then, in each case, such Non-Conflicted Member may request, by delivering written notice to the Board, that the Company undertake (or not undertake, as applicable) such Related Party Matter. After being requested by such Non-Conflicted Member to undertake (or not undertake, as applicable) a Related Party Matter, the Company shall provide written notice thereof to the Members, which notice shall set forth the Board’s decision whether to undertake (or not undertake, as applicable) such Related Party Matter as requested by such Non-Conflicted Member. If any Non-Conflicted Member reasonably believes in good faith that the Board’s decision with respect to such Related Party Matter does not satisfy the Related Party Standard, then such Non-Conflicted Member may invoke the MEC Process in accordance with Section 12.5 and, if necessary, the Mandatory Arbitration Process in accordance with Section 12.6 (a “Related Party Matter Dispute”). If following the resolution of a Related Party Matter Dispute, the Company is found to have breached this Section 6.9(b), then the Conflicted Member shall indemnify the Member Indemnified Parties of the Non-Conflicted Members with respect to any Damages arising out of or resulting from such breach. While the Dominion Member is entitled to appoint the majority of the Directors of the Board, the Company’s obligation to deliver the “RECs” in accordance with the terms of the REC Purchase and Sale Agreement shall constitute a Related Party Matter subject to the provisions of this Section 6.9(b), provided, that the Damages subject to any indemnity with respect thereto shall be limited only to those costs and expenses that are not Recoverable Expenditures.

(c) Revenue Contracts. The Company shall use its commercially reasonable efforts to cause the North Carolina Revenue Contract to be executed as promptly as possible following the Effective Date.

(d) Project Management Agreement. The Company hereby irrevocably waives its right to indemnification pursuant to Section 11.2 of the Project Management Agreement to the extent of any amount which is not recovered by the Dominion Member from the relevant Project Contractor (as defined in the Project Management Agreement) in relation to the indemnified claim.

6.10 Notice of Breaches of Applicable Law. If there shall occur any material breach or violation by the Company under any Applicable Law, the Board will promptly give notice of such event to the Members upon knowledge thereof (and in any event within five (5) days after knowledge thereof).

6.11 Credit Support.

(a) Credit Support. The Dominion Member and its Affiliates have provided certain credit support listed on Schedule 6.11 attached hereto (the “Existing Credit Support”) in respect of the Project. In the event the Board reasonably determines additional credit support is required from time to time as may be required by contract, permit or Applicable Law, the Company shall, with Reserved Matter Member Approval, procure a letter of credit, bond or other credit support with respect thereto (“Company Credit Support”). If the Company is unable to obtain Company Credit Support on commercially reasonable terms (including because the procurement of Company Credit Support has not received Reserved Matter Member Approval), the Company may (without Reserved Matter Member Approval) request for the Dominion Member or any of its Affiliates to provide a guaranty and upon such request the Dominion Member or any of its Affiliates shall have the right but not the obligation to provide such guaranty (the “Dominion Member Credit Support”). With respect to any Dominion Member Credit Support, the Company shall pay to the Dominion Member or the

Project Manager or its Affiliate the reasonable carrying costs with respect thereto solely to the extent such costs are Recoverable Expenditures. For the avoidance of doubt, any direct or indirect impact to the Dominion Member’s credit profile as a result of providing Dominion Member Credit Support shall be taken into account in connection with determining its reasonable carrying costs with respect thereto.

(b) Reimbursement. To the extent any payment is made on any Dominion Member Credit Support, each Member shall reimburse the Dominion Member, or its Affiliate (including the Project Manager), as applicable, an amount equal to its Percentage Interest multiplied by the amount of such payment (the “Credit Support Reimbursement”). If any Member fails to make the Credit Support Reimbursement required by this Section 6.11(b) within thirty (30) days after such Member’s receipt of written notice from the Dominion Member of such Credit Support Reimbursement and (i) the amounts underlying such payment made on any Dominion Member Credit Support would otherwise constitute a Mandatory Capital Call (if such amounts had been included in the Construction Budget) then such Member shall be treated as a Non-Contributing Member with respect to a Mandatory Capital Call subject to the penalties set forth in Section 3.3 and Section 7.9, and the Dominion Member shall have the rights of a Contributing Member with respect to a Mandatory Capital Call in accordance with the procedures set forth in Section 3.3 and such Credit Support Reimbursement shall be treated as an Unfunded Amount with respect to a Mandatory Capital Call not contributed within thirty (30) days after the Capital Request Funding Date or (ii) the amounts underlying such payment made on any Dominion Member Credit Support would not otherwise constitute a Mandatory Capital Call, then such Member shall be treated as a Non-Contributing Member with respect to a Non-Mandatory Capital Call, and the Dominion Member shall have the rights of a Contributing Member with respect to a Non-Mandatory Capital Call in accordance with the procedures set forth in Section 3.3 and such Credit Support Reimbursement shall be treated as an Unfunded Amount with respect to a Non-Mandatory Capital Call not contributed within thirty (30) days after the Capital Request Funding Date.

6.12 Insurance. The Dominion Member or its Affiliates have procured on behalf of the Company at the Company’s expense, and shall maintain the casualty, liability, property damage and other types of insurance meeting the minimum requirements set forth on Schedule 6.12, to the extent available at commercially reasonable rates. Following Project COD, the Board, taking account the input of the Project Manager, may update Schedule 6.12 from time to time for additional or modified insurance requirements as may be reasonably required for the operation of the Company Business in accordance with the Prudent Operator Standard, taking into account customary self-insurance practices, and shall cause the Company to obtain such additional or modified insurance consistent with the Annual Operating Budget and in accordance with the Prudent Operator Standard, to the extent available at commercially reasonable rates. The Company and each Member shall be added to such insurance as additional insureds on both property and liability related insurance as their interests may appear, with a waiver of subrogation permitted in their favor (where legally permitted or insurance market practice permits). The Dominion Member shall furnish the Members a certificate of insurance evidencing the required coverage within thirty (30) days after the Effective Date and thereafter within thirty (30) days after each policy renewal.

6.13 Separateness. The Company exists solely for the purposes set forth in Section 2.5 and it shall:

(a) conduct business only in its own name;

(b) maintain its own separate books, records, financial statements and accounts (with no commingling of Assets);

(c) maintain itself as a legal entity separate from its Members, Affiliates and other Persons and at all times hold itself out as being a Person separate and apart from any other Person;

(d) observe limited liability company formalities independent of any other entity and preserve its existence as an entity duly organized, validly existing and in good standing;

(e) pay its own liabilities from its own funds;

(f) to the extent required by Applicable Law, file its own income Tax Returns and pay on its own behalf any income Taxes assessed on the Company; and

(g) keep separate funds and assets from the funds or assets of any other Person.

6.14 Consultation Matters. The Company (and, as applicable, the Board) shall consult in good faith with any Member with a Percentage Interest of at least ten percent (10%) (as long as such Member is not a Defaulting Member) prior to the Company undertaking, or causing or permitting any of its Subsidiaries to undertake, the matters set forth on Schedule 6.14.

6.15 Partner Member Non-Recoverable Costs. In no event shall the Company or the Dominion Member or any of its Affiliates (including pursuant to the Project Management Agreement) be required to perform any service or incur any cost with respect to any Partner Member Non-Recoverable Costs, unless the Partner Member funds the full amount of such costs and expenses, provided that in no event shall the Partner Member receive any Units in exchange for such funding, nor shall such funding constitute a loan by the Partner Member to the Company.

6.16 Affiliate Aggregation for Governance Matters. Notwithstanding anything to the contrary contained in this Agreement, a Member may only aggregate its Percentage Interest with the Percentage Interest of any of its Affiliates for the purpose of exercising any voting, appointment, removal, approval, consent or other governance right set forth in this Agreement if such Member and its Affiliates elect to exercise such voting, appointment, removal, approval, consent or other governance rights collectively and not independently.

6.17 Portsmouth Marine Terminal Transaction. If a Portsmouth Marine Terminal Transaction is consummated, then (a) the Dominion Member shall ensure that, following such transaction, the Company will continue to have such use and access rights with respect to the Portsmouth Lease and assets related thereto as are necessary for the Project in accordance with the Project Management Agreement until Project Completion (as defined in the Turbine Supply Agreement). Notwithstanding anything to the contrary contained in this Agreement or the Project Management Agreement, the Members agree and acknowledge that the Portsmouth Lease shall only constitute an asset of the Project or the Company to the extent use of or access to the Portsmouth Lease is needed for the Project until Project Completion (as defined in the Turbine Supply Agreement), and that any proceeds received by the Dominion Member in respect of a Portsmouth Marine Terminal Transaction shall be the sole property of the Dominion Member, except that any proceeds which are required to be credited by the Company against Rider OSW shall be paid to the Company, and neither the Company nor any other Member shall have any rights with respect thereto. The Dominion Member shall indemnify and hold harmless the Company with respect to any costs or expenses of the Company (or any subsidiary thereof) prior to Project Completion arising out of or resulting from the Portsmouth Marine Terminal Transaction (or any transactions ancillary thereto) that are not Recoverable Expenditures.

ARTICLE VII

RIGHTS AND RESPONSIBILITIES OF MEMBERS

7.1 General. The rights and responsibilities of the Members shall be as provided in this Agreement and the Act.

(a) Each of the Dominion Member and the Partner Member is hereby or was heretofore admitted to the Company as a Member, and hereby continues as such. Unless admitted to the Company as a Member as provided in this Agreement, no Person shall be, in fact or for any other purpose, a Member.

(b) The Members’ names, addresses and Percentage Interests are set forth on the Schedule of Members attached to this Agreement as Exhibit A.

7.2 Member Voting Rights. Except for Reserved Matters, Fundamental Reserved Matters, matters expressly requiring Member consent set forth in Sections 6.8, 6.9, 9.1 and 13.6, and as otherwise expressly provided in this Agreement, or as required by the Act, the Members, in their capacity as Members, shall not have the right to approve or vote on any matter with respect to the Company, nor shall they transact any business for the Company, nor shall they have the power to act for or bind the Company.

(a) Member Meetings; Notice. The Board will cause the Company to hold a meeting of the Members at least once per quarter (which requirement shall be satisfied by a meeting of the Board unless there are Members which together with their Affiliates are not entitled to appoint a Director to the Board), where the Board shall present to the Members a discussion regarding, among other pertinent items as reasonably determined by the Board or requested by a Member, the Company’s ongoing development and construction activities and operations and the relation of such development and construction activities and operations to the Construction Budget and Construction Plan and/or Annual Operating Budget and Annual Operating Plan. In addition, special meetings of the Members may be called at any time by the Board or any Member. Notice of each meeting shall be given personally or by emailing or telephoning such Member at least forty-eight (48) hours before the meeting, unless such prior notice has been waived. Notice of any meeting of the Members shall be deemed to have been duly given to a Member if such notice is waived by the Member in writing before or after such meeting or such Member attends or participates in such meeting, except when such Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement. If any Member votes and/or the Members take any action at such meeting, a written record of such vote and/or action shall be maintained by the Company.

(b) Quorum. A quorum for purposes of transacting business at any meeting of the Members shall consist of the presence in person or by proxy of the Members collectively holding the Percentage Interest required to approve the action or actions being taken.

(c) Acts of the Members. The Members shall vote in proportion to their respective Percentage Interest. Except as otherwise required by the Act or expressly provided in this Agreement (including with respect to Reserved Matters and Fundamental Reserved Matters), no matter submitted to the Members for a vote, consent, authorization or other approval shall be authorized or approved unless approved by Members collectively holding a majority of the Percentage Interests of all Members (except with respect to Reserved Matters and Fundamental Reserved Matters).

(d) Action by Members without a Meeting. The Members may conduct any business of the Company or take any action required of Members under this Agreement through written consent, as set forth in the next sentence. Any action may be taken by the Members without a meeting if such action is authorized or approved by the written consent of the Members collectively holding the Percentage Interest required to approve the action being taken, and notice of any such action taken shall be provided to those Members who have not consented in writing promptly following the taking of such action. Where action is authorized by written consent, no meeting of Members needs to be called or noticed. A copy of any action taken by written consent shall be sent to the Members within twenty-four (24) hours of such approval, and all actions by written consent shall be filed with the minute books of the Company. Such written actions shall have the same force and effect as a vote of the Members.

(e) Telephone Meetings. Members may participate in any meeting of the Members by telephonic means, over the internet or by means of any customary electronic communications equipment. Such participation shall constitute presence in person at such meeting.

7.3 Liabilities and Duties of Members.

(a) To the fullest extent permitted under the Act and any other Applicable Law as currently or hereafter in effect, no Member shall have any personal liability whatsoever, whether to the Company or to its creditors for the debts, obligations, expenses or liabilities of the Company, whether arising in contract, tort or otherwise, which shall be solely the debts, obligations or liabilities of the Company, or for any of the Company’s losses, in excess of the value of such Member’s Capital Account, except as expressly provided herein.

(b) Notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the parties hereby agree that each Member and their Affiliates, shall, to the maximum extent permitted by the Act and Applicable Law, owe no fiduciary duties to the Company, its Subsidiaries, Affiliates or joint ventures, the other Members or any other Person bound by this Agreement. Except as otherwise provided in this Agreement, the Members and any of their Affiliates shall have no obligations whatsoever, by virtue of the relationships established pursuant to this Agreement, to take or refrain from taking any action that may impact the Company, the Members or any Subsidiary or Affiliate of the Company or a Member. The provisions of this Agreement, to the extent that they restrict or eliminate fiduciary and other duties of Members or their Affiliates to the Company or its Members otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Members or Affiliates. To the maximum extent permitted by Applicable Law, whenever a Member, in its capacity as a Member, is permitted or required to make a decision or take an action or omit to take an action (including with respect to Reserved Matter Member Approval and Fundamental Reserved Matter Member Approval), such Member shall be entitled to consider only such interests and factors, including its, his or her own, as it, he or she desires, and shall have no duty or obligation to give any consideration to any other interest or factors whatsoever.

(c) The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

7.4 Withdrawal.

(a) Except as otherwise provided in this Agreement, no Member shall be entitled to: (i) voluntarily withdraw from the Company; (ii) withdraw any part of such Member’s Capital Contributions from the Company; (iii) demand the return of such Member’s Capital Contributions; or (iv) receive property other than cash in return for such Member’s Capital Contribution.

(b) No Membership Interest is redeemable or repurchasable by the Company at the option of a Member. Except as expressly set forth in this Agreement, no event affecting a Member (including dissolution, Bankruptcy or insolvency) shall affect its obligations under this Agreement or affect the Company.

(c) A Member shall automatically cease to be a Member upon Transfer of all of such Member’s Membership Interests made pursuant to and in accordance with the terms of this Agreement, subject to Section 8.7(d). Immediately upon any such permissible Transfer, the Company shall cause such Member to be removed from Exhibit A to this Agreement and to be substituted by the Transferee or Transferees in such Transfer, and, except as otherwise expressly provided for herein, such Transferee or Transferees shall be deemed to be a party hereto for all purposes hereunder.

7.5 Member Compensation. No Member shall receive any interest, compensation or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise, in its capacity as a Member, except as otherwise provided in this Agreement.

7.6 Other Ventures.

(a) A Member shall not be required to tend to the business and affairs of the Company as such Member’s sole and exclusive function, and any Member may have other business interests and may engage in other activities of any nature or description, independently or with others, similar or dissimilar to the businesses of the Company, including such interests and activities in respect of other power generation facilities or that may be similar to or competitive with the Company Business. The Company and each Member shall have no right, by virtue of this Agreement, to share or participate in such other investments or activities of a Member or to the income or proceeds derived therefrom. To the fullest extent permitted by law, a Member shall incur no liability to the Company or the other Members as a result of engaging in any other business or venture not otherwise even if competitive with the businesses of the Company.

(b) Except as provided in Section 7.6(d), the Company and each Member expressly acknowledge and agree, that, (i) neither the Members nor any of their respective Affiliates or Representatives shall have any duty to communicate or present an investment or business opportunity to the Company in which the Company may, but for the provisions of this Section 7.6, have an interest or expectancy (a “Corporate Opportunity”), and (ii) neither of the Members nor any of their respective Affiliates or Representatives (even if such Person is also a Director of the Company) shall be deemed to have breached any duty or obligation to the Company by reason of the fact that such Person pursues or acquires a Corporate Opportunity for itself or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company and each Member expressly renounce any interest in Corporate Opportunities and any expectancy that a Corporate Opportunity will be offered to the Company.

(c) Without limiting the generality of the foregoing but subject to Section 7.6(d), the Members acknowledge and agree that (i) the Members and their Affiliates (including Partner Sponsor and its Affiliates (including the Partner Entities)) may, in certain circumstances, be competitive with the Company, (ii) the Directors appointed by Members and certain Affiliates of the Members may provide services to both other Persons (including the Partner Entities) and the Company and its Subsidiaries, (iii) the Partner Entities may, in certain circumstances, be competitive with the Company and (iv) the Members, their Affiliates and the Directors appointed by such Members are free to engage in the business of and possess an interest in the other Persons (including the Partner Entities) and shall have no obligation to consider the interests of the Company or its Subsidiaries, Affiliates or equity investees in preference to the interests of such other Persons (including the Partner Entities).

(d) Notwithstanding anything in this Agreement to the contrary (including Sections 7.6(a) and 7.6(b)), the Dominion Member and its Affiliates may not utilize the assets of the Project (which assets, for the avoidance of doubt, do not include the Portsmouth Lease (except to the extent use and access is needed for the Project) and the Coastal Virginia Offshore Wind Pilot Program) for any new business opportunity. The Members agree and acknowledge this 7.6(d) shall in no way restrict the Dominion Member or any of its Affiliates or Subsidiaries from undertaking the Portsmouth Marine Terminal Transaction.

7.7 Covenants of the Members. Each Member covenants to the other Members and the Company that the Member (or if it is a disregarded entity, the entity that is treated as owning the Assets of the Member for U.S. federal income Tax purposes) is and will remain a “United States person” within the meaning of Section 7701(a)(30) of the Code and is not, and will not become, either (a) subject to withholding under Section 1446 of the Code, or (b) during the PTC

Period, a Disqualified Person or a Related Person; provided that (x) each Member is either (A) classified as a C corporation for U.S. federal income Tax purposes or (B) an entity that, for U.S. federal Income Tax purposes, is disregarded as separate from its owner or classified as a partnership and, in each case in this subclause (B), all of whose members, partners, beneficiaries or owners are Persons described in subclause (A) or this subclause (B) (so long as, for the avoidance of doubt, if a member, partner, beneficiary or owner is a Person described in subclause (B), such Person’s ultimate taxpayer owner(s) are classified as C corporations for U.S. federal Income Tax purposes) (the “Corporate Ownership Structure”), and (y) each Member shall cooperate and provide the other Members and the Company with such assistance as may reasonably be requested in connection with verifying the Corporate Ownership Structure, including, for the avoidance of doubt, providing information regarding such Member’s (or its ultimate taxpayer owners’) utilization of depreciation, losses, tax credits, deductions, expenses, or tax benefits for purposes of calculating applicable deferred tax assets or tax items in rate base as required by a Ratemaking Authority.

7.8 Confidential Information.

(a) With respect to each of the Company and the Members, except to the extent necessary for the exercise of its rights and remedies and the performance of its obligations under this Agreement, each Member will not itself use or disclose, directly or indirectly and will not permit the use or disclosure by any of its Affiliates (only if such Affiliates receive Confidential Information), any of the officers, directors or employees of it or its Affiliates (only if such Affiliates receive Confidential Information) (collectively, the “Representatives”), or any of its advisors, accountants, consultants and counsel (collectively, the “Advisors”), this Agreement or any confidential information of or relating to the Company, the Members or the transactions contemplated hereby (the “Confidential Information”); provided, however, that Confidential Information shall not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by such Member, its Affiliates or any of its or their Representatives in violation of the provisions of this Section 7.8; (ii) was available to such Member or any of its Representatives prior to its disclosure hereunder; provided that, the possession of such information was not in violation of any known confidentiality obligation owed to the Company or any of its Subsidiaries; or (iii) is required or requested by the IRS in connection with the Company or any of its Subsidiaries, the Projects or Tax matters relating thereto, including in connection with a request for any private letter ruling, any determination letter or any audit. Notwithstanding the foregoing, any Member may use and disclose Confidential Information to the extent that such disclosure is required by any applicable rule or regulation of any stock exchange that is applicable to such Member or its Affiliates, or by law, a subpoena or any other applicable legal process or by a Governmental Authority having jurisdiction over such Member or its Affiliates, provided, that, in such case such Member shall, unless otherwise prohibited by law, give prompt notice to the other Members that such disclosure is or may be required and so that they may seek (at their sole cost and expense) a protective order or other reasonable assurance that confidential treatment shall be accorded to such Confidential Information. The provisions of this Section 7.8 shall survive the termination of this Agreement or of the membership of any Member in the Company until the later of (A) two (2) years following such termination and (B) the Project COD. Notwithstanding the foregoing, a Member and its Affiliates may disclose Confidential Information received by it to its Affiliates and to its and their (x) Representatives and Advisors and (y) direct or indirect equityholders, limited partners (including any advisory committee thereof) and investors and to actual and potential lenders and creditors, in the case of this clause (y), to the extent such Confidential Information is related to such Member’s investment in the Company and is disclosed in connection with fundraising, marketing or informational or reporting activities of such Member in accordance with market practice and in the ordinary course of its business; provided that, in each case, such Member or its Affiliate (I) informs each such Person who has access to the Confidential Information of the confidential nature of such Confidential Information, and that each such Person is under a customary obligation to keep the Confidential Information confidential and (II) assumes responsibility for any breach of such obligation by such Person. Notwithstanding the foregoing, no Member will transmit or make accessible any Confidential Information in violation of applicable Sanctions and Trade Control Laws or Export Control Laws. For avoidance of doubt, technology and technical information relating to the Project, including technical information relating to the materials, components, systems and subsystems utilized in the Project (“Technical Data”), may be subject to restrictions under applicable Sanctions and Trade Control Laws or Export Control Laws limiting the ability to make such technical information available to Persons from or located in certain countries without first obtaining a license or other approval from U.S. regulatory authorities. No Member will make Technical Data available to any non-U.S. Person, without notice to and the advance approval of the other Members, and, as necessary, procurement at its own expense of any license or other government approval as may be required in order to make the proposed sharing of such Technical Data allowable under Applicable Laws.

(b) Notwithstanding anything to the contrary, the foregoing obligations shall not apply to the Tax treatment or Tax structure of the transactions contemplated by this Agreement (collectively, the “Transaction”) and each Member hereto (and any employee, representative, or agent of any Member) may disclose the Tax treatment and Tax structure of the Transaction (the “Tax Information”). This Section 7.8(b) is intended to prevent an investment in the Company from being treated as “reportable transaction” as a result of it being a transaction offered to a taxpayer under conditions of confidentiality within the meaning of Code Sections 6011, 6111 and 6112 (or any successor provision) and the Treasury Regulations thereunder (as clarified by Notice 2004-80 and Notice 2005-22) and shall be construed in a manner consistent with such purpose.

(c) If the Company or any Member or any Subsidiary thereof is required at any time to make any regulatory filing that identifies by name, or otherwise relates specifically to, any Member or any of its Affiliates or Permitted Transferees, then the Company or the Member, as applicable, shall submit (or shall cause its Subsidiary to submit) an advance draft of such regulatory filing to such identified Member or its Affiliate or Permitted Transferee, as applicable, and each such identified Member shall provide reasonable and customary assistance with respect to such filing and shall provide such information as may be reasonably necessary to complete such filing. Such identified Member (or its Affiliate or Permitted Transferee, as applicable) shall have the right to provide comments to such regulatory filing as it relates to such Member (or its Affiliate or Permitted Transferee), and the Company or the Member or its Subsidiary shall reasonably consider in good faith such comments prior to submitting such filing.

(d) No Member or the Company shall issue, or cause to be issued, any press release or other similar public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Members, which consent shall not be unreasonably withheld, conditioned or delayed, except as may be required by Applicable Law, by order of a court of competent jurisdiction or by any applicable rule or regulation of any stock exchange that is applicable to the Member or any Affiliate thereof issuing such announcement or statement.

(e) Nothing in this Section 7.8 (other than the last three sentences of Section 7.8(a)) shall be construed to restrict a Member from disclosing or using Confidential Information:

(i) with respect to its investment in the Company in the ordinary course of its business and pursuant to its customary investor relations process;

(ii) to regulate the management of the Company or any of its Subsidiaries, the relationships between the Members (and, if applicable, their respective Affiliates) and the affairs of, and the Member’s dealing with, the Company or any of its Subsidiaries, and their interests therein;

(iii) in connection with any Transfer or potential Transfer of any Membership Interests, to any Person (and such Person’s Representatives and financing parties (and counsel to such financing parties)) who is a potential Transferee (including a potential or actual PTC Transferee), of any Membership Interests;

(iv) to the extent reasonably necessary to be disclosed by such receiving Member in connection with any actual or potential Member Financing, to any Person that is an actual or potential tax equity investor, tax credit purchaser or PTC Transferee, lender and/or other financing party with respect to such actual or potential Member Financing;

(v) to the extent reasonably necessary to be disclosed by such receiving Member, any of its Affiliates or any of its or their respective Representatives pursuant to Applicable Law (for clarity, including in any required filings with the U.S. Securities and Exchange Commission) or regulation or the rules of any securities exchange to which such Member, such Affiliate or such Representative is subject or submits (or is seeking to obtain a listing on such exchange of otherwise offer its securities to the public);

(vi) for the purposes of dealing with such receiving Member’s (and its relevant Affiliates’) Tax affairs, to any applicable Governmental Authority;

(vii) if and to the extent required in connection with the performance of its responsibilities under Section 12.4, to any Independent Expert;

(viii) if and to the extent required in connection with the performance of its responsibilities under Section 12.6, to any arbitrator;

(ix) if and to the extent required for the purposes of any proceeding, suit or action arising out of or in connection with this Agreement, whether contractual or non-contractual, and including arbitration commenced pursuant to this Agreement;

(x) in connection with obtaining, maintaining, recovering under or complying with (as applicable) any insurance policy; or

(xi) in the case of the Dominion Member or the Partner Member, to the extent necessary to comply with its obligations under and in connection with the Contribution Agreement;

(xii) provided, that any recipient of Confidential Information pursuant to this Section 7.8(e) shall be under an obligation to keep such Confidential Information confidential, except with respect to any disclosure by the Dominion Member set forth in clause (i) or any disclosure by any Member set forth in clause (v), (vi) and (ix).

(f) The Confidential Information of a Member is and shall remain the sole property of the disclosing Member (or the Third Party which has disclosed the information to the disclosing Member). The receiving Member recognizes and agrees that nothing contained in this Agreement shall be construed as granting any property rights, by license or otherwise, to any disclosing Member’s Confidential Information, or to any invention or any patent, copyright, trademark, or other intellectual property right that has issued or that may issue, based on such Confidential Information of a Member.

(g) Specific Performance. The Members agree that irreparable damage will result if this Section 7.8 is not performed in accordance with its terms, and the Members agree that damages available at law for a breach of this Section 7.8 would not be an adequate remedy. Therefore, to the full extent permitted by Applicable Law, any Member shall be entitled to seek that the provisions hereof and the obligations of the Members hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and that appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a Member may have under this Agreement, at law or in equity.

7.9 Suspended Member. In the event that any Member other than the Dominion Member is a Defaulting Member hereunder (other than with respect to the Fundamental Reserved Matters), (a) the voting rights of such Member shall be suspended and the decisions of the Members shall be determined solely by the other Members and (b) the authority of any Director appointed by such Member to make decisions or take actions pursuant to this Agreement shall be suspended and such authority shall instead be solely vested in the Directors appointed by each other Member.

ARTICLE VIII

ADMINISTRATIVE AND TAX MATTERS

8.1 Intent for Income Tax Purposes. The Members intend that the Company be treated as a partnership for U.S. federal, state and applicable local income Tax purposes and that it be operated in a manner consistent with such treatment, but that the Company not be operated or treated as a “partnership” for any other purpose, including, but not limited to, Section 303 of the Bankruptcy Code, and the provisions of this Agreement may not be construed to suggest otherwise.

8.2 Books and Records; Company Procedure. The Company’s books of account shall be prepared and maintained in accordance with GAAP for the type of business of the Company. The Board shall cause to be kept, at the principal place of business of the Company, full and proper ledgers and other books of account of all receipts and disbursements and other financial activities of the Company, including the following documents:

(a) a copy of the Articles, and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate has been executed;

(b) copies of the Company’s U.S. federal, state and local and non-U.S. income Tax or information returns and reports (including any information or reports pertaining to any Tax elections made by the Company), if any, for the seven (7) most recent Taxable Years of the Company;

(c) copies of this Agreement and all amendments thereto;

(d) copies of the constituent documents in respect of the Company;

(e) financial reports, including a consolidated balance sheet and consolidated statements of income (or loss), of the Company for, to the extent applicable, each of the three (3) most recent Fiscal Years, including quarterly and monthly internal financial reports of the Company; and

(f) the Company’s books and records for at least the current and, to the extent applicable, the past seven (7) Fiscal Years.

The Company shall give to the Members reasonable written notice prior to transferring, destroying or discarding any books and records of the Company and, if any Member so requests, the Company shall allow such requesting Member to take possession of such books and records.

8.3 Information Rights. Each Member shall be entitled to receive any information that it may reasonably request concerning the Company, including all relevant books and records and to make copies thereof. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated, provided, that, for the avoidance of doubt, to the extent such information constitutes Confidential Information, such information shall be subject to the applicable provisions of Section 7.8 and Section 8.5. The Member making the request shall bear all costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf. Notwithstanding the foregoing, the Company shall not be obligated to provide to any Member any record or information (a) relating to the negotiation and consummation of the transactions contemplated by this Agreement and the Contribution Agreement, including confidential communications with Representatives or Advisors representing the Company or any of its Affiliates, (b) that is subject to an attorney-client or other legal privilege, (c) that, in the Board’s reasonable determination, constitutes proprietary, confidential or sensitive of a Member, (d) relating to any joint, combined, consolidated or unitary Tax Return that includes the Dominion Member or any of its Affiliates or any supporting work papers or other documentation related thereto except to the extent related to the Company, or (e) the provision of which would violate any Applicable Law or order.

8.4 Reports. The Company shall, at its expense, cause to be delivered to each Member, the following reports, information and financial statements at the times indicated below:

(a) Annually, within ninety (90) days after the end of the first full calendar year after the Effective Date and each Fiscal Year thereafter (as such dates may be extended or waived by the applicable Members), audited financial statements for the consolidated Company, prepared in accordance with GAAP and which fairly present the financial condition of the consolidated Company as of the respective dates thereof and the results of its operations for the period covered thereby, including (i) a consolidated balance sheet showing the financial position as of the end of such Fiscal Year, (ii) consolidated statements of income, Members’ equity, and cash flows for such Fiscal Year, and (iii) any report reasonably requested by a Member or a Member’s registered independent accounting firm.

(b) Within sixty (60) days after the end of each calendar quarter (except for the last quarter of each calendar year), unaudited quarterly financial statements of the consolidated Company prepared in accordance with GAAP, excluding footnotes, and which fairly present the financial condition of the consolidated Company as of the respective dates thereof and the results of its operations for the period covered thereby for such period and portion of the calendar year then ended or in the case of the fourth quarter ending on December 31, full Fiscal Year financial statements of the Company (including (i) a balance sheet showing the financial position as of the end of such fiscal quarter, and (ii) statements of income, Members’ equity, and cash flows for such fiscal quarter) and statements setting forth a comparison of actual result for such a quarter and the Fiscal Year to date with budgeted amounts as set forth in the most recently approved budgeted amounts.

(c) Upon the making thereof, any adjustments to the financial statements required pursuant to subsections (a) or (b) above.

(d) Monthly, financial, production, operating, development and construction summary reports with respect to the Company, in a form and format reasonably agreed by the Members, which shall at a minimum include (i) the kilowatt hours of electricity produced and sold during such month from the Project, (ii) the revenues and expenses of the Company and its consolidated Subsidiaries for the most recent available month, (iii) in the case of the months ending after April 30th, the same information set forth in the foregoing subclauses (i) and (ii) on a cumulative basis since the beginning of the then current Fiscal Year and (iv) notice of any substantial technical or operational issues, which issues would reasonably be expected to result in (x) a delay to the Construction Plan, (y) unscheduled maintenance or downtime with respect to the Project or (z) costs and expenses that are not Recoverable Expenditures, for which the Company obtained actual knowledge in such immediately preceding calendar month.

(e) Promptly upon receipt, but in no case more than five (5) Business Days after receipt, copies of all material documents and correspondence concerning the Company (i) furnished by or to the Company from or to any Governmental Authority, or (ii) which could reasonably be expected to have a material adverse effect on the Company.

(f) Promptly upon becoming aware of (i) any material litigation pending or, to the knowledge of the Board, threatened in writing against the Company or any of its Subsidiaries, (ii) material force majeure events, material breaches or material events of default under a Material Contract of the Company, (iii) material non-compliance or violations of Applicable Laws by the Company or any of its Subsidiaries, (iv) any communication with Governmental Authorities regarding any matter which would reasonably be expected to have an adverse impact on the Project’s operations or cost recovery, in each case, in any material respect and (v) any other event or circumstance that has resulted in a material adverse effect with respect to the Company or any of its Subsidiaries, notice of the foregoing, in each case, except to the extent such information has otherwise been previously provided to such Member or a Director appointed by such Member.

(g) Within thirty (30) days after renewal, certificates of insurance evidencing policies of insurance maintained by or on behalf of the Company.

(h) Quarterly, and no later than ten (10) days after the end of each fiscal quarter, a report detailing the Board’s calculation of the amount of Distributable Cash for the applicable Quarterly Period.

(i) Promptly following any request therefor, copies of written consents approved by the Members in lieu of a meeting in accordance herewith and all minutes from Board meetings.

(j) Promptly following any request therefor, a current list of the full name and last known business or mailing address of each Member, and the date on which each Member became a Member.

(k) Promptly following any request therefor, such reports, notices or information required to be delivered to the Company pursuant to a Key Affiliate Contract or the Material Construction and Procurement Agreements, except to the extent such information has otherwise been previously provided to such Member or a Director appointed by such Member.

(l) Promptly following any request therefor, such other reports and information in the possession of the Company or available to the Company pursuant to the Project Management Agreement as reasonably requested by the Members, including in connection with any tax equity financing or to manage its regulatory or tax affairs or make any filings with any Governmental Authority and such other reports reasonably requested by and paid for by the requesting Member to the extent external costs are incurred with respect to the preparation of such reports.

(m) Quarterly, within thirty (30) days after the end of each fiscal quarter, a written report setting forth (i) the aggregate total production of the Project, and (ii) the aggregate total of PTCs expected to be allocated to each Member for such preceding fiscal quarter.

8.5 Financing Support. The Company and the Members shall, at the request of a Member, cooperate with and use commercially reasonable efforts to provide assistance to such Member (at such Member’s sole expense with respect to out of pocket expenses incurred by the Company or the Dominion Member) in connection with any PTC Transfer or to support any debt or tax credit or tax equity financing or any refinancing, renewal or replacement thereof, including the incurrence of any loans or the issuance of any bonds, notes, debentures or hybrid securities or any equity financing (including any tax equity financing or tax credit purchasers or any equity investment or co-investment involving a Member’s direct or indirect equityholders (including limited partners), sponsors or affiliated funds), in each case, in connection with financing of the Capital Contributions required under this Agreement or the Contribution Agreement or monetization of the PTCs or other Tax attributes allocated to a Member pursuant to this Agreement (each, a “Member Financing”). Such cooperation and commercially reasonable efforts by the Company and the Dominion Member shall include (a) providing information for such requesting Member to prepare confidential information memoranda, lender presentations, rating agency presentations, and other similar customary documents and marketing materials for such financing (including pursuant to Section 8.3), (b) providing due diligence information and responses (including in the form of telephonic calls or data rooms, as applicable), (c) providing information for such requesting Member to prepare of disclosure schedules in respect of the definitive documents for such financing, (d) providing to the other Members such information as may be reasonably necessary in connection with such financing (including pursuant to Section 8.3 and including documentation and other information reasonably requested by such Member or its financing sources with respect to (x) applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and beneficial ownership regulations and (y) the U.S. Treasury Department’s Office of Foreign Assets Control and the Foreign Corrupt Practices Act of 1977, as amended, in each case, as they may relate to the Dominion Member, the Company or their respective assets), and (e) taking such other actions as are reasonably requested by the other Members to facilitate the consummation of any such Member Financing that is a tax equity financing, which shall include [***]. For the avoidance of doubt, neither the Dominion Member nor the Company shall be responsible for the preparation of any proforma financial statements and neither the Dominion Member nor the Company shall be obligated to deliver any financial information in a form not customarily prepared by the Dominion Member. In connection with the cooperation and commercially reasonable efforts contemplated by the Dominion Member and the Company under this Section 8.5, the Members and the Company shall use commercially reasonable efforts to agree upon a commercially reasonable liability regime (taking into account any Member Financing Project Related Protections reasonably requested by the financing parties and the allocation of liability in the Transaction Documents); provided, however, if the Members and the Company are unable to agree upon such commercially reasonable liability regime after such commercially reasonable efforts, the Dominion Member shall be required to comply with its other obligations under this Section 8.5 and the Company shall indemnify the Dominion Member with respect to the actions required to be taken by it pursuant to this Section 8.5; provided, further that (x) a Member pursuing a Member Financing shall remain liable for, and bear all Damages, losses or liabilities caused by the actions of such Member and (y) a Member providing any cooperation or assistance pursuant to this Section 8.5 shall have its out-of-pocket costs and expenses incurred in providing such cooperating and assistance reimbursed by the Member pursuing the applicable Member Financing.

8.6 Tax Elections. The Partnership Representative shall cause the Company to make the following U.S. federal income Tax elections on the appropriate Company Tax Returns:

(a) to the extent permitted under Section 706 of the Code, to elect the calendar year as the Company’s Taxable Year;

(b) to elect the accrual method of accounting;

(c) to elect to amortize any organizational and start-up expenses of the Company ratably over a period of one hundred eighty (180) months as permitted by Section 709(b) of the Code;

(d) to make an election under Section 754 of the Code (or cause such election to remain in effect for all relevant Taxable Years); provided, that if, notwithstanding this initial election, a valid election to adjust the basis of the Company’s properties under Section 754 of the Code is not in effect and a distribution of the Company’s property as described in Section 734 of the Code occurs or a Transfer of Membership Interest as described in Section 743 of the Code occurs, the Company will make an election pursuant to Section 754 of the Code;

(e) to elect not to claim any “bonus depreciation” otherwise available under Code Section 168(k); and

(f) subject to Section 8.10, elections pursuant to Section 6418 of the Code to effectuate a PTC Transfer.

The Partnership Representative shall cause the Company to make such other Tax elections for the Company, as it deems appropriate (or with the requisite consent if making the applicable election is a Reserved Matter or a Fundamental Reserved Matter), unless such Tax election is expressly prohibited by this Section 8.6. Based upon current knowledge of the facts pertaining to the Transaction as of the date hereof, the Company will not report the Transaction to the IRS as a “reportable transaction” pursuant to Section 6111 of the Code, the relevant Treasury Regulations and any other administrative authorities or pronouncements, in each case as they exist on the date hereof (provided, however, that if such facts or law change in a manner affecting the reportability of the Transaction, the specific covenant within this proviso shall not be applicable to the Company). Except as provided in Section 8.12 of this Agreement, the Company shall not make an election pursuant to Section 48(a)(5) of the Code to treat any portion of the Project as energy property. Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of Applicable Law of any state. No Member, Director, officer or agent of the Company is authorized to, or may, file IRS Form 8832 (or such alternative or successor form) to elect to have the Company classified as a corporation for U.S. federal income Tax purposes under Treasury Regulations Section 301.7701-3 or any similar election for U.S. state or local income Tax purposes.

8.7 Partnership Representative and Company Tax Filings.

(a) Partnership Representative.

(i) The Dominion Member, for so long as it is a Member of the Company with a Percentage Interest of at least fifty percent (50%), shall be the “partnership representative” of the Company pursuant to Section 6223 of the Code (the “Partnership Representative”). If any state or local tax law provides for a partnership representative or person having similar rights, powers, authority or obligations, the Partnership Representative shall also serve in such capacity, and the provisions of this Section 8.7 shall apply, mutatis mutandis. The Partnership Representative shall designate from time to time a “designated individual” to act on behalf of the Partnership Representative, and such designated individual shall be subject to replacement by the Partnership Representative in accordance with the Code and Treasury Regulations. The Company shall cause the Partnership Representative and the designated individual to comply with this Agreement.

(ii) The Partnership Representative shall have the duties and authority accorded to the Partnership Representative under the applicable provisions of the Code and the Treasury Regulations in the event of an administrative or judicial proceeding relating to the adjustment of Company items required to be taken into account by a Member or indirect member for U.S. federal income Tax purposes. The Partnership Representative shall give notice to all Members of any actual or proposed audit, review or inquiry of the Company by the IRS or other taxing authority and shall make such additional reports to all the Members as are reasonably necessary to keep them fully and timely informed of the status of any such review or audit and any negotiations, proposed settlements or litigation related thereto. With respect to Enhanced Interest Tax Matters, the Partnership Representative shall (A) timely deliver to each Member a copy of all notices, communications, reports and writings received from any U.S. federal, state or local taxing authority relating to or reasonably expected to result in a material adjustment of Company items of income, gain, loss, deduction or credit, (B) timely advise each Member of the substance of any conversations in connection therewith and (C) keep the Members advised of all developments with respect to any disputes with respect thereto, and the Members shall have the right to review and comment on any submission to the IRS with respect thereto. With respect to Enhanced Interest Tax Matters, the Members shall have the right to attend and jointly participate in any substantive meetings or conferences with the IRS at their own expense and the Partnership Representative shall take such action as may be required (to the extent permitted) to enable the Members and their Representatives to participate in any substantive meetings or presentations with or to any U.S. federal, state or local taxing authority, or in connection with any court or administrative proceedings, in each case, with respect to a material adjustment of Company items of income, gain, loss, deduction or credit, whether such meeting, presentation or proceeding is in person, or by electronic, telephonic, or other means.

(iii) Notwithstanding any provision in this Agreement to the contrary, with respect to Enhanced Interest Tax Matters, the Partnership Representative and the Company shall not take any of the following actions without the prior written consent of all of the Members:

(A) enter into any agreement with the IRS or any state or local taxing authority to extend the period for assessing any Tax that is attributable to any item that may be the subject of an audit of an Income Tax Return;

(B) settle any audit of an Income Tax Return with the IRS or any state or local taxing authority concerning the adjustment of any partnership item;

(C) file a request for administrative adjustment under Code Section 6227 with the IRS or any state or local taxing authority at any time or file a petition for judicial review with respect to any such request;

(D) commence or settle any tax court case or other judicial or administrative proceeding, or take any other action that would have the effect of finally resolving a tax matter affecting the rights of the Company and/or the Members with respect to any Income Tax Return; or

(E) take or not take any action reasonably in respect of an audit, contest or other Tax matter or proceeding.

(iv) If the IRS adjusts any items of Company taxable income, gain, loss, deduction or credit for a given year (a “Review Year”), and if the Company is permitted under the applicable provisions of the Code and Treasury Regulations to, in lieu of paying Tax at the Company level via the imputed underpayment rules of Section 6225 of the Code, elect to pass the adjustment through to the Members under Section 6226 of the Code (a “Push-Out Election”), the Partnership Representative shall cause the Company to make a Push-Out Election (unless each Member with a Threshold Interest mutually agree otherwise), and the Members shall fully cooperate with the Partnership Representative so as to effectuate such Push-Out Election. In any case where an adjustment of Company taxable income, gain, loss, deduction or credit for a Review Year results in the payment of Tax by the Company (because no Push-Out Election was made or because no Push-Out Election was available), it is intended that the Members shall bear the economic responsibility for the payment of the Tax paid by the Company in proportion to the manner in which such adjustments made by the IRS would have been allocated to the Members based on their Membership Interests in the Company in the Review Year or, to the extent relating to a breach of any covenant or representation by any Member, to such Member to the extent such breach resulted in the aforementioned adjustment. Notwithstanding anything to the contrary herein, if a Person who was a Member of the Company in the Review Year has withdrawn from the Company, such former Member shall remain obligated to indemnify the Company and the other Members for such former Member’s proportionate share of the Tax paid by the Company with respect to the Review Year.

(v) The Company shall, to the fullest extent permitted by law, reimburse and indemnify the Partnership Representative for all expenses (including legal and accounting fees), Claims and Damages incurred as the Partnership Representative in connection with any examination, administrative or judicial proceeding, or otherwise; provided, however, that such indemnification from liability shall not apply to any liability for loss caused by any act or omission which arises out of the fraud, gross negligence, willful misconduct or intentional violation of Applicable Law by the Partnership Representative.

(b) Tax Returns.

(i) The Partnership Representative shall cause to be prepared by a nationally recognized independent firm of certified public accountants and timely filed, taking into account any applicable extensions, all U.S. federal, state and local income Tax Returns (including Schedules K-1) (in each case, an “Income Tax Return”) required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is reasonably necessary to enable the Company’s Income Tax Returns to be timely prepared (on extension) and filed. The Partnership Representative shall cause the Company’s Income Tax Returns to be prepared on a basis reasonably consistent with this Agreement and the Contribution Agreement (including, for the avoidance of doubt, Section 2.5.5 of the Contribution Agreement), except to the extent such inconsistency is required by Applicable Law or is the result of any final “determination” within the meaning of Section 1313 of the Code (or any comparable provision of applicable U.S. state or local or non-U.S. Tax law), as reasonably determined by the Partnership Representative in consultation with the Partner Member. No later than June 1 of such Taxable Year, the Company shall use commercially reasonable efforts to furnish to each Member an information letter (containing such Member’s IRS Schedule K-1 or comparable information) with respect to such Member’s distributive share of income, gain, loss, deduction and credit for income Tax reporting purposes for such Taxable Year, together with any other information concerning the Company necessary for the preparation of such Member’s Income Tax Return(s); provided that the Company shall have provided each Member with such Member’s estimated IRS Schedule K-1 (including pro forma estimates of each Member’s Capital Account balances and any Adjusted Capital Account Deficit in any Capital Account that may result in a reallocation of items of loss and deduction as of the end of the prior Taxable Year, in each case, for U.S. federal income Tax purposes) and any preliminary state and local apportionment information by March 1 of such Taxable Year, and shall have incorporated any reasonable comments thereto provided by the Members prior to the filing of the applicable Income Tax Return. Upon the request by any Member, the Partnership Representative shall (or shall cause the Company to) provide on a quarterly basis (A) an estimate of such Member’s share of items of income, gain, loss, deductions, and credit (including PTCs) expected for that year at such time and (B) an estimate of calculations of the Capital Account balance and outside Tax basis of each Member, in each case, for U.S. federal income tax purposes. The Company shall bear the costs of the preparation and filing of its Tax Returns, including the fees of the independent firm of certified public accountants. Copies of filed Income Tax Returns shall be delivered to the Members within thirty (30) days of filing.

(ii) The Partnership Representative shall cause to be prepared and timely filed, taking into account any applicable extensions, any Tax Returns required to be filed by the Company that are not otherwise Income Tax Returns, including Tax Returns related to sales, use, property, and similar Taxes (in each case, a “Non-Income Tax Return”). Each Member shall furnish to the Board all pertinent information in its possession relating to the Company’s operations that is reasonably necessary to enable the Company’s Non-Income Tax Returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its Non-Income Tax Returns. Copies of filed Non-Income Tax Returns shall be delivered to the Members within thirty (30) days of filing.

(c) Normalization Method of Accounting. The Company shall use the normalization method of accounting as described in Section 168(i)(9)(A)(i) of the Code with respect to any “public utility property” (as such term is defined in Section 168(i)(10) of the Code).

(d) Survival. The provisions of Section 8.7(a) will survive the termination or dissolution of the Company or the termination of any Member’s Membership Interest in the Company, any transfer of a Member’s Membership Interest in the Company or any portion thereof or withdrawal as a Member and will remain binding on the Members for the period of time necessary to resolve with the IRS any and all U.S. federal income Tax matters relating to the Company that are subject to Sections 6221 through 6241 of the Code.

(e) Deemed Member Consent. To the extent that (x) a Member’s consent is required with respect to a matter pursuant to this Section 8.7, (y) the Partnership Representative or the Company has requested such Member’s consent in writing and (z) such Member has not responded to such request within fifteen (15) days, such Member’s consent shall be deemed to have been given with respect to such matter. In the event that the Partnership Representative and a Member are unable to agree with respect to any matter requiring Member consent pursuant to this Section 8.7, the Partnership Representative and such Member shall submit the issues in dispute to a mutually agreeable independent accounting firm (serving as an expert and not as an arbiter) for resolution in accordance with Applicable Law and the principles of this Agreement, and the parties shall cooperate as necessary to resolve such dispute and implement such resolution. To the extent any provision in Article XII regarding dispute resolutions contradicts this Section 8.7(e), this Section 8.7(e) shall control.

8.8 Legend. Until (a) the securities representing ownership of Membership Interests in the Company are effectively registered under the Securities Act, or (b) the holder of such securities delivers to the Company a written opinion of counsel of such holder to the effect that such legend is no longer necessary under the Securities Act, the Company will cause each certificate (if any) representing its securities to be stamped or otherwise imprinted with the following legend:

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAW OF ANY STATE. SUCH MEMBERSHIP INTEREST MAY NOT BE SOLD OR TRANSFERRED UNLESS SUBSEQUENTLY REGISTERED OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THIS CERTIFICATE EVIDENCES AN INTEREST IN OSW PROJECT LLC AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8.8A OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT FROM TIME TO TIME IN THE STATE OF DELAWARE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OTHER APPLICABLE JURISDICTION.

8.9 Cooperation. Subject to the provisions of this Article VIII, each Member shall provide the other Members and the Company with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit, proceeding, action or other examination by any Governmental Authority relating to liability for any Taxes with respect to the operations of the Company.

8.10 PTC Transfers.

(a) Any Member that is allocated (or otherwise would be allocated) any PTCs for a Taxable Year (the “Directing Member”) may, by written notice to the Board, direct the Board (i) to cause the Company to make a valid election pursuant to Section 6418 of the Code, the Treasury Regulations promulgated thereunder and any guidance issued that is associated therewith (collectively, the “PTC Transfer Legal Requirements”) with respect to each “eligible credit property” of the Project (a “PTC Transfer Election”) to transfer all or any specified portion of such PTC allocated (or that otherwise would be allocated) to such Member (a “PTC Transfer”) to one or more persons who are not related to the Company within the meaning of Sections 267(b) and 707(b)(1) of the Code (the “PTC Transferee”), and (ii) cause the Company to timely execute a transfer election statement reflecting the terms of the PTC Transfer, in form and substance reasonably satisfactory to all of the Members holding a Threshold Interest (such approval not to be unreasonably withheld, conditioned, or delayed). The Board shall cause any PTC Transfer Election and subsequent PTC Transfer to comply with the PTC Transfer Legal Requirements. For the avoidance of doubt, except as provided in Section 8.5, in no event will any PTC Transferee benefit from the representations and warranties by any Person under this Agreement or the Contribution Agreement, and none of the Company, the non-Directing Members nor Affiliates of the non-Directing Members shall be required to be a party to any agreement between the Directing Member and such PTC Transferee (including with respect to any guarantees or indemnities); provided that the Company shall execute the corresponding “transfer election statement” in accordance with Treasury Regulation Section 1.6418-2(b)(5); provided further, if a Member intends to cause a PTC Transfer with respect to any PTCs allocated (or that otherwise would be allocated) to such Member in a Taxable Year, (such Member, a “PTC Transferring Member”), then the PTC Transferring Member shall provide the other Members (the “PTC Tag-Along Member”) prompt written notice of its intention and the PTC Tag-Along Member shall have the right, but not the obligation, to cause the PTC Transferring Member to transfer PTCs allocated (or that otherwise would be allocated) to the PTC Tag-Along Member, on a pro rata basis, pursuant to the same PTC Transfer transaction and on the same terms and conditions as would otherwise apply had such PTC Tag-Along Member not exercised such right (“PTC Tag-Along Option”). If the PTC Tag-Along Member elects the PTC Tag-Along Option, such Member shall be treated as the Directing Member with respect to the PTCs that are allocated (or otherwise would be allocated) to such electing Members and which are subject to such PTC Transfer solely for purposes of Sections 4.7(e) and 5.4 and for all other purposes, the PTC Transferring Member shall be treated as the Directing Member.

(b) If the Board is directed by a Directing Member to make a PTC Transfer Election, (i) such Directing Member shall provide to the Board the relevant information regarding the PTC Transferee as required pursuant to the PTC Transfer Legal Requirements; (ii) the Board shall timely furnish to such Directing Member, the PTC Transferee and the IRS, as applicable, all information and documentation reasonably requested and filings and registrations necessary to effectuate such PTC Transfer in compliance with the PTC Transfer Legal Requirements; (iii) without limiting the foregoing, no later than thirty (30) days following the later of the date the Board is directed to make such PTC Transfer Election and the date the IRS electronic portal for the “pre-filing registration” process in compliance with the PTC Transfer Legal Requirements becomes available, the Board shall cause the Company to complete such process in compliance with the PTC Transfer Legal Requirements, including the current requirement to register and make an election on a facility-by-facility basis (unless otherwise allowed in forthcoming guidance) and (iv) the Members and their respective representatives and Affiliates shall reasonably cooperate on any such PTC Transfer Election. Such Directing Member shall economically bear all reasonable, documented transaction costs and expenses, including legal fees (such costs and expenses, the “PTC Transfer Costs”), in connection with the PTC Transfer Election and the PTC Transfer (including any costs and expenses (including legal fees) incurred in connection with making the agreed modifications to this Agreement that may be necessary or desirable as a result of such negotiation, PTC Transfer Election and PTC Transfer); provided that this Section 8.10(b) shall not relieve any other Member of any liability or indemnity obligation for any loss of PTCs or other tax benefits to the extent of any liability such other Member would have had under this Agreement or the Contribution Agreement to such Directing Member for the loss of such PTC or other tax benefits absent such PTC Transfer nor limit the ability of any member or other Indemnified Party to recover damages pursuant to the terms of this Agreement or the Contribution Agreement, and for the avoidance of doubt, the liability or indemnity obligation of such other Member will also include any penalties under Section 6418(g)(2)(A)(ii) of the Code for any excessive credit transfer; provided, however, that except as provided in Section 8.5, no PTC Transfer will expose the Company or the non-Directing Members or their Affiliates to any greater liability, claim, obligation, or loss as compared to a scenario in which no PTC Transfer had occurred. Without limiting the foregoing, each Directing Member shall indemnify, defend, and hold harmless each other Member for any liability directly arising from its PTC Transfers, including any claims in respect of penalties imposed pursuant to Section 6418(g)(2)(A)(ii) of the Code as a result of an excessive credit transfer (within the meaning of Section 6418(g)(2) of the Code), and any economic detriment to the other Members of such PTC Transfers.

(c) The Members shall negotiate in good faith as to any amendment to this Section 8.10 and this Agreement with respect to any PTC Transfers that is necessary to, among other items, provide more detailed provisions regarding compliance with the PTC Transfer Legal Requirements and to provide specific remedies for any breach of the related obligations of the Members hereunder. Furthermore, if multiple Members intend to cause a PTC Transfer with respect to PTCs allocated (or that otherwise would be allocated) to such Members, such Members agree to cooperate in good faith to avoid competition or undue harm to each other and to maximize the net proceeds received from any PTC Transferees across all PTC Transfers.

(d) The Company shall not sell electricity generated by the Project during the PTC Period to a Related Person.

8.11 Regulatory Filings.

(a) VEPCO shall be authorized to make regulatory filings on behalf of the Company or enter into amendments to the Contracts with VEPCO’s non-jurisdictional Virginia customers, subject to the terms of this Agreement. Subject to the Applicable Law Exception, VEPCO shall not make (i) any such actions that would treat the Rider OSW less favorably than any other ratemaking rider applicable to any regulated power generation assets or business owned or operated, directly or indirectly, by VEPCO or any of its Affiliates (other than the Project) in

Virginia or North Carolina or (ii) any filing related to an amended, replacement or successor regulatory construct for the Rider OSW that would treat the Project less favorably than any regulated power generation assets or business owned or operated, directly or indirectly by VEPCO or any of its Affiliates (other than the Project) in Virginia or North Carolina.

(b) With respect to the making of any regulatory filings related to the Rider OSW, VEPCO shall follow the methodology used in connection with the applicable regulatory filings set forth on Schedule 8.11 copies of which have been provided to the Partner Member (except for the method of cash recovery for asset retirement obligations), or any applicable subsequent regulatory filings made in compliance with this Agreement, (x) with respect to VEPCO’s Virginia jurisdictional customers and VEPCO’s non-jurisdictional Virginia customers subject to Rider OSW, for the calculation of the revenue requirement pursuant to the Rider OSW (or any amended, replacement or successor regulatory construct) and, (y) with respect to VEPCO’s North Carolina jurisdictional customers, for the calculation of the payment described in the North Carolina Revenue Contract, in each case, except as reasonably determined by the Board (in accordance with the Prudent Operator Standard) to be otherwise required by changes in Applicable Law or an order or any other legally binding requirement or directive of a Governmental Authority (including for the avoidance of doubt any regulatory requirement or change thereto).

(c) VEPCO shall, and shall cause its Affiliates and its and their Representatives to, use commercially reasonable efforts to support maintaining or improving the likelihood of cost recovery (i) under Rider OSW in any regulatory or judicial proceeding that impacts Rider OSW or the Project, (ii) under any amended, replacement or successor regulatory construct for the Rider OSW in any regulatory or judicial proceeding that impacts such regulatory construct and (iii) under any cost recovery regulatory construct in North Carolina with respect to the Project in any regulatory or judicial proceeding that impacts such regulatory construct or the Project. Further, the Members hereby agree and acknowledge that VEPCO must at all times act consistently with its statutory obligations as a public utility under the laws of Virginia and North Carolina.

(d) For the avoidance of doubt, the obligations of VEPCO under this Section 8.11 shall apply so long as VEPCO or any of its Affiliates is a Member.

(e) For the avoidance of doubt, no Member other than the Dominion Member shall have any consent rights on regulatory filings related to the Project or Rider OSW or any amended, replacement or successor regulatory construct thereto; or any cost recovery regulatory construct in North Carolina with respect to the Project.

8.12 VSCC Order Cooperation. The Members acknowledge and agree that the Rider OSW and VSCC Order, as each term is defined in the Contribution Agreement, require the Company to adhere to the best interests of its applicable customer ratepayers with respect to its determination of whether to claim a PTC or ITC in regard to the Project. In furtherance of the foregoing, and notwithstanding anything to the contrary in the Transaction Documents, if the Dominion Member determines in good faith (in consultation with the Partner Member) reasonably prior to the First WTG Date that it would be in the best interests of ratepayers to pursue the ITC rather than the PTC for the Project, the Members shall negotiate in good faith in respect of a possible election, or the ability to make an election, pursuant to Section 48(a)(5) of the Code to treat the Project’s Assets as “qualified property” that is part of a “qualified investment credit facility,” and shall negotiate in good faith to amend this Agreement as needed to reflect the change from the PTC to the ITC and equitably account for a change from the PTC to the ITC, including by amending Article V and Article VI.

8.13 Public Utility Holding Company Act. For purposes of the Public Utility Holding Company Act, the Company shall be engaged directly and exclusively in the business of owning and operating (pursuant to the Project Management Agreement) the Project and shall either (a) sell electric energy exclusively at wholesale or (b) derive no more than thirteen percent (13%) of its revenues from outside of the Commonwealth of Virginia.

ARTICLE IX

TRANSFERS OF INTERESTS

9.1 Transfers and Encumbrances of Membership Interests.

(a) General Restriction. A Member may not Transfer, create or allow an Encumbrance on all or any portion of its Membership Interest, except in strict compliance with this Article IX. Except as set forth in Section 9.1(b)(ii)(A) and Section 9.1(b) (ii)(B), no Member may Transfer any portion of its Membership Interest prior to the earlier of (x) Project COD and (y) the five (5) year anniversary of the Effective Date (the “Lockout Period”). References in this Agreement to Transfers or Encumbrances of a “Membership Interest” shall also refer to Transfers or Encumbrances of a portion of a Membership Interest. Any attempted Transfer or Encumbrance of any Membership Interest, other than in strict compliance with this Article IX, shall be, and is hereby declared, null and void ab initio. The Members agree that a breach of the provisions of this Article IX may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision, and (ii) the uniqueness of the Company’s business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Article IX may be enforced by specific performance, in addition to all other rights and remedies a Member may have at law or equity.

(b) Permitted Transfers. Notwithstanding anything contained herein to the contrary, a Member may freely Transfer all or any portion of such Member’s Membership Interests if (i) such Transfer meets the applicable conditions set forth in this Section 9.1 and Section 9.2; and (ii) (A) such Transfer (even during the Lockout Period) is a Transfer by any Member and is approved in writing by all of the Members who hold a Threshold Interest, (B) such Transfer (even during the Lockout Period) is a Transfer by any Member and such Transfer is made to a Permitted Transferee in accordance with Section 9.2 or (C) such Transfer (after the Lockout Period) complies with Sections 9.3, 9.4 and/or 9.5, as applicable.

(c) Other Requirements for Transfers. Subject to Section 9.1, all direct Transfers hereunder (other than a Change of Control) shall be by instrument (including in the case of a merger or business combination the relevant agreement or plan of merger or combination), which instrument shall contain an express statement by the Transferee of its agreement to accept, adopt and be bound by all of the terms and provisions of this Agreement and the Contribution

Agreement, as the same may have been amended from time to time, including the assumptions of all liabilities and obligations under this Agreement and the Contribution Agreement with respect to the transferred Membership Interest (including, such Member’s indemnification obligations arising under Article XI of this Agreement and Article VIII of the Contribution Agreement arising prior to or after the date of such Transfer); provided, that, the Transferring Member shall remain liable for all such liabilities and obligations. The Transferring Member and the Transferee shall execute and acknowledge any and all such instruments as the Company and the Members may reasonably request to effectuate such Transfer, in each case in form and substance reasonably satisfactory to the Company. To the fullest extent permitted by law, in no event shall the Company dissolve upon the admission of any Member to the Company or upon any permitted Transfer of an interest in the Company by any Member. For the avoidance of doubt, a Member may directly Transfer all or part of its Membership Interests in accordance with the terms of this Article IX. Any Transfer shall be for a Percentage Interest equal to at least ten percent (10%) (unless the Transferee holds less than such Percentage Interest, in which case the Transfer shall be for the entire Percentage Interest held by such Member and its Affiliates that are Members). The Transferee shall pay all reasonable costs and expenses incurred by the Company with respect to any Transfer.

(d) No Prohibited Transfers. Notwithstanding anything to the contrary in this Agreement, at law or in equity, (i) without the prior written approval of the other Members, no Member shall consummate a Prohibited Transfer and (ii) no Member shall consummate any Transfer without obtaining any required Governmental Approvals with respect to such transaction (including, for the avoidance of doubt, any Governmental Approval that would be required for any application of any provision of this Agreement after giving effect to such Transaction).

(e) Encumbrances of Membership Interest. A Member may make a Collateral Assignment of all or part of its Membership Interest in connection with a bona fide financing or refinancing, if the counterparty to the instrument creating such Encumbrance is a financial institution and such instrument otherwise complies with this Section 9.1(e) (any such Member, an “Encumbering Member”). The occurrence of a foreclosure, acceptance of an assignment in lieu of foreclosure, or any other enforcement action involving the Transfer of all or any portion of the Membership Interests subject to the Collateral Assignment shall not be deemed to be a proposed Transfer of all Membership Interests subject to the Collateral Assignment; provided, that, (i) such Encumbering Member shall promptly notify the Company and the other Members in writing following the commencement of any such foreclosure remedies or proceedings; and (ii) in the event the creditor of such Encumbering Member following such foreclosure proposes to Transfer such Membership interests to any Person (whether by public auction, private sale or otherwise), such Transfer shall be subject to Section 9.3 and the other applicable provisions of this Article IX (other than Section 9.5). Each Member hereby covenants and agrees that it will execute and deliver, or cause its Affiliate to execute and deliver, documents reasonably required by another Member’s financial institution in connection with a Collateral Assignment and reasonably acceptable to the countersigning Member or its Affiliate, as applicable; provided, that, reasonable advance notice thereof is provided.

(f) Cooperation. Each of the Members, and the Company shall, and shall cause its Affiliates and Subsidiaries, as applicable, to, use its commercially reasonable efforts to assist and cooperate with the Transferee and the Transferring Member (or any Person in connection with a Change of Control) in doing, all reasonable things necessary to consummate and make effective the transactions permitted by this Article IX, including, without limitation, (i) providing all information reasonably requested by a Member that is readily available in order to enable it to prepare documentation and effectuate the applicable transaction, (ii) providing all information that is readily available and reasonably requested by potential purchasers (subject to confidentiality restrictions acceptable to the Company acting reasonably), (iii) providing assistance with obtaining all necessary Governmental Approvals, providing assistance with making all necessary filings and the taking of all reasonable steps as may be necessary to obtain consent from, or to avoid an action or proceeding by, any Governmental Authorities (provided that for the avoidance of doubt such steps shall not have an adverse impact on the Members or the Company in any material respect) and (iv) the execution and delivery of any reasonable and customary additional instruments necessary to consummate the applicable transaction. The Company and each Non-Transferring Member shall be entitled to be reimbursed from the Transferring Member for the reasonable and documented administrative out-of-pocket costs and expenses incurred by them in connection with the cooperation contemplated by this Section 9.1(f).

9.2 Transfers to Permitted Transferees. Subject to Sections 9.1(b), 9.1(c) and 9.1(d), at any time any Member may Transfer all or part of its Membership Interest to a Permitted Transferee. Notice of any Transfer permitted under this Section 9.2 shall be given by the Member effecting such Transfer to each other Member at least two (2) Business Days prior to such Transfer.

9.3 Right of First Offer.

(a) Right of First Offer. If any Member desires to Transfer all, or any portion, of its Membership Interest (other than in connection with a Transfer to a Permitted Transferee or pursuant to Section 9.5), such Transferring Member shall, prior to entering into any definitive agreements with respect to such Transfer, first offer to sell to each Non-Transferring Member the portion of its Membership Interest that it desires to sell (such portion to be offered for sale to the Non-Transferring Members pursuant to this Section 9.3, the “Subject Membership Interests”), in each case, in accordance with the procedures set forth in the provisions of this Section 9.3.

(b) ROFO Notice. The Transferring Member shall deliver to the Non-Transferring Members a written notice (a “Transferring Member Notice”) stating its bona fide intention to Transfer the Subject Membership Interests and a request for the Non-Transferring Members to specify the material terms and conditions, including the purchase price, pursuant to which the Non-Transferring Members would be willing to purchase all, but not less than all, of the Subject Membership Interests.

(c) Exercise of ROFO.

(i) For forty-five (45) days after receipt of such Transferring Member Notice pursuant to Section 9.3(b) (the “ROFO Notice Period”), each Non-Transferring Member shall have the right, but not the obligation, to deliver a written notice to the Transferring Member (a “Proposed ROFO Offer Notice”), which notice shall include a binding written offer to purchase all, but not less than all, of the Subject Membership Interests, including the material terms and conditions on which such Non-Transferring Member is willing to purchase the Subject Membership Interests (which, for the avoidance of doubt, shall only include Acceptable Terms and Conditions), and specifying the cash purchase price it is offering to pay for such Subject Membership Interests (the “Proposed Offer Price”). The Proposed Offer Price included in the Proposed ROFO Offer Notice submitted by the ROFO Buyer shall be the “Offer Price” and the Proposed ROFO Offer Notice containing the Offer Price shall be the “ROFO Offer Notice;” provided, that if there is more than one Proposed Offer Price, the “Offer Price” shall be the highest Proposed Offer Price (and if two (2) or more Members desire to participate at the Offer Price, the following shall apply to each such Member pro rata based on their respective Percentage Interests).

(ii) By the end of the ROFO Notice Period, if the Transferring Member receives a Proposed ROFO Offer Notice or Proposed ROFO Offer Notices in compliance with Section 9.3(c)(i) and elects in its sole discretion to sell the Subject Membership Interests to the Non-Transferring Members that delivered a Proposed ROFO Offer Notice (the “ROFO Buyer”), it shall deliver notice (an “Acceptance Notice”) to the Company, the ROFO Buyer and each of the other Non-Transferring Members who submitted a Proposed ROFO Offer Notice within ten (10) days after the end of the ROFO Notice Period, which notice shall state that the Transferring Member accepts the ROFO Buyer’s offer to purchase all of the Subject Membership Interests on the terms specified in the ROFO Offer Notice and at the Offer Price.

(iii) The closing of the Transfer of the Subject Membership Interests to the ROFO Buyer pursuant to this Section 9.3(c) shall occur no later than ninety (90) days following the expiration of the ROFO Notice Period, unless the Transferring Member and the ROFO Buyer otherwise agree in writing; provided, however, if such sale has not been consummated at the expiration of such ninety (90)-day period because such transaction remains subject only to conditions relating to any Governmental Approval(whether or not also subject to other ministerial conditions), such deadline shall be extended for so long as the ROFO Buyer is diligently pursuing the receipt of, and using commercially reasonable efforts to obtain, such Governmental Approval but in no event shall such extension be more than six (6) months. If the Partner Member (or any of its transferees and their future transferees) is the Transferring Member, at the request of the Partner Member (or any of its transferees and their future transferees), any such purchase of Subject Membership Interests shall be structured in a manner that results in a disposition of the securities of each Blocker Corporation, rather than a disposition of the interests in the Company owned, directly or indirectly, by such Blocker Corporation.

(d) If, after completion of the foregoing procedures under Sections 9.3(a)-(c) and, subject to Section 9.5, (i) none of the Non-Transferring Members delivers a Proposed ROFO Offer Notice during the ROFO Notice Period, (ii) the Transferring Member for any reason (in its sole discretion) does not accept the offer pursuant to such Proposed ROFO Offer Notice, or (iii) having delivered a ROFO Offer Notice, the ROFO Buyer fails to consummate the Transfer within the period specified in Section 9.3(c)(iii) other than as a result of breaches by the Transferring Member of this Agreement or the definitive documentation with respect to such transaction, then the Transferring Member may, at any time within one hundred eighty (180) days (subject to extension as provided in Section 9.3(e)) after either (A) the expiration of the ROFO Notice Period, in the case of clause (i) or (ii), or (B) the period specified in Section 9.3(c)(iii), in the case of clause (iii) (the “Sale Period”), enter into a definitive agreement (or multiple definitive agreements) with one or more Persons, which may be a single transaction or a series of related transactions, to Transfer all, but not less than all, of the Subject Membership Interests to any one or more Third Parties on the terms required by such Person (or Persons, as applicable) (including representations, warranties and related indemnities but not including any contractual terms and conditions that would reasonably be expected to make the aggregate consideration payable to the Transferring Member less than one hundred percent (100%) of the Offer Price) and for aggregate consideration that is no less than the ROFO Floor Price. In the case of the foregoing clause (ii) only (the “ROFO Floor Price”) shall mean aggregate consideration (which shall be computed based in cash) that is no less than one hundred percent (100%) of the Offer Price (subject to customary purchase price adjustments) and, in the case of the foregoing clauses (i) and (iii) only, the ROFO Floor Price shall mean zero dollars ($0).

(e) If such sale to such Third Party is not completed prior to the expiration of the Sale Period, then the process initiated by the delivery of the ROFO Offer Notice shall be lapsed, and the Transferring Member will be required to repeat the process set forth in this Section 9.3 before entering into any agreement with respect to, or consummating, any sale of Membership Interests to any Third Party; provided, that if a definitive agreement providing for the consummation of such sale is executed within the Sale Period but such sale has not been consummated at the expiration of the Sale Period because such transaction remains subject only to conditions relating to any Governmental Approval (whether or not also subject to other ministerial conditions), such deadline shall be extended for so long as the Transferring Member is diligently pursuing the receipt of, and using commercially reasonable efforts to obtain, such Governmental Approval but in no event shall such extension be more than six (6) months.

9.4 Approved Sale.

(a) Notwithstanding anything to the contrary contained in this Agreement, at any time following Project COD, if the Dominion Member elects to sell all (but not less than all) of its Class A Units to a Third Party for cash or cash equivalents, then the Dominion Member may cause (but shall not be obligated to cause), after giving written notice to the Company and the other Members (such other Members, the “Drag Members”), a sale of the Company (and each of the Drag Member’s participation therewith) pursuant to a securities disposition (by Unit sale, merger, business combination, consolidation, initial public offering or otherwise) or disposition of all or substantially all of the assets of the Company, in one or more transactions or a series of transactions (an “Approved Sale”), in accordance with the terms of this Section 9.4; provided, however, without the prior consent of the Partner Member, the Dominion Member shall not be entitled to cause any Approved Sale that would not result in the Partner Member receiving reasonably anticipated proceeds be paid to the Partner Member in connection with such transaction or series of transactions of less than an amount equal to (x) an amount which results in the Partner Member achieving an unlevered IRR equal to or greater than [***] in respect of its Class B Units plus (y) any reasonably anticipated costs or expenses to be incurred by the Partner Member or its Affiliates in connection with terminating, settling or repaying any Member Financing as a result of the exercise of the drag right set forth in this Section 9.4. Any Drag Member who sells or disposes of any of its Units pursuant to the terms of this Section 9.4 shall be subject to the same terms and conditions as the Dominion Member, subject to the other terms and conditions of this Section 9.4(a). Each Drag Member shall make the same customary representations and warranties as the Dominion Member including representations and warranties regarding such Member’s title to and ownership of its Units and its authority to Transfer, free and clear of all Encumbrances, its Units, and shall take all actions reasonably requested by the Dominion Member in connection with the consummation of the Approved Sale including tendering its Units free and clear of all Encumbrances and consenting to, voting for and waiving any dissenters rights, appraisal rights or similar rights and participating in any exchange or other transaction required in connection with such Approved Sale; provided, however, that (I) no Class B Member shall be liable for any breach of any covenant or representation and warranties by any other Member and vice versa, (II) in no event shall any Class B Member be required to make representations and warranties or provide indemnities that relate specifically to any other Member, such as indemnification with respect to representations and warranties given by a Member regarding such Member’s title to and ownership of its Units and its authority to Transfer, free and clear of all Encumbrances, its Units), (III) any liability relating to representations and warranties (and related indemnities) or, other indemnification obligations regarding the business of the Company and its Subsidiaries in connection with the Approved Sale or other liabilities assumed pursuant to this Section 9.4 shall be shared by the Members pro rata on a several (but not joint) basis in proportion to the consideration to be received in the Approved Sale by each Member (provided, that in no event shall a Member be required to deliver a guaranty or other form of credit support in respect of indemnification or other obligations under the definitive documents); (IV) in no event shall a Member be responsible for any liabilities or indemnities in connection with such Approved Sale in excess of the proceeds received by such Member in the Approved Sale, except with respect to fraud by such Member; and (V) in no event shall a Member be required to enter into any non-compete, non-solicit or similar restrictive covenants in connection with the Approved Sale. At the request of the Partner Member (or any of its transferees and their future transferees), any such Approved Sale shall be structured in a manner that results in a disposition of the securities of each Blocker Corporation, rather than a disposition of the interests in the Company owned, directly or indirectly, by such Blocker Corporation.

(b) In connection with distributions or payments to Members pursuant to an Approved Sale, each Member (i) shall be proportionately allocated the aggregate consideration received (the form of which shall be limited to cash) and (ii) shall receive the same proportion of the aggregate consideration from such Approved Sale that such Member would have received if such aggregate consideration were Distributable Cash (and such aggregate consideration shall be deemed Distributable Cash for all purposes of this Section 9.4, except that such proceeds must be distributed promptly after receipt by the Company (subject to the last proviso in this Section 9.4(b)) that was being distributed by the Company pursuant to Article V; provided, further, that the amount of Distributable Cash, and the recipients thereof, shall be determined by application of Article V at the time of each distribution, and each such determination shall only take into account Distributable Cash actually distributed at such time or prior to such time.

(c) Each of the Members shall bear his, her or its pro rata share (based upon the allocation set forth in Section 9.4(b) by treating the costs as reducing the amount of Distributable Cash) of the fees and expenses incurred in the Approved Sale to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the Company or the acquiring party. Other fees, costs and expenses incurred by the Members on their own behalf will not be considered costs of the transaction hereunder or as being incurred for the benefit of all the Members and shall be the responsibility of each applicable Member.

9.5 Tag Along Rights.

(a) Excluding any Transfer to a Permitted Transferee, if, after complying with Section 9.3, (i) the Dominion Member proposes to Transfer all (but not less than all) of its Class A Units to a Third Party (the “Tag-Along Transferee”) and (ii) the Dominion Member does not (or is not entitled to) exercise its rights under Section 9.4 (a “Tag Sale” and, the Dominion Member in such capacity the “Tag Seller”), then the Class B Members shall have the right (a “Tag-Along Right”) but not the obligation to require such Third Party to purchase from such Class B Member its Tag Eligible Units. At least thirty (30) days prior to the anticipated closing date of such Tag Sale, the Tag Seller shall make a written offer (the “Participation Offer”) to the Class B Members (who shall act together for purposes of this Section 9.5) to include in the proposed Tag Sale up to the number of Units that equals the product of the total number of Units, multiplied by the Requested Tag Seller Percentage.

(b) The Participation Offer shall describe the terms and conditions of the proposed Tag Sale, including (i) the aggregate number of Units proposed to be sold by the Tag Seller in the Tag Sale, (ii) the percentage such number represents of the total number of outstanding Units then held by the Tag Seller (the “Requested Tag Seller Percentage”), (iii) the per Unit purchase price proposed to be paid by the Tag-Along Transferee for such Units, (iv) the maximum number of Units that each Class B Member will be permitted to include in the Tag Sale, which shall be calculated by multiplying (A) the Requested Tag Seller Percentage by (B) the number of Units held by such Class B Member (the “Tag Eligible Units”), on the same terms and conditions as the Tag Seller’s Units and (v) the name of the Tag-Along Transferee and the proposed amount and form of consideration to be received in such Tag Sale. The Participation Offer shall be conditioned upon (A) the consummation of the transactions contemplated in the Participation Offer with the Tag-Along Transferee named therein and (B) the Class B Members’ execution and delivery of all agreements and other documents as the Tag Seller is required to execute and deliver in connection with such Tag Sale. Each participating Class B Member shall make the same customary representations and warranties as the Tag Seller, including representations and warranties regarding such Class B Member’s title to and ownership of its Units and its authority to Transfer, free and clear of all Encumbrances, its Units, and shall take all actions reasonably requested by the Tag Seller in connection with the consummation of the Tag Sale including tendering its Units free and clear of all Encumbrances and consenting to, voting for and waiving any dissenters rights, appraisal rights or similar rights and participating in any exchange or other transaction required in connection with such Tag Sale; provided, however, that (i) no such Class B Member shall be liable for any breach of any covenant or representation and warranties by any other Member and vice versa, (ii) in no event shall any such Class B Member be required to make representations and warranties or provide indemnities that relate specifically to any other Member, such as indemnification with respect to representations and warranties given by a Member regarding such Member’s title to and ownership of its Units and its authority to Transfer, free and clear of all Encumbrances, its Units), (iii) any liability relating to representations and warranties (and related indemnities) or, other indemnification obligations regarding the business of the Company and its Subsidiaries in connection with the Tag Sale or other liabilities assumed pursuant to this Section 9.5 shall be shared by the Members pro rata on a several (but not joint) basis in proportion to the consideration to be received in the Tag Sale by each Member (provided, that in no event shall a Member be required to deliver a guaranty or other form of credit support in respect of indemnification or other obligations under the definitive documents); (iv) in no event shall a

Member be responsible for any liabilities or indemnities in connection with such Tag Sale in excess of the proceeds received by such Member in the Tag Sale, except with respect to fraud by such Member and (v) in no event shall a Member be required to enter into any non-compete, non-solicit or similar restrictive covenants in connection with such Tag Sale.

(c) The Class B Members shall have the right, exercisable by delivery of a written notice to the Tag Seller at any time within fifteen (15) days after delivery of the Participation Offer, to request to include in such Tag Sale the maximum number of their aggregate Tag Eligible Units, which notice shall constitute such Class B Members’ binding agreement to sell such Tag Eligible Units on the terms and subject to the conditions applicable to the Tag Sale (a “Participation Notice”). Without limitation to the other requirements of this Section 9.5 with respect to such Tag Sale, Tag Seller shall only consummate such Tag Sale if the Tag-Along Transferee agrees to purchase all, but not less than all, of the Tag Eligible Units requested to be included in any Participation Notice delivered to the Tag Seller in accordance with this Section 9.5(c). At the request of the Class B Members, any such Tag Sale shall be structured in a manner that results in a disposition of the securities of each Blocker Corporation, rather than a disposition of the interests in the Company owned, directly or indirectly, by such Blocker Corporation.

(d) In connection with distributions or payments to Members pursuant to a Tag Sale, each Member (i) shall be proportionately allocated each form of consideration received, and (ii) shall receive the same proportion of the aggregate consideration from such Tag Sale that such Member would have received if such aggregate consideration were Distributable Cash (and such aggregate consideration shall be deemed Distributable Cash for all purposes of this Section 9.5, except that such proceeds must be distributed promptly after receipt by the Company) that was being distributed by the Company pursuant to Article V.

(e) The Class B Units sold in any Tag Sale shall entitle the Class B Members to receive their respective Class B Percentage Interest of the amount (if any) that the Class B Members would have received in respect of such Class B Units if the Tag Sale value had been distributed by the Company in a complete liquidation pursuant to the rights and preferences set forth in Article V in effect immediately prior to such Tag Sale. If any Class B Member receives consideration from such Tag Sale in a manner other than as contemplated by such rights and preferences or in excess of the amount to which such Member is entitled in accordance with such rights and preferences, then such Member shall take such action as is necessary so that such consideration shall be immediately reallocated among and distributed to the Members in accordance with such rights and preferences.

(f) If the Tag Seller or its Affiliate(s) are subject to any indemnification holdback (including by means of an escrow) in the consideration paid to it for Class A Units sold pursuant to this Section 9.5, each Class B Member shall be subject to the same indemnification holdback (including by means of an escrow) as the Tag Seller or its Affiliate(s), in accordance with its Class B Percentage Interest of the consideration that is Distributable Cash (as determined by Article V ) paid by the acquiring party; provided, however, that the amount of Distributable Cash, and the recipients thereof, shall be determined by application of Article V at the time of each distribution, and each such determination shall only take into account Distributable Cash actually distributed at such time or prior to such time.

(g) Each of the Members shall bear his, her or its pro rata share (based upon the allocation set forth in Section 9.5(d)(ii) by treating the costs as reducing the amount of Distributable Cash) of the fees and expenses incurred in the Tag Sale to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the Company or the acquiring party. Other fees, costs and expenses incurred by the Members on their own behalf will not be considered costs of the transaction hereunder or as being incurred for the benefit of all the Members and shall be the responsibility of each applicable Member.

(h) The closing of the purchase of the Membership Interests of any Class B Member that delivers a Participation Notice will take place concurrently with the closing of the sale of the Tag Seller’s Membership Interests to the proposed Tag-Along Transferee. In the event that no Class B Member exercises its Tag-Along Right, the Tag Seller shall have one hundred eighty (180) days after the date of the Participation Offer to sell to the proposed Tag-Along Transferee identified therein the Membership Interests set forth in such Participation Offer at a price that is not higher than the price set forth in such Participation Offer, and if such Tag Sale is not consummated on or before such date, the Tag Seller shall again be required to comply with the terms set forth in this Section 9.5 with respect to such Tag Sale; provided, that if a definitive agreement providing for the consummation of such Tag Sale is executed within such one hundred eighty (180)-day period but such Tag Sale has not been consummated at the expiration of such one hundred eighty (180)-day period because such transaction remains subject only to conditions relating to any Governmental Approval (whether or not also subject to other ministerial conditions), such deadline shall be extended for so long as the Tag Seller is diligently pursuing the receipt of, and using commercially reasonable efforts to obtain, such Governmental Approval but in no event shall such extension be more than six (6) months.

9.6 Admission of New Members. In connection with any Transfer permitted hereunder or the issuance (in accordance with this Agreement) of a Membership Interest to a Person who was not a Member before the issuance, the Board may admit a Transferee or Person acquiring such Membership Interest as a member of the Company without further action by any other Member or any other Person, and any such Transferee or Person acquiring such Membership Interest will be deemed admitted to the Company as a Member immediately prior to the Transfer, and the business of the Company shall continue thereafter without dissolution.

ARTICLE X

DISSOLUTION, LIQUIDATION AND TERMINATION

10.1 Dissolution.

(a) Liquidating Events. The Company will dissolve and its business and affairs will be wound up on the first to occur of the following (each, a “Liquidating Event”):

(i) Fundamental Reserved Matter Member Approval of such action;

(ii) the disposition of all or substantially all of the Company’s business and Assets; and

(iii) a decree by a court of competent jurisdiction requiring the winding up, dissolution or termination of the Company, rendered under Applicable Law.

(b) No Liquidation or Withdrawal of Members. Each Member agrees that, to the fullest extent permitted by Applicable Law, it will not dissolve itself or the Company or withdraw from the Company except as set forth in Section 10.1(a).

10.2 Liquidation and Termination.

(a) On dissolution of the Company, the Board shall act as liquidator or may appoint one or more other Persons as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in this Agreement. The costs of liquidation will be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company with all of the power and authority of the Board. The steps to be accomplished by the liquidator are as follows:

(i) As promptly as reasonably practicable after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made of the Company’s Assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(ii) With respect to the remaining Assets of the Company:

(A) the liquidator shall use all commercially reasonable efforts to obtain the best possible price and may sell any or all of the Company’s Assets (subject to any and all restrictions to which the Company is subject, including restrictions under Applicable Laws), including to the Members at such price, but in no event lower than the Fair Market Value thereof; and

(B) with respect to all of the Company’s Assets that have not been sold, the 704(b) Book Values of such Assets shall be determined pursuant to clause (ii) or clause (iii) of the definition of 704(b) Book Value;

(iii) The liquidator shall pay from Company funds and Assets all of the debts and liabilities of the Company or otherwise make adequate provision for them (including the establishment of a cash escrow fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidator may reasonably determine);

(iv) The net Profits and Losses of the Company (including any unrealized income, gain or loss attributable to the deemed disposition of Assets pursuant to Section 10.2(a)(iii)) for the Taxable Year during which the distribution of liquidation proceeds occurs (and any subsequent Taxable Years) shall be allocated among the Members in such a manner so that, to the greatest extent possible, the Capital Accounts of the Members are equal to their respective Target Capital Account Balances;

(v) After giving effect to all allocations (including those under Sections 4.2, 4.9 and 10.2(a)(iv)), all distributions (including those under Article V) and all Capital Contributions (including those under Article III) for all periods, all remaining cash and property (including any Distributable Cash and liquidation proceeds) shall be distributed to the Members pro rata in accordance with the positive balances in their Capital Accounts; and

(vi) Any distribution to the Members in respect of their Capital Accounts pursuant to this Section 10.2 shall be made by the end of the Taxable Year in which a Liquidating Event occurs (or if later, within ninety (90) days after the date of such Liquidating Event).

(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 10.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member on account of its Membership Interest and all the Company’s property.

10.3 Deficit Capital Accounts. In the event the Members’ interests in the Company are “liquidated” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), if a Member has a deficit Capital Account balance, calculated in each case in accordance with Section 10.2 and the other provisions of this Agreement and disregarding such Member’s obligation pursuant to this Section 10.3 (provided, that to the extent disregarding such obligation in calculating such amount is inconsistent with Applicable Law, such Member’s obligation pursuant to this Section 10.3 shall be taken into account in such calculation), then such Member shall be obligated to pay to the Company in cash an amount equal to such deficit balance by the end of the Taxable Year during which the liquidation of the Company occurs, or if later, within ninety (90) days after the date of such liquidation; provided, however, that the restoration obligation of such Member shall not be more than its DRO Cap. Each Member shall have the right by written notice to the Company (the “DRO Notice”), at any time and in its sole discretion, to elect to increase its DRO Cap to the amount specified in such DRO Notice; provided, however, that to the extent one or more of the Members, but not all of the Members, elects to increase its DRO Cap pursuant to the terms of this Section 10.3, the Members shall negotiate in good faith to make appropriate adjustments as agreed by all of the Members to (A) Sections 4.2 through 4.9, (B) Section 5.1 and (C) the other provisions herein to maintain the benefits and burdens of the Members in effect as of the Effective Date. For the avoidance of doubt, it is the intent of the parties hereto that no Member shall be placed in a less advantageous position with respect to economic benefit, risk or consent rights than such Member would otherwise be in had all Members made the same election as such Member. Each Member shall have the right to cause its DRO Cap to be adjusted downward at the end of each Taxable Year to an amount not less than the lesser of (A) the dollar amount set forth in the latest of any DRO Notice given by such Member, or (B) the absolute value of the deficit (if any) in such Member’s Capital Account at the end of such Taxable Year. Nothing contained in this Agreement shall obligate any Member to issue a DRO Notice. A DRO Notice given by a Member pursuant hereto shall be deemed to constitute a duly adopted amendment to this Agreement without any further action by any party hereto. For the avoidance of doubt, if a Member does not provide a DRO Notice, such Member’s DRO Cap will remain $0 and such Member will have no obligation to make any payments to the Company pursuant to this Section 10.3.

10.4 Termination. On completion of the satisfaction of liabilities and distribution of Assets as provided in this Agreement, the Board (or such other Person or Persons as the Act may require or permit) shall cause the Company to file Articles of Cancellation and otherwise cause the cancellation of any filings made as provided in Section 2.1 and shall take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE XI

INDEMNIFICATION

11.1 Indemnification by the Company. The Company shall indemnify, defend and hold harmless any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed Claims, by reason of the fact that such Person is or was a Director (each, a “Company Indemnified Party”), against Damages actually and reasonably incurred by him or her in connection with the defense or settlement of such, action, suit or proceeding; provided, however, for the avoidance of doubt, this Section 11.1 shall not apply in the event of fraud, willful misconduct, gross negligence or criminal conduct by the Company Indemnified Party.

11.2 Indemnification by the Members. To the fullest extent permitted by Applicable Law, (a) each Member shall indemnify and hold harmless each other Member (and their respective Affiliates and its and their respective officers, directors, employees, agents, members, equityholders, partners, controlling persons, managers and their successors and permitted assigns) (each, a “Member Indemnified Party”) from and against any and all Damages that any such Person suffers or incurs, directly or as a result of (i) the gross negligence, willful misconduct or fraud of such indemnifying Member or (ii) a material breach of such indemnifying Member’s representation, warranty, covenants or other obligations set forth in this Agreement (it being acknowledged and agreed that the indemnifying Member shall have ten (10) calendar days following receipt of any request for indemnification to cure such material breach, if capable of cure) and (b) the Dominion Member shall indemnify and hold harmless each other Member Indemnified Party (x) in accordance with its indemnification obligations set forth in Section 3.2(b)), (y) from any Damages resulting from the taking of any action by the Dominion Member or the Project Manager, the Company or the Board without the consent of another Member where the prior consent of such Member was required in accordance with this Agreement (including, for the avoidance of doubt, the Reserved Matters and Fundamental Reserved Matters) (it being acknowledged and agreed that the indemnifying Member shall have ten (10) calendar days following receipt of any request for indemnification to unwind or reverse such action, if capable of unwinding or reversal) or (z) from any Damages arising out of or resulting from the default by the Dominion Member or any of its Affiliates with respect to the Head Bareboat Charter.

11.3 Indemnification Procedures.

(a) If any Company Indemnified Party or Member Indemnified Party (each, an “Indemnified Party”) has a Claim or is aware of a potential Claim under Section 11.1 or Section 11.2 that does not involve a Third Party Claim, such Indemnified Party shall promptly provide written notice thereof to the Company (in the case of a Claim under Section 11.1) or the indemnifying Member (in the case of a Claim under Section 11.2) (the Company or the indemnifying Member, as applicable, the “Indemnifying Party”) with a description thereof in reasonable detail (including as to the amount of Losses estimated (if then reasonably estimable) to be suffered by Indemnified Party and a reference to the provision of this Agreement in respect of which such Claim arises), and the Indemnifying Party shall have thirty (30) days from the date of such notice to cure the facts or circumstances giving rise to such right of indemnification, before such Indemnified Party shall bring any Claim for indemnification pursuant to this Article XI; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent that the Indemnifying Party is actually prejudiced by such failure.

(b) If any Indemnified Party becomes subject to a pending or threatened Third Party Claim and such Indemnified Party believes it has a Claim against an Indemnifying Party under Section 11.1 or Section 11.2, then such Indemnified Party shall promptly provide written notice thereof to such Indemnifying Party with a description thereof in reasonable detail (including as to the amount of Losses estimated (if then reasonably estimable) to be suffered by such Indemnified Party, and a reference to the provision of this Agreement in respect of which such Claim arises); provided, however, that the failure to notify the Indemnifying Party shall not relieve such Indemnifying Party of its indemnification obligations hereunder, except and only to the extent that such Indemnifying Party is actually prejudiced by reason of such failure.

(c) If any proceeding is brought by a Third Party against an Indemnified Party and such Indemnified Party gives notice to the Indemnifying Party pursuant to Section 11.3(b), the Indemnifying Party shall be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding, if (i) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense, (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently with counsel reasonably satisfactory to the Indemnified Party and (iii) in the event that the Indemnifying Party is a party to the proceeding, the Indemnifying Party or the Indemnified Party has not determined in good faith that joint representation would be inappropriate because of a conflict of interest; provided that the Indemnifying Party will not have the right to assume the defense of any such action if (A) in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party; (B) such litigation involves potential criminal liability or could reasonably be expected to have a material adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnifying Party; or (C) the Indemnifying Party will not have assumed the defense of the litigation in a timely fashion (but in any event within thirty (30) days of receipt of notice thereof). The Indemnified Party, in its sole discretion, shall have the right to employ separate counsel (who may be selected by the Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the reasonable fees and expenses of such counsel shall be paid by the Indemnified Party. The Indemnified Party and the Indemnifying Party shall fully cooperate with each other and their respective counsel in the defense or compromise of such Claim. If the Indemnifying Party assumes the defense of a proceeding, no compromise or settlement of such Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent, not to be unreasonably withheld, conditioned or delayed, which compromise or settlement shall (x) include an unconditional release, in form and substance satisfactory to such Indemnified Party, of such Indemnified Party from all liability on claims that are the subject matter of such claim, and (y) not include a statement as to an admission of fault, culpability or a failure to act by or on behalf of any such Indemnified Party; provided that no consent of the Indemnified Party shall be required if, with respect to the compromise or settlement of such Claim, (1) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Indemnified Party and no adverse effect on any other Claims that may be made against the Indemnified Party and (2) the sole relief provided with respect to any Indemnified Party is monetary damages that are paid in full by the Indemnifying Party.

(d) If (i) notice is given to the Indemnifying Party of the commencement of any Third Party Claim and the Indemnifying Party does not, within thirty (30) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Claim, (ii) any of the conditions set forth in Section 11.3(c)(ii) or Section 11.3(c)(iii) become unsatisfied, or (iii) the Indemnified Party determines in good faith that there is a reasonable probability that a legal proceeding may have a material adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnifying Party other than as a result of monetary damages for which it would be entitled to indemnification from the Indemnifying Party under this Article XI, then the Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim; provided, however, that the Indemnifying Party shall reimburse the Indemnified Party for the reasonable costs and expenses of defending against such Third Party Claim (including reasonable attorneys’ fees and expenses of one set of counsel) and shall remain otherwise responsible for any liability with respect to amounts arising from or related to such Third Party Claim, to the extent it is ultimately determined that such Indemnifying Party is liable with respect to such Third Party Claim. The Indemnifying Party may elect to participate in such Claim, including the negotiation, defense, compromise or settlement thereof, at any time at its own expense. If the Indemnified Party exercises its right pursuant to this Section 11.3(d) to undertake the defense of such Claim, no compromise or settlement of such Claim may be effected by the Indemnified Party without the Indemnifying Party’s consent, not to be unreasonably withheld, conditioned or delayed, unless (x) there is no finding or admission of any violation of Applicable Law or any violation of the rights of the Indemnifying Party and no adverse effect on any other Claim that may be made against the Indemnifying Party and (y) the sole relief provided with respect to any Indemnified Party is monetary damages that are paid in full by the Indemnifying Party.

(e) With respect to any action or requirement to be undertaken or followed under this Section 11.3 by an Indemnified Party that is not a Member, the Member related to such Indemnified Party shall use reasonable best efforts to cause such Indemnified Party to act in accordance with this Section 11.3 in respect of such action or requirement.

(f) To the extent of any overlap or conflict between this Section 11.3 and Sections 8.5 or 8.7, Sections 8.5 or 8.7 (as applicable) shall control.

11.4 Certain Other Matters.

(a) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article XI shall survive the liquidation, dissolution and termination of the Company and the termination or amendment of this Agreement, shall continue as to any Person who has terminated his, her or its relationship with the Company and shall inure to the benefit of such Person’s heirs, executors, administrators, successors and permitted assigns and shall, to the extent permitted by the Act, be binding on the Company’s successors and assigns.

(b) No amendment of this Agreement shall impair the rights of any Indemnified Party arising at any time with respect to any acts or omissions occurring prior to such amendment pursuant to this Article XI as in effect prior to such amendment.

(c) The indemnification provided by the foregoing provisions of this Article XI shall not be exclusive of any other rights to which any Indemnified Party may be entitled, including any right under policies of insurance that may be purchased and maintained by the Company or others from time to time.

(d) As a result of agreements or obligations arising outside of this Agreement, it may be the case that certain of the Indemnified Parties (“Member Indemnitees”) have certain rights to indemnification, advancement of expenses or insurance provided by a Member or certain of its Affiliates (collectively, the “Member Indemnitors”). However, regardless of whether or not there are any such rights to indemnification, advancement of expenses or insurance provided by any Member Indemnitor, (i) the Company is the indemnitor of first resort (i.e., the Company’s obligations to the Member Indemnitees are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Member Indemnitee are secondary), (ii) the Company shall be required to advance the full amount of expenses incurred by the Member Indemnitees provided it shall have received an undertaking from the Indemnified Party as set forth in Section 11.5 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (provided that any such advanced expenses shall be repaid by such Member Indemnitee if it is ultimately determined that such Member Indemnitee is not entitled to be indemnified by the Company under this Section 11.5) and (iii) the Company hereby irrevocably waives, relinquishes and releases each of the Member Indemnitors from any and all claims against any of the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof except the extent set forth in Section 11.4. Regardless of any advancement or payment by the Member Indemnitors on behalf of any Member Indemnitee with respect to any claim for which a Member Indemnitee has sought indemnification from the Company, (A) the foregoing shall not be affected and (B) the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Member Indemnitee against the Company.

11.5 Advancement of Expenses. Expenses (including reasonable attorneys’ fees and expenses and reasonable witness costs and expenses) incurred by an Indemnified Party in defending any Third Party Claim shall be paid by the Company in advance of the final disposition of such Third Party Claim upon receipt by the Company of an undertaking by or on behalf of such Indemnified Party to promptly repay such amount if it shall be ultimately determined that such Indemnified Party is not entitled to be indemnified by the Company under this Section 11.5.

11.6 No Duplication . Any liability for indemnification under this Agreement shall be determined without duplication of recovery (taking into account any indemnification obligations under Article VIII of the Contribution Agreement). Without limiting the generality of the prior sentence, if a Member is subject to the indemnification obligation in this Article XI hereof or Article VIII of the Contribution Agreement, only one recovery shall be allowed (taking into account any recovery under the Contribution Agreement).

ARTICLE XII

DISPUTE RESOLUTION

12.1 Disputes. This Article XII shall apply to any dispute, suit, action or other proceeding arising out of or relating to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement and (b) the applicability of this Article XII to a particular dispute. Any dispute to which this Article XII applies is referred to herein as a “Dispute”. With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a “Disputing Member”.

12.2 Negotiation to Resolve Disputes. If a Dispute arises (other than (a) Disputes relating to any determination of Fair Market Value, which shall be subject to the provisions of Section 12.4, (b) Disputes relating to MEC Dispute Matters, which shall be subject to the provisions of Section 12.5 and (c) Disputes relating to the Mandatory Arbitration Matters, which shall be subject to the provisions of Section 12.6), the Disputing Members shall attempt to resolve such Dispute first, by promptly holding a meeting (whether by phone or in person) of the senior management of each of the Disputing Members with decision-making authority to resolve such Dispute in a good faith attempt to resolve the Dispute, except that any party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment that action is necessary to avoid irreparable damage or to preserve the status quo. Senior management of the Disputing Members, respectively, shall examine any submissions by the Disputing Members and shall, if the Dispute cannot be resolved immediately, convene for further negotiations aimed at resolving the Dispute. If the Dispute is still unresolved after forty-five (45) days following the commencement of the negotiations described above, then the Disputing Members will thereafter be entitled to pursue all such remedies as may be available to them.

12.3 Governing Law; Venue. Any Disputes under this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the principles of conflicts of law thereof. The Members hereby irrevocably submit to the exclusive jurisdiction of any federal court in the State of Delaware with respect to any action or proceeding arising out of or relating to any Dispute. Each Member hereto irrevocably and unconditionally waives trial by jury in any action, suit or proceeding relating to a Dispute. Each Member hereby irrevocably waives, to the extent permitted by Applicable Law, and agrees not to assert, by way of motion, as a defense, or otherwise, in any legal action or proceeding brought hereunder in any of the above-named courts that such action or proceeding is brought in an inconvenient forum, or that the venue for the action or proceeding is improper.

12.4 Disputes with Respect to Fair Market Value.

(a) Any Member maintaining a Percentage Interest of at least ten percent (10%) shall be entitled to dispute any determination of Fair Market Value pursuant to this Agreement in accordance with this Section 12.4. Disputes with respect to Fair Market Value shall be referred to an Independent Expert for resolution. If a Member wishes to refer any of the foregoing matters to an Independent Expert for resolution, such Member shall give written notice to the other Members of such intention.

(b) Within fifteen (15) days after a written notice has been served by a Member pursuant to Section 12.4(a) notifying the other Members of its decision to refer a matter to an Independent Expert, the Members shall jointly select and retain an appropriate Independent Expert mutually acceptable to the Members.

(c) Each Member shall (i) reasonably cooperate with the Independent Expert, (ii) have the opportunity to make presentations and provide supporting material to the Independent Expert in defense of its positions (which supporting material shall also be provided to the other Members), in a manner established by the Independent Expert in consultation with the Members, (iii) subject to customary confidentiality and indemnity agreements, provide the Independent Expert with access to their (and their applicable Affiliates’) respective books, records, and Representatives, and such other information, in each case as the Independent Expert may reasonably request in order to render its determination, and (iv) not engage in ex parte communications with the Independent Expert. The Members shall use commercially reasonable efforts (which commercially reasonable efforts shall include replacing the Independent Expert with an alternate Independent Expert if doing so is reasonably anticipated to result in a more expedited resolution) to cause the Independent Expert to resolve any Dispute within twenty (20) Business Days after its engagement on such Dispute. Except as otherwise agreed by the Members, the fee structure for the engagement of any Independent Expert shall include a material penalty or material reduction in fees for failure to deliver a resolution within the required period of time.

(d) The resolution of any Dispute by the Independent Expert (i) shall be set forth in writing and (ii) shall be final and binding upon the Members, the Company and its Subsidiaries.

(e) The Independent Expert shall act as an expert and not as an arbitrator.

(f) For any Disputes referred to an Independent Expert for resolution pursuant to this Section 12.4, the Disputing Members shall bear and pay the fees and expenses of the Independent Expert in inverse proportion as they may prevail on disputed matters resolved by the Independent Expert, which proportionate allocations shall be determined by the Independent Expert at the time the determination of the Independent Expert is rendered.

(g) All aspects of any dispute resolution conducted pursuant to this Section 12.4, including the underlying dispute, the existence of resolution proceedings with an Independent Expert, the merits of the resolution proceedings with the Independent Expert and the determination by the Independent Expert, shall, in each case, be considered Confidential Information. Any documentation or information provided to, or received by any Member from, the Independent Expert shall also be considered Confidential Information.

12.5 Member Engagement and Consultation Process.

(a) Any Member holding a Threshold Interest shall be entitled to dispute the approval or taking of any of the following actions (together with any other matter described in this Agreement as subject to the MEC Process, each, an “MEC Dispute Matter”) in accordance with the procedures set forth in this Section 12.5:

(i) any approval of (A) an annual update to the Construction Budget (“Annual Construction Budget Update”) or (B) any other update to the Construction Budget;

(ii) making any determination with respect to any Applicable Law Exception;

(iii) making any material amendments or changes to mechanics or structure of the Rider OSW (or any amended, replacement or successor regulatory construct);

(iv) determining whether any expenditure constitutes a Required by Law Expenditure; and

(v) determining whether to cause the Company to pursue or undertake any Related Party Matter.

(b) Prior to approving or taking any MEC Dispute Matter, the Board or the Dominion Member, as applicable, shall provide written notice to each Member holding a Threshold Interest (a “MEC Matter Notice”), which MEC Matter Notice shall set forth, in reasonable detail, the Board’s or the Dominion Members’ desired actions with respect to such MEC Dispute Matter. Any Member holding a Threshold Interest may, (i) with respect to any Annual Construction Budget Update, within thirty (30) days following the date on which an MEC Matter Notice is received by such Member or (ii) with respect to any other MEC Dispute Matter, within six (6) Business Days following the date on which an MEC Matter Notice is received by such Member (such applicable period, the “MEC Dispute Notice Period”), prepare and deliver to the Dominion Member a written notice setting forth any comments to such MEC Dispute Matter. Upon receipt of such notice, the Dominion Member shall consider in good faith such comments and respond to such Member within two (2) Business Days with a written notice setting forth the extent to which the Dominion Member will accept such comments. If such Member objects to such response provided by the Dominion Member, within two (2) Business Days of receiving such response, such Disputing Member shall have the right to invoke, by written notice, a commercially reasonable engagement and consultation process to occur over a period of no less than four (4) Business Days and no more than seven (7) Business Days (the “MEC Process”). During the MEC Process, members of senior management of each of the Disputing Member and the Dominion Member with decision making authority with respect to such Dispute shall meet (in person, by telephone or by other electronic means, including video conference) on a no less than daily basis (unless otherwise mutually agreed by the Disputing Member and the Dominion Member) to negotiate in good faith to resolve such Dispute. Except as set forth in Section 12.5(c) below, if, following the delivery of an MEC Matter Notice, any Member holding a Threshold Interest timely exercises any of its rights under this Section 12.5 prior to the expiration of the MEC Dispute Notice Period, the Board shall not approve, nor shall the Dominion Member take, any action that related to such MEC Dispute Matter prior to the earlier of the date on which (A) such Disputing Member consents to the taking of such MEC Dispute Matter or (B) any Dispute with respect to an MEC Dispute Matter or such Dispute is otherwise resolved in accordance with this Section 12.5 or escalated for resolution pursuant to the Mandatory Arbitration Process in accordance with Section 12.6; provided, that the foregoing shall not prohibit the Board or the Dominion Member from taking any action that is the subject of a Related Party Matter Dispute.

(c) If the senior management of the Disputing Member and the Dominion Member fail to resolve a Dispute related to an MEC Dispute Matter pursuant to the MEC Process with respect to any (i) Applicable Law Exception, (ii) Required by Law Expenditure, or (iii) determination as to whether to cause the Company to pursue or undertake any Related Party Matter (each, a “Mandatory Arbitration Matter”), the Disputing Member may escalate such Dispute by submitting such Mandatory Arbitration Matter to binding arbitration pursuant to Section 12.6 (the “Mandatory Arbitration Process”). If the senior management of the Disputing Member and the Dominion Member fail to resolve a Dispute related to an MEC Dispute Matter pursuant to the MEC Process with respect to any MEC Dispute Matter (other than any Mandatory Arbitration Matter), the Board or the Dominion Member may take the actions with respect to such MEC Dispute Matter set forth in the applicable MEC Matter Notice, subject to any other rights the Disputing Member may have under this Agreement (including the Reserved Matters and the Fundamental Reserved Matters).

12.6 Mandatory Arbitration Process.

(a) If a Disputing Member and the Dominion Member are unable to resolve any Mandatory Arbitration Matter pursuant to the MEC Process in accordance with Section 12.5, parties shall use commercially reasonable efforts (which commercially reasonable efforts shall include replacing the panel of arbitrators an alternate panel of arbitrators if doing so is reasonably anticipated to result in a more expedited resolution) to resolve such Dispute within sixty (60) days pursuant to final and binding arbitration before a panel of three arbitrators selected and serving under the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), and judgment on the award entered by the arbitrators may be entered in any court having jurisdiction thereof. Any Disputed Mandatory Arbitration Matter so resolved by such arbitrators shall be deemed to be final and correct as so resolved and shall be final, conclusive and binding on the Members. Except as otherwise agreed by the Members, the fee structure for the engagement of the arbitrators shall include a material penalty or material reduction in fees for failure to deliver a resolution within the required period of time.

(b) The seat of any arbitration under this provision is Delaware, and hearings shall be held in the State of Delaware unless another location is mutually agreed upon by the Disputing Members. Consistent with Rule 22 of the Commercial Rules of the AAA, the Disputing Members hereto agree that after an arbitration commences under this Section 12.6, the parties to the arbitration shall be entitled to engage in reasonable pre-hearing discovery. The tribunal shall have the authority to order production of documents and evidence, as outlined in Rule 22(b) upon a showing of need. Such arbitration shall be the exclusive remedy hereunder with respect to any Dispute relating to a Mandatory Arbitration Matter; provided, however, that nothing contained in this Section 12.6 shall limit the Disputing Member or the Dominion Member’s right to bring (i) post-arbitration actions seeking to enforce an arbitration award, (ii) actions seeking emergency or temporary injunctive or other similar temporary relief (pending the resolution of the arbitration contemplated herein), or (iii) actions seeking to enforce this agreement to arbitrate.

(c) If this Section 12.6 is for any reason held to be invalid or otherwise inapplicable with respect to any Dispute, then any action or proceeding brought with respect to any Dispute arising under this Section 12.6, or to interpret or clarify any rights or obligations arising hereunder, shall be maintained solely and exclusively in the state or U.S. federal courts in the State of Delaware.

(d) With respect to any action seeking injunctive or other similar relief, each party irrevocably and unconditionally (and without limitation): (i) submits to and accepts, for itself and in respect of its assets, generally and unconditionally the exclusive jurisdiction of the courts of the United States in Delaware or the courts of the State of Delaware; (ii) waives any objection it may have now or in the future that such action or proceeding has been brought in an inconvenient forum; (iii) agrees that in any such action or proceeding it will not raise, rely on or claim any immunity (including from suit, judgment, attachment before judgment or otherwise, execution or other enforcement); (iv) waives any right of immunity which it has or its assets may have at any time; and (v) consents generally to the giving of any relief or the issue of any process in connection with any such action or proceeding including the making, enforcement or execution of any order or judgment against any of its property.

(e) The Members shall use best efforts to cause any proceeding conducted pursuant to this Section 12.6 to be held in confidence by the AAA, the arbitrators and each of the parties to such proceeding and their respective Affiliates, and all information relating to or disclosed by any party thereto in connection with such proceeding shall be treated by the parties thereto, their respective Affiliates and the arbitrators as confidential business information and no disclosure of such information shall be made by any party thereto, its Affiliates or the arbitrators without the prior written consent of the party thereto furnishing such information in connection with the arbitration proceeding, except as required by Applicable Law or to enforce any award of the arbitrators.

(f) For the avoidance of doubt, if it is determined pursuant to the Mandatory Arbitration Process that an expenditure does not constitute a Required by Law Expenditure, such determination shall in no way affect whether such expenditure was permitted to be incurred by the Company.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Notices. Any notice or other communication to be given hereunder shall be in writing and shall be delivered by in person or by courier service requiring acknowledgment of receipt or mailed by certified mail, postage prepaid and return receipt requested, or by electronic transmission. Notice given by personal delivery or courier shall be effective upon actual receipt. Notice given by mail shall be effective upon actual receipt or, if not actually received, the fifth

(5th) Business Day following deposit with the U.S. Post Office. Notice given by electronic transmission shall be effective upon affirmative confirmation of receipt by the recipient if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. The names and addresses for the service of notices referred to in this Section 13.1, with respect to a Member, are set forth on Exhibit A and, with respect to the Company, are:

OSW Project LLC

c/o Virginia Electric and Power Company

Attn: [***]

Vice President - Offshore Wind Operations

Thomas F. Farrell II Building

600 E. Canal Street

Richmond, VA 23219

Email: [***]

With copy to:

OSW Project LLC

c/o Dominion Energy Services, Inc.

Legal Department

Attn: Deputy General Counsel

Securities, Corporate Finance and M&A

120 Tredegar Street

Richmond, VA 23219

Email: [***]

With a copy to:

Stonepeak Partners LLC

55 Hudson Yards

550 W 34th Street, 48th Floor

New York, NY 10001

Attention: Legal & Compliance Department

E-mail: [***]

13.2 Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts, each bearing the signatures of one or more Members. Each such counterpart shall be considered an original and all of such counterparts shall constitute a single agreement binding all the Members as if all had signed a single document. Electronic signatures shall be accepted as original signatures for purposes of this Agreement (including DocuSign).

13.3 Severability. If any provision of this Agreement shall be contrary to any other Applicable Law, at the present time or in the future, such provision shall be deemed null and void, but this shall not affect the legality of the remaining provisions of this Agreement. This Agreement shall be deemed to be modified and amended so as to be in compliance with Applicable Law and this Agreement shall then be construed in such a way as will best serve the intention of the Members at the time of the execution of this Agreement.

13.4 Entire Agreement. This Agreement, including any Schedules and Exhibits, constitutes the entire agreement among the Members regarding the terms and operations of the Company, except as amended in writing pursuant to the requirements of this Agreement, and supersedes all prior and contemporaneous agreements, statements, understandings and representations of the Members.

13.5 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations under this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to its obligations under this Agreement, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.

13.6 Amendment or Modification. Notwithstanding anything to the contrary herein, this Agreement or the Articles may be amended or modified from time to time by Fundamental Reserved Matter Member Approval; provided, however, that the Board may (a) make ministerial amendments to this Agreement without having to obtain the consent of the Members to correct typographical errors, change the Company’s principal office or registered office, and (b) amend Exhibit A and Schedule 6.12 (in accordance with the terms thereof), from time to time, as applicable, without having to obtain the consent of the Members, as appropriate to reflect accurately any transfer of Membership Interests, admission of new Members and additional insurance coverage reasonably required for the operation of the Company Business. In the event that the Company issues Membership Interests to one or more Third Parties, the Members and the Company shall negotiate in good faith to amend this Agreement to the extent reasonably necessary to reflect such additional Members. Notwithstanding anything in this Section 13.6 to the contrary, any amendment that adversely affects a Member in its capacity as Member in a disproportionate manner compared to the other Members in such capacities shall require the prior written consent of the adversely affected Member.

13.7 Binding Effect. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Members and their respective legal representatives, permitted successors and permitted assigns.

13.8 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions contemplated here, including all filing, recording, publishing and other acts appropriate to comply with all requirements for the operation of a limited liability company under the laws of all jurisdictions where the Company shall conduct business.

13.9 Limitation on Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT FOR SECTION 7.8, NO CLAIMS SHALL BE MADE BY ANY MEMBER HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER MEMBER HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE) (“NON-REIMBURSABLE DAMAGES”), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH MEMBER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR; PROVIDED, THAT NO MEMBER MAY RELY ON THE FOREGOING WAIVER WITH RESPECT TO (I) THE DISALLOWANCE, LOSS, REDUCTION OR RECAPTURE OF TAX BENEFITS (INCLUDING PTCS), AND (II) DAMAGES ARISING OUT OF OR RELATING TO THE FAILURE OR INABILITY OF PROJECT MANAGER TO OBTAIN COMPLETE COST RECOVERY FROM THE VIRGINIA STATE CORPORATION COMMISSION, THE NORTH CAROLINA UTILITIES COMMISSION OR ANY OTHER APPLICABLE GOVERNMENTAL AUTHORITY. THE FOREGOING SHALL NOT BE CONSTRUED AS LIMITING AN OBLIGATION OF AN INDEMNIFYING PARTY HEREUNDER TO INDEMNIFY AND HOLD HARMLESS AN INDEMNIFIED PARTY AGAINST CLAIMS OR ACTIONS ASSERTED BY THIRD PARTIES. THE OBLIGATIONS OF THE MEMBERS UNDER THIS AGREEMENT ARE OBLIGATIONS OF THE MEMBERS ONLY AND NO RECOURSE SHALL BE AVAILABLE UNDER THIS AGREEMENT AGAINST ANY OFFICER, DIRECTOR, MANAGER, MEMBER, PARTNER, OR AFFILIATE OF ANY MEMBER.

13.10 Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Third Party any legal or equitable right, remedy or Claim under or with respect to this Agreement or any provision of this Agreement; provided, that the Indemnified Parties are express third-party beneficiaries of Article XI.

13.11 Waiver of Partition. Each Member hereby waives any right to partition of the Company property.

13.12 Non-Party Affiliate Liability. No Person who is not a named party to this Agreement, including any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, financing source, attorney or representative of any named party to this Agreement (such Persons, collectively, the “Non-Party Affiliates”) shall have any liability (whether in contract or in tort, at law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, except to the extent that any such Non-Party Affiliate is a party to a binding agreement (including the Equity Commitment Letter), and then only to the extent provided in such binding agreement; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.

13.13 Disclaimer of Agency. This Agreement does not create any relationship among the Members beyond the scope set forth herein, and except as otherwise expressly provided herein, this Agreement shall not constitute any Member the legal representative or agent of the other, nor shall any Member have the right or authority to assume, create or incur any liability or obligation, express or implied, against, in the name of or on behalf of any other Member or the Company.

13.14 Expenses. Except as otherwise provided herein, each of the Members and their respective Affiliates shall pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses), incurred in connection with the negotiation of this Agreement and the performance of its obligations hereunder.

13.15 Legal Representation. The Partner Member hereby agrees, on its own behalf and on behalf of its directors, members, partners, managers, members, officers, employees and Affiliates, that (a) McGuireWoods LLP (“McGuireWoods”) has been retained by, and may serve as counsel to, the Dominion Member and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Contribution Agreement, (b) that McGuireWoods has not acted as counsel for any other party in connection with the transactions contemplated by the Contribution Agreement and that no other party has the status of a client of McGuireWoods for conflict of interest or any other purposes as a result thereof and (c) that, following consummation of the transactions contemplated by the Contribution Agreement, McGuireWoods (or any successor) may serve as counsel to the Dominion Member or any director, member, partner, manager, officer, employee or Affiliate of the Dominion Member or any of its respective Affiliates or the Company and its Subsidiaries, in connection with any litigation, claim, action, suit, proceeding or obligation arising out of or relating to the Contribution Agreement or the transactions contemplated thereby. Notwithstanding such representation or any continued representation of the Company or any of its Subsidiaries, the Partner Member hereby consents thereto and waives any conflict of interest arising therefrom. The Partner Member and the Dominion Member hereby agree that, in the event that a dispute relating to the Transaction Documents arising after the Effective Date between the Partner Member or its Affiliates, on one hand, and any member of the Dominion Member Group, on the other hand, McGuireWoods may represent such member in such dispute. The Partner Member agrees that (x) all communications among any member of the Dominion Member Group, the Company and its Subsidiaries, any of their respective Affiliates, directors, officers, employees or advisors, on the one hand, and McGuireWoods, on the other hand, that relate in any way to the negotiation, preparation, execution, delivery and closing under, or any dispute arising therefrom, the Transaction Documents, or the transactions contemplated by the Contribution Agreement (the “Protected Dominion Member Communications”), shall be deemed to be privileged and confidential communications and (y) all rights to such Protected Dominion Member Communications, the expectation of client confidentiality, and the control of the confidentiality and privilege applicable thereto, belong to and shall be retained by the Dominion Member Group.

13.16 Authorization of Actions. The Members and the Company hereby acknowledge and agree to the provisions set forth in clauses (a)-(n) below and authorize the taking of the actions contemplated thereby. Notwithstanding anything to the contrary contained herein, as and when used in clauses (a)-(n) of this Section 13.16, (i) capitalized terms shall have the meanings set forth in the Contribution Agreement (except that the Contribution Agreement shall mean the Contribution Agreement as defined in this Agreement) and (ii) references to Articles, Sections, Exhibits or Schedules shall to refer to Articles, Sections, Exhibits or Schedules of the Contribution Agreement. Upon receipt of the State Regulatory Approvals, the Members acknowledge and agree that the references in the Contribution Agreement to this Agreement that are subject to receipt of State Regulatory Approval shall be deemed to have been satisfied and read to refer to the applicable terms and provisions as set forth in the Contribution Agreement (without reference to this Agreement).

(a) As set forth in Section 2.1, subject to the satisfaction or waiver of the conditions precedent set forth in Sections 4.4 and 4.5, at the closing of the transactions contemplated by the Contribution Agreement (the “Closing”), (a) the Dominion Member shall contribute, assign, transfer, convey all of the Contributed Assets (subject to Section 3.3.4) and the Issued Interest shall become one hundred percent (100%) of the Class A Units of the Company and (b) the Partner Member shall contribute to the Company the Estimated Closing Cash Contribution in exchange for one hundred percent (100%) of the Class B Units of the Company, to be delivered free and clear of all Liens, other than restrictions on transfer under federal and state security laws.

(i) “Contributed Assets” means all Project Assets, including those set forth on Schedule 1.1(b), but excluding (i) any of the Contracts set forth on Schedule 1.1(c) and any Intangible Rights related thereto and (ii) any assets set forth on Schedule 1.1(d).

(ii) “Project Assets” means all of the Dominion Member’s or its Affiliates’ (except as provided in (a) below) right, title or interest in and to any asset, property, Permit or Contract that is primarily related to the Project, including the following:

(A) any rights with respect to any vessel charter (but excluding, for the avoidance of doubt, the Head Bareboat Charter and any ownership of any vessel);

(B) any real property, leases or easements (including any improvements, fixtures or other appurtenances thereto) and the condemnation proceedings described in Schedule 5.8.3 (excluding for the avoidance of doubt any real property, leases or easements on the transmission-side of the point of interconnection at the Harpers Road Switching Station);

(C) all equipment and personal property (including all trade fixtures, wind turbines, monopiles, foundations, transition pieces, transformers, substations and cables) (“Personal Property”);

(D) all Contracts, including the Material Contracts and contracts and agreements described in Schedule 5.8.4;

(E) all Permits;

(F) all rights, claims, credits, causes of action, lawsuits, judgments, rights of recovery and rights of set-off of any kind to the extent relating to any of the other Project Assets, including any unliquidated rights under manufacturers’ and vendors’ warranties;

(G) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items;

(H) all accounts or notes receivable, and any security, claim, remedy or other right to the extent arising from or related to any other Project Assets or the Assumed Liabilities;

(I) all rights under warranties, indemnities and all similar rights against third parties to the extent arising from or related to any other Project Assets or the Assumed Liabilities;

(J) all insurance benefits, including rights and proceeds, arising from or relating to the Project, the Project Assets or the Assumed Liabilities; and

(K) to the extent not included in the foregoing, (i) all other assets, rights, privileges and claims to the extent primarily relating to any of the other Project Assets, including for the avoidance of doubt, any such assets acquired after the date hereof or Contracts entered into after the date hereof and (ii) any amendments and amendments and restatement of Contracts (subject to any approval required pursuant to the terms of this Agreement) to the extent that the underlying Contract would have otherwise constituted a Project Asset;

(iii) provided, however, that the Project Assets shall exclude all Excluded Assets. As used herein, the term “Excluded Assets” means, collectively all assets listed on Schedule 2.1.2.

(b) As set forth in Section 2.2.1, at the Closing, the Company shall accept the Contributed Assets and the Estimated Closing Cash Contribution contributed to it on the Closing Date, to have, possess and hold the same, together with all benefit and advantage to be derived therefrom absolutely, all in accordance with the provisions of the Contribution Agreement, the Company Agreement and applicable Law.

(c) As set forth in Section 2.2.2, the Parties acknowledge and agree that simultaneously with the acceptance by the Company of the Contributed Assets at the Closing, the Company shall assume the Assumed Liabilities.

(d) As set forth in Section 2.3.4, immediately after the Closing, the Company shall, make a cash distribution to the Dominion Member in an amount equal to one hundred percent (100%) of the Estimated Closing Cash Contribution.

(e) As set forth in Section 2.4.6(a), if the Closing Cash Contribution as finally determined pursuant to Section 2.4.6 is less than the Estimated Closing Cash Contribution (the amount of such shortfall, the “Partner Member Adjustment Amount”), then (i) the Dominion Member shall contribute cash to the Company an amount equal to the Partner Member Adjustment Amount and (ii) the Company shall make a cash distribution to the Partner Member in an amount equal to the Partner Member Adjustment Amount.

(f) As set forth in Section 2.4.6(b), if the Closing Cash Contribution as finally determined pursuant to Section 2.4.6 is greater than the Estimated Closing Cash Contribution (the total amount of such excess, the “Dominion Member Adjustment Amount”), then (i) the Partner Member shall contribute cash to the Company an amount equal to the Dominion Member Adjustment Amount and (ii) the Company shall make a cash distribution to the Dominion Member in an amount equal to the Dominion Member Adjustment Amount.

(g) As set forth in Section 2.6.2, within ten (10) Business Days after the final determination of Construction Budget Discount Adjustment in accordance with Section 2.6.1, (a) the Partner Member shall contribute cash to the Company in an amount equal to the difference (if any) between the Initial Discount Amount and the Construction Budget Discount Adjustment and (b) the Company shall make a cash distribution to the Dominion Member in an amount equal to such difference.

(h) As set forth in Section 3.1, from and after the Closing, the Company shall have access to all of the Books and Records in the Dominion Member’s or any of its Affiliate’s possession or control relating to the Project or the Project Assets.

(i) In accordance with Section 3.3.3, at or prior to the Closing, the Dominion Member shall use commercially reasonable efforts and cooperate with the Partner Member to transfer all of the Permits scheduled on Schedule 3.3.3 to the Company.

(j) As set forth in Section 3.3.4, with respect to any Contributed Assets not contributed to the Company on the Closing Date in accordance with Section 3.3.4, the Parties will following Closing, continue to use their commercially reasonable efforts to obtain any consents, approvals or authorizations required to contribute such Contributed Assets as promptly as practicable, and until their contribution will provide to, or cause to be provided to, the Company, to the extent permitted by law, the rights, benefits, burdens and obligations associated with the ownership of the Contributed Assets.

(k) As set forth in Section 3.8, unless otherwise expressly contemplated by the Contribution Agreement, if at any time following the Closing, any right, property, Permit, Contract or asset constituting a Contributed Asset is found to have been retained by the Dominion Member or its Affiliates, then the Dominion Member shall transfer, for no additional consideration, or cause its applicable Affiliate to transfer, such right, property, Permit, Contract or asset to the Company, and the Company shall accept and assume such right, property, Permit, Contract or asset as soon as practicable. The Dominion Member shall act in good faith to notify the Partner Member promptly following becoming aware of any right, property, Permit, Contract or asset constituting a Contributed Asset that has not been transferred to the Company. If any payments due with respect to the Project or the Company Business are paid in error to the Dominion Member or any of its Affiliates, the Dominion Member shall, or shall cause its applicable Affiliate to, promptly remit by wire or draft such payment to an account designated in writing by the Company.

(l) As set forth in Section 4.2, at the Closing, the Company shall deliver to the Partner Member or the Dominion Member, as applicable, each of the following: (i) a counterpart signature page to the Company Agreement, duly executed by the Company; (ii) a counterpart signature page to the Assignment and Assumption Agreement, duly executed by the Company; (iii) counterpart signature page to the Project Management Agreement, duly executed by the Company; (iv) a certificate of good standing of the Company from the Virginia State Corporation Commission, as of a recent date prior to the Closing Date; (v) a counterpart signature page to the Billing Services Agreement, duly executed by the Company; and (vi) all such other documents, agreements, or instruments as shall, in the reasonable opinion of the Partner Member and its counsel or the Dominion Member and its counsel, be reasonably necessary in connection with the consummation of the transactions with respect to the Closing, or required to be delivered by the Company at or prior to the Closing Date pursuant to the Contribution Agreement.

(m) As set forth in Section 8.3, subject to the terms and provisions of the Contribution Agreement (including, for the avoidance of doubt, the limitations set forth in Article VIII), from and after the Closing Date, the Dominion Member agrees to indemnify, defend and hold harmless the Company and the Partner Member and their respective Affiliates and Representatives from and against any and all Damages to the extent resulting from, arising out of or relating to: (a) any breach of the representations and warranties of the Dominion Member contained in Article V, Article VII or in the other Transaction Documents (it being agreed and acknowledged that solely for the purposes of calculating the amount of Damages for which the Dominion Member must indemnify the Partner Member under Section 8.3(a), such representations and warranties shall be deemed not qualified by any references therein to materiality or whether or not any such breach results or may result in a Material Adverse Effect); (b) any breach by the Dominion Member of, or failure by the Dominion Member to perform, any of its covenants or obligations contained in this Agreement or any other Transaction Document; and (c) the Dominion Retained Liabilities.

(n) As set forth in Section 9.3, any refunds, credits or overpayments of (or reductions in) Taxes paid or payable by or with respect to the Company or any Contributed Asset (plus any interest received with respect thereto from the applicable Governmental Authority) for any Pre-Closing Tax Period (“Tax Refunds”) that are realized by the Partner Member or the Company following the Closing shall be for the account of the Dominion Member and shall be paid to the Dominion Member within five (5) days after the Partner Member or the Company receives such refund, or after the relevant Tax Return is filed in which a Tax Refund is applied against the Partner Member’s, the Company’s, or any of their successor’s Liability for Taxes. For purposes of Section 9.3, where it is necessary to apportion any such Tax Refund for a Straddle Period, such refund, credit or overpayment of (or reduction in) Taxes shall be apportioned in the same manner that a comparable or similar Tax liability would be apportioned pursuant to Section 9.2; provided, that, notwithstanding anything herein to the contrary, any Tax Refund of or with respect to Tax that was paid (i) by the Dominion Member (or an Affiliate of the Dominion Member) or (ii) by the Company prior to Closing, in each case, shall be solely for the account of the Dominion Member.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE MEMBERS:

VIRGINIA ELECTRIC AND POWER COMPANY, a Virginia public service corporation

By:	/s/ Edward H. Baine
Name:	Edward H. Baine
Title:	President

Signature Page to Limited Liability Company Agreement of OSW Project LLC

DUNEDIN MEMBER LLC,
a Delaware limited liability company

By:	/s/ Rob Kupchak
Name:	Rob Kupchak
Title:	Authorized Person

Signature Page to Limited Liability Company Agreement of OSW Project LLC

THE COMPANY:

OSW PROJECT LLC,
a Virginia limited liability company

By: VIRGINIA ELECTRIC AND POWER COMPANY, its sole member

By:	/s/ Steven D. Ridge
Name:	Steven D. Ridge
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Limited Liability Company Agreement of OSW Project LLC

EXHIBIT A

MEMBERS; PERCENTAGE INTEREST; DIRECTORS

Member	Percentage Interest	Class A Units	Class B Units	Capital Account Balance
Dominion Member Virginia Electric and Power Company Attention: [***] 120 Tredegar Street Richmond, VA 23219 E-mail: [***] With copy to: Dominion Energy Services, Inc. Legal Department Attn: Deputy General Counsel Project Acquisitions, Development and Construction 120 Tredegar Street Richmond, VA 23219 Email: [***]	50.0%	[***]	—	[***]
Partner Member Dunedin Member LLC c/o Stonepeak Partners LLC 55 Hudson Yards 550 W 34th Street, 48th Floor New York, NY 10001 Attention: [***], Senior Managing Director E-mail: [***] With copy to: Stonepeak Partners LLC 55 Hudson Yards 550 W 34th Street, 48th Floor New York, NY 10001 Attention: Legal & Compliance Department E-mail: [***]	50.0%	—	[***]	[***]

Dominion Directors

1. [***]

2. [***]

3. [***]

4. [***]

Partner Member Directors

1. [***]

2. [***]

3. [***]

EXHIBIT D

FORM OF PROJECT MANAGEMENT AGREEMENT

[See attached.]

EXHIBIT E

FORM OF BILLING SERVICES AGREEMENT

[See attached.]

Schedule 3.2

Capital Call Funding Percentages and Per Unit Prices

A: With respect to any Tiered Capital Call

Aggregate Tiered Capital Contributions as of the date of such Tiered Capital Call (inclusive of such Capital Contributions)	Funding Percentage	Per Unit Price

Less than or equal to $11,270,000,000	Dominion Member: 50% Partner Member: 50%	Dominion Member: $100 Partner Member: $100

Greater than $11,270,000,000 but less than or equal to $11,760,000,000	Dominion Member: 66.67% Partner Member: 33.33%	Dominion Member: $120 Partner Member: $60

Greater than $11,760,000,000 but less than or equal to $12,740,000,000	Dominion Member: 75% Partner Member: 25%	Dominion Member: $150 Partner Member: $50

Greater than $12,740,000,000 but less than or equal to $13,720,000,000	Dominion Member: 83.33% Partner Member: 16.67%	Dominion Member: $200 Partner Member: $40

B: With respect to any Capital Call which is not a Tiered Capital Call

Category of Capital Call	Funding Percentage	Per Unit Price

Mandatory Capital Call	Each Member: Percentage Interest	Each Member: $100

Non-Mandatory Capital Call issued prior to Project COD	Each Member: Percentage Interest	Each Member: $100

Non-Mandatory Capital Call issued on or after Project COD	Each Member: Percentage Interest	Each Member: Fair Market Value of one Unit (as of the date of the Fair Market Value Notice)

Schedule 6.2

Reserved Matters

1.

The sale, transfer or disposition of assets of the Company or any of its Subsidiaries, having a Fair Market Value of more than [***], in any transaction or a series of related transactions except for (x) sales, transfers or dispositions which are subject to the Applicable Law Exception and (y) the Portsmouth Marine Terminal Transaction.

2.

Acquiring the assets or equity interests of a Person for a purchase price of more than [***], in any transaction or a series of related transactions except if the cost and expenses of such acquisition are (a) in accordance with an aggregate Approved Budget (plus any Permitted Overruns), (b) Necessary Expenditures or (c) Recoverable Expenditures.

3.

Using any revenue (excluding any test power revenue) of the Company or any of its Subsidiaries to fund any activities of the Company or its Subsidiaries, except to fund (i) costs and expenses in accordance with the aggregate Original Annual Operating Budget (plus any Permitted Overruns) or (ii) Emergency Expenditures, so long as an amount equal to such Emergency Expenditures is funded through a Capital Call, Unfunded Amount Loan, Necessary Expenditure Loan or Dominion Member Supplemental Funding prior to the last day of the applicable Quarterly Period (“Re-Funded Emergency Expenditures”).

4.

The entry into any Material Contract solely to the extent such Contract (x) contains material non-economic terms (which shall not include terms with respect to project milestones, delays or schedule) which in light of the facts known at the time are less favorable in any material respect than Market Terms (taking into account the regulated utility nature of the Project) or (y) contemplates the payment of costs and expenses after Project COD that are not (i) in accordance with an aggregate Annual Operating Budget (plus any Permitted Overruns), (ii) Necessary Expenditures, (iii) Recoverable Expenditures or (iv) Punch List Costs.

5.

The amendment or modification of (including pursuant to a change order), waiver of any material provision of, renewal or termination (other than in connection with an exercise of remedies) of any Material Contract (collectively, “Material Contract Actions”), solely to the extent such Material Contract Action would result in (x) material non-economic terms (which shall not include terms with respect to project milestones, delays or schedule) which in light of the facts known at the time are less favorable in any material respect than Market Terms (taking into account the regulated utility nature of the Project) or (y) costs and expenses after Project COD which costs and expenses are not (i) in accordance with an aggregate Annual Operating Budget (plus any Permitted Overruns), (ii) Necessary Expenditures, (iii) Recoverable Expenditures or (iv) Punch List Costs.

6.

Initiating, settling, compromising or resolving any Claim to which the Company or its Subsidiaries is a party that involves (a) an amount in controversy in excess of [***] (which amount shall be adjusted annually by the Index), in each case other than (i) any ordinary course regulatory proceedings (including rate cases or Rider OSW proceedings) that do not involve violations of Applicable Law and (ii) Claims where it is reasonably expected that the only material impact of which would be (x) an increase to the Construction Budget in accordance with this Agreement or (y) additional costs and expenses that are Recoverable Expenditures, or (b) (i) criminal investigations or proceedings involving the Company, its Subsidiaries, or any Member (only to the extent such investigation or proceeding relates to its actions or failure to act in such capacity) or any of their respective officers, managers or directors or (ii) criminal sanctions or an admission of guilt on the part of the Company or any of its Subsidiaries.

7.

Appointing or removing the Company’s or any of its Subsidiaries’ external auditor, except in the case of the appointment of or the removal and appointment of a “big four” accounting firm (or similar successor designation of national reputation) to align the external auditor of the Company with the external auditor of the Dominion Member.

8.	Entry by the Company or any of its Subsidiaries into, or any extension of, any joint venture, partnership or other similar arrangement.

9.	Claiming an ITC, or the grant in lieu of the ITC under the American Recovery and Reinvestment Act of 2009 on any part of the Project.

10.

Causing the Company or its Subsidiaries to obtain financing that is tax-exempt pursuant to Section 103 of the Code or any grant in respect of the operation, maintenance, modification or construction of the Project during the PTC Period.

11.

With respect to the Company or any of its Subsidiaries, except to the extent required by Applicable Law or as otherwise provided in this Agreement, (i) changing the Partnership Representative (or designated individual, as applicable), (ii) making, changing or rescinding any material Tax election (subject to Sections 8.6, 8.7, 8.10, 8.11, and 8.12), (iii) determining or making any adjustment to 704(b) Book Value (subject to applicable determinations or adjustments pursuant to Section 2.5.5 of the Contribution Agreement), or (iv) requesting any ruling from a Governmental Authority in respect of Tax matters (other than a private letter ruling from the IRS in respect of any “energy community” or normalization method of accounting with respect to any “public utility property” matters).

12.	Making of (or committing to make) any loan of money to a third party, except for Short-Term Investments.

13.	Changing the Company’s name.

14.	Entering into any agreement or instrument committing the Company or any of its Subsidiaries to take any of the foregoing actions.

Schedule 6.3

Fundamental Reserved Matters

1.	The Company or its Subsidiaries engaging in any activities other than the Company Business or activities necessary or incidental to the Company Business that are permitted by the Act.

2.	Any merger, consolidation, or other business combination of the Company or any of its Subsidiaries with any Person (other than the Company or any of its Subsidiaries).

3.

The sale of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole or a consolidated basis to any Person (other than the Company or any of its Subsidiaries), in each case, other than as provided in this Agreement.

4.	Any dissolution of the Company or any of its Subsidiaries.

5.

Permanently shutting down the Project or, following Project COD, any WTGs, in each case during the PTC Period, comprising [***] of the aggregate capacity of the Project, subject to the Applicable Law Exception.

6.

Causing or permitting the Company or any of its material Subsidiaries to voluntarily file a Bankruptcy petition in a court of competent jurisdiction or a petition seeking a reorganization, liquidation, dissolution or similar relief under any law or otherwise suffer to exist an involuntary proceeding against the Company or any of its Subsidiaries seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law, with respect to all or substantially all of the Company’s and its Subsidiaries’ assets, taken as a whole (provided that this provision shall not be construed to require any Member to ensure the profitability or solvency of the Company or any of its Subsidiaries).

7.

Issuing any Class A Units or Class B Units other than in accordance with this Agreement or authorizing, creating or issuing any other Membership Interests, Units or any new classes or series of securities of the Company or any of its Subsidiaries or modifying existing securities or repurchasing or redeeming any Membership Interests, Units or other securities of the Company or any of its Subsidiaries, in each case other than the formation of wholly-owned Subsidiaries.

8.	Authorizing or causing any distribution of the Company not contemplated by this Agreement.

9.	Effecting an initial public offering of the Company or any of its Subsidiaries or listing any equity interests of the Company on any stock exchange.

10.

Any amendment or modification to the organizational documents of any of its Subsidiaries that, in each case, would be adverse to any Member not entitled to appoint a majority of the Directors of the Board.

11.

Causing or permitting (i) the Company to file a Tax return which is inconsistent with the treatment of the Company as a partnership and the Members (or their regarded owners, to the extent applicable) as partners in such partnership, (ii) any of the Company’s Subsidiaries to be treated other than as entities disregarded as separate from the Company, in each case, for U.S. federal (and applicable state and local) income Tax purposes (in the case of this clause (ii), whether by election or otherwise), or (iii) except as permitted by this Agreement or as otherwise required by Applicable Law, any change to Tax allocation methods (including, for the avoidance of doubt, with respect to any PTCs).

12.

Any change to the accounting methodology, fiscal year, or material accounting policies of the Company or any of its material Subsidiaries, other than to align the methodology, fiscal year, or material accounting policies of the Company or any of its material Subsidiaries with the methodology, fiscal year, or material accounting policies of VEPCO so long as such change would not reasonably be expected to disproportionately and adversely affect any Member not entitled to appoint a majority of the Directors of the Board.

13.	Incurring Indebtedness, in excess of [***] in the aggregate or permitting to existence any Encumbrance on the Assets of the Company, other than Permitted Encumbrances.

14.	Forming of any Subsidiary that is not wholly owned by the Company or any of its wholly owned Subsidiaries.

15.	After Project COD, acquiring equity interests of another Person.

16.	After Project COD, the sale, transfer or disposition of any of the Company’s Subsidiaries.

17.	Electing for any equity interests of the Company or any of its Subsidiaries to be governed by Title 8.8A of the Uniform Commercial Code.

18.	Entering into any agreement or instrument committing the Company or any of its Subsidiaries to take any of the foregoing actions.

Schedule 6.14

Consultation Matters

1.	Entering into a settlement or other binding arrangement with any Governmental Authority with respect to any regulatory issue which would have a material adverse effect on the Company or the Project.

2.	Making any material amendment or modification to any material permit.

3.	Making annual Rider OSW update filings or material rate case filings by the Company or any of its Subsidiaries, for the approval by the Commission, NCUC, or PJM.

4.	Requesting a private letter ruling from the IRS in respect of any “energy community” or the normalization method of accounting with respect to any “public utility property” matters.

Exhibit D

PROJECT MANAGEMENT AGREEMENT

dated as of

October 22, 2024

by and between

Virginia Electric and Power Company

and

OSW Project LLC

For the

Coastal Virginia Offshore Wind – Commercial Project

ARTICLE VI ADDITIONAL OBLIGATIONS OF PROJECT MANAGER AND COMPANY		23

6.1	Insurance	23
6.2	Insurance Claims	24
6.3	Plans and Budgets	24

ARTICLE VII PAYMENTS UNDER THE PROJECT CONTRACTS		25

7.1	Invoices under the Project Contracts	25
7.3	Payment for Other Third	25
7.4	Coordination. Promptly after the Effective Date,	26

ARTICLE VIII COMPENSATION FOR THE PROJECT MANAGEMENT SERVICES		26

8.1	Compensation	26
8.2	Late Payment	27

ARTICLE IX LIMITATIONS ON AUTHORITY; OWNERSHIP OF ASSETS		27

9.1	Limitations on Authority and Responsibilities of Project Manager	27
9.2	No Liability for Others	27
9.3	Actions Requiring Company’s Approval	27

ARTICLE X LIMITATION OF LIABILITY; DAMAGES		27

10.1	Limitation of Liability	27
10.2	No Consequential Damages	28
10.3	Excluded Warranties	28
10.4	Specific Performance	28

ARTICLE XI INDEMNIFICATION		29

11.1	Indemnity by Project Manager	29
11.2	Project	30
11.3	Indemnity by Company	30

ARTICLE XII		30

MISCELLANEOUS		30

12.1	Entire Agreement; Amendment	30
12.2	Independent Project Manager	30
12.3	Binding Effect; Successors and Assignees	30
12.4	Confidentiality	31
12.5	Notices	31
12.6	Not for Benefit of Third Parties	33
12.7	Dispute Resolution	33
12.8	Governing Law	34
12.9	Headings; Usage of Certain Words	35
12.10	Rules of Construction	35
12.11	No Waiver	35

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12.12	Severability	35
12.13	Counterparts	35
12.14	Survival	35
12.15	Confidential Systems Operation Information	36

EXHIBITS

Exhibit A	Project Management Services

Exhibit A-1	General Management Services

Exhibit A-2	Construction Management Services

Exhibit A-3	O&M Services

Exhibit B	Project Contracts

Exhibit C	Insurance Requirements

Exhibit D	Transferred Permits

Exhibit E	Form of Bill of Sale

Exhibit F	Key Personnel

Exhibit G	Confidential Systems Operation Information

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PROJECT MANAGEMENT AGREEMENT

This PROJECT MANAGEMENT AGREEMENT (this “Agreement”), dated as of October 22, 2024 (the “Effective Date”), is entered into by and between Virginia Electric and Power Company, a Virginia public service corporation (the “Project Manager”) and OSW Project LLC, a Virginia limited liability company (the “Company”). Project Manager and Company are referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, Project Manager is developing and constructing the Coastal Virginia Offshore Wind – Commercial Project, an offshore wind energy project rated at approximately 2,600 MW located off the coast of Virginia (the “Project”);

WHEREAS, pursuant to the OSW LLC Operating Agreement (as defined below), the Company, of which Project Manager is a member, owns the Project; and

WHEREAS, Company desires to receive from Project Manager, and Project Manager desires to provide to Company, the Project Management Services (as defined below) upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the above premises (which are hereby incorporated by reference into this Agreement) and the promises and the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound thereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms

“Affiliate” means, when used with respect to any Person, any Person or entity controlling, controlled by or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” means this Project Management Agreement and the exhibits attached hereto (each of which is hereby incorporated by reference), as may be amended from time to time.

“Annual Operating Budget” has the meaning given to it in the OSW LLC Operating Agreement.

“Annual Operating Plan” has the meaning given to it in the OSW LLC Operating Agreement.

“Audit” has the meaning given to it in Section 6.4 (Audit).

“Balance of Plant Engineering Contract” has the meaning given to it in Exhibit B – Project Contracts.

“Bill of Sale” has the meaning given to it in subsection (a) of Section 4.6 (Passage of Title to Equipment under the Project Contracts).

“Business Day” means every day other than a Saturday, Sunday or a day on which banks are required or authorized by law to close in Richmond, Virginia.

“Change Order” means any change order or variation under any of the Project Contracts.

“Company” has the meaning set forth in the preamble.

“Company Indemnified Parties” means Company, its Affiliates (except for purposes of this definition, Project Manager) and their directors, agents, employees, partners and officers.

“Confidential Information” has the meaning set forth in Section 12.4 (Confidentiality).

“Construction Budget” has the meaning given to it in the OSW LLC Operating Agreement.

“Construction Contract” means each of the Balance of Plant Engineering Contract, the Turbine Supply Agreement, the Foundation Supply Agreement, the Offshore Substation Supply Agreement, the Transition Piece Supply Agreement, the Underground Installation Services Agreement, the Hellenic Cables Purchase Agreement, the JDR Purchase Agreement, the Taihan Purchase Agreement, and any other agreement designated as a “Construction Contract” on Exhibit B – Project Contracts.

“Construction Contractor” means any Project Contractor under a Construction Contract.

“Construction Contract Schedule” means the project schedule or equivalent concept, howsoever called, for the performance of applicable Work under each Construction Contract.

“Construction Management Services” means the procurement, development, construction, administration and other services to be performed by Project Manager under this Agreement as further described in Exhibit A–2 – Construction Management Services.

“Construction Plan” has the meaning given to it in the OSW LLC Operating Agreement.

“Cost Amount” has the meaning set forth subsection (a) of Section 7.3 (Payment for Other Third-Party Project Expenditures).

“CSOI” has the meaning set forth in Section 12.15 (Confidential Systems Operation Information).

“DMS” has the meaning set forth in Section 4.3 (Information Undertakings).

“Dominion Member” has the meaning ascribed thereto in the OSW LLC Operating Agreement.

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“Effective Date” has the meaning set forth in the preamble.

“Equator Principles” shall mean the principles named “Equator Principles – A financial industry benchmark for determining, assessing and managing environmental and social risk in projects” adopted in by various financing institutions in the form dated July 2020 and available at: https://equator-principles.com/app/uploads/The-Equator-Principles_EP4_July2020.pdf.

“Foundation Supply Agreement” has the meaning given to it in Exhibit B – Project Contracts.

“General Management Services” means the general project management services to be performed by the Project Manager under this Agreement as further described in Exhibit A-1 – General Management Services.

“Governmental Authority” means any federal, state, local, municipal, foreign, tribal or other government or any political subdivision thereof, and any agency, authority, commission, instrumentality, regulatory body, court, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, or any court or tribunal of competent jurisdiction.

“Hazardous Materials” means, in each case relating actual or potential effects on human health, wildlife, safety, or the environment, any and all “hazardous substances,” “hazardous waste” or “pollutant or contaminant” that is regulated under any Laws and Codes or that may be the subject of liability for costs of response or remediation under any Laws and Codes.

“Hellenic Cables Purchase Agreement” has the meaning given to it in Exhibit B – Project Contracts.

“HSE Plan” shall have the meaning set forth in subsection (a) of Section 2.7 (Health and Safety and Environmental Protection).

“IESC” means an Independent and Environmental Social Consultant selected to monitor, at Partner Member’s sole cost and expense, the Project’s compliance with the Equator Principles.

“Index” has the meaning set forth in Section 10.1 (Limitation of Liability).

“Inspecting Party” has the meaning given to it in Section 4.4 (Project Access Rights).

“JDR Purchase Agreement” has the meaning given to it in Exhibit B – Project Contracts.

“Jones Act Laws” means all shipping, dredging, towing, cabotage, transportation and coastwise trade laws of the United States of America that apply to the Project, including the U.S. Shipping Act of 1916, the Merchant Marine Act of 1920, the Passenger Vessels Services Act of 1886, the Foreign Dredge Act of 1906, and all applicable Laws and Codes codified in Title 46 of the United States Code and Title 19 of the Code of Federal Regulations, each as amended from time to time. Specifically, the term “Jones Act Laws” includes 46 U.S.C §§ 50101, 55102, 55103, 55109, and 551111 and 46 U.S.C. Chapters 121 and 551, together with any related provisions codified in the Code of Federal Regulations, including 19 C.F.R. §§ 4.80a and 4.80b, and any other

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rules and regulations promulgated by the U.S. Coast Guard and the U.S. Marine Administration and their practices of enforcing, administering, and interpreting such laws, statutes, rules, and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S. flag vessels operating in the U.S. coastwide trade.

“Key Personnel” has the meaning set forth in subsection (b) of Section 2.8 (Personnel).

“Laws and Codes” means all applicable federal, state, and local laws, treaties, ordinances, standards, codes, rules and regulations, judgments, decrees, injunctions, writs and orders, in effect from time to time of any Governmental Authority, including, without limitation, the Jones Act Laws, any health safety, and environmental laws, standards, codes and regulations applicable to the Parties and/or the Project.

“Loss” means any claims, demands, damages, losses, liabilities, taxes, fines, costs, and expenses, including cost of experts and reasonable attorneys’ fees and disbursements.

“Member” has the meaning given to it in the OSW LLC Operating Agreement.

“O&M Services” means the operation, management, maintenance, administration, decommissioning and other services to be performed by Project Manager under this Agreement as further described in Exhibit A-3 – O&M Services.

“Offshore Substation Supply Agreement” has the meaning given to it in Exhibit B – Project Contracts.

“Operating Account” has the meaning set forth in subsection (a) of Section 7.2.

“OSW LLC Operating Agreement” means that certain Limited Liability Company Agreement of OSW Project LLC by and between Virginia Electric and Power Company and Dunedin Member LLC, dated as of the date hereof.

“Partner Member” has the meaning given to it in the OSW LLC Operating Agreement.

“Party” and “Parties” has the meaning set forth in the preamble.

“Permit” means any permit, authorization, consent, approval, resolution, license, exemption, filing, notarization or registration, variance, certification and certificate of authority granted or issued by or under the authority of any Governmental Authority applicable to the Project.

“Person” means an individual, partnership, corporation, company, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity.

“Portsmouth Lease” has the meaning given to it in Exhibit B – Project Contracts.

“Project” has the meaning set forth in the recitals.

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“Project COD” has the meaning given to it in the OSW LLC Operating Agreement.

“Project Contractors” means the third party contractors, subcontractors (excluding Subcontractors), suppliers, landlords, lessors, owners, vendors, or other contractual counterparties, as applicable, under each contract relating to the Project.

“Project Contracts” means the contracts relating to the Project between Project Manager or the Company (or any subsidiary thereof), as applicable, on the one hand, and each Project Contractor, on the other hand, as identified on Exhibit B – Project Contracts, as such exhibit shall be updated from time to time in accordance with the terms of this Agreement, including Section 2.4.

“Project Management Services” means the General Management Services, the Construction Management Services and the O&M Services.

“Project Manager” has the meaning set forth in the preamble.

“Project Manager Indemnified Party” means the Project Manager, its Affiliates (except for the purposes of this definition, Company) and their directors, agents, employees, partners and officers.

“Project Manager’s Representative” has the meaning set forth in subsection (c) of Section 2.8 (Personnel).

“Prudent Industry Practice” means, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should have reasonably been known at the time a decision was made, those practices, standards, designs, methods, means, techniques, equipment and acts that would be required for a Person to perform its duties in good faith and as a reasonably prudent developer, construction manager, general contractor or operator (as applicable depending upon the development or operational stage of the Project and the Project Management Service being provided) of offshore wind projects in the United States taking into account the regulated nature of the Project, the Project Manager and the Company. The Prudent Industry Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices and methods as generally practiced by operators and constructors of offshore wind projects in the United States taking into account the regulated nature of the Project, the Project Manager and the Company during the relevant time.

“Rollover Budget” has the meaning given to it in the OSW LLC Operating Agreement.

“Spare Part” means any spare part, tool, component or other material to be incorporated into the Project in connection with any repair or maintenance thereof.

“Spare Part Inventory” has the meaning set forth in subsection (a) of Section 2.15 (Spare Parts and Inventory Management).

“Spare Part Inventory Register” has the meaning set forth in subsection (c) of Section 2.15 (Spare Parts and Inventory Management).

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“Subcontractor” means any person who has entered into a subcontract with the Project Manager pursuant to the terms of Section 2.12(b) (Subcontracting). For purposes of this Agreement, Subcontractor does not include the Project Contractors.

“Taihan Purchase Agreement” has the meaning given to it in Exhibit B – Project Contracts.

“Term” has the meaning set forth in Section 3.1 (Term).

“Transition Piece Supply Agreement” has the meaning given to it in Exhibit B – Project Contracts.

“Turbine Supply Agreement” has the meaning given to it in Exhibit B – Project Contracts.

“Underground Installation Services Agreement” the meaning given to it in Exhibit B – Project Contracts.

“Vessel Charter Agreement” has the meaning given to it in Exhibit B – Project Contracts.

“Vessel Strategy” means the vessel strategy used by Project Manager, including the use by the Project Manager of the Charybdis vessel, for the development, construction, installation, operation and maintenance of the Project.

“Work” means the “Work” or equivalent concept, howsoever called, as defined under the Project Contracts.

1.2 Interpretation. Unless the context otherwise requires, capitalized terms used in this Agreement shall have the definitions set forth in this Article I. The singular shall include the plural (and vice versa), and the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter. Any term not defined in this Article I or elsewhere in this Agreement that is used in this Agreement, shall have its plain meaning in English; provided that words and abbreviations having well-known meaning in the United States wind and electric generation industries shall have those meanings.

1.3 Construction. Unless the context requires otherwise: (i) headings and the rendering of text in bold and/or italics are for convenience and reference purposes only and do not affect the meaning or interpretation of this Agreement; and (ii) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

1.4 References.

(a) References to Articles and Sections are intended to refer to Articles and Sections of this Agreement, and all references to Exhibits are intended to refer to Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes.

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(b) Except where a definition specifically refers to any Laws and Codes or statute as in effect as of the Effective Date, references to Laws and Codes and any other laws and statutes referenced in this Agreement refer to such Laws and Codes, laws and statutes as they may be amended from time to time, and references to particular provisions of an Laws and Codes include any corresponding provisions of any succeeding Laws and Codes.

(c) References to any agreement, contract or document shall mean such agreement, contract or document as the same may be amended, supplemented or otherwise modified from time to time.

(d) The words “herein”, “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement.

(e) The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

(f) References to money refer to legal currency of the United States of America and unless otherwise specified, all references contained in this Agreement or in any Exhibit or Schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States dollars.

(g) Unless the context shall otherwise require, references to any Governmental Authority include references to any Person(s) succeeding to its functions and capacities.

(h) As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document shall control.

(i) References to any Person shall include such Person’s permitted successors and permitted assigns.

(j) All documents required to be provided under this Agreement shall be in English.

(k) All references herein to time shall mean “Eastern Prevailing Time.” Eastern Prevailing Time means either Eastern Standard Time or Eastern Daylight Savings Time, as in effect, from time to time, in the Commonwealth of Virginia.

(l) The Company shall not be found to unreasonably withhold, delay or condition any discretion or consent of the Company under this Agreement to the extent that the Company requires direction from the Board (as defined in the OSW LLC Operating Agreement), and Member(s) or has been directed to exercise or withhold such discretion or consent by the Members pursuant to the terms of the OSW LLC Operating Agreement.

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ARTICLE II

PROJECT MANAGEMENT SERVICES

2.1 Appointment and Acceptance. On the terms and subject to the conditions set forth herein, during the Term: (i) Company hereby designates and appoints Project Manager as its representative to perform the Project Management Services and (ii) Project Manager hereby accepts such designation and appointment and agrees to perform the Project Management Services.

2.2 Project Management Services. During the Term, the Project Manager shall perform, or procure the performance of, and be responsible for the Project Management Services, and all other work, services, hedging and incidental actions that can reasonably be inferred or implied as necessary to perform the Project Management Services.

2.3 Standard of Performance. Project Manager shall perform, or procure the performance of, all Project Management Services identified herein in compliance with this Agreement, the provisions of the Project Contracts, Laws and Codes, all applicable Permits and Prudent Industry Practices, in each case in accordance with and in the best interests of the then applicable Construction Contract Schedule, Construction Plan or Annual Operating Plan. In exercising any discretion or judgment in relation to the exercise of any right, discretion, power or authority under any Project Contract in accordance with Prudent Industry Practice, taking into account the best interests of the Construction Contracts Schedule, the applicable Construction Plan or Annual Operating Plan.

2.4 Additional Contracts.

(a) Prior to Project COD, the Project Manager may enter into any new contracts or agreements relating to the engineering, procurement, construction, development, operation, ownership and management of the Project, provided that, except in the case of a contract with a Subcontractor pursuant to Section 2.12 (Subcontracting), each such contract or agreement shall be a Project Contract and subject to the terms of this Agreement, and that by no later than Project COD, except with the prior written consent of the Company or if such contract or agreement is not freely assignable, the Project Manager shall assign or transfer such contract or agreement (including all rights related thereto) to the Company to the extent such contract or agreement remains in force or effect at such time pursuant to a form of conveyance to be mutually agreed by the Parties; provided, however, that Project Manager shall not be required to assign any such Project Contract if assignment would reasonably be expected to have an adverse effect on the development, construction, operation, ownership, management or decommissioning of the Project in any material respect; provided, further, that in such case the Project Manager shall continue to use commercially reasonable efforts to assign such Project Contract as soon as practicable after Project COD.

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(b) Following Project COD, except with the prior written consent of the Company:

(i) all Project Contracts, and any other contracts or agreements relating to the engineering, procurement, construction, development, operation, ownership and management of the Project with the Project Manager (including all rights related thereto) shall be assigned or transferred to the Company, to the extent such contracts or agreements remain in force or effect, pursuant to a form of conveyance to be mutually agreed by the Parties; provided, however, that Project Manager shall not be required to assign any such Project Contract if assignment would reasonably be expected to have an adverse effect on the development, construction, operation, ownership, management or decommissioning of the Project in any material respect; provided, further, that the Project Manager shall continue to use commercially reasonable efforts to assign such Project Contracts as soon as practicable after Project COD; and

(ii) all new contracts or agreements relating to operation, ownership, management or decommissioning of the Project shall be made between the relevant counterparty and the Company, except to the extent that requiring the Company to enter into any such contract or agreement would reasonably be expected to have an adverse effect on the operation, ownership, management or decommissioning of the Project in any material respect. In such instance, the Project Manager shall contract directly with such counterparty, provided that (x) it is treated as a Project Contract hereunder; (y) Project Manager uses good faith efforts to make such contractor or agreement freely assignable to the Company; and (z) thereafter, the Project Manager shall use commercially reasonable efforts to assign such contract or agreement (including all rights related thereto) to the Company as promptly as practicable pursuant to a form of conveyance to be mutually agreed by the Parties.

(c) Following Project COD, and except with the prior written consent of the Company, all contracts or agreements held by the Company relating to operation, ownership, management and decommissioning of the Project shall constitute Project Contracts for purposes of this Agreement; provided that the Company shall ensure that Project Manager has all rights related to such contract or agreement as necessary to enforce Company’s rights thereunder.

2.5 Performance.

(a) Project Manager shall perform the Project Management Services in a manner which facilitates the Project Contractors performing the Work in a timely manner in accordance with the relevant Construction Contract Schedule and the Construction Plan and Annual Operating Plan.

(b) Company shall cooperate with Project Manager in its performance of the Project Management Services and shall timely respond as necessary, and in accordance with Prudent Industry Practices, to any requests for consents and approvals required by the Company hereunder (which shall not be unreasonably withhold, condition or delayed).

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(c) Project Manager shall, in accordance with Prudent Industry Practice, use all commercially reasonable efforts to require the Project Contractors to perform the Work under their Project Contracts in accordance with the terms thereof.

(d) Project Manager shall perform the Project Management Services in accordance with the Construction Budget and/or Annual Operating Budget, as applicable.

2.6 Compliance with Law

(a) In performing the Project Management Services, Project Manager shall comply with all Laws and Codes and shall require the Project Contractors comply with Laws and Codes in accordance with their Project Contract. Project Manager shall not take and is not authorized to take any action which would violate Laws and Codes or which would subject either Party or any Member to liability or penalty under any Laws and Codes.

(b) Project Manager shall promptly notify Company upon discovery of any failure of Project Manager to comply with Laws and Codes or the failure by any Project Contractor to perform Work in compliance with Laws and Codes.

(c) If there is a conflict between any provision of this Agreement and Laws and Codes, the latter shall prevail; but, in such event the provisions of this Agreement affected shall be curtailed and limited only to the extent necessary to conform to Laws and Codes.

2.7 Health and Safety and Environmental Protection.

(a) In accordance with Prudent Industry Practices and Laws and Codes, Project Manager shall establish a health, safety and environmental program (“HSE Plan”). Project Manager shall comply, and require each Project Contractor to comply, with the HSE Plan. Project Manager shall monitor the Project Contractors’ safety, security, health and environmental protection programs and compliance in accordance with their respective Project Contracts. Project Manager shall keep Company advised of any material failure by a Project Contractor to adhere to the HSE Plan and shall ensure that Project Contractors promptly correct all observed deficiencies.

(b) Project Manager shall develop and implement procedures for conducting hazard and operating (HAZOP) analyses.

2.8 Personnel.

(a) Project Manager, or its Affiliates, shall provide (or cause to be provided) and make continuously available (or cause to be made available) all such suitably qualified, experienced and competent professional, supervisory, managerial, administrative and other personnel as are reasonably necessary to perform the Project Management Services. No employee of Project Manager engaged in the performance of the Project Management Services shall be considered an employee of Company, and any such employee’s working hours, rates of compensation, and all other matters relating to their employment shall be determined solely by Project Manager. Project Manager shall ensure that any personnel engaged in the performance of the Project Management Services shall be suitably qualified and experienced and, where required, licensed in and for the duties to which they are assigned.

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(b) Project Manager shall at all times furnish experienced and qualified individuals for the positions identified on Exhibit F – Key Personnel (collectively, “Key Personnel”). The Key Personnel in appointment on the Effective Date are set out in Exhibit F – Key Personnel. In the event Project Manager desires to replace any Key Personnel, Project Manager shall propose suitably qualified, experienced, and (if required) licensed, replacements to Company, and shall consult with the Company on the appointment of such replacement Key Personnel.

(c) Project Manager shall appoint an individual to serve as Project Manager’s project representative under this Agreement (the “Project Manager’s Representative”). The identity of Project Manager’s Representative as of the Effective Date is the individual identified in Section 12.5 (Notices). The Project Manager’s Representative shall represent Project Manager at all times during the performance of the Project Management Services.

(d) Without limiting the foregoing, Project Manager shall at all times maintain the minimum personnel necessary to perform Project Manager’s functions hereunder.

(e) Project Manager’s Representative and the Key Personnel shall be assigned to the Project as necessary to perform the Project Management Services, and reasonably accessible to Company and available to attend meetings upon reasonable advance notice in relation to the Project during the term of this Agreement.

(f) Company shall have the right to cause Project Manager to replace Project Manager’s Representative at any time for reasonable cause; provided that such removal shall not preclude such individual from performing any Project Management Services.

2.9 Project Manager Limitations. The Project Manager shall not, and shall not be obliged to under this Agreement, perform any act or follow any instruction of the Company which would otherwise require the prior consent or approval of any of the Members under the OSW LLC Operating Agreement, unless such act or instruction has been duly authorized and approved by such Member(s) in accordance with the terms of the OSW LLC Operating Agreement and is provided for in the then-current Construction Budget and/or the Annual Operating Budget.

2.10 Non-Performance. If the Company believes that the Project Manager is not performing the Project Management Services in accordance with the terms of this Agreement, the Company may issue a notice to the Project Manager setting out any deficiencies in performance. The Project Manager shall provide the Company with a written response to such notice addressing such identified deficiencies, and the Company and the Project Manager shall co-operate in good faith to remedy such deficiency.

2.11 Quality Oversight. The Project Manager shall establish a quality oversight plan for the Work in accordance with Prudent Industry Practice, which shall include oversight of inspections, testing and commissioning, and shall procure that all Work is performed, inspected, tested and commissioned in accordance with such quality oversight plan and the requirements of each Project Contract.

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2.12 Subcontracting.

(a) Project Manager shall be authorized to use outside accounting, tax, legal, engineering, environmental, and other Persons as it deems qualified and necessary in connection with its performance of the Project Management Services unrelated to physical construction and/or operation of the Project.

(b) For the services identified in Section 2.12(a) above, the Project Manager may subcontract any of the Project Management Services to a Subcontractor, provided that:

(i) the Subcontractor is experienced and has the financial and technical resources and a proven track record of successfully performing the specific Project Management Services that it performs;

(ii) the terms of any subcontract preserve and protect the rights of the Company under this Agreement, and the Project Manager shall remain liable to the Company for the obligations of the Project Manager under this Agreement for any of the Project Management Services which are subcontracted by the Project Manager;

(iii) the Company shall not be directly liable for any payment to be made to a Subcontractor under the terms of any subcontract, and shall have no direct contractual liability to the Subcontractor;

(iv) the Project Manager shall solely be liable for all acts, defaults and omissions of any Subcontractor relating to, or arising in relation to, this Agreement as though these were the acts, defaults or omissions of the Project Manager;

(v) all subcontracts shall be freely legally assignable to Company (without further consent of the Subcontractor); and

(vi) Company shall not have or be deemed to have by virtue of this Agreement any contractual obligation to or relationship with any of Project Manager’s Subcontractors. Project Manager shall include a clause to this effect in each of its subcontracts. No Subcontractor is intended to be or shall be deemed a third party beneficiary of this Contract, provided that this Section 2.12 shall not apply to any Project Contract, and a Project Contractor providing performing Work under a Project Contract shall not be deemed to be a Subcontractor.

2.13 Labor Matters. The Project Manager shall be responsible for compliance with all labor, occupational health and safety and social security obligations relating to all employees of the Project Manager. Project Manager shall be responsible payment of all wages, fringe benefits, pension or retirement obligations, housing obligations, social security, unemployment, workers compensation and all other social taxes or charges for its employees. Notwithstanding anything to the contrary in this Section 2.13, this Section 2.13 shall not apply to any personnel, staff, employee, worker, representative, affiliate, contractor or subcontractor of the Project Manager employed under any Project Contract.

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2.14 Secondment. At the expense of the Partner Member or, if the costs are prudently incurred, the Company, the Partner Member and its transferees may elect to second one (1) qualified employee, agent, or representative to the Project Manager with experience in the construction and/or operation of offshore wind projects, and the Project Manager shall accept the appointment of such secondee in an appropriate role within the Project Manager; provided, however, Project Manager shall have no liability for the acts or omissions of such seconded employee, agent or representative; provided, further, such seconded employee shall not have the right to (i) direct any employee of Project Manager to perform Work not otherwise contemplated by this Agreement, (ii) impact Project Manager’s ability to efficiently perform its obligations hereunder, or (iii) provide direction to any Project Contractor regarding performance of their Work, unless expressly authorized by Project Manager. The secondee shall not be an employee of, or affiliated with, any competitor of Project Manager. Project Manager shall grant the secondee reasonable access to all areas, books, records and other information relating to the Project, and shall permit the secondee reasonable access to all Key Personnel, and participation in meetings and committees (including steering committee meetings), in each case in relation to the Project or Project Management Services. The secondee may temporarily appoint representatives from time to time, at the Partner Member’s cost and expense, and such representatives shall have all of the powers and rights of the secondee during such period, and may perform all responsibilities of the secondee during such time; provided, unless otherwise agreed by the Project Manager, at no time shall there be more than one (1) full-time equivalent secondee of Partner Member involved in the Project at any given time. The Project Manager and the Partner Member may enter into a customary secondment agreement in relation to any such secondee(s).

2.15 Spare Parts and Inventory Management.

(a) The Project Manager shall procure all Spare Parts, materials, components and consumables (including the refurbishment, repair or replacement of any Spare Part, material, component and consumable) reasonably required for the performance of the Project Management Services on behalf of the Company. During the Term, Project Manager shall manage an inventory of all Spare Parts that the Company owns or has a right to use (collectively, the “Spare Part Inventory”); provided that the Company shall have title to all Spare Parts materials, components and consumables, and any proceeds thereof, and neither legal nor equitable title to any such Spare Part materials, components and consumables shall transfer to the Project Manager in connection therewith. Each such Spare Part shall remain in the Spare Part Inventory until the earlier of: (i) the installation of such Spare Part in the Project; and (ii) the transfer, sale, or other disposition of such Spare Part undertaken in accordance with this Agreement. The Company hereby authorizes the Project Manager to manage, store, use, handle, install, administer, process, transport, operate, repair, replace, or refurbish any Spare Parts materials, components and consumables in accordance with Prudent Industry Practice, any Permits and all applicable Laws and Codes.

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(b) The Project Manager shall not have any liability for any Spare Parts materials, components and consumables used for the purposes of any Project Management Services to the extent supplied by, or on behalf of, the Company or any Project Contractor, including availability, price, performance, delivery times, delivery location, or availability and access to instructions, manuals, or other documentation with respect to Spare Parts, tools, or other materials and components, including any documentation for maintenance thereof

(c) The Project Manager shall keep an inventory record, or shall procure the reporting of all Spare Parts inventory through an integrated warehouse inventory software package in order to keep an inventory record, of all Spare Parts (the “Spare Part Inventory Register”) with individual value in excess of $100,000. The Spare Part Inventory Register shall account for and reflect: (i) any Spare Part that has been used for the Project; (ii) any Spare Part that the Company (under a Project Contract or otherwise) has procured and has notified the Project Manager thereof; and (iii) whether such Spare Part has been procured by the Company or the Project Manager. The Project Manager shall deliver the Spare Part Inventory Register to the Company at the end of the Term and otherwise upon the Company’s reasonable request but no more frequently than once in a calendar year.

ARTICLE III

TERM AND TERMINATION

3.1 Term. Unless otherwise terminated as provided herein, this Agreement shall be effective, and the applicable Project Management Services shall commence, on the Effective Date and shall terminate on the date that Company has fully decommissioned the Project and Company has been fully released from all environmental and regulatory obligations in accordance with all applicable Laws and Codes and Permits (the “Term”).

3.2 Termination by Company. This Agreement may be terminated, upon written notice from Company to Project Manager, upon the occurrence and continuance of any of the following:

(a) Project Manager’s material failure to perform any of the Project Management Services, unless within thirty (30) days after receipt of written notice from Company specifying the nature of such failure, Project Manager cures such failure; provided, that, if such failure is reasonably susceptible of being remedied but not cured within such thirty (30) day period and Project Manager is diligently proceeding to cure such failure, then the period for cure shall be extended for the period as necessary for Project Manager to cure such failure, but in no event shall such aggregate cure period exceed ninety (90) days after the failure or Project Manager receiving written notice thereof from Company;

(b) a voluntary or involuntary bankruptcy proceeding, liquidation or dissolution of Project Manager; provided, that, in the case of any involuntary bankruptcy proceeding of Project Manager, commencement of such bankruptcy shall not, by itself, result in the right to terminate this Agreement and such right to terminate shall only arise in the event such bankruptcy proceeding is not dismissed within ninety (90) days of its initial filing; or

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(c) Project Manager transfers or assigns, or purports to transfer and assign, this Agreement.

3.3 Termination by Project Manager. This Agreement may be terminated, upon written notice from Project Manager to Company, upon the occurrence and continuance of any of the following:

(a) Company’s failure to make undisputed payments due hereunder when such payments are due and payable, unless:

(i) within fifteen (15) Business Days after written notice from Project Manager notifying Company of the non-payment, Company makes such payment together with all of the late payment interest owing on such amount in full; or

(ii) such failure to pay is as a result of any action or inaction of the Dominion Member under the terms of the OSW LLC Operating Agreement;

(b) a voluntary or involuntary bankruptcy proceeding, liquidation or dissolution of Company; provided, that, in the case of any involuntary bankruptcy proceeding of Company, commencement of such bankruptcy shall not, by itself, result in the right to terminate this Agreement and such right to terminate shall only arise in the event such bankruptcy proceeding is not dismissed within ninety (90) days of its initial filing; or

(c) Virginia Electric and Power Company is no longer the controlling member of the Company.

3.4 Conditions of Termination. The termination of this Agreement shall not occur until the earlier of (x) the mutual agreement of the Parties; or (y) the date on which (a) the Project Manager has transferred the entirety of its rights and title in the Project Contracts and any other Project Assets (as defined in that certain Equity Capital Contribution Agreement by and between Virginia Electric and Power Company and Dunedin Member LLC dated as of February 21, 2024) (excluding the Portsmouth Lease, subject to the last sentence of this Section 3.4), and including all related easements, rights, licenses, intellectual property, drawings, plans, specifications, books and records relating thereto to the Company; and (b) if this Agreement was terminated by the Company pursuant to Sections 3.2(b) or (c), the payment by the Project Manager to the Company of all costs and expenses incurred by the Company in finding a replacement project manager for the Project and making such transfer of Project Contracts and Project Assets. The Project Manager shall use all reasonable efforts to procure that, if required under the terms of such Project Contract, each Project Contractor consents to the transfer of the Project Contracts to the Company. Following the termination of this Agreement, the Project Manager shall ensure that the Company (and any subsidiary thereof) has such use and access rights under the Portsmouth Lease as needed for the Project until Project Completion as defined in the Turbine Supply Agreement on the same basis as contemplated by this Agreement prior to the termination thereof.

3.5 Effect of Termination. Upon the termination of this Agreement, the Project Management Services shall terminate, and Project Manager shall no longer have any authority with respect to the Project under this Agreement (and all of such authority shall be immediately revoked without any further action or notice), except for such authority that survives termination.

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In addition, neither Party shall have any liability arising out of any termination of this Agreement, other than any liability to the other Party which has arisen under this Agreement prior to the date of termination of this Agreement. Following any termination of this Agreement, at the request of the Company, there shall be a transition period (which may include training by the Project Manager of any new manager engaged by the Company), during which all insurance will remain in effect, and all sums due the Project Manager or the Company under this Agreement shall remain payable. The Parties shall mutually arrive at a schedule for such transition period, which period shall not exceed ninety (90) days or be less than thirty (30) days.

ARTICLE IV

COVENANTS

4.1 Project Manager Covenants.

(a) Project Manager shall perform all of its (or the Company’s, as applicable) obligations under the Project Contracts.

(b) Project Manager shall: (i) duly and punctually perform all obligations under the Vessel Strategy and related documents and agreements for all vessels used in connection with the Project; and (ii) unless otherwise excused by the Company in writing, duly and punctually take all such actions necessary to preserve, for and on behalf of the Project, access to and use of all vessels contracted by Project Manager in connection with the Project or otherwise reasonably necessary to facilitate the development, construction and operation of the Project.

(c) Project Manager shall pay all amounts received under the Project Contracts by the Project Manager to the Company, including any sums in relation to damages or liquidated damages, and sums awarded as a result of any claim, litigation, arbitration, administrative or other proceedings, in each case after the deduction of any duly incurred reasonable costs and expenses of enforcement of any rights of the Project Manager or of any claim, litigation, arbitration, administrative or other proceedings.

(d) Project Manager shall not take any actions in relation to the Project Management Services or in relation to the Project Contracts which, if taken by the Company, mutatis mutandis, would require consent or approval by any Member(s) under the OSW LLC Operating Agreement, unless the Project Manager is instructed to do so by the Company acting in accordance with the terms of the OSW LLC Operating Agreement.

(e) Project Manager shall, promptly upon receipt, provide the Company with copies of any Change Order or other amendment proposed and/or executed under any of the Material Contracts (as defined in the OSW LLC Operating Agreement) as well as any Change Order or amendment with a value greater than [***] proposed and/or executed under any of the non-Material Contracts.

4.2 Notices. To the extent that any Party receives any notice, directions, instructions, requests, claims, demands, summons, or proceedings (whether threatened or actual) or other communications from any Person or any Governmental Authority relating to the Project, the Project Contracts, the Project Management Services, and/or Project Manager’s rights under this Agreement, that Party shall promptly deliver a copy of the same to the other Party, including all written materials received relating thereto.

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4.3 Information Undertakings.

(a) Project Manager shall provide Company and its delegated representatives with real-time access to Project Manager’s documentation management system(s) (e.g., Aconex or such other software system that Project Manager uses from time to time) (the “DMS”). The DMS shall contain all material documents related to construction, operation and maintenance of the Project, including all formal correspondences, notices, technical inquiries, progress reports, schedules and other information received from all Project Contractors for Material Contracts. To the extent not already provided via the DMS, Project Manager shall provide any material documents, reports, schedules and other information reasonably requested by the Company as necessary to monitor the Project, the performance of the Project Management Services hereunder, and the performance of the Work under the Project Contracts; provided, however, that, subject to paragraphs (b), (c) and (d) below, unless otherwise agreed by the Parties in writing, Project Manager shall not be required to provide any information that would constitute new original work under this Project Management Agreement or any Project Contract.

(b) From the Effective Date until Project COD, the Project Manager shall provide in the DMS or shall otherwise provide to the Company on a monthly basis, a report detailing:

(i) the physical progress of the construction of the Project and construction of Charybdis, and including details of any delay in construction, delay in the Construction Contract Schedule and/or the Construction Plan, and the details of any action taken or proposed to be taken by the Project Manager in relation to such delay;

(ii) a percent complete curve for all Work under the Construction Contracts, the percentage of such activity completed as compared with the percentage of such activity which was planned to be completed as set out in the Construction Contract Schedule and/or the Construction Plan with the level of detail set forth in Project Manager’s “Global Progress Tracker”, Index No. 2.9.12.8;

(iii) a project schedule and budget showing the critical path through Project COD;

(iv) a copy of the project risk catalogue, including each project risk factor probability and impact delivered to the Company for that calendar quarter;

(v) a summary of any assets scheduled to receive provisional completion or final completion, or similar concepts, howsoever defined, under the Project Contracts during the following month, and a summary of all assets which have received provisional completion or final completion during that month;

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(vi) a description of any assets delivered to the Project Manager under any Project Contract in that month;

(vii) a summary of all claims made under the Project Contracts during such period; and

(viii) a summary of any Construction Budget or, if applicable, Annual Operating Budget contingency amount(s) used, committed and remaining for such Construction Budget or Annual Operating Budget period.

(c) From Unit Final Completion of the first Unit (as each is defined in the Turbine Supply Agreement) for the Project through the end of the Term, the Project Manager shall provide in the DMS or shall otherwise provide to the Company on a monthly basis, a report detailing:

(i) the operating activities in relation to the Project carried out during that month, including a report on the power production of the Project, the capacity and performance of any operations by the Project during that period;

(ii) any scheduled or unscheduled maintenance or downtime during that month;

(iii) a summary of all claims made under the Project Contracts during such period; and

(iv) a summary of any Annual Operating Budget contingency amount(s) used, committed and remaining for such Annual Operating Budget period.

(d) During the Term, the Project Manager shall promptly upload to the DMS or otherwise provide to the Company the following information:

(i) any defects in any Work or assets delivered to the Project Manager under any Project;

(ii) any breach or default by a Project Contractor or the Project Manager under a Project Contract;

(iii) a description of any material Permits or Authorizations applied for or attained during that month;

(iv) all notices received in relation to any event of force majeure or similar suspension of obligations or activities under the Project Contracts;

(v) any event of which the Project Manager is aware of which could reasonably be expected to have a material impact on the Project;

(vi) health, safety and environmental statistics, on a monthly basis, for the Project;

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(vii) any claim, litigation, arbitration, administrative or other proceedings threatened, pending or commenced, including an update on the status of any commenced proceedings, and the likelihood of success in of any commenced proceedings, in each case in relation to the Project or under the Project Contracts; and

(viii) any illegality, unenforceability, repudiation, suspension, termination or any Project Contract or provision therein, or other event by which any Project Contract or obligation or liability of a Project Contractor thereunder is or may be deemed to cease to be in full force and effect.

(e) Notwithstanding anything to the contrary in this Agreement, including this Section 4.3, the Project Manager shall prepare (or, if contemplated to be prepared by a third party, coordinate with such third party with respect to) the information or reports contemplated by Section 8.4 of the OSW LLC Operating Agreement. After the Effective Date, the Parties shall discuss in good faith whether additional progress reporting from Project Manager is necessary; and, if so, then the Parties shall reasonably agree upon the format and scope of such reports.

4.4 Project Access Rights. Each Member and its Representatives (as defined in the OSW LLC Operating Agreement) may, from to time, designate any representative (each an “Inspecting Party”) to, at the Inspecting Party’s own cost and expense, visit the Project sites at such time as may reasonably be requested by the Inspecting Party; provided that the Inspecting Party shall minimize any disruption, delay, or inconvenience to the Project Manager and any Project Contractor, and shall act in compliance with the Project Manager’s instructions, including any site rules, health and safety requirements and any other limitations imposed by the Project Manager’s and in a manner that does not impede or otherwise adversely affect the performance of any Works or Project Management Services. The Inspecting Party shall provide the Project Manager with reasonable advance notice of any such visit. The Project Manager may, in its reasonable discretion, cancel or postpone any scheduled site visits: (A) due to actual or anticipated adverse weather conditions: (I) at the site; or (II) that impede or, in its reasonable determination, make transport to the site dangerous; or (B) to avoid interruptions of, or other negative impacts on, the performance of any Works at such site.

4.5 Company Representative. Company shall designate a person or persons available on a daily basis and authorized to transmit and receive direct communications to and from Project Manager; provided, however, that such representative shall not be entitled to amend or modify the terms of this Agreement; and provided, further, that such designation may be changed from time to time upon written notice by Company to Project Manager.

4.6 Passage of Title to Equipment under the Project Contracts.

(a) On the Effective Date, the Parties shall execute the bill of sale attached hereto as Exhibit E – Form of Bill of Sale or shall have executed a bill of sale in a form and substance satisfactory to the Parties on or prior to the Effective Date (the “Bill of Sale”), which shall provide that all property or any other assets (whether real or tangible) and any rights, claims or warranties related thereto, shall be immediately and automatically transferred to the Company upon receipt by the Project Manager.

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(b) All property, rights, title, claims, warranties or any other assets (whether real, tangible or intangible) transferred to the Company under the Bill of Sale (or such other mutually agreed form of conveyance) shall be legally and validly transferred to the Company on the date on which the Project Manager receives title or legal ownership of such assets (or such later date as may mutually be agreed between the Parties) with the same quality of title or legal ownership as held by the Project Manager on the date Project Manager first received title to such property, rights, title, claims, warranties or any other assets, and subject to no additional liens or encumbrances other than those which such property, rights, title, claims, warranties or asset was subject to when Project Manager first received title thereto.

(c) Project Manager shall notify Company of any liens or other third party security interest attaching to any asset, property, rights, title, claims, warranties or any other assets transferred to the Company by the Project Manager pursuant to this Section 4.6 and/or the Bill of Sale.

(d) If any property, rights, title, claims, warranties or any other assets (whether real, tangible or intangible) may not legally be transferred to the Company pursuant to the Bill of Sale, or if otherwise required by the Company to effect, consummate or perfect any transfer of an asset to the Company pursuant to the Bill of Sale, the Project Manager shall do all things reasonably required by the Company, to, as promptly as practicable, effect such transfer to the Company.

4.7 Permits. Project Manager shall transfer (or cause the transfer of) the Permits listed in Exhibit D – Transferred Permits to Company in accordance with the requirements and at the times set forth therein.

4.8 Claims and Warranties.

(a) Project Manager shall administer, enforce and pursue its (or the Company’s, as applicable) warranty rights and remedies under the Project Contracts for the benefit of the Company and the Project in accordance with Prudent Industry Practices.

(b) To the extent not already provided via the DMS, the Project Manager shall notify the Company of (i) any material defect in the Project, (ii) any material adverse condition affecting the commercial operations of the Project, or (iii) any material breach of a Project Contractor’s warranty obligations under its Project Contract.

(c) Project Manager shall diligently and promptly pursue all warranties, remedies, claims or any other rights of the Project Manager (or the Company’s, as applicable) to correct any defective work or to remedy any breach of a Project Contract that the Project Manager deems necessary in the best interests of the Project.

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(d) Project Manager shall take all necessary steps to enforce its (or the Company’s, as applicable) rights under the Project Contracts to the extent such enforcement is consistent with the best interests of the Construction Plan and the Annual Operating Plan, including making claims for breaches or warranties or terms of the Project Contracts, or commencing litigation, arbitration or material proceedings against any counterparty to the Project Contract.

(e) Company hereby grants Project Manager the authority and the right to assert and control (at the expense of the Company) any claims that it may have against the Project Contractors arising out of or related to any Project Contract; provided that, except as otherwise set forth herein, Project Manager (i) shall not settle any such claim without the consent of the Company, such consent not to be unreasonably withheld; and (ii) shall provide the Company from time to time with any information that Project Manager obtains, with respect to any such claims. The Company agrees to assist and cooperate with Project Manager in connection with its enforcement of the Project Contracts and any such claims.

(f) Except for Change Orders which shall be governed by Section 4.1(e), the Project Manager shall provide the Company with all material information of any potential, threatened or current claim, litigation, arbitration, administrative or other proceedings against the Project Manager or a Project Contractor under any Project Contract, including providing the Company with updates on the status of and any information, documentation or correspondence in relation to such claim, litigation, arbitration, administrative or other proceedings.

4.9 Equator Principles.

(a) Project Manager shall use commercially reasonable efforts to obtain from Project Contractors their adherence to Equator Principles during performance of their respective Work under the Project Contracts; provided, however, that (i) Project Manager shall not be liable to the Company for any failure of the Project to be constructed and operated in accordance with Equator Principles and (ii) Project Manager shall not be obligated to amend any Project Contract by Change Order or otherwise to cause such Project Contractor to comply with the Equator Principles.

(b) Project Manager shall reasonably cooperate with the Company in responding to any reasonable requests for information related to compliance with the Equator Principles from any IESC and, subject to clause (a) above, shall use commercially reasonable efforts to address any material non-compliance with the Equator Principles identified by the IESC.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations of Project Manager. Project Manager represents and warrants to Company that as of the Effective Date:

(a) Organization. Project Manager is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, is duly qualified to do business in the Commonwealth of Virginia, and has the power and authority to enter and perform its obligations under this Agreement and the Project Contracts.

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(b) Due Authorization. The execution, delivery and performance by the Project Manager of the terms of this Agreement and the Project Contracts and the consummation of each of the transactions contemplated therein have been duly authorized and approved by all necessary corporate action on the part of the Project Manager.

(c) No Conflict. Project Manager’s entry into this Agreement and the Project Contracts and the performance of its obligations thereunder:

(i) do not conflict with or violate, or cause a breach of the terms of any Laws and Codes or any court orders applicable to it;

(ii) do not conflict with or violate, or cause a breach of the terms of its constitutive documents or any resolution of its stockholders or board of directors;

(iii) do not and will not contravene or result in any default under any agreement or instrument to which it is a party or by which any of its properties may be bound, including, without limitation, any Project Contract, except for such conflicts or defaults as would not reasonably be expected to have a material adverse effect on the ability of Project Manager to perform its obligations under this Agreement; and

(iv) will not cause a Project Contractor to, or to have the right to, terminate any Project Contract.

(d) Enforceable Contract. Project Manager has duly executed and delivered this Agreement and the Project Contracts, and, assuming the due authorization, execution and delivery thereof by the other Party thereto, such Agreement constitutes valid and binding obligations of Project Manager enforceable against it in accordance with its terms, except as (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, liquidation, moratorium or similar laws affecting creditors, or lessors, rights generally and (ii) the application of general equitable principles may limit the availability of certain remedies.

(e) Regulatory Authorizations. All regulatory authorizations have been obtained by Project Manager and will be maintained or, if not obtained by the Effective Date, Project Manager will use its reasonable good faith efforts to obtain and thereafter shall maintain such regulatory authorization in each case as necessary for it to perform legally its obligations under this Agreement and the Project Contracts as such obligations become due.

(f) Litigation. There are no actions or proceedings pending or, to Project Manager’s knowledge, threatened before any court or agency or any outstanding unsatisfied judgment that will have a material adverse effect on Project Manager’s ability to perform the Project Management Services hereunder.

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5.2 Representations of Company. Company represents and warrants to Project Manager that as of the Effective Date:

(a) Due Authorization. The person signing this Agreement on behalf of Company is duly authorized by Company and has the full power and authority to execute this Agreement on behalf of Company.

(b) No Conflict. Company’s entry into this Agreement and the performance of its obligations hereunder:

(i) do not conflict with or violate, or cause a breach of the terms of any Laws and Codes or any court orders applicable to it;

(ii) do not conflict with or violate, or cause a breach of the terms of its constitutive documents or any resolution of its stockholders or board of directors; and

(iii) do not and will not contravene or result in any default under any agreement or instrument to which it is a party or by which any of its properties may be bound, except for such conflicts or defaults as would not reasonably be expected to have a material adverse effect on the ability of Company to perform its obligations under this Agreement.

(c) Enforceable Contract. Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery hereof by Project Manager, such Agreement constitutes the legal, valid and binding obligation of Company enforceable against it in accordance with its terms, except as (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, liquidation, moratorium or similar laws affecting creditors, or lessors, rights generally and (ii) the application of general equitable principles may limit the availability of certain remedies.

ARTICLE VI

ADDITIONAL OBLIGATIONS OF PROJECT MANAGER AND COMPANY

6.1 Insurance. The Project Manager shall:

(a) at the cost and expense of the Company, procure that each of the insurance and reinsurance coverages required under Exhibit C – Insurance Requirements are in full force and effect;

(b) at the cost and expense of the Company, procure that any insurance or reinsurance cover required under the terms of the Project Contracts or any law or regulation applicable to it or the Project, and any such insurance or reinsurance over the assets held by the Project Manager under or pursuant to any Project Contract which would be placed in accordance with Prudent Industry Practices; and

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(c) procure that the Company is named as a principal insured on any such insurance taken out by the Project Manager in accordance with paragraph (a) above.

6.2 Insurance Claims. The Project Manager shall promptly pay an amount equivalent to any receipt (whether due to a claim, a reimbursement of premia paid, or otherwise) under any insurance or reinsurance contract to the Company.

6.3 Plans and Budgets. The Company shall deliver to the Project Manager copies of each the current Construction Budget, the Construction Plan, the Annual Operating Budget, the Annual Operating Plan and any Rollover Budget from time to time.

6.4 Audit. At any time during the Term or until the second anniversary of the termination of this Agreement, (i) upon at least thirty (30) days’ notice in writing to Project Manager, each Member (at its sole cost and expense) shall have the right pursuant to this to conduct, during normal business hours and at Project Manager’s offices in Richmond, Virginia, an audit or examination of the books, accounts, records and operations of the Project Manager or invoices in relation to the Project Contracts or the Project Management Services and (ii) each Member (at its sole cost and expense) may direct, during normal business hours, Project Manager to exercise any audit rights that Project Manager has pursuant to any Project Contract (each such audit or examination conducted pursuant to this Section 6.4 is referred to as an “Audit”); provided, however, that no more than one Audit may be commenced by any Members, in the aggregate, during any calendar year pursuant to this Section 6.4. The relevant Member shall be entitled to have representatives participate in any such Audit. Neither Project Manager nor any Project Contractor shall be obligated to make, nor shall they make or permit to be made, any disclosure in connection with an Audit that would violate any applicable Laws and Codes or any agreement binding on Project Manager or any Project Contractor. Such right of Audit may be exercised through any agent or employee of the Member conducting the Audit, as designated in writing by such Member, including an independent public accountant, engineer, attorney or other consultant so designated by such Member that is not considered a competitor of Project Manager; provided, however, that such persons agree to be bound by all confidentiality restrictions to which such Member is bound in connection with such Audit (including pursuant to the OSW LLC Operating Agreement) and such Member shall be responsible for any breach by any such persons of such confidentiality restrictions. Project Manager shall review and respond in a timely manner to any claims or inquiries made by a Member conducting an Audit regarding matters revealed by any such Audit. In conducting an audit under this Section 6.4, and upon Project Manager’s reasonable consent, the Member may make any copies and shall be permitted to remove any documents from Project Manager’s offices on a “need to know” basis solely related to this Agreement or the Project, except for any information that is subject to third-party confidentiality restrictions or that contains any protected personal identifying information unless such person or entity has expressly entered into a confidentiality agreement that allows for such disclosure on terms reasonably satisfactory to the Project Manager.

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ARTICLE VII

PAYMENTS UNDER THE PROJECT CONTRACTS

7.1 Invoices under the Project Contracts. All invoices under the Project Contracts shall be reviewed and approved or disputed, in whole or in part, by Project Manager in accordance with the terms of the Project Contracts. Upon Project Manager’s receipt of an invoice under a Project Contract in excess of [***], Project Manager shall provide such invoice to the Company. Company may, within five (5) Business Days after receipt of such invoice, request that the Project Manager dispute any part of any such invoice with the Project Contractor. Upon Company’s request, and to the extent not already provided under this Section 7.1, Project Manager shall provide reasonable additional supporting information requested by Company for any invoice received from a Project Contractor for which Company is requested to remit payment.

7.2 Payment under the Project Contracts.

(a) The Company shall open and maintain a bank account (the “Operating Account”) for the receipt of funds from the Members pursuant to the terms of the OSW LLC Operating Agreement, and shall procure that the Project Manager shall be entitled to have access to, and withdraw monies, from such bank account. The Operating Account shall be funded by the Members in accordance with the terms of the OSW LLC Operating Agreement.

(b) If such amounts are set out in the then applicable Construction Budget, Annual Operating Budget and/or Rollover Budget, the Project Manager shall use the funds standing to the credit of the Operating Account to pay all due and undisputed invoiced amounts to the Project Contractors as such amounts fall due and payable in accordance with the terms of the applicable Project Contract.

(c) If there are insufficient amounts standing to the credit of the Operating Account to pay the Project Contractors as such amounts fall due and payable, the Project Manager shall not be liable to the Company for the consequences of such amounts not being paid to the Project Contractor, including, without limitation, a failure by the Project Manager to perform the Project Management Services.

7.3 Payment for Other Third-Party Project Expenditures.

(a) As Project Manager (or Company, as applicable) becomes obligated to make payment for, or receives invoices for, third party costs and expenses in the performance of the Project Management Services, including costs related to real property, insurance, licensing, and governmental expenditures, but excluding any payment under a Project Contract or any internal costs of the Project Manager in performing any Project Management Services and any amounts already covered under a Project Contract invoice, in each case, as set out in the then applicable Construction Budget, Annual Operating Budget and/or Rollover Budget (such amounts being a “Cost Amount”), then Project Manager may use funds standing to the credit of the Operating Account to pay such Cost Amounts as they become due and payable.

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(b) Project Manager shall not be entitled to pay or reimburse any costs or expenses which are not set out in the then applicable Construction Budget, Annual Operating Budget, and/or Rollover Budget, in each case without the prior consent of the Company (acting pursuant to the terms of the OSW LLC Operating Agreement).

(c) If there are insufficient amounts standing to the credit of the Operating Account to pay the Cost Amounts as such amounts fall due and payable, the Project Manager shall not be liable to the Company for the consequences of such amounts not being timely paid to the applicable third party.

(d) At Company’s reasonable request, the Project Manager shall provide full details and invoices for any Cost Amount incurred and paid or reimbursed to the Company.

7.4 Coordination. Promptly after the Effective Date, Project Manager and Company shall establish invoice processing and payment procedures as necessary to fulfil the Parties’ obligations under this Article VII.

ARTICLE VIII

COMPENSATION FOR THE PROJECT MANAGEMENT SERVICES

8.1 Compensation.

(a) For performance of the Project Management Services, Company shall pay to Project Manager (i) the reasonable costs and expenses incurred by Project Manager in performing the Project Management Services for the benefit of the Project; (ii) the pro-rata monthly portion of the reimbursable costs of managing the financial, audit, tax, and other reporting obligations of the Company purely for the benefit of the Members; and (iii) any additional expenses incurred by the Project Manager which are purely for the benefit of the Partner Member, in each case which are contemplated by the then-applicable Construction Budget, Annual Operating Budget and/or applicable Rollover Budget, (amounts in (i) through (iii) above, collectively, but excluding any Cost Amounts or any payment under a Project Contract, being the “Project Manager Expenses”). At the end of each month during the Term, Project Manager shall submit to Company an invoice detailing all Project Manager Expenses incurred in the prior month. Company may dispute any amount due under such invoice within ten (10) Business Days of receipt of such invoice from the Project Manager.

(b) Company shall pay the undisputed Project Manager Expenses within thirty (30) days after receipt of such invoice, provided that if such day is not a Business Day, payment shall be due on the next Business Day.

(c) The Project Manager may use funds standing to the credit of the Operating Account to pay any undisputed Project Manager Expenses; provided, that if there are insufficient amounts in the Operating Account to pay such undisputed Project Manager Expenses, then Company shall remain liable for payment thereof in accordance with this Article VIII.

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8.2 Late Payment. Any amount owed hereunder (including disputed amounts withheld that are determined pursuant to Section 12.7 (Dispute Resolution) to have been properly due to Project Manager) that remains unpaid for more than ten (10) calendar days after the date such amount is due will accrue interest at the prime lending rate or “prime rate,” as published from time to time in The Wall Street Journal.

ARTICLE IX

LIMITATIONS ON AUTHORITY; OWNERSHIP OF ASSETS

9.1 Limitations on Authority and Responsibilities of Project Manager.

(a) No Control over Others. Project Manager will not control or have authority over or be responsible for, with respect to any counterparty to a Project Contract, such counterparty’s (i) data, reports, invoices, documents, schedules and manuals; (ii) means, methods, techniques, sequences, or procedures of work; or (iii) the safety precautions and programs incident thereto, or for any failure of such counterparty to comply with Laws and Codes applicable to the performance of its obligations under the applicable Project Contract.

9.2 No Liability for Others. The Project Manager shall not be liable for any failures, breaches or other liability caused by the Project Contractors other than (i) pursuant to Section 11.2 (Project Contract Indemnity); and (ii) if such failure, breach or other liability is caused by the fraud, gross negligence or willful misconduct of the Project Manager in performing its obligations under this Agreement.

9.3 Actions Requiring Company’s Approval. Except as expressly provided in this Agreement, without the prior and express written consent of Company, which consent shall not be unreasonably withheld, conditioned or delayed, Project Manager, in its role as Project Manager, is not authorized, for any purpose or in any manner whatsoever, to bind Company or to make any representations on behalf of Company.

ARTICLE X

LIMITATION OF LIABILITY; DAMAGES

10.1 Limitation of Liability. Each Party’s total aggregate liability under the indemnities set out in subsection (b) of Section 10.4 (Specific Performance), subsections (d), (e) and (f)(ii) (with respect to assignment of any Project Contract other than a Construction Contract) of Section 11.1 (Indemnity by Project Manager) and subsection (b) of Section 11.3 (Indemnity by Company) is limited to [***].

For the purposes of this Section 10.1, “Index” means a factor representing the change since the immediately preceding Index adjustment (or in the case of the first Index adjustment, since the Effective Date) in the Producer Price Index, Group: Industrial Commodities, Item: Industrial Commodities, Not Seasonally Adjusted, Series ID: WPUO3thru15, Base Date: 198200, Bureau of Labor Statistics or any successor index thereof, or if such index is discontinued or unavailable and is not replaced, then another index published by the United States Department of Labor, Bureau of Labor Statistics as determined by the Project Manager acting reasonably.

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10.2 No Consequential Damages. Notwithstanding anything to the contrary in this Agreement, neither Party hereto nor any of their respective personnel shall be liable for indirect, special, incidental, punitive, consequential, or exemplary damages, including, to the extent that any of the following do not constitute direct losses or damages, loss of profits or revenue, loss of use, cost of capital, down time costs, loss of opportunity, loss of goodwill, and/or claims of customers of the other Party for such damages and hereby waive any right to the same; and each Party hereby waives and releases the other Party and their respective personnel from liability to the other for such damage, other than with respect to gross negligence, willful misconduct or fraud. No Party may rely on the foregoing waiver with respect to (i) the disallowance, loss, reduction or recapture of tax benefits (including production tax credits, as described in Section 45 of the Internal Revenue Code), or (ii) any damages or losses arising out of or relating to the failure or inability of the Project Manager to obtain complete cost recovery from the Virginia SCC and the NCUC or other applicable Governmental Authority. The foregoing shall not be construed as limiting an obligation of an indemnifying party hereunder to indemnify and hold harmless an indemnified party against claims or actions asserted by third parties.

10.3 Excluded Warranties. Neither Company nor Project Manager have made any representations, warranties or covenants relating to the subject matter of this Agreement, and including, for the avoidance of doubt, the Project Management Services, other than as expressly set forth herein. TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, PROJECT MANAGER EXPRESSLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, ACCURACY, TITLE AND NON-INFRINGEMENT, AND ANY WARRANTIES THAT MAY ARISE OUT OF COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

10.4 Specific Performance. The Project Manager expressly agrees and acknowledges that irreparable damage may occur to the Company if the Project Manager failed to comply with any of the obligations imposed by this Agreement, and, in the event of such failure, the Company may not have an adequate remedy at law or damages or under this Agreement. Without limiting the rights of either Party to indemnifications set out in Article XI, each Party agrees that:

(a) injunctive relief, specific performance or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure, and will not oppose seeking of such relief on the basis that the other Party has an adequate remedy at law; and

(b) at the option of the non-defaulting Party, the defaulting Party shall be required to reperform any act or service (whether a Project Management Service or otherwise) which caused any such failure, breach or other default under this Agreement.

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10.5 Sole Remedy. Except as otherwise expressly provided for in this Agreement and the OSW LLC Operating Agreement, neither Party will have any remedies for any breach of this Agreement other than those remedies expressly set out in Article XI (Indemnification) and Section 10.4 (Specific Performance).

ARTICLE XI

INDEMNIFICATION

11.1 Indemnity by Project Manager. Project Manager shall indemnify, defend, and hold harmless the Company Indemnified Parties from and against, any and all Losses to which any Company Indemnified Party becomes subject (whether as a result of third party claims or otherwise), to the extent arising out of or resulting from:

(a) the fraud, willful misconduct or gross negligence of the Project Manager in its performance of the Project Management Services and this Agreement;

(b) any and all claims by any officers, employees or personnel of the Project Manager or any if its Affiliates (excluding the Company) or any liabilities related thereto, including all compensation and employee benefits related liabilities or obligations;

(c) any and all taxes of Project Manager or any of its Affiliates (excluding the Company);

(d) any breach by the Project Manager of any of its obligations under this Agreement, to the extent the Losses arising out of or resulting from such breach have not been funded (or committed to be funded) to the Company as a Mandatory Capital Call or a Tiered Capital Call (in each case as defined in the OSW LLC Operating Agreement);

(e) any breach by the Project Manager of any applicable Laws and Codes, to the extent the Losses arising out of or resulting from such breach have not been funded (or committed to be funded) to the Company as a Mandatory Capital Call or a Tiered Capital Call (in each case as defined in the OSW LLC Operating Agreement); and

(f) any breach, failure of default by the Project Manager with respect to:

(i) any payment obligation from the Project Manager to the Company for any amounts received under or pursuant to any Project Contract, including pursuant to Section 4.1(c) (Project Manager Covenants);

(ii) Section 2.4 (Additional Contracts) and Section 3.4 (Conditions of Termination), in each case, solely with respect to the assignment, transfer or conveyance of any Project Contract to a party other than the Company; or

(iii) Section 4.6 (Passage of Title to Equipment Under the Project Contracts) or the Bill of Sale, or Project Manager’s failure to transfer title or ownership to any asset that Project Manager acquires under any Project Contract in accordance with Section 4.6 (Passage of Title to Equipment Under the Project Contracts) and/or the Bill of Sale.

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11.2 Project Contract Indemnity. Project Manager shall indemnify, defend, and hold harmless the Company Indemnified Parties from and against, any and all Losses to which any Company Indemnified Party becomes subject as a result of the failure of a Project Contractor to perform its obligations in accordance with the terms of a Project Contract, any defect in the Work, or any other Loss attributable to any act or inaction by the Project Contractor under or pursuant to a Project Contract.

11.3 Indemnity by Company. Company shall indemnify, defend, and hold harmless the Project Manager Indemnified Parties from and against, any and all Losses to which any Project Manager Indemnified Party becomes subject (whether as a result of third party claims or otherwise), to the extent arising out of or resulting from:

(a) the fraud, willful misconduct or gross negligence of the Company in its performance of its obligations under this Agreement; and

(b) in connection with or as a result of any breach by the Company of any applicable Laws and Codes;

provided that the Company shall not be liable for any Losses of the Project Manager which are caused, directly or indirectly, by any act, action or inaction of the Dominion Member pursuant to the terms of the OSW LLC Operating Agreement.

ARTICLE XII

MISCELLANEOUS

12.1 Entire Agreement; Amendment. This Agreement sets forth the full and complete understanding of the Parties with respect to the subject matter hereof as of the Effective Date, and supersedes any and all agreements and representations (oral or written) made or dated prior thereto. After the Effective Date, this Agreement may be supplemented and amended only by written agreement signed by authorized representatives of the Parties, and any proposed supplement or amendment made to the contrary shall be void ab initio.

12.2 Independent Project Manager. Project Manager shall be an independent contractor with respect to the Project Management Services to be performed under this Agreement. Project Manager, its subcontractors, or the employees of any of them, shall not be deemed to be servants, employees, or agents of Company.

12.3 Binding Effect; Successors and Assignees.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assignees.

(b) Neither Party hereto shall assign or otherwise convey (by operation of law or otherwise) any of its rights, titles, or interests under this Agreement.

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12.4 Confidentiality. Each Party agrees that it will treat in confidence this Agreement and all non-public documents, materials, and other information that it shall have obtained regarding the other Party during the course of the negotiations leading to, and its performance of, this Agreement whether obtained before or after the date of this Agreement and whether disclosed in oral written, graphic, or electronic form (such documents, materials, and other information deemed “Confidential Information”). If this Agreement shall be terminated, each Party shall return to the other Party or destroy all copies of any Confidential Information which may have been furnished in connection herewith except to the extent that such Confidential Information is required in connection with the Project; provided that each Party may retain an archival copy of such Confidential Information for its own records subject to the requirements of this Section 12.4. Except as otherwise contemplated under this Agreement, such Confidential Information shall not be communicated to any third party without the prior written consent of the other Party; provided that Confidential Information may be disclosed without prior written consent solely in connection with performance of the Parties’ respective obligations under this Agreement and only to the extent required for such third party to complete its discrete tasks related to the completion of the Project Management Services or the operation, maintenance or decommissioning of the Project (e.g., to the Parties’ respective subcontractors and vendors and the Parties’ respective Affiliates, counsel, engineers, consultants, lenders, tax equity investors, tax credit purchasers, insurers of the Project Management Services, project off-takers, accountants, or financial or technical advisors, or in connection with financing). Confidential Information shall not include any information that (a) is or becomes available to the public other than as a result of disclosure by the disclosing Party or its agents, (b) is required to be disclosed under applicable Laws and Codes or judicial process, but only to the extent it must be disclosed, or (c) was in such Party’s possession before disclosure by the other Party without being subject to confidentiality obligations. Notwithstanding anything herein to the contrary, Company may file Confidential Information with any Governmental Authority as part of any regulatory approval process or any other filing required by a Governmental Authority; provided that Company shall seek confidential treatment of such Confidential Information in its filing.

12.5 Notices. Any formal notices, demands, or requests required to be given under this Agreement shall be in writing and delivered personally or sent by electronic means, nationally recognized express-type courier service requiring delivery receipts, or postage prepaid by U. S. Mail, return receipt requested, as follows:

(i)	Notice to Company: OSW Project LLC

c/o Virginia Electric and Power Company

Attn: [***]

Vice President, Offshore Wind Operations

Thomas F. Farrell II Building

600 E. Canal Street

Richmond, VA 23219

Phone: (804) 638-0248

Email: [***]

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and for notices regarding disputes and defaults, with copies to (which shall not constitute notice):

OSW Project LLC

c/o Dominion Energy Services, Inc.

Legal Department

Attn: Deputy General Counsel

Project Acquisitions, Development and Construction

120 Tredegar Street

Richmond, VA 23219

Email: [***]

and to:

Stonepeak Partners LLC

55 Hudson Yards

550 W 34th Street, 48th Floor

New York, NY 10001

Attention: Legal & Compliance Department

E-mail: [***]

(ii)	Notice to Project Manager: Virginia Electric and Power Company

Attn.: [***]

Director of Project Controls, Construction Projects

Thomas F. Farrell II Building

600 E. Canal Street

Richmond, VA 23219

Phone: (804) 356-4077

Email: [***]

and to:

Project Manager’s Representative:

[***]

Vice President, Offshore Wind Construction

Thomas F. Farrell II Building

600 E. Canal Street

Richmond, VA 23219

Phone: (804) 273-4272

Email: [***]

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and for notices regarding disputes and defaults, with a copy to (which shall not constitute notice):

Virginia Electric and Power Company

c/o Dominion Energy Services, Inc.

Legal Department

Attn: Deputy General Counsel

Project Acquisitions, Development and Construction

120 Tredegar Street

Richmond, VA 23219

Email: [***]

Changes of address or addressees for notice shall be in compliance with this Section 12.5. Notices shall be deemed received by the addressee on the day of actual receipt unless such day is not a Business Day, in which case such notice shall be deemed to have been received on the next Business Day. However, if such notice is received after 5:00 pm Eastern on a Business Day it is deemed delivered the next Business Day.

12.6 Not for Benefit of Third Parties. This Agreement and each and every provision hereof and thereof is for the exclusive benefit of the Parties hereto and not for the benefit of any third party (other than with respect to the limitations and releases from liability and indemnity obligations expressly provided in this Agreement for such third parties).

12.7 Dispute Resolution. If any dispute arises on matters concerning this Agreement, either Party may initiate the dispute resolution procedures of this Section 12.7 by providing written notice to the other Party of the existence and nature of the dispute.

(a) Administrative Committee Procedure. The dispute shall be referred to designated representatives of each Party who shall attempt to resolve the dispute. If such designated representatives resolve the dispute, such resolution shall be reported in writing to and shall be binding upon the Parties.

(i) In the event a dispute is not resolved by the Parties’ designated representatives within ten (10) calendar days (or such longer period as mutually agreed by the Parties), either Party may demand in writing that the dispute be submitted to designated executives for resolution.

(ii) Upon receipt of such demand, each Party shall immediately designate an executive with authority to resolve the dispute; provided that the Company’s designated executive must be a different individual from the Project Manager’s designated executive. The designated executives promptly shall begin discussions in an effort to agree upon a resolution of the dispute.

(iii) If the designated executives do not agree upon a resolution of the dispute within twenty (20) calendar days of the date that such demand was made (or such longer period as mutually agreed by the Parties), then either Party may elect to abandon executive discussions and the Parties may pursue litigation and all remedies that may be available at law or in equity.

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(b) Specific Performance as a Remedy. Notwithstanding anything set forth in this Section 12.7 to the contrary, neither Party shall be obligated to comply with this Section 12.7 in cases in which specific performance is sought as a remedy. In such cases, either Party may proceed directly to a court of competent jurisdiction to request such remedy.

(c) Obligations to Pay Charges. Except as otherwise expressly provided in this Agreement, each Party shall be solely responsible for and bear its own costs and expenses, without reimbursement by the other Party, of prosecuting or defending any dispute under this Agreement, including its reasonable attorneys’ fees.

(d) Pending Dispute: Duty to Continue. Pending the resolution of a dispute, Project Manager shall continue to perform the Project Management Services and Company shall continue to pay charges in each case consistent with the applicable provisions of this Agreement.

(e) Settlement Discussions. No statements of position or offers of settlement made in the course of the dispute resolution process described in this Section 12.7 may be offered into evidence for any purpose in any litigation between the Parties, nor will any such statements or offers of settlement be used in any manner against either Party in any such litigation. Further, no such statements or offers of settlement shall constitute an admission or waiver of rights by either Party in connection with any such litigation. At the request of either Party, any such statements and offers of settlement, and all copies thereof, shall be promptly returned to the Party providing the same.

12.8 Governing Law.

(a) Choice of Law; Choice of Forum. This Agreement, and all amendments and modifications hereof, and all documents and instruments executed and delivered pursuant hereto or in connection herewith, shall be governed by and construed and enforced in accordance with the internal Laws and Codes of the Commonwealth of Virginia, without regard to its principles of conflict of laws, and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall likewise be governed by the Laws and Codes of the Commonwealth of Virginia, without regard to its principles of conflict of laws. The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal court in the State of Delaware with respect to any action or proceeding arising out of or relating to this Agreement. Each Party hereby irrevocably waives, to the extent permitted by Laws and Codes, and agrees not to assert, by way of motion, as a defense, or otherwise, in any legal action or proceeding brought hereunder in any of the above-named courts that such action or proceeding is brought in an inconvenient forum, or that the venue for the action or proceeding is improper.

(b) WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS A PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION RESULTING FROM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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12.9 Headings; Usage of Certain Words. The headings set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement in any respect nor shall they in any way affect the substance of any provisions contained in this Agreement. The words “herein,” “hereof,” “hereunder,” and words of similar import shall be construed to refer to the particular Article, Section, or paragraph of which it is a part unless the context requires otherwise.

12.10 Rules of Construction. Each Party has reviewed and discussed this Agreement with counsel and agrees that it shall not be construed by applying any rule of construction providing for interpretation against the drafting Party.

12.11 No Waiver. No consent or waiver, expressed or implied, by a Party to the performance by the other Party or of any breach or default by the other Party of its obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligations of such other Party under this Agreement. The giving of consent or waiver by a Party in any one instance shall not limit or waive the necessity to obtain such Party’s consent or waiver in any future instance. No waiver of any rights under this Agreement shall be binding unless it is in writing and signed by the Party waiving such rights.

12.12 Severability. If any provision of this Agreement or the documents and instruments contemplated hereby is held by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, unless narrowed by construction, this Agreement and the documents and instruments contemplated hereby shall be construed as if such invalid, prohibited, or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited, or unenforceable, or if such language cannot be drawn narrowly enough to satisfy such court, the court making any such determination shall have the power to modify in scope, duration or otherwise any such provision, but only to the extent necessary to make such provision or provisions enforceable in such court, and such provision then shall be applicable in such modified form. No narrowed construction, court-modification, or invalidation of any provision of this Agreement and the documents and instruments contemplated hereby shall affect the construction, validity, or enforceability of such provision or of this Agreement and the documents and instruments contemplated hereby in any jurisdiction other than that upon which the decision of the court of competent jurisdiction shall govern.

12.13 Counterparts. The Parties may sign this Agreement in counterparts with the same effect as if all signing Parties signed the same document. All counterparts shall be construed together and constitute one and the same contract.

12.14 Survival. The Parties agree that any terms and conditions of this Agreement that are expressly stated to survive, or by their nature should survive, shall survive any termination, cancellation, or expiration of this Agreement.

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12.15 Confidential Systems Operation Information. The transactions contemplated under this Agreement may result in the exchange of Confidential Systems Operation Information (“CSOI”) as defined in the North Carolina Code of Conduct. Pursuant to Section III.A.3 of the North Carolina Code of Conduct, a list of CSOI is attached hereto as Exhibit G.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their duly authorized representatives as of the Effective Date.

“Company”

OSW Project LLC

By: Virginia Electric and Power Company, it sole member

By:
Name:	Steven D. Ridge
Title:	Executive Vice President and Chief Financial Officer

“Project Manager”

Virginia Electric and Power Company

By:
Name:	Edward H. Baine
Title:	President

Signature Page to the CVOW-C Project Management Agreement

Exhibit A

Project Management Services

This Exhibit A is comprised of the following sub-exhibits:

Exhibit A-1 General Management Services

Exhibit A-2 Construction Management Services

Exhibit A-3 O&M Services

Notwithstanding anything in this Exhibit A to the contrary, Project Manager does not have to perform any Project Management Services set forth in this Exhibit A that (i) are not included or contemplated by the then-current Construction Budget or Annual Operating Budget, as applicable; (ii) are not consistent with Prudent Industry Practices; or (iii) are inconsistent with the scopes of Work set out in the Project Contracts in the form existing as of the Effective Date.

Exhibit A

Exhibit A-1

General Management Services

1.1	General

The General Management Services shall include the following general services:

(a) supervising, coordinating, administering, managing and monitoring the construction of the Project and performance of the Work in accordance with applicable Laws and Codes, the Project Contracts and the Construction Contract Schedule and/or the Construction Plan, including: (i) all performance and other tests for the Project required to be performed by the Project Contractors, (ii) the other obligations of the Project Contractors under the Project Contracts, (iii) all quality assurance procedures necessary under the Project Contracts, including inspection of all equipment for the Project which is delivered to the Project sites, (iv) coordination of the Work of the Project Contractors, and (v) all permitting, design, architecture, and engineering and procurement for the Project.

(b) execute Change Orders under any of the Project Contracts; provided that Project Manager shall not execute any such Change Order(s) without Company’s prior written consent if execution thereof by the Company, mutatis mutandis, would have required the consent of any Member(s) pursuant to the OSW LLC Operating Agreement.

(c) manage a pro-active approach in detecting and effectively managing the discrepancies / anomalies / conflicts / non-compliance, if any, with respect to the performance of any Work or the performance of any Project Contractor under the Project Contracts. Project Manager shall also promptly bring such issues to the attention of the Company and report along with the corrective solutions.

(d) developing, maintaining, and delivering to the Company an overall project execution plan which provides the Project’s policies (QHSA, ESG, anti-bribery etc.), procedures (design, approval, payment approvals and processes, inspection plans, media management, external communication/letters etc.), organizational charts, roles and responsibilities, delegation of authorities, project governance structure (shareholders, board, steering committee and other project committees), reporting (to Company, Members, lenders, regulators etc.) and all other key aspects of how Project Manager will execute the Project.

(e) performing all obligations of Project Manager under this Agreement.

(f) ensure that the Project Manager is not in violation of its obligations to any Project Contractor under any Project Contract.

(g) monitor that all actions are taken in an appropriate and timely manner so that Project Manager is not in violation of the requirements of the Project Contracts. This includes issuing responses to Project Contracts in accordance with the time limits specified in the Project Contracts;

Exhibit A-1 – 1

(h) maintaining record of all notices, correspondence, reports, documents, etc. during the course of the Project.

(i) prepare plans and procedures necessary for the Project and to manage the preparation of plans and procedures of Project Contractors as required by their Project Contracts.

(j) reviewing and, if applicable, approving any material deliverables provided by Project Contractors under the Project Contracts.

(k) delivering any completion certificate under the Project Contracts to the counterparties thereto, when merited in accordance with the terms of that Project Contract, and the reasonably satisfaction of the Project Manager of any testing, certification, condition or other requirement to the delivery of such completion certificate.

(l) exercising any step-in and cure rights of Project Manager under the Project Contracts (if any) to execute and perform the obligations of each counterparty to the Project Contracts in the event of a default by such counterparty under the relevant Project Contract.

(m) monitoring all costs and expenses of the Project and informing and updating Company with respect thereto.

(n) administering the performance by the counterparties to the Project Contracts of their obligations and covenants under the relevant Project Contracts, including to discharge all liens on the Project and the Project site.

(o) maintaining a controls team for the Project to manage any claims under the Project Contracts.

(p) representing the Company in managing all insurance requirements of the Company in relation to the Project, including making any claims and pursuing and enforcing all of the Project Manager’s and the Company’s rights pursuant to any insurance or reinsurance contract in relation to the Project.

(q) maintaining true, complete and correct copies of the Project Contracts and books and records related to such contracts and the performance of the Project Management Services.

(r) a copy of the project risk catalogue, including each project risk factor probability and impact delivered to the Company for that calendar month.

(s) Provide to the Company at the end of each month, a list of the top 10 risk register items on the overall Project, including information as to how such risks are being mitigated or managed.

(t) Provide to the Company at the end of each month a 3 month look ahead for all Work to be performed under the Project Contracts in accordance with the Construction Contract Schedule and / or Construction Plan.

Exhibit A-1 – 2

(u) supervising the Project Contractors’ provision and maintenance of security for the Project sites as required under the Project Contracts.

(v) monitoring, managing and enforcing health, safety and environmental programs under the Project Contracts and other Project sites rules.

(w) certifying or disputing (as the case may be) payments to Project Contractors in accordance with the requirements of the Project Contracts.

(x) approving punch lists and monitoring and managing the performance of the Project Contractors in connection with the finalization of the items on the punch lists.

(y) calling and conducting regular meetings with the Project Contractors in order to fulfill its obligations to monitor the progress of the development of the Project.

(z) administering, enforcing and pursuing warranty rights and remedies under the Project Contracts for the benefit of the Company and the Project.

(aa) providing all reports, information and other assistance as reasonably requested by Company from time to time.

(bb) As reasonably required, preparing all materials required for Board meetings and any Committees that the Board may establish.

(cc) such other services as may mutually be agreed upon by the Parties.

1.2	Health, Safety and Environment Management

In conjunction with Section 2.7 (Health and Safety and Environmental Protection) of the Agreement, the Project Manager will provide all health, safety, and environmental management services necessary to monitor that the objectives of the Project are realized by providing the following services:

(a) Monitor that the Project is undertaken in compliance with the health, safety and environment (HSE) requirements of the Project Contracts, including any HAZOP requirements set forth in the HSE Plan.

(b) Review the requirements included in each Project Contract with regard to HSE.

(c) Coordinate and participate, as Project Manager deems necessary, in safety audits of the Project and the Work.

(d) Review any safety related studies performed by Project Contractor as required under their Project Contracts.

(e) Review the safety procedures to be followed by at the Project site(s) by Project Contractors to the extent applicable to its Work. Monitor that the Work at the Project site(s) by each Project Contractor is in compliance with the requirements related thereto under the respective Project Contract.

Exhibit A-1 – 3

1.3	Interface Management

The Project Manager shall provide input to the overall interface management for the Project to monitor that the objectives of the Project are realized by providing the following services:

(a) Develop and maintain an overall interface plan for the Project covering all identified and potential interfaces between the Project Contractors.

(b) Monitor that each relevant Project Contractor develops an interface plan relevant to its activities as per its Project Contract. Procure that such Project Contractor performs all interface activities in accordance with its obligations under the relevant Project Contract.

(c) Organize and participate in interface meetings involving each Project Contractor as deemed necessary by the Project Manager.

(d) Procure that each Project Contractor undertakes timely actions relating to its responsibilities for interfacing with other Project Contractors as per the provisions of each relevant Project Contract.

Exhibit A-1 – 4

Exhibit A-2

Construction Management Services

1.1	Engineering and Design

In accordance with Prudent Industry Practices, Project Manager shall monitor all planning, engineering and design for the Project, in each case in accordance with the Construction Contracts, Construction Budget and the Construction Contract Schedule. Such services shall include the following:

(a) Manage that each Construction Contractor prepares necessary plans and procedures required under their Construction Contracts, including related to HSE, quality and overall project execution.

(b) Provide that each Construction Contractor submits all design and engineering deliverables required under the Construction Contracts. Review all deliverables under the Construction Contracts requiring Project Manager’s review and approval in accordance with the specified timeframe and other provisions of the Construction Contracts.

(c) Facilitate progress review meetings with Construction Contractors and others to review progress, identify problem areas and initiate corrective action, in each case as required under the Construction Contracts.

(d) As deemed necessary by the Project Manager, identify any corrective action, request any schedule recovery plans or cause Construction Contractors to remediate any failure to comply with the Work, scheduling, HSE, quality, or other performance requirements of the Construction Contracts.

(e) Perform technical and/or quality audits as deemed necessary by the Project Manager and advise the Company of any material audit findings together with the appropriate action taken and any other recommendation.

(f) Audit compliance of Project Contractors compliance with applicable HSE requirements and all Laws and Codes.

(g) Establish a compliance program for Project Manager’s employees related to Laws and Codes for the Project.

(h) Perform all work necessary to cause Project Managers to close out the Construction Contracts.

(i) Provide that Work is designed and engineered in compliance with the specifications and other requirements specified in the Construction Contracts, and all required design and engineering deliverables are submitted in a timely fashion to not unduly impact the Construction Plan and/or relevant Construction Contract Schedule.

Exhibit A-2 – 1

(j) Review Construction Contractors requests for design deviations / substitution requests.

(k) Monitor that cost effective engineering solutions are implemented where practicable without adversely impacting the service requirements, quality or HSE.

(l) Attend regular review meetings with Construction Contractors to review the progress of engineering work.

(m) Organize and participate in HSE reviews with Construction Contractors.

(n) Provide technical input as required by Construction Contractors and others in the development of design and engineering.

(o) Review Construction Contractors request(s) for any additional information and, if justified, coordinate with the owners of such information to obtain and handover such information to Construction Contractor.

(p) Identify in co-ordination with Construction Contractors all relevant existing drawings and documents required to be updated to reflect latest changes and monitor that Construction Contractors makes the necessary changes to reflect the “as-built” status.

(q) Manage the development of Project specifications by Construction Contractors is in accordance with the provisions of the Construction Contracts.

(r) Oversee the manufacture and delivery of all critical materials and equipment in compliance with the Construction Contracts.

(s) Monitor and review Construction Contractor production of engineering design books, manufacturing record books, manuals and other documents.

1.2	Administration and Scheduling of Work

In accordance with Prudent Industry Practices, Project Manager shall monitor all project controls, administrative services and scheduling for the Project, in each case in accordance with the Construction Contracts, Construction Budget and the Construction Contract Schedule. Such services shall include the following:

(a) Monitor the progress of the Project and bring to Company attention any development likely to materially affect the Construction Plan.

(b) Develop strategies for mitigating the impact of any such development.

(c) Monitor that Construction Contractors perform the project control services required by the Construction Contracts, including submission of plans, procedures, schedules, analysis and reports. Issue review comments on the Construction Contractor submissions.

Exhibit A-2 – 2

(d) Review the Construction Contract Schedules and the detailed schedules developed by Construction Contractors and oversee that the sequence and logic used in all such schedules is consistent with the Construction Plan.

(e) Review the Project Contractor’s project execution plans and oversee that such plans are consistent with the Construction Plan.

(f) Monitor the performance of Construction Contractors through examination and analysis of progress reporting documents against its relevant schedule, program, deliverables and milestones, produced by the Construction Contractor in accordance with the progress reporting system set out in the Construction Contract; recommend corrective actions, as required.

(g) Review and approve the Construction Contractor invoices, including the supporting physical progress and milestone certificates, in order to enable Project Manager and Company to process the payments therefor within the time period stipulated in this Agreement. Project Manager shall otherwise comply with the compensation and invoicing requirements of each Project Contract.

1.3	Procurement Management Activities

In accordance with Prudent Industry Practices, Project Manager shall monitor the procurement, manufacture and delivery of materials and equipment and construction aids for the Project, in each case in accordance with the Construction Contracts, Construction Budget and the Construction Contract Schedule. Such services shall include the following:

(a) Monitor that each Construction Contractor develops and submits in a timely manner all procurement plans for the Project in accordance with the requirements of the relevant Construction Contract.

(b) Monitor each Construction Contractor’s purchasing, expediting, inspection, transportation and material control activities to monitor that these are performed in accordance with the relevant Construction Contract. This may include the following activities:

(i) Provide that each Construction Contractor complies with its obligations under the relevant Construction Contract with regard to procurement.

(ii) Provide that each Construction Contractor performs all procurement activities in a timely manner in accordance with its Construction Contract Schedule.

(iii) Monitor the planning and execution of the effectiveness of expediting and corrective actions initiated.

(iv) Perform expediting visits where required in respect of critical items.

(v) Monitor that each Construction Contractor submits its recommendations for Spare Parts in a timely manner in accordance with the requirements of the relevant Construction Contract. Monitor that each Construction Contractor places orders for Spare Parts in a timely manner such that the Spare Parts are delivered to the Project in time and prior to handover of the Work.

Exhibit A-2 – 3

(vi) Monitor the production of O&M and equipment manuals.

(vii) Provide that inspections are undertaken by each relevant Construction Contractor as per the approved inspection and test plans set forth in the Construction Contracts.

(viii) Manage the mobilization, supervision and control of third party inspection agency personnel for inspection of the Project or the Work under each Construction Contract.

(ix) Review quality plans and inspection test plans for compliance with each relevant Construction Contract, including identification of intervention points (“Witness”, “Hold” etc.) for inspection intervention by third party inspection agencies.

(x) Monitor inspection and test plans and all related procedures.

(xi) Monitor the discrepancies / anomalies / conflicts / non-compliance, if any, and manage the closure of such issues effectively in accordance with the Construction Contract.

(xii) Provide that each Construction Contractor performs necessary material control activities in accordance with the requirements of the Project and any relevant Construction Contract.

(xiii) Review and monitor relevant Construction Contractor heavy haulage, shipping, freight forwarding and inland transportation.

(xiv) Monitor that each Construction Contractor prepares and submits documentation necessary for expeditious clearance of goods from customs including exemption of customs duty.

(xv) Review any request by each Construction Contractor for exemption of customs duty and coordinate the issuance of such exemption letters in a timely manner.

(xvi) Monitor the planned and actual delivery of equipment and material to the Project, and the handling, storage, maintenance and installation of such equipment and materials.

(xvii) Provide that each Construction Contractor complies with its procurement obligations under each relevant Construction Contract.

(xviii) Provide that, in respect of any contract or purchase order assigned to Construction Contractor, the assignee performs its obligations in accordance with the terms of such contract.

Exhibit A-2 – 4

(xix) Review and, where applicable, approve Construction Contractor requests for issuance of completion certificates and, upon request, provide to Company any issued completion certificates and any relevant supporting documentation.

(xx) Maintain complete and up-to-date records of all contractual Change Orders, design deviations/concession requests, etc.

(xxi) Review and approve the selection of subcontractors by any Construction Contractor in accordance with the provisions of each relevant Construction Contract.

1.4	Construction Management Activities

In accordance with Prudent Industry Practices, Project Manager shall monitor the construction activities for the Project, in each case in accordance with the Construction Contracts, Construction Budget and the Construction Contract Schedule. Such services shall include the following:

(a) Review and provide input to the overall construction execution plan, procedures and construction requirements identified in the relevant Construction Contract. Recommend changes and improvements where necessary.

(b) Review the construction planning activities to verify that these are in accordance with overall Project requirements. This may include the following:

(i) Review of the safety plan and safety program and recommend changes and improvements where necessary.

(ii) Review of construction planning and logic.

(iii) Review of construction schedules.

(iv) Review of construction organization and manning.

(v) Review of subcontract plans, subcontract documents and schedules.

(vi) Review of development for temporary facilities.

(vii) Review of rigging/heavy lift program including rigging/transportation studies.

(viii) Review construction plans and detailed procedures.

(ix) Review process for pre-commissioning.

(x) Monitor the Construction Contractor allocation of construction resources relative to priorities to meet the construction program and recommend any appropriate corrective action where shortage of resources might prejudice the program.

Exhibit A-2 – 5

(xi) Manage Construction Contractor construction performance for compliance with the Construction Contract Schedule, safety plan, quality plan, and compliance with local standards and norms as set out in the relevant Construction Contract.

(xii) Monitor the Construction Contractor execution of coordination plan and recommend any appropriate corrective actions, as necessary.

(xiii) Inspect that Construction Contractor temporary facilities are in accordance with the requirements of the Construction Contract.

(xiv) Review Construction Contractor construction procedures, method statements and inspection and test plans, including identification of intervention points (“Witness”, “Hold” etc.) for inspection intervention by third party inspection agencies.

(xv) Monitor that all construction procedures, method statements and inspection and test plans are issued as final approved documents before start of any related work.

(xvi) Monitor and manage inspection of the construction work performed by Construction Contractor and/or its subcontractors to verify that such work is performed in compliance with the approved procedures and specifications, and that the workmanship is in accordance with appropriate standards of quality.

(xvii) Monitor that work is performed in compliance with applicable safety procedures and requirements.

(xviii) Manage the mobilization, supervision and control of third party inspection personnel to inspect the ongoing construction activities at site.

(xix) Monitor that each Construction Contractor has mobilized representatives as required to support the construction activities.

(xx) Coordinate and manage the witness of important tests on main equipment, including detailed inspection where it is considered to be necessary.

(xxi) Monitor and notify Company of any material deviation from approved procedures and specifications.

(xxii) Monitor the progress of Work against the Construction Contract Schedule and/or the Construction Plan reporting to Company any delays and recommending actions to correct such delays.

(xxiii) Monitor that each Construction Contractor involves and provides training to Project Manager personnel during the construction and commissioning activities as required under the relevant Construction Contract and this Agreement.

(xxiv) Monitor the progress and achievement of mechanical completion and pre-commissioning of the Work in accordance with the provisions of each relevant Construction Contract.

Exhibit A-2 – 6

(xxv) Monitor the development of punch lists.

(xxvi) Review and, where applicable, approve any Construction Contractor request(s) for issuance of completion certificate(s) or similar, howsoever defined.

(xxvii) Monitor that each Construction Contractor provides all construction reports and test records in accordance with the provisions of the relevant Construction Contract.

(xxviii) Review and, where applicable, accept, the pre-commissioning, commissioning and test-run procedures for the Project prepared by Construction Contractor.

(xxix) Monitor that the Work has been completed and all safety requirements have been complied with prior to the issuance of any final completion certificate or handover, in each case in accordance with the terms of the relevant Construction Contract.

(xxx) Monitor that each Construction Contractor has mobilized commissioning resource and representatives as required for performing and supporting commissioning activities.

(xxxi) Witness all necessary test run and operability tests on equipment and systems.

(xxxii) Review the commissioning test documentation prepared by Construction Contractors for completeness and compliance with the Construction Contracts.

(xxxiii) Notify Construction Contractors to address any defect/deficiency observed and to obtain proposals for corrective action.

(xxxiv) Monitor that the Work is performed in compliance with the safety procedures and requirements set forth in the Construction Contracts.

(xxxv) Monitor that the commissioning activities are performed in a timely manner in accordance with the Construction Contract Schedule.

(xxxvi) Monitor the checking and calibration of instruments and systems used in commissioning and testing of the Project.

(xxxvii) Review and, if applicable, accept any Construction Contractor requests for issuance of commissioning certificate(s).

(xxxviii) Reasonably witness test run(s) and monitor the collection of test data.

(xxxix) Analyze and evaluate the performance test reports to determine actual performance of the Project against the requirements of the relevant Construction Contract. Recommend actions to be taken in the event that tests are not successful.

Exhibit A-2 – 7

(xl) Monitor that Construction Contractors provide all reports and test records in accordance with the provisions of the relevant Construction Contract.

1.5	Issuance of Completion Certificate/Final Acceptance Certificate

In accordance with Prudent Industry Practices, Project Manager shall monitor review, accept/reject and issue completion certificates under the Construction Contracts, in each case in accordance with the Construction Contracts, Construction Budget and the Construction Contract Schedule. Such services shall include the following:

(a) Review and, if applicable, accept any Construction Contractor request for a completion certificate/final acceptance certificate or similar concept, howsoever defined.

(b) Inspect the Work for acceptance including the review, finalization and, if applicable, accept the exception list / punch list complete with the action plan for liquidation of each item at the time of issuance of completion certificate/final acceptance certificate to the relevant Construction Contractor.

(c) Coordinate the handover of Work from each Construction Contractor, including, as applicable, the delivery and handover of all spares, lubricants and consumables.

(d) Monitor and provide the handover by each Construction Contractor of all reports and as-built documentation as per the relevant Construction Contract. Review the documentation for completeness and compliance with the relevant Construction Contract requirements and instruct the relevant Construction Contractor to take corrective action as needed.

(e) If applicable, monitor each Construction Contractor demobilization from the Project site, except to the extent necessary for the purposes of performing its outstanding obligations under the relevant Construction Contract.

(f) Manage necessary procedures for handling and liquidating punch list items, exception items and potential warranty items, if any, by the relevant Construction Contractor are in place and acceptable to Project Manager.

Exhibit A-2 – 8

1.6	Warranty

In accordance with Prudent Industry Practices and the terms of this Agreement and the OSW LLC Operating Agreement, Project Manager shall administer and enforce warranties under the Construction Contracts, in each case in accordance with the Construction Budget.

1.7	Change Orders and Other Obligations

In accordance with Prudent Industry Practices, Project Manager shall review, negotiate and execute Change Orders under any of the Construction Contracts; provided that Project Manager shall not execute any such Change Order(s) without Company’s prior written consent execution thereof by the Company, mutatis mutandis, would have required the consent of any Member(s) pursuant to the OSW LLC Operating Agreement. Such services shall include the following:

(a) Monitor that each relevant Construction Contractor submits necessary documentation in a timely manner for Change Order requests in accordance with the provisions of each relevant Construction Contract.

(b) Review and analyze each relevant Construction Contractor Change Order submission and take appropriate action in accordance with the provisions of each relevant Construction Contract. Incorporate approved Change Orders in the relevant Construction Contract through formal process.

(c) Monitor that each relevant Construction Contractor maintains up-to-date registers documenting status of Change Order requests and issues cost and schedule trends in formats approved by Project Manager.

(d) Review the schedule risk analysis report submitted by each relevant Construction Contractor per the requirements of their Construction Contract. Develop a consolidated risk register which are available for review by the Company, upon request.

(e) Appoint personnel who will, amongst other things, manage the interface risk and conduct workshops to determine and develop the risk analysis and mitigants between the Work to be performed under each Project Contract.

(f) Provide all notices required to be served upon each relevant Construction Contractor in a timely manner in accordance with the provisions of each relevant Construction Contract.

(g) Monitor and ensure that each relevant Construction Contractor takes out and thereafter maintains insurances as required under each relevant Construction Contract.

(h) Manage any credit support obligations of Construction Contractors under the Construction Contracts.

(i) Maintain accurate, complete and comprehensive records of any disputes that may arise during the performance of each relevant Construction Contract.

Exhibit A-2 – 9

Exhibit A-3

O&M Services

In accordance with Prudent Industry Practices, Project Manager shall perform operation and maintenance services for the Project, in each case in accordance with the Project Contracts and the then-current Annual Operating Budget. Such services shall include the following:

1.1	General

(a) the management of all inventory and spare parts required for the operation and maintenance of the Project;

(b) procuring, furnishing, and taking delivery of, or disposing of, all supplies, materials, tools and equipment associated with the operation and maintenance of the Project;

(c) contracting for services associated with the operation and maintenance of the Project; including utility services, engineering and systems reliability, and integrity management services;

(d) providing or causing to be provided personnel necessary to staff and perform the O&M Services, which may be accomplished to the extent necessary by (i) employees of Project Manager or (ii) contractors, consultants and other representatives hired by Project Manager;

(e) the monitoring of the operation and performance of the Project;

(f) perform all services required for the operation, maintenance and decommissioning of the Project;

(g) responding to any emergency, including the implementation of appropriate crisis management and communication plans;

(h) taking actions to mitigate the effects of any event of force majeure (howsoever defined) that affects the Project, including the implementation, maintenance and testing of disaster recovery and business continuity plans;

(i) administering health, safety and environmental compliance, emergency response and remediation activities associated with the operation and maintenance of the Project, including implementing policies, procedures and training reasonably designed to promote the safe and environmentally compliant operations of the Project;

(j) preparing and performing major corrective repairs and campaigns and all other unscheduled activities requiring such at site;

(k) creation of and periodic updating of contingency plans for major risks, (i.e., cable failures, OnSS major component failures, extended grid outages);

(l) create business continuity plans and periodically review and revise same;

Exhibit A-3 – 1

(m) contracting, administering and maintaining all real property leases, rights of way and agreements associated with the Project, including maintaining and updating all lease, ownership, contract and property records and databases;

(n) obtaining, maintaining, complying with, and, as applicable, renewing, all Permits (including any Permits necessary pursuant to environmental Laws and Codes) required in connection with the performance of the O&M Services and operation of the Project, and holding such Permits in its or the Company’s name;

(o) keeping the Project free and clear of all liens;

(p) the decommissioning, disassembly and remediation works on the Project in accordance with all relevant Permits and Laws and Codes; and

(q) any additional operation, maintenance and decommissioning services reasonably requested by Company.

1.2	Commercial and Regulatory Services

(a) act in the role of “Market Operations Center” for the “Market Participant” for the Project for all purposes related to transacting, scheduling, dispatching and selling the Project’s energy, capacity, ancillary services and other attributes into the market;

(b) conducting or overseeing all aspects of commercial transactions relating to the Project, including nominations, confirmations, scheduling, postings, contract administration, capacity releases, invoicing, transportation accounting and other processes relating to the operation of the Project;

(c) operation of electronic systems, including electronic bulletin boards, SCADA, measurement and other similar data collection or exchange systems;

(d) complying with all applicable state and federal regulatory filing and reporting requirements and administering all regulatory compliance requirements, including preparation and filing of all FERC reports, petitions or filings (including rate proceedings and facilities additions or abandonments); responses to FERC audits or inquiries; negotiation and settlement of rate cases and other rate-related disputes; and filing of comments on proposed rulemakings.

1.3	Project Services

(a) Develop and maintain asset maintenance programs supported by reliability and integrity standards based on the following activities:

(i) Assessment and analysis of SCADA data (turbine) and/or relevant condition monitoring data relating to performance of the turbines and selected components to identify causes of production loss and inform maintenance activities and planning:

(ii) engineering support and analysis/assessment of, and diagnostic services for the most impactful technical failures;

Exhibit A-3 – 2

(iii) root cause analysis and subsequent technical recommendations for major or reoccurring turbine technical failures common to the specific turbine type;

(iv) Technical assessment of relevant data collected from the wind farm, establishment of baseline condition to inform the risk-based inspection program pursuant to historical data, asset integrity and asset risk evaluation as part of the annual maintenance plan procedure:

(v) Blade inspections and photos

(vi) balance of plant inspections and data (e.g., foundations and cables).

(vii) HV inspections and servicing.

(viii) Seabed and scour surveys and data.

(b) Using relevant operating and performance data from wind farm (including historic maintenance and condition monitoring data) to design, revise and periodically update a preventive inspection maintenance plan for the wind farm.

(c) Co-ordination of the maintenance plan with the annual budget process.

(d) Co-ordination of the maintenance plan with the site team.

(e) Maintenance of an asset register for the Project assets.

(f) Maintenance of the history of activities / maintenance / other interventions for the Project assets.

(g) Provision / design / development of a document control system so that documents are available and accessible to technicians and technical support teams when needed to perform the O&M Services.

(h) Advanced analytical services related to wind farm performance (asset integrity, availability, production and grid compliance) and are performed using relevant data from the SCADA and condition monitoring systems present in the wind farm.

(i) Performance of data analytics and development of digital solutions to facilitate early spotting of technical issues.

(ii) Provision, updates and support for Project Contractor maintenance planning systems (such as other outage coordination applications) to inform the long-term maintenance strategy and closer-term maintenance plans.

(iii) Design, development of, provision of, updates and support for Project Contractor vessel planning systems for the administration of vessels and decision support in vessel operations and logistics configuration.

Exhibit A-3 – 3

(iv) Services to facilitate digitalization and automation of inspections methodologies, implementation and results co-ordination.

(v) Drivetrain vibration monitoring and data analysis activities.

(vi) SCADA and communication infrastructure monitoring and analysis.

(vii) Supply chain analysis and forecasting for Project Contractor framework supply agreements (spares forecasting and logistics flow).

(viii) (centralized) inventory management and optimization (for parts not stored at the wind farm).

(ix) periodic lifetime analysis (e.g., on bearings) for selected components and assets.

(x) predictive maintenance services to evaluate remaining lifetime (or estimated time to failure) for certain components to inform the maintenance planning and activities.

(xi) liaison with and knowledge share between sites to inform operations and maintenance activities at the wind farm, particularly with sites using the same turbine model.

(i) Design, develop, update, support and make available for the performance of the O&M Services, business tools and applications to facilitate efficient operations and maintenance and to inform operational decision making.

(j) Design, implement, support and update reporting applications to track outages and production flagged in the raw data from the wind farm.

(k) Maintain and update an asset register for the wind farm.

1.4	Technician app and field service execution applications

(a) Provide applications for technicians that enable them to access relevant maintenance and asset documents, troubleshooting task list setup, training, and field execution of maintenance and digital inspections.

(b) Utilize tools to support the management and utilization of people, resources (e.g., spare parts, tools), and assets (e.g., vessels, helicopters);

(c) Provision of a maintenance (work-order) management system for activities performed by the Project Manager to assign and track work activities and to record maintenance task completions.

(d) Comply with North American Electric Reliability Corporation (“NERC”) standards.

Exhibit A-3 – 4

(e) Submittal to a Governmental Authority of the commencement and end dates of maintenance and details of any output cessation and re-commencement, in each case as required by applicable Laws and Codes and Permits with respect to the Project.

(f) Services to retrieve (as relevant) from the Project data systems:

(i) Transmission asset data signals

(ii) Auxiliary assets/ systems data signals

(iii) Turbine data signals

(iv) Park data

(g) Procurement, management, storage of all spare parts (including turbine, balance of plant, transmission assets, HV), tools, consumables and supplies required for the scheduled, preventive and corrective maintenance activities, including, in each case, the related transportation services and any disposal of parts replaced.

(h) In the case of Project Manager procured parts, all procurement services with the supplier together with the purchase of, supply, and transportation of all parts, tools, and consumables that are to be used for the O&M Services.

(i) Procurement and/or hiring of all tools necessary for the Project Management Services together with periodic calibration and replacement of such tools as required.

(j) Procurement for all the personnel engaged by the Project Manager at the Project.

(k) Administration and project management in relation to any transport, delivery and/or cross-border requirements in relation to physical delivery of spare parts/ tools/ PPE /consumables and supplies to site for the provision of the O&M Services.

(l) Warehouse and inventory management.

(m) Maintenance for spare parts (where relevant).

(n) All services in the nature of refurbishing of parts that are intended to be used or re-used at the wind farm.

(o) Management and administration of the storage for any spare parts including array cables (joints, bend stiffeners, spare cores), export cables and ancillary equipment where not stored at the onshore together with any disbursements related to such parts.

(p) maintaining all books and records with respect to the operation and maintenance of Project;

(q) Provide personnel to carry out the requirements of operating the Project;

(r) Provide 24-hour, 7-day-a-week, on-call operations services for the Project;

Exhibit A-3 – 5

(s) Implement job-training programs for all positions as needed and coordinate prudent training by major equipment providers as needed for technicians for all operations.

(t) Issue verbal and/or written operating instructions to maximize the output of the Project.

(u) Diagnose and correct adverse operating conditions.

(v) Inspect all Project equipment for correct operation, safety and defects;

(w) Maintain data logs of equipment readings and prepare monthly production reports. Conduct regular operational checks and equipment tests.

(x) Maintain operation records, current drawings, instruction books and system manuals.

(y) Make recommendations concerning equipment repair, replacement upgrade or enhancement to improve efficient and consistent operation of the Project.

1.5	Facility Maintenance

(a) Provide 24-hour, 7-day-a-week, on-call maintenance services for the Project.

(b) Schedule and conduct any planned and preventative maintenance of the Project, including inspection, survey and maintenance of the wind turbine generators, transmission piece and submerged units;

(c) planned and preventive servicing, inspections, surveys and all maintenance activities for wind turbine generators and balance of plant including inspections and surveys to assess asset integrity and planned maintenance (as applicable) relating to:

(i) Wind turbine generators (including nacelle cranes, lifts, electrical equipment and 66 kV transformer); and

(ii) other parts of the Project, including:

1 66kV Turbine switchgear;

2 Turbine foundations (visual inspections);

3 array cables between the Turbines and platform connection cables from the Turbines to the 66 kV switchgear at the offshore transformer substation; and

Exhibit A-3 – 6

4 all other transmission assets, including those located on or in the offshore transformer substation or the onshore switching station (Harpers);

(iii) Annual Turbine Service;

(iv) Blade inspections;

(v) Oil sampling and changes;

(vi) Safety equipment;

(vii) Crane and lift servicing;

(viii) Turbine transformer inspections and Turbine HV service;

(ix) Foundation and TP structural inspections (above and below water);

(x) Bolt inspections and tightening;

(xi) Corrosion protection / anodes inspections;

(xii) Electrical installations on the TP and Foundations;

(xiii) Helideck maintenance (as relevant); and

(xiv) Condition-based Overhauls of Turbine components;

(d) All corrective repairs, attendances and maintenance activities for turbine and balance of plant together with all related procurement and charter of additional or specialist vessels charter, lifting or burial equipment, project management, technical support, seabed surveys and consenting support relating to such work below including:

(i) All minor corrective repairs and exchanges on the turbines including physical attendances and corrective activities at site.

(ii) All major corrective repairs to the turbines (where major corrective repairs and exchanges shall be with respect to components requiring a heavy lift solution such as jack-up vessel which include the generator, blades, main bearing, blade bearing, and the transformer).

(iii) All minor corrective balance of plant maintenance including corrective work to cranes, safety equipment, LV equipment, cleaning guano, minor recoating work.

(iv) All major corrective balance of plant maintenance including cable repairs, major re-coating campaigns, corrosion protection system remediation, scour remediation.

(v) All corrective work on export cables.

(vi) All corrective work on the offshore substation.

(vii) All corrective work on the onshore switching station (Harpers).

(viii) All procurement, transport and disposal of parts, tools, equipment, vessels and ancillary items required to effect corrective repairs together with project management, HSE, E&C or other required tasks (offshore co-ordination, communication) for such maintenance and repairs;

Exhibit A-3 – 7

(e) All planned and preventive servicing, inspections, surveys and all repairs, attendances and maintenance activities for the Project’s transmission assets (i.e., OSS, onshore switching station (Harpers), HV cables, scour protection, corrosion protection):

(i) All scheduled / risk-based servicing and maintenance (sampling, visual inspections, thermal imaging) of transmission and HV assets.

(ii) All corrective work on HV cables.

(iii) All corrective work on the offshore substation including both minor repairs (e.g., LV equipment, cranes, cleaning guano etc.) and major repairs (e.g., transformers, switchgears, re-coating, array cables, structural).

(iv) All corrective work on the onshore substation.

(v) All physical repair and/or manual activities conducted at site or by a third party in relation to the transmission assets.

(vi) All diagnostics / fault analysis conducted at site or by a third party on the Project’s transmission assets.

(f) Remote monitoring of wind turbine generator and transmission assets, including provision of the personnel and capability for remote 24/7 wind turbine generator and transmission assets condition monitoring using the relevant Transmission Asset condition monitoring systems (e.g., SCADA, SCS), alarm recording and 1st line technical support/ escalation including co-ordination with site team:

(i) Registering of turbine errors: Responding to a registered error by either resetting the affected wind turbine generator remotely; or instructing local access to the affected wind turbine generator to investigate the cause of the error, undertake corrective maintenance and/or repair work, and reset the wind turbine generator manually thereafter;

(ii) Monitoring and surveillance of the operation of the HV / transmission assets in real time from the control room using the wind farm data systems (e.g., SCADA, SCS);

(iii) Liaison and communication with the transmission system operator / NERC functional entities and other stakeholders as appropriate, including handling of operational events such as planned and unplanned outages, intertrip scheme communication, alarms, faults and unforeseen events;

(iv) Undertaking control person (safety) duties in conjunction with the senior authorized person to achieve isolation and “Safety from the System” based on a permit to work based system of authorizations for HV work in accordance with HSE standards;

(v) Emergency response coordination;

Exhibit A-3 – 8

(vi) Monitoring of relevant intruder and security systems;

(vii) Monitoring of the transmission asset alarms to initiate initial response (e.g., instigating fault analysis and diagnostic activities to investigate the cause of the error or liaising with the site team) in accordance with the relevant operating procedures;

(viii) First Point of Contact and Fault Notification Services; and

(ix) Point of Contact services including receiving reports from any of the emergency services and/or NERC Functional Entities of incidents affecting sites on the Project, and acting as a point of contact to receive requests for access to any part of the Project site and/or Project.

(g) All facilities management within the O&M facilities in relation to the performance of the Services, including defraying all harbor related costs, to the extent reasonably required:

(i) The maintenance of the Project’s onshore O&M facilities (including warehouse and car park) and the management of such facilities;

(ii) Manage that safety arrangements are in place for all staff and visitors to site;

(iii) Provision of security, maintenance of boundary fences, gates, security cameras & access control systems;

(iv) Procurement of cleaning services;

(v) Procurement, operation and maintenance of forklift trucks, onshore tugs, trailers, cranes and other warehouse equipment;

(vi) Execution of statutory checks required for all safety equipment within the Project;

(vii) Sourcing of and provision of provisions for the facilities (stationary, water, food);

(viii) Maintenance of the onshore facilities equipment (heating, cooling, ventilation);

(ix) Waste handling: Management of any waste products generated in the provision of the O&M Services;

(x) Hazardous Materials handling: implementation of control procedures to manage oils, fuels or other Hazardous Materials commonly used within a wind farm onshore facility;

(xi) Repairs and replacement of facilities and equipment over the term (equipment, fencing, fabric, windows etc.);

Exhibit A-3 – 9

(xii) Maintenance of site vehicles, cranes and, where relevant, electric vehicle charging points and standby generator;

(xiii) Administration of any rents, taxes, rates or other fees to pay (where relevant); and

(xiv) Administration of onshore utilities (water, gas, electric etc.).

(h) Engineering analysis

(i) Detailed root cause analysis and subsequent technical advice and contingency planning for major technical or serial defect transmission or balance of plant failures at site;

(ii) Assessment and analyses of foundation loads and foundation residual lifetimes;

(iii) Power curve analyses (and validation);

(iv) Corrosion monitoring, analysis and assessment; and

(v) Third party services and/or advanced analysis, inspections or ad-hoc analyses of major failures (e.g., main components, cables, other major unplanned issues) removed components and /or related data. Root cause analyses for major failure events.

(i) Design, development, revision of software, or hardware retrofits or solutions to address defects.

(j) Third-party systems and process costs for technical and asset management record keeping (IS/IT).

(k) All services in relation to the supply, maintenance and support of the SCADA and condition monitoring systems.

(l) Ad-hoc analyses reasonably requested by the Company in relation to advanced analytical services.

(m) All maintenance of and/or upgrades to the SCADA system hardware such as electrical (radars, weather stations, cameras etc.) or software.

(n) Maintenance, management of, renewals, removals and all works associated with condition monitoring systems.

(o) Manage periodic obsolescence of SCADA components, support, hardware and software.

(p) Manage re-design, upgrades, overhauls or replacement of the existing SCADA system together with any configuration or design work required to access SCADA data.

Exhibit A-3 – 10

(q) Re-design, upgrades, overhauls or replacement of the Wind Farm Controller.

(r) Any re-design, upgrades, overhauls or replacement of the substation and HV control system together with any configuration or design work required.

(s) Analysis, scoping, design, development, procurement and implementation of any improvement measures intended to:

(i) Reduce risk for the Company

(ii) Improve technical performance of the Company’s assets

(iii) Improve owner revenues

(iv) Improve Company’s CO2 and/or environmental impact

(t) Repair or cause to be repaired any Project equipment or part that is identified as defective. If repair is not practicable, cause replacement of such equipment or part of equal or better quality.

(u) Maintain an appropriate inventory of replacement parts for Project equipment.

(v) Perform or cause to be performed preventive maintenance services as required by O&M manuals or recommended by the equipment manufacturer(s).

(w) Perform scheduled maintenance, including compressor oil changes, media change-outs, filter replacements, belt replacements, bearing lubrication etc., as recommended by the equipment manufacturer.

(x) Repair or replace, or cause to be repaired or replaced, any equipment, instrumentation, or component that fails or malfunctions, including any by reason of unforeseen catastrophic equipment failures.

(y) Procure all repair/replacement parts and consumables, and all labor and materials necessary for standard maintenance and overhauls of equipment.

(z) Cause to be performed major overhauls on the wind turbine generators in accordance with manufacturer’s recommendations and site conditions.

1.6	Marine Logistics

(a) Develop, manage and maintain a Vessel Strategy during the Term.

(b) Review and execute Vessel Strategy as necessary to perform the Work and develop, operate and maintain the Project in compliance with all applicable Laws and Codes.

Perform and complete all such actions at any port (including the Portsmouth Marine Terminal) or other onshore facility as reasonably necessary to complete the Work and develop, operate and maintain the Project, including completing all such improvements and enhancements as reasonably necessary to conduct the Work and develop, operate and maintain the Project.

Exhibit A-3 – 11

Exhibit E

RIDER OSW SERVICING AGREEMENT

by and between

OSW PROJECT LLC,

as Project Company

and

VIRGINIA ELECTRIC AND POWER COMPANY,

as Servicer

Dated as of October 22, 2024

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Section 9.04.	Assignment	11
Section 9.05.	Not for Benefit of Third Parties	11
Section 9.06.	Severability	11
Section 9.07.	Separate Counterparts	11
Section 9.08.	Governing Law	12

EXHIBITS

Exhibit A	Servicing Procedures

APPENDIX

Appendix A	Definitions and Rules of Construction

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This RIDER OSW SERVICING AGREEMENT (this “Servicing Agreement”), dated as of October 22, 2024 (the “Effective Date”), is by and between OSW PROJECT LLC, a Virginia limited liability company (the “Project Company”), and VIRGINIA ELECTRIC AND POWER COMPANY, a Virginia public service corporation (“VEPCO” or the “Servicer”). The Project Company and the Servicer are referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, the Project Company is developing an approximately 2,600-megawatt offshore wind power generation facility located approximately twenty-seven (27) miles from Virginia Beach, Virginia, including related offshore and onshore infrastructure up to but not beyond the point of interconnection at the Harpers Road Switching Station, and excluding, for the avoidance of doubt, the twelve (12)-megawatt offshore wind project consisting of two six (6)-megawatt wind turbines developed by VEPCO as part of the Coastal Virginia Offshore Wind Pilot Program (the “Project”);

WHEREAS, the Project is subject to the Authorizing Statute, pursuant to which the Customers will pay the costs associated with the development, construction, and operation of the Project (the “Rider OSW Charges”); and

WHEREAS, in connection with the collection of the Rider OSW Charges, the Project Company desires to engage the Servicer to carry out the functions described herein, including the billing, collection, and remittance of Rider OSW Charges, and the Servicer desires to be so engaged.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.01. Definitions and Rules of Construction. Capitalized terms used but not otherwise defined in this Servicing Agreement shall have the respective meanings given to such terms in Appendix A, which is hereby incorporated by reference into this Servicing Agreement as if set forth fully in this Servicing Agreement. The rules of construction set forth in Appendix A shall apply to this Servicing Agreement and are hereby incorporated by reference into this Servicing Agreement as if set forth fully in this Servicing Agreement.

ARTICLE II

APPOINTMENT AND AUTHORIZATION

Section 2.01. Appointment of Servicer; Acceptance of Appointment. The Project Company hereby appoints the Servicer, as an independent contractor, and the Servicer hereby accepts such appointment, to perform the Servicer’s obligations pursuant to this Servicing Agreement on behalf of and for the benefit of the Project Company or any assignee thereof in accordance with the terms of this Servicing Agreement and applicable Laws and Codes as it applies to the Servicer in its capacity as servicer hereunder. This appointment and the Servicer’s acceptance thereof may not be revoked except in accordance with the express terms of this Servicing Agreement or by the Requirement of Law.

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Section 2.02. Authorization. With respect to the Rider OSW Charges, the Servicer shall be, and hereby is, authorized and empowered by the Project Company to (a) execute and deliver, on behalf of itself and/or the Project Company, as the case may be, any and all instruments, documents or notices, and (b) on behalf of itself and/or the Project Company, as the case may be, make any filing and participate in proceedings of any kind with any Governmental Authority, including with the Commission. The Project Company will use its commercially reasonable efforts to promptly execute and deliver to the Servicer such documents as have been prepared by the Servicer for execution by the Project Company and shall furnish the Servicer with such other documents as may be in the Project Company’s possession, in each case as the Servicer may reasonably request and may determine to be necessary or appropriate to enable it to carry out its duties hereunder. Upon the Servicer’s written request, the Project Company will use its commercially reasonable efforts to promptly furnish the Servicer with any powers of attorney or other documents necessary or appropriate to enable the Servicer to carry out its duties hereunder.

Section 2.03. Limitation on Servicer Authority. Solely in its capacity as Servicer, the Servicer shall not take any action that is not authorized by this Servicing Agreement or a Rider OSW Order or that is not consistent with its customary procedures and practices, in each case unless such action is required pursuant to a Requirement of Law. For the avoidance of doubt the foregoing shall not restrict VEPCO from taking any action in any other capacity, including without limitation as a member of the Project Company and as “Project Manager” under that certain Project Management Agreement by and between VEPCO and the Project Company as of the date hereof (the “Project Management Agreement”).

ARTICLE III

ROLE OF SERVICER

Section 3.01. Duties of Servicer. The Servicer, as agent for the Project Company, shall have the following duties (the “Billing Services”):

(a) Duties of Servicer Generally. The Servicer’s duties in general shall include:

(i) management, servicing and administration of, including billing, collecting and posting all collections in respect of the Rider OSW Charge;

(ii) calculating usage;

(iii) investigating and handling delinquencies (and furnishing readily available reports with respect to such delinquencies to the Project Company);

(iv) processing and depositing collections and making periodic remittances;

(v) furnishing periodic and current reports readily available to the Project Company, as applicable;

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(vi) making all filings with the Commission and taking such other action as may be necessary in connection with the Rider OSW Charges, including using commercially reasonable best efforts to cause any defaulted, written off, or otherwise uncollectible Rider OSW Charges to be approved for cost recovery by the Commission under the Rider OSW Order; and

(vii) performing such other duties as may be specified under a Rider OSW Order to be performed by it.

Anything to the contrary notwithstanding, the duties of the Servicer set forth in this Servicing Agreement shall be qualified in their entirety by any Commission Regulations, Rider OSW Order and any other applicable Requirement of Law, as in effect at the time such duties are to be performed. Without limiting the generality of this Section 3.01(a)(i), in furtherance of the foregoing, the Servicer hereby agrees that it shall also have the duties and responsibilities set forth in Exhibit A.

(b) Reporting Functions.

(i) Monthly Servicer’s Certificate. On or before the last Business Day of each month, the Servicer shall prepare and deliver to the Project Company a written report in a form reasonably satisfactory to the Project Company (a “Monthly Servicer’s Certificate”) setting forth certain information relating to Rider OSW Charges billed by the Servicer during the immediately preceding calendar month.

(ii) Notification of Laws and Regulations. The Servicer shall, promptly upon becoming aware, notify the Project Company in writing of any Requirement of Law or Commission Regulations hereafter promulgated that have (or may have) a material adverse effect on the Servicer’s ability to perform its duties under this Servicing Agreement.

(iii) Notification of Amendatory Schedule Filings. Whenever the Servicer files an Amendatory Schedule with the Commission or implements a revised Rider OSW Charge with notice to the Commission without filing an Amendatory Schedule, the Servicer shall send a copy of such filing or notice (together with a copy of all notices and documents that, in the Servicer’s reasonable judgment, are material to the adjustments effected by such Amendatory Schedule or notice) to the Project Company concurrently therewith. If, for any reason a revised Rider OSW Charge is not implemented and effective on the applicable date set forth herein, the Servicer shall notify the Project Company in writing by the end of the second (2nd) Business Day after such applicable date.

(iv) Other Information. Upon the reasonable request of the Project Company, the Servicer shall provide to the Project Company any material information regarding the Billed Rider OSW Charges and the Rider OSW Charge Payments, to the extent such information is reasonably available to the Servicer, as may be reasonably necessary and permitted by Laws and Codes to enable the Project Company to monitor the performance by the Servicer hereunder. The Servicer shall prepare and deliver, or cause to be prepared and delivered, such additional reports as required under this Servicing Agreement and as may be required by any Governmental Authority, including the Commission, in connection with the Rider OSW Charges.

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Section 3.02. Servicing and Maintenance Standards. On behalf of the Project Company, the Servicer shall: (a) perform the Billing Services with prudent and reasonable care, using no less than the same degree of care and diligence that the Servicer exercises with respect to similar assets for its own account; (b) follow standards, policies and procedures in performing its duties as Servicer that are customary in the regulated electric distribution industry; or (c) use reasonable best efforts, consistent with the Servicer Policies and Practices to perform the Billing Services impose, bill, charge, collect and receive the Rider OSW Charge.

Section 3.03. Compliance with Applicable Laws and Codes. The Servicer covenants and agrees, in billing the Rider OSW Charges and collecting the Rider OSW Charge Payments, to comply in all material respects with all Laws and Codes applicable to, and binding upon, the Servicer and the Project Company and relating to the Rider OSW Charge; provided, however, that the foregoing is not intended to, and shall not, impose any liability on the Servicer for noncompliance with any Requirement of Law if the Servicer is contesting in good faith such Requirement of Law in accordance with its customary standards and procedures.

Section 3.04. Binding Effect of Servicing Obligations. The obligations to continue to provide service and to collect and account for the Rider OSW Charge will be binding upon the Servicer, any successor and any other entity that provides retail electric services to a Person that is a Customer so long as the Rider OSW Charge has not been fully collected and remitted to the Project Company. Any Person (a) into which the Servicer may be merged, converted or consolidated, (b) that may result from any merger, conversion or consolidation to which the Servicer shall be a party, or (c) that may succeed to all or substantially all the properties and assets of the Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform all of the obligations of the Servicer hereunder, shall be the successor to the Servicer under this Servicing Agreement without further action on the part of the Parties. When any Person (or more than one Person) acquires all or substantially all the properties and assets of the Servicer substantially as a whole or otherwise becomes the successor, by merger, conversion, consolidation, sale, transfer, lease or otherwise, to all or substantially all the assets of the Servicer in accordance with the terms of this Section 3.04, then, upon satisfaction of all of the other conditions of this Section 3.04, the preceding Servicer shall upon written notice to the Project Company including the agreement of assumption by such Person, be released from all future obligations hereunder (provided, that, for the avoidance of doubt no such release shall apply to obligations or responsibilities for its actions prior to such release).

Section 3.05. Change in Law. The Parties are entering into this Servicing Agreement in reliance on the Authorizing Statute in effect as of the Effective Date. If, from time to time, the Authorizing Statute is amended or such other Law is enacted, implemented, modified, amended, or revoked so that the costs for the development, construction, and operation of the Project are no longer recoverable pursuant to the Rider OSW Rate Schedule or payable to the Project Company, provided that such result is not of a temporary nature, then the Parties shall work together in good faith to amend this Servicing Agreement to conform to the changed circumstances in order to maintain the original intent and economic benefit to the Project Company as of the Effective Date.

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If the amending of this Servicing Agreement is impossible given the change in circumstances, then the Project Company shall have a right to terminate this Servicing Agreement upon the effective date of such change.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations of the Servicer. The Servicer represents and warrants to the Project Company that as of the Effective Date:

(a) Organization. The Servicer is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia, is duly qualified to do business in the Commonwealth of Virginia, and has the power and authority to enter and perform its obligations under this Servicing Agreement.

(b) Due Authorization. The person signing this Servicing Agreement on behalf of the Servicer is duly authorized by the Servicer and has the full power and authority to execute this Servicing Agreement on behalf of the Servicer.

(c) No Conflict. The Servicer’s entry into this Servicing Agreement and the performance of its obligations hereunder do not conflict with the terms of any Laws and Codes applicable to it and do not and will not contravene or result in any default under any agreement or instrument to which it is a party or by which any of its properties may be bound, except for such conflicts or defaults as would not reasonably be expected to have a material adverse effect on the ability of the Servicer to perform its obligations under this Servicing Agreement.

(d) Enforceable Contract. The Servicer has duly executed and delivered this Servicing Agreement, and, assuming the due authorization, execution and delivery thereof by the other Party hereto, such Servicing Agreement constitutes a valid and binding obligation of the Servicer enforceable against it in accordance with its terms, except as (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, liquidation, moratorium or similar laws affecting creditors, or lessors, rights generally and (ii) the application of general equitable principles may limit the availability of certain remedies.

(e) Regulatory Authorizations. All regulatory authorizations have been obtained by the Servicer and will be maintained or, if not obtained by the Effective Date, the Servicer will use its reasonable best efforts to obtain such regulatory authorizations and thereafter shall use its reasonable best efforts to maintain such regulatory authorization in each case as necessary for it to perform legally its obligations under this Servicing Agreement as such obligations become due.

(f) Litigation. There are no actions or proceedings pending or, to the Servicer’s knowledge, threatened before any court or agency or any outstanding unsatisfied judgment that will have a material adverse effect on the Servicer’s ability to perform the Billing Services hereunder or on the OSW Rider Charges.

(g) Approvals. Except with respect to any regulatory authorizations and any necessary supplements or amendments to the Rider OSW Order, no governmental approvals, authorizations, consents, orders or other actions or filings with any Governmental Authority are required for the Servicer to execute, deliver and perform its obligations under this Servicing Agreement except those that have previously been obtained or made.

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Section 4.02. Representations of Project Company. The Project Company represents and warrants to the Servicer that as of the Effective Date:

(a) Due Authorization. The person signing this Servicing Agreement on behalf of the Project Company is duly authorized by the Project Company and has the full power and authority to execute this Servicing Agreement on behalf of the Project Company.

(b) No Conflict. The Project Company’s entry into this Servicing Agreement and the performance of its obligations hereunder do not conflict with the terms of any Laws and Codes applicable to it and do not and will not contravene or result in any default under any agreement or instrument to which it is a party or by which any of its properties may be bound, except for such conflicts or defaults as would not reasonably be expected to have a material adverse effect on the ability of the Project Company to perform its obligations under this Servicing Agreement.

(c) Enforceable Contract. The Project Company has duly executed and delivered this Servicing Agreement, and, assuming the due authorization, execution and delivery hereof by the Servicer, such Servicing Agreement constitutes the legal, valid and binding obligation of the Project Company enforceable against it in accordance with its terms, except as (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, liquidation, moratorium or similar laws affecting creditors, or lessors, rights generally and (ii) the application of general equitable principles may limit the availability of certain remedies.

ARTICLE V

SERVICER COMPENSATION

Section 5.01. Compensation. The Project Company shall pay to Servicer the reasonable costs and expenses incurred by the Servicer that are contemplated by the Approved Budget.

ARTICLE VI

REMITTANCES

Section 6.01. Remittances. The amount of the Rider OSW Charge Payments shall be calculated and remitted to the Project Company according to the procedures set forth in Exhibit A.

ARTICLE VII

TERM AND TERMINATION

Section 7.01. Term. Unless otherwise terminated as provided herein, this Servicing Agreement shall be effective, and the Billing Services shall commence, on the Effective Date and shall automatically terminate on the date that one hundred percent (100%) of the allowable Rider OSW Charges have been collected and remitted to the Project Company in accordance with the Authorizing Statute (the “Term”).

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Section 7.02. Termination by the Project Company. This Servicing Agreement may be terminated, upon written notice from the Project Company to the Servicer, upon the occurrence and continuance of any of the following:

(a) the Servicer’s material failure to perform any of the Billing Services, unless within thirty (30) days after receipt of written notice from the Project Company specifying the nature of such failure, the Servicer cures such failure; provided, that, if such failure is reasonably susceptible of being remedied but not cured within such thirty (30) day period and the Servicer is diligently proceeding to cure such failure, then the period for cure shall be extended for the period as necessary for the Servicer to cure such failure, but in no event shall such aggregate cure period exceed ninety (90) days after the Servicer’s receipt of written notice from the Project Company specifying such failure;

(b) a voluntary or involuntary bankruptcy proceeding, liquidation or dissolution of the Servicer; provided, that, in the case of any involuntary bankruptcy proceeding of the Servicer, the commencement of such bankruptcy shall not, by itself, result in the right to terminate this Servicing Agreement and such right to terminate shall only arise in the event such bankruptcy proceeding is not dismissed within ninety (90) days of its initial filing; or

(c) except as permitted by Sections 3.04 and 9.04, the Servicer transfers or assigns this Servicing Agreement.

Section 7.03. Termination by Servicer. This Servicing Agreement may be terminated, upon written notice from Servicer to Project Company, upon the occurrence and continuance of any of the following:

(a) a voluntary or involuntary bankruptcy proceeding, liquidation or dissolution of the Project Company; provided, that, in the case of any involuntary bankruptcy proceeding of the Project Company, commencement of such bankruptcy shall not, by itself, result in the right to terminate this Servicing Agreement and such right to terminate shall only arise in the event such bankruptcy proceeding is not dismissed within ninety (90) days of its initial filing.

Section 7.04. Effect of Termination. Upon the termination of this Servicing Agreement, the Billing Services shall automatically terminate and the Servicer shall no longer have any authority with respect to the Project under this Servicing Agreement (and all of such authority shall be immediately revoked without any further action or notice), except for such authority that survives termination. In addition, the indemnification rights of the Parties shall survive termination and each Party shall remain liable to the other Party for any actions which caused the termination of this Servicing Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01. Indemnity by the Servicer. To the extent allowed under applicable Laws and Codes, the Servicer shall indemnify, defend, and hold harmless the Project Company Indemnified Parties from and against, any and all Losses imposed on, incurred by or asserted against any such Project Company Indemnified Party as a result of (i) the Servicer’s willful misconduct, bad faith or gross negligence in the performance of, or reckless disregard of, its duties or observance of its

7

covenants under this Servicing Agreement (ii) the Servicer’s breach of any of its representations or warranties under this Servicing Agreement, except, in each case, to the extent of Losses that are the direct result of the willful misconduct, bad faith or gross negligence of such Project Company Indemnified Party, as applicable, seeking indemnification hereunder and (iii) the Servicer’s failure to pay the Rider OSW Charge Payments.

Section 8.02. Indemnity by the Project Company. To the extent allowed under applicable Laws and Codes, the Project Company shall indemnify, defend, and hold harmless the Servicer Indemnified Parties from and against any and all Losses imposed on, incurred by or asserted against any such Servicer Indemnified Party as a result of (i) the Project Company’s willful misconduct, bad faith or gross negligence in the performance of, or reckless disregard of, its duties or observance of its covenants under this Servicing Agreement and (ii) the Project Company’s material breach of any of its representations or warranties under this Servicing Agreement, except, in each case, to the extent of Losses that are the direct result of the willful misconduct, bad faith or gross negligence of such Servicer Indemnified Party, as applicable, seeking indemnification hereunder.

Section 8.03. Limitation on Liability of Others.

(a) Except as otherwise provided under this Servicing Agreement (including Sections 3.01(c) and 8.01), neither Party nor any of their respective directors, officers, employees or agents shall be liable to the other Party or any other Person for any action taken or for refraining from the taking of any action pursuant to this Servicing Agreement or for good faith errors in judgment; provided, however, that this provision shall not protect any such Person against any liability that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of such Party’s obligations and duties under this Servicing Agreement. The Parties and any of their respective directors, officers, employees or agents may rely in good faith on the advice of counsel respecting any matters arising under this Servicing Agreement.

(b) Except as provided in this Servicing Agreement, the Project Management Agreement or in its capacity as a member of the Project Company, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action relating to the Rider OSW Charge that is not related to one of the Servicer’s enumerated duties in this Servicing Agreement, the Project Management Agreement or related to its duties as a member of the Project Company, or its obligation to pay indemnification, and that in its reasonable opinion may cause it to incur any expense or liability; provided, however, that the Servicer may, in respect of any Proceeding, after obtaining the consent of the Project Company (not to be unreasonably withheld), undertake any action that is not specifically identified in this Servicing Agreement or the Project Management Agreement but that the Servicer reasonably determines is necessary or appropriate in order to protect the rights and duties of the Project Company under this Servicing Agreement.

(c) No Consequential Damages. Notwithstanding anything to the contrary in this Servicing Agreement, neither Party hereto nor any of their respective personnel shall be liable for indirect, special, incidental, punitive, consequential, or exemplary damages, including (to the extent that any of the following do not constitute direct losses or damages), loss of use, cost of capital, down time costs, loss of opportunity, loss of goodwill, and/or claims of customers of the

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other Party for such damages and hereby waive any right to the same, and each Party hereby waives and releases the other Party and their respective personnel from liability to the other for such damage; provided, that the Parties agree that (i) any unpaid Rider OSW Charges and (ii) fraud, willful misconduct or gross negligence are not covered by this Section 8.03(c), in each case are explicitly recoverable by the Project Company. The foregoing shall not be construed as limiting an obligation of an indemnifying party hereunder to indemnify and hold harmless an indemnified party against claims or actions asserted by third parties.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01. Amendment. This Servicing Agreement sets forth the full and complete understanding of the Parties with respect to the subject matter hereof as of the Effective Date, and supersedes any and all agreements and representations (oral or written) made or dated prior thereto, other than any other agreements entered into between the Parties prior to, on or about the Effective Date. After the Effective Date, this Servicing Agreement may be supplemented and amended only by written agreement signed by authorized representatives of the Parties, and any proposed supplement or amendment made to the contrary shall be void ab initio.

Section 9.02. Maintenance of Accounts and Records.

(a) The Servicer shall maintain accounts and records as to the Rider OSW Charges with the same degree of care as it maintains its other books and records and in accordance with its standard accounting procedures.

(b) The Servicer shall permit the Project Company and its agents, including its attorneys and/or accountants, at any time during normal business hours, upon reasonable notice to the Servicer and to the extent it does not unreasonably interfere with the Servicer’s normal operations, to inspect, audit and make copies of and abstracts from the Servicer’s records regarding the Rider OSW Charge. Nothing in this Section 9.02(b) shall affect the obligation of the Servicer to observe any applicable Laws and Codes (including any Commission Regulation) prohibiting disclosure of information regarding Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 10.02(b).

Section 9.03. Notices. Any formal notices, demands, or requests required to be given under this Servicing Agreement shall be in writing and delivered personally or sent by electronic means, nationally recognized express-type courier service requiring delivery receipts, or postage prepaid by U.S. Mail, return receipt requested, as follows:

(i)	Notice to Company:

OSW Project LLC

c/o Virginia Electric and Power Company

Attn.: [***]

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Vice President – Segment Planning (Regulated)

120 Tredegar Street

Richmond, VA 23219

Email: [***]

and for notices regarding disputes and defaults, with copies to (which shall not constitute notice):

OSW Project LLC

c/o Dominion Energy Services, Inc.

Legal Department

Attn: Deputy General Counsel

Project Acquisitions, Development and Construction

120 Tredegar Street

Richmond, VA 23219

Email: [***]

with a copy to:

Stonepeak Partners LLC

55 Hudson Yards

550 W 34th Street, 48th Floor

New York, NY 10001

Attention: Legal & Compliance Department

E-mail: [***]

(ii)	Notice to Servicer:

Virginia Electric and Power Company

Attn.: [***]

Vice President – Regulatory Affairs

120 Tredegar Street

Richmond, VA 23219

Email: [***]

and for notices regarding disputes and defaults, with a copy to (which shall not constitute notice):

Virginia Electric and Power Company

c/o Dominion Energy Services, Inc.

Legal Department

Attn: Deputy General Counsel

Project Acquisitions, Development and Construction

120 Tredegar Street

Richmond, VA 23219

Email: [***]

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Changes of address or addressees for notice shall be in compliance with this Section 9.03. Notices shall be deemed received by the addressee on the day of actual receipt unless such day is not a Business Day, in which case such notice shall be deemed to have been received on the next Business Day. However, if such notice is received after 5:00 pm Eastern Time on a Business Day it is deemed delivered the next Business Day.

Section 9.04. Assignment.

(a) This Servicing Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assignees.

(b) Except as provided in Section 3.04, neither Party hereto shall assign or otherwise convey (by operation of law or otherwise) any of its rights, titles, or interests under this Servicing Agreement without the prior written consent of the other Party hereto (which consent of such Party shall be in its sole and absolute discretion). Upon each permitted assignment described in this Section 9.04 by either Party hereto, the assignee of such Party shall expressly assume in writing all of the obligations of such Party hereunder. Any proposed assignment that is not made in accordance with this Section 9.04 shall be void ab initio.

Section 9.05. Not for Benefit of Third Parties. This Servicing Agreement and each provision hereof is for the exclusive benefit of the Parties hereto and their permitted assigns and not for the benefit of any third party (other than with respect to the limitations and releases from liability and indemnity obligations expressly provided in this Servicing Agreement for such third parties).

Section 9.06. Severability. Any provision of this Servicing Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remainder of such provision (if any) or the remaining provisions hereof (unless such a construction shall be unreasonable), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.07. Separate Counterparts. This Servicing Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The Parties hereto agree that this Servicing Agreement may be electronically signed, that any digital or electronic signatures (including pdf, facsimile or electronically imaged signatures provided by AdobeSign, DocuSign, Diligent Board or any other digital signature provider as specified and agreed upon in writing by the Parties) appearing on this Servicing Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility, and that delivery of any such electronic signature to, or a signed copy of, this Servicing Agreement may be made by facsimile, email or other electronic transmission.

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Section 9.08. Governing Law. This Servicing Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to its conflict of law provisions, and the obligations, rights and remedies of the Parties hereunder shall be determined in accordance with such laws.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have caused this Servicing Agreement to be duly executed by their respective officers as of the day and year first above written.

OSW PROJECT LLC, as Project Company

By: VIRGINIA ELECTRIC AND POWER COMPANY, its sole member

By:
Name:	Steven D. Ridge
Title:	Executive Vice President and
Chief Financial Officer

Signature Page to Servicing Agreement

VIRGINIA ELECTRIC AND POWER COMPANY, as Servicer

By:
Name:	Edward H. Baine
Title:	President

Signature Page to Servicing Agreement

EXHIBIT A

SERVICING PROCEDURES

The Servicer agrees to comply with the following servicing procedures:

SECTION 1. Definitions.

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Appendix A of the Servicing Agreement (the “Agreement”).

SECTION 2. Data Acquisition.

(a) Installation and Maintenance of Meters. The Servicer shall cause to be installed, replaced and maintained meters in accordance with the Servicer Policies and Practices.

(b) Meter Reading. In accordance with the Servicer Policies and Practices, the Servicer shall obtain usage measurements for each Customer or determine any Customer’s usage on the basis of estimates in accordance with Commission Regulations.

(c) Cost of Metering. The Project Company shall not be obligated to pay any costs associated with the metering duties set forth in this Section 2, including the costs of installing, replacing and maintaining meters.

SECTION 3. Usage and Bill Calculation.

The Servicer shall obtain a calculation of each Customer’s usage (which may be based on data obtained from such Customer’s meter read or on usage estimates determined in accordance with Commission Regulations) in accordance with the Servicer Policies and Practices and shall determine therefrom the Billed Rider OSW Charges.

SECTION 4. Billing.

(a) Commencement of Billing. The Servicer shall implement the Rider OSW Charge on behalf of the Project Company as of the Effective Date and shall thereafter bill each Customer the Rider OSW Charge in accordance with the provisions of this Section 4.

(b) Frequency of Bills; Billing Practices. In accordance with the Servicer Policies and Practices, the Servicer shall generate and issue a Bill to each Customer. In the event that the Servicer proposes to make any material modification to the Servicer Policies and Practices, it shall notify the Project Company in writing as soon as practicable, and in no event later than thirty (30) Business Days prior to such modification going into effect; provided, that, the Servicer may not make any modification that will have an adverse effect on the Project Company in any material respect, without first obtaining the Project Company’s written consent.

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(c) Format.

(i) Each Bill will contain a separate line item identifying both the rate and amount of the Rider OSW Charge included on such Bill.

(ii) The Servicer shall conform to such requirements in respect of the format, structure and text of Bills delivered to Customers as Commission Regulations shall from time to time prescribe. To the extent that Bill format, structure and text are not prescribed by applicable Laws and Codes or by Commission Regulations, the Servicer shall, subject to clause (i) of this subsection (c), determine the format, structure and text of all Bills in accordance with its reasonable business judgment, the Servicer Policies and Practices and historical practice.

(d) Delivery. The Servicer shall deliver all Bills to Customers (i) by United States mail in such class or classes as are consistent with the Servicer Policies and Practices or (ii) by any other means, whether electronic or otherwise, that the Servicer may from time to time use in accordance with the Servicer Policies and Practices. The Servicer shall pay from its own funds all costs of issuance and delivery of all Bills that it renders, including printing and postage costs as the same may increase or decrease from time to time.

SECTION 5. Customer Service Functions.

The Servicer shall handle all Customer inquiries and other Customer service matters according to the Servicer Policies and Practices.

SECTION 6. Collections; Payment Processing; Remittance.

(a) Collection Efforts, Policies, Procedures.

(i) The Servicer shall collect the Billed Rider OSW Charges (including late charges in respect of the Rider OSW Charges) from Customers as and when the same become due in accordance with such collection procedures as it follows with respect to comparable assets that it services for itself or others including, in accordance with Commission Regulations and the Servicer Policies and Practices. In connection with such collection efforts, the Servicer:

A. shall prepare and deliver overdue notices to Customers;

B. shall deliver past-due and shut-off notices;

C. may employ the assistance of collection agents; and

D. shall apply Customer deposits to the payment of delinquent accounts.

(ii) The Servicer shall not waive any late payment charge or any other fee or charge relating to delinquent payments, if any, or waive, vary or modify any terms of payment of any amounts payable by a Customer, in each case unless such waiver or action:

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(A) would be in accordance with the Servicer Policies and Practices and (B) would comply in all material respects with applicable Laws and Codes.

(iii) The Servicer shall accept payment from Customers in respect of the Billed Rider OSW Charges in such forms and methods and at such times and places in accordance with the Servicer Policies and Practices.

(b) Payment Processing; Allocation; Priority of Payments. The Servicer shall post all payments received to Customer accounts as promptly as practicable in accordance with the Service Policies and Practices.

(c) Calculation of Daily Remittance of Rider OSW Charge Payments.

(i) The Rider OSW Charge Payments for any Servicer Business Day will be remitted by the Servicer directly to the Project Company as soon as reasonably practicable each Servicer Business Day. Each day on which those remittances are made is referred to as a daily remittance date.

(ii) Annually, the Servicer will recalculate the Collection Lag and VEPCO system-wide uncollectible accounts write-off percentage with respect to remittances occurring after the recalculation to be used prospectively in remittances occurring after the recalculation and to be used in the reconciliation performed under Section 6(e).

(iii) The Servicer agrees and acknowledges that it holds all payments in respect of Rider OSW Charges received by it for the benefit of the Project Company and that all such amounts will be remitted by the Servicer to the Project Company without any surcharge, fee, offset, charge or other deduction except as otherwise expressly provided in the Servicing Agreement. The Servicer further agrees not to make any claim to reduce its obligation to remit all Rider OSW Charge Payments in accordance with the Servicing Agreement.

(d) Partial Payments, Payment Plans and Budget Billing. With respect to any partial payments, payments by Customers participating in VEPCO’s budget billing program or payments by Customers paying pursuant to a payment plan, a pro-rata percentage of such Customers Rider OSW Charge, equal to the pro-rata percentage of such overall payment shall be allocated to the Rider OSW Charge under the Servicer Policies and Practices.

(e) At least annually, the Servicer will reconcile remittances of Rider OSW Charge Payments with a revised estimate of Rider OSW Charge Payments (using the most recent Collection Lag and the Servicer’s system-wide uncollectible accounts write-off percentage pursuant to Section 6(c)(ii)) in respect of Rider OSW Charges in accordance with this Exhibit A. Any difference based on such recalculation will be paid or withheld, as applicable, in the next remittance payment due after the reconciliation is performed.

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APPENDIX A

DEFINITIONS AND RULES OF CONSTRUCTION

A. Defined Terms. The following terms have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Amendatory Schedule” means a revision to service riders or any other notice filing filed with the Commission in respect of the Rider OSW Rate Schedule.

“Approved Budget” means the then-applicable budget of the Project Company as approved and adopted in accordance with that certain Amended and Restated Limited Liability Agreement of the Company, dated as of the Effective Date (as the same may be amended from time to time).

“Authorizing Statute” means VA Code Ann. § 56-585.1:11, including the rate adjustment clause with respect to the Project in VA Code Ann. § 56-585.1 A 6, as such may be modified or supplemented by any Rider OSW Order.

“Billed Rider OSW Charges” means the amounts of Rider OSW Charges billed by the Servicer.

“Billing Period” means any period commencing on the first day of any calendar month and ending on the last day of such calendar month.

“Bills” means each of the regular monthly bills, summary bills, opening bills, closing bills or other bills issued to Customers by VEPCO in its capacity as the Servicer.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Richmond, Virginia or New York, New York are authorized or obligated by law, regulation or executive order to be closed, on which the Servicer maintains normal office hours and conducts business.

“Collection Lag” means the average number of days between when Customers of VEPCO are billed and when payments are received by VEPCO from such Customers through the normal billing process.

“Commission” means the State Corporation Commission of the Commonwealth of Virginia.

“Commission Regulations” means any orders issued or rules or regulations, including temporary regulations, promulgated by the Commission pursuant to Virginia law.

“Customer” means any existing or future (i) retail customer located within the Commonwealth of Virginia receiving transmission or distribution service from VEPCO or its successors or assignees, irrespective of the generation supplier of such customer, or (ii) other customer who has agreed to be governed by or is contractually obligated to pay rates pursuant to the Tariff, to whom the Rider OSW Charge is applicable.

“Governmental Authority” means any nation or government, any U.S. federal, state, local or other political subdivision thereof and any court, administrative agency or other instrumentality or entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Laws and Codes” means all applicable federal, state, and local laws, treaties, ordinances, codes, rules and regulations, judgments, decrees, injunctions, writs and orders, in effect from time to time of any Governmental Authority, including any Commission Regulations.

“Losses” means any and all liabilities, obligations, losses, claims, damages, payments, costs, fees or expenses of any kind whatsoever (including attorneys’ fees and expenses).

“Monthly Servicer’s Certificate” is defined in Section 3.01(b)(i) of the Servicing Agreement.

“Person” means any individual, corporation, limited liability company, estate, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or Governmental Authority.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Project Company” is defined in the Preamble of the Servicing Agreement.

“Project Company Indemnified Parties” means the Project Company, its Affiliates (except for purposes of this definition, the Servicer or any member or equity-holder of Servicer) and their respective directors, agents, employees, partners and officers.

“Project Management Agreement” is defined in Section 2.03 of the Servicing Agreement.

“Requirement of Law” means any requirements of Laws and Codes imposed by any Governmental Authority or common law.

“Rider OSW Charge Payments” means the Rider OSW Charge payments estimated to be received from Customers for any period based upon Collection Lag and VEPCO’s good faith estimate of a system-wide uncollectible accounts write-off percentage.

“Rider OSW Charges” is defined in the recitals of the Servicing Agreement.

“Rider OSW Order” means each order issued by the Commission with respect to the approval of Rider OSW Charges.

“Rider OSW Rate Schedule” means the Tariff sheets to be filed with the Commission stating the amounts of the Rider OSW Charges, as such Tariff sheets may be amended or modified from time to time.

“Servicer” means the Servicer under the Servicing Agreement, which initially is VEPCO.

“Servicer Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Richmond, Virginia or New York, New York are authorized or obligated by law, regulation or executive order to be closed, on which the Servicer maintains normal office hours and conducts business.

“Servicer Indemnified Parties” means the Servicer, its Affiliates (except for purposes of this definition, the Project Company) and their respective directors, agents, employees, partners and officers.

“Servicer Policies and Practices” means, with respect to the Servicer’s duties under Exhibit A to the Servicing Agreement, the policies and practices of the Servicer applicable to such duties that the Servicer follows with respect to comparable assets that it services for itself and, if applicable, others.

“Servicing Agreement” is defined in the Preamble of this Servicing Agreement.

“Tariff” means the most current version of the tariff implementing the Rider OSW Charges on file with the Commission.

B. Rules of Construction. Unless the context otherwise requires:

(a) All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles. To the extent that the definitions of accounting terms in the Servicing Agreement are inconsistent with the meanings of such terms under generally accepted accounting principles or regulatory accounting principles, the definitions contained in the Servicing Agreement shall control.

(b) The term “including” means “including without limitation”, and other forms of the verb “include” have correlative meanings.

(c) All references to any Person shall include such Person’s permitted successors and assigns, and any reference to a Person in a particular capacity excludes such Person in other capacities.

(d) Unless otherwise stated in the Servicing Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding.”

(e) The words “hereof”, “herein” and “hereunder” and words of similar import when used in the Servicing Agreement shall refer to the Servicing Agreement as a whole and not to any particular provision of the Servicing Agreement. References to Articles, Sections, Appendices and Exhibits in the Servicing Agreement are references to Articles, Sections, Appendices and Exhibits in or to the Servicing Agreement unless otherwise specified in the Servicing Agreement.

(f) The various captions (including the tables of contents) in the Servicing Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of the Servicing Agreement.

(g) The definitions contained in this Appendix A apply equally to the singular and plural forms of such terms, and words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(h) Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth in such agreement or document) and include any attachments thereto.

(i) References to any law, rule, regulation or order of a Governmental Authority shall include such law, rule, regulation or order as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.

(j) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(k) The word “or” is not exclusive.

(l) All terms defined in the Servicing Agreement to which this Appendix A is attached shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.

(m) A term has the meaning assigned to it.

(n) Any days referenced herein that are not defined as Business Days shall be calendar days.

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